                             DYNATECH CORPORATION
                         3 NEW ENGLAND EXECUTIVE PARK
                        BURLINGTON, MASSACHUSETTS 01803

                                                                 April 29, 1998

Dear Stockholders:

  You are cordially invited to attend a Special Meeting of the Stockholders of Dynatech Corporation (the "Company" or "Dynatech"), to be held on May 21, 1998 at 9:00 a.m at the offices of Ropes & Gray, 27th Floor, 885 Third Avenue, New York, New York.

  As described in the enclosed Proxy Statement/Prospectus (the "Proxy Statement"), at the Special Meeting you will be asked to approve and adopt an Agreement and Plan of Merger dated as of December 20, 1997 (the "Merger Agreement") between Dynatech and CDRD Merger Corporation, a Delaware corporation ("MergerCo"), which was organized at the direction of Clayton, Dubilier & Rice, Inc. ("CDR"), a private investment firm, and the Merger (as defined below) contemplated thereby.

  The Merger Agreement provides, among other things, for the merger of MergerCo into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each outstanding share of common stock, par value $0.20 per share, of the Company (the "Common Stock") will be converted into the right to receive $47.75 in cash and 0.5 shares of common stock, no par value, of the Surviving Corporation (the "Recapitalized Common Stock") (except that any shares held by MergerCo or held in the Company's treasury will be canceled and any Stockholder who properly dissents from the Merger will be entitled to appraisal rights under Massachusetts law); and (ii) each outstanding share of common stock, $.01 par value per share, of MergerCo ("MergerCo Common Stock") will be converted into one share of Recapitalized Common Stock.

  Immediately prior to the Merger, (a) John F. Reno, Chairman, President and Chief Executive Officer, together with two family trusts established by Mr. Reno, will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock and (b) Clayton, Dubilier & Rice Fund V Limited Partnership ("CDR Fund V"), which is managed by CDR, will purchase 110,790,770 shares of MergerCo Common Stock for approximately $277 million. In the Merger, all such shares of MergerCo Common Stock will be converted into Recapitalized Common Stock as described above. As a result of the Merger and these related transactions, immediately following the Merger,
(x) CDR Fund V will own approximately 92.3% of the outstanding Recapitalized Common Stock, (y) the stockholders of the Company prior to the Merger, other than Mr. Reno and his family trusts, will own approximately 7.0% of the outstanding Recapitalized Common Stock and (z) Mr. Reno (together with his family trusts) will own approximately 0.7% of the outstanding Recapitalized Common Stock.

  It is the Company's belief that it can delist the Common Stock from the New York Stock Exchange upon or following the Merger and it is the Company's intention not to list the Recapitalized Common Stock on any national securities exchange or automated quotation system. Such delisting is likely to have a material adverse effect on the trading market for and liquidity of, and may have a material adverse effect on the market value of, shares of Recapitalized Common Stock.

  At a meeting on December 20, 1997, a Special Committee (the "Special Committee") of the Board of Directors of the Company (the "Board"), recommended that the Board approve the Merger Agreement and the Merger, and the Board (other than Mr. Reno, who did not attend or vote at such meeting due to his participation with CDR and CDR Fund V in the proposed Merger) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger is fair to and in the best interests of the stockholders of the Company (the "Stockholders"). The recommendation of the Special Committee and the approval and determination of the Board were based on a number of factors described in the Proxy Statement, including the written opinion dated as of December 20, 1997 of Merrill Lynch,

Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the financial adviser engaged by the Board, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the proposed consideration to be received in the Merger by the Stockholders (other than MergerCo, and the Company with respect to treasury stock) is fair from a financial point of view to such Stockholders. The full text of the written opinion of Merrill Lynch, which sets forth a description of the assumptions made, factors considered, and limitations on the review undertaken is attached as Appendix B to the enclosed Proxy Statement and the Stockholders are urged to read such opinion carefully in its entirety.

  Stockholders are encouraged to review the "Risk Factors" section in the enclosed Proxy Statement for a discussion of certain factors that should be considered in connection with your consideration of the Merger.

  The Board recommends that Stockholders vote FOR the approval and adoption of the Merger Agreement and the Merger.

  Approval and adoption of the Merger Agreement and the Merger require the affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding on April 16, 1998.

  You are urged to read the accompanying Proxy Statement, which describes the terms of the Merger Agreement and the Merger. A copy of the Merger Agreement is included as Appendix A to the enclosed Proxy Statement.

  It is very important that your shares be represented at the Special Meeting. We invite all Stockholders to attend the Special Meeting. Whether or not you plan to attend the Special Meeting, you are requested to complete, date, sign and return the proxy card in the enclosed postage-paid envelope. Failure to return a properly executed proxy card or vote at the Special Meeting will have the same effect as a vote against approval of the Merger Agreement and the Merger. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Agreement and the Merger. If you attend the Special Meeting, you may vote in person even though you have sent in your proxy.

  Please do not send in your stock certificates at this time. In the event the Merger Agreement is approved by the Stockholders and the Merger is consummated, you will be sent a letter of transmittal for that purpose as soon as reasonably practicable thereafter.

                                          Sincerely,

                                          John F. Reno
                                          Chairman, President and Chief
                                           Executive Officer

                             DYNATECH CORPORATION
                         3 NEW ENGLAND EXECUTIVE PARK
                        BURLINGTON, MASSACHUSETTS 01803

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

  NOTICE IS HEREBY GIVEN that a Special Meeting of the Stockholders (including any adjournments or postponements thereof, the "Special Meeting") of Dynatech Corporation ("Dynatech" or the "Company") will be held on May 21, 1998 at 9:00 a.m. at the offices of Ropes & Gray, 27th Floor, 885 Third Avenue, New York, New York, for the following purposes, all of which are more fully described in the accompanying Proxy Statement/Prospectus (the "Proxy Statement"):

    (i) To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of December 20, 1997 (the "Merger Agreement") between Dynatech and CDRD Merger Corporation, a Delaware corporation ("MergerCo"), which was organized at the direction of Clayton, Dubilier & Rice, Inc. ("CDR"), a private investment firm, and to approve the Merger (as defined below) contemplated thereby.

    The Merger Agreement provides, among other things, for the merger of MergerCo into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each outstanding share of common stock, par value $0.20 per share (the "Common Stock"), of the Company will be converted into the right to receive $47.75 in cash and 0.5 shares of common stock, no par value, of the Surviving Corporation (the "Recapitalized Common Stock") (except that any shares held by MergerCo or held in the Company's treasury will be canceled and any Stockholder who properly dissents from the Merger will be entitled to appraisal rights under Massachusetts law); and (ii) each outstanding share of common stock, $.01 par value per share of MergerCo ("MergerCo Common Stock") will be converted into one share of Recapitalized Common Stock.

    Immediately prior to the Merger, (a) John F. Reno, Chairman, President and Chief Executive Officer, together with two family trusts established by Mr. Reno, will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock and (b) Clayton, Dubilier & Rice Fund V Limited Partnership ("CDR Fund V"), which is managed by CDR, will purchase 110,790,770 shares of MergerCo Common Stock for approximately $277 million. In the Merger, all such shares of MergerCo Common Stock will be converted into Recapitalized Common Stock as described above. As a result of the Merger and these related transactions, immediately following the Merger, (x) CDR Fund V will own approximately 92.3% of the outstanding Recapitalized Common Stock, (y) stockholders of the Company prior to the Merger, other than Mr. Reno and his family trusts, will own approximately 7.0% of the outstanding Recapitalized Common Stock and (z) Mr. Reno (together with his family trusts) will own approximately 0.7% of the outstanding Recapitalized Common Stock.

    It is the Company's belief that it can delist the Common Stock from the New York Stock Exchange upon or following the Merger and it is the Company's intention not to list the Recapitalized Common Stock on any national securities exchange or automated quotation system. Such delisting is likely to have a material adverse effect on the trading market for and liquidity of, and may have a material adverse effect on the market value of, shares of Recapitalized Common Stock.

    (ii) To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

  The Board of Directors has fixed the close of business on April 16, 1998 (the "Record Date") as the record date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of Common Stock ("Stockholders") of record at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting.

  The accompanying Proxy Statement describes the Merger Agreement, the Merger and the actions to be taken in connection with the Merger. To ensure that your vote will be counted, please complete, date and sign the enclosed proxy card and return it promptly in the enclosed postage-page envelope, whether or not you plan to attend the Special Meeting. Executed proxies with no instructions indicated thereon will be voted for approval and adoption of the Merger Agreement and the Merger. You may revoke your proxy in the manner described in the accompanying Proxy Statement at any time before it is voted at the Special Meeting.

  Approval and adoption of the Merger Agreement and the Merger require the affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding on April 16, 1998.

  In the event that there are not sufficient votes to approve and adopt the Merger Agreement and the Merger, it is expected that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company.

  In accordance with Section 87, Chapter 156B of the General Laws of Massachusetts, holders of Common Stock are advised as follows with respect to the proposal to approve the Merger Agreement and the Merger:

  If the action proposed in item (i) is approved by the Stockholders at the meeting and effected by the Company, any stockholder (1) who, before the taking of the vote on the approval of such action, files with the Company written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the Company, within twenty days after the date of mailing to the stockholder of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. The Company and any such stockholder shall in such case have the rights and duties and shall follow the procedure set forth in Sections 88 to 98, inclusive, of Chapter 156B of the General Laws of Massachusetts.

  Reference is made to "Appraisal Rights" in the Proxy Statement and to Sections 85 through 98 of Chapter 156B of the General Laws of Massachusetts, copies of which are attached to the Proxy Statement as Appendix D.

                                          By Order of the Board of Directors

                                          Peter B. Tarr
                                          Clerk

  THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF COMMON STOCK ENTITLED TO VOTE THEREON IS REQUIRED TO APPROVE AND ADOPT THE MERGER AGREEMENT AND THE MERGER. THE BOARD OF DIRECTORS URGES YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. ANY STOCKHOLDER PRESENT AT THE SPECIAL MEETING, INCLUDING ANY ADJOURNMENT OR POSTPONEMENT THEREOF, MAY REVOKE SUCH HOLDER'S PROXY AND VOTE PERSONALLY ON THE MERGER AGREEMENT AND THE MERGER.

  STOCK CERTIFICATES SHOULD BE RETAINED UNTIL LETTERS OF TRANSMITTAL ARE RECEIVED AFTER THE EFFECTIVE TIME OF THE MERGER. SEE "THE MERGER AND THE MERGER AGREEMENT--CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES."

                          PROXY STATEMENT/PROSPECTUS

                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 21, 1998

  This Proxy Statement/Prospectus (the "Proxy Statement") is being furnished to the holders of common stock, par value $0.20 per share (the "Common Stock"), of Dynatech Corporation, a Massachusetts corporation (the "Company" or "Dynatech"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board of Directors" or the "Board") for use at the Special Meeting of Stockholders to be held on May 21, 1998 at 9:00 a.m. at the offices of Ropes & Gray, 27th Floor, 885 Third Avenue, New York, New York, and at any adjournments or postponements thereof (the "Special Meeting"). The Board of Directors has fixed the close of business on April 16, 1998 as the record date (the "Record Date") for the Special Meeting with respect to this solicitation.

  At the Special Meeting, the holders of Common Stock ("Stockholders") will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger dated as of December 20, 1997 (the "Merger Agreement") between the Company and CDRD Merger Corporation, a Delaware corporation ("MergerCo"), which was organized at the direction of Clayton, Dubilier & Rice, Inc. ("CDR"), a private investment firm, and approve the Merger (as defined below) contemplated thereby. A copy of the Merger Agreement is attached to this Proxy Statement as Appendix A.

  The Merger Agreement provides, among other things, for the merger of MergerCo into the Company (the "Merger") with the Company continuing as the surviving corporation (the "Surviving Corporation"). In the Merger, (i) each outstanding share of Common Stock will be converted into the right to receive $47.75 in cash and 0.5 shares of common stock, no par value, of the Surviving Corporation (the "Recapitalized Common Stock") (such cash and stock collectively to be known as the "Merger Consideration") except that any shares held by MergerCo or held in the Company's treasury will be canceled and any Stockholder who properly dissents from the Merger (the "Dissenting Stockholders") will be entitled to appraisal rights under Sections 85 to 98 of Chapter 156B of the General Laws of Massachusetts (the "MBCL"); and (ii) each outstanding share of common stock, $.01 par value per share, of MergerCo ("MergerCo Common Stock") will be converted into one share of Recapitalized Common Stock.

  Immediately prior to the Merger, (a) John F. Reno, Chairman, President and Chief Executive Officer, together with two family trusts established by Mr. Reno, will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock and (b) Clayton, Dubilier & Rice Fund V Limited Partnership ("CDR Fund V"), which is managed by CDR, will purchase 110,790,770 shares of MergerCo Common Stock for approximately $277 million. In the Merger, such shares of MergerCo Common Stock will be converted into Recapitalized Common Stock as described above. As a result of the Merger and these related transactions, immediately following the Merger, (x) CDR Fund V will own approximately 92.3% of the outstanding Recapitalized Common Stock,
(y) Stockholders, other than Mr. Reno and his family trusts will own approximately 7.0% of the outstanding Recapitalized Common Stock and (z) Mr. Reno (together with his family trusts) will own approximately 0.7% of the outstanding Recapitalized Common Stock.

  It is the Company's belief that it can delist the Common Stock from the New York Stock Exchange upon or following the Merger and it is the Company's intention not to list the Recapitalized Common Stock on any national securities exchange or automated quotation system. Such delisting is likely to have a material adverse effect on the trading market for and liquidity of, and may have a material adverse effect on the market value of shares of Recapitalized Common Stock. See "Risk Factors--Delisting of Common Stock on the New York Stock Exchange."

  This Proxy Statement constitutes a prospectus of the Company with respect to up to 9,193,600 shares of Recapitalized Common Stock to be issued in the Merger to Stockholders other than Dissenting Stockholders.

  THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND MERGER.

  Approval and adoption of the Merger Agreement and the Merger require the affirmative vote of the holders of two-thirds of the shares of Common Stock outstanding on the Record Date.

  Stockholders are urged to read and consider carefully the information contained in this Proxy Statement and to consult with their personal legal, financial and tax advisers.

  This Proxy Statement, the accompanying Notice of Special Meeting and the accompanying form of proxy are first being mailed to Stockholders on or about May 1, 1998.

  IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  SEE "RISK FACTORS" BEGINNING ON PAGE 43 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER.

  NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION. THE SECURITIES AND EXCHANGE COMMISSION HAS NOT PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROXY STATEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR MERGERCO. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT IMPLY THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files, reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC 20549, and at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such reports and other information may be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, DC 20549, on payment of prescribed charges. In addition, such reports, proxy statements and other information may be electronically accessed at the Commission's site on the World Wide Web located at http://www.sec.gov. Such reports, proxy statements and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

  Pursuant to the Merger Agreement, the Company is required to continue to comply with the reporting requirements under the Exchange Act and will continue to file periodic reports (including annual and quarterly reports) with the Commission for at least five years after the consummation of the Merger. Notwithstanding this requirement, in certain circumstances provided for in the Merger Agreement, the Company has the right to terminate the registration of Recapitalized Common Stock under Section 12 of the Exchange Act prior to the end of such five-year period. If the Company ceases to be subject to the reporting requirements of the Exchange Act, the Company does not plan to provide any reports or information to the Stockholders other than as may be required by law.

  All information contained in this Proxy Statement concerning MergerCo, CDR, CDR Fund V and Associates II Inc. (as defined below) has been supplied by MergerCo and has not been independently verified by the Company. Except as otherwise indicated, all other information contained in this Proxy Statement has been supplied by the Company.

  This Proxy Statement also constitutes a prospectus of the Company filed as part of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Proxy Statement omits certain information contained in the Registration Statement and the exhibits thereto. Reference is made to the Registration Statement and related exhibits for further information with respect to the Company and the Recapitalized Common Stock. Statements contained herein concerning the contents of any document referred to herein are qualified by reference to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission.

                            ADDITIONAL INFORMATION

  This Proxy Statement includes information to be disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers or their affiliates. The Company, certain executives of the Company, MergerCo, CDR, CDR Fund V and Associates II Inc. are filing a Rule 13e-3 Transaction Statement (the "Schedule 13E-3") to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments and exhibits thereto, including exhibits filed as a part thereof, will be available for inspection at the offices of the Commission as set forth above, as well as at the offices of the Company at: 3 New England Executive Park, Burlington, MA 01803. A copy of the Schedule 13E-3, and any amendments and exhibits thereto, will be transmitted to any Stockholder of the Company upon written request at the expense of such Stockholder.

  The date of this Proxy Statement is April 29, 1998.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION.....................................................   3
ADDITIONAL INFORMATION....................................................   3
SUMMARY...................................................................   7
SPECIAL FACTORS...........................................................  16
  Background of the Merger................................................  16
  Certain Effects of the Merger...........................................  21
  Recommendation of Board; Reasons for the Merger; Findings of Fairness...  22
  Opinion of Financial Adviser............................................  23
  Beacon Materials........................................................  28
  Report of CSFB..........................................................  30
  Certain Projections.....................................................  34
  Material Federal Income Tax Consequences................................  35
  Interests of Certain Persons in the Merger..............................  40
RISK FACTORS..............................................................  43
  Control by CDR Fund V...................................................  43
  Delisting of Common Stock on the New York Stock Exchange................  43
  Termination of Exchange Act Reporting...................................  43
  Potential Dilution of Stockholders......................................  44
  Substantial Leverage; Liquidity.........................................  44
  Fraudulent Transfer Considerations......................................  45
  Dependence on Communications Industry...................................  46
  Highly Competitive Markets..............................................  46
  Rapid Technological Change; Challenges of New Product Introductions.....  47
  Product Certifications and Evolving Industry Standards..................  47
  Dependence on Sole Source Suppliers and Licensors.......................  47
  Risks Relating to Business and Growth Strategy, Including Acquisitions..  48
  Risks Relating to Itronix...............................................  48
  Reliance on Key Personnel...............................................  49
  Restrictive Financing Covenants.........................................  49
  Year 2000 Compliance....................................................  49
  Market Share and Competitive Position Data..............................  50
  Forecasts; Limits of Reliability; Forward-Looking Statements ...........  50
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA...........................  52
MANAGEMENT DISCUSSION & ANALYSIS..........................................  54
  Management's Discussion and Analysis of Financial Condition and Results
   of Operations..........................................................  54
  Overview................................................................  54
  Supplementary Pro Forma Financial Information for the Nine Months Ended
   December 31, 1997 Compared to the Nine Months Ended December 31, 1996..  56
  Historical Results......................................................  58
  Nine Months Ended December 31, 1997 Compared to Nine Months Ended
   December 31, 1996 on  an Historical Basis..............................  58
  Fiscal 1997 Compared to Fiscal 1996--Historical Results.................  58
  Fiscal 1996 Compared to Fiscal 1995--Historical Results.................  59
  Capital Resources and Liquidity.........................................  60
  Year 2000...............................................................  62
  New Pronouncements......................................................  62
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA.................  63
PRO FORMA CAPITALIZATION..................................................  69
RATIO OF EARNINGS TO FIXED CHARGES........................................  70
INCOME (EARNINGS) PER SHARE...............................................  71
BOOK VALUE PER SHARE......................................................  71
MARKET PRICES OF COMMON STOCK.............................................  72

                                                                           PAGE
                                                                           ----
THE COMPANY...............................................................  74
  Competitive Strengths...................................................  74
  Business Strategy.......................................................  75
  Industry Overview.......................................................  76
  Products and Services...................................................  78
  Product Development.....................................................  81
  Customers and Marketing.................................................  81
  Product Assembly........................................................  82
  Competition.............................................................  82
  International...........................................................  82
  Discontinued Operations and Divested Businesses.........................  82
  Backlog.................................................................  82
  Employees...............................................................  82
  Litigation..............................................................  83
  Intellectual Property...................................................  83
  Suppliers...............................................................  83
  Environmental Matters...................................................  83
  Properties..............................................................  84
  Year 2000...............................................................  84
THE SPECIAL MEETING.......................................................  85
  Matters to be Considered at the Special Meeting.........................  85
  Record Date and Voting..................................................  85
  Vote Required; Revocability of Proxies..................................  86
  Solicitation of Proxies.................................................  87
THE MERGER AND THE MERGER AGREEMENT.......................................  88
  Merger Consideration....................................................  88
  Effective Time of the Merger............................................  88
  Conversion of Shares; Procedures for Exchange of Certificates...........  88
  Fractional Shares.......................................................  89
  Accounting Treatment....................................................  89
  Effect on Stock Options and Employee Benefit Matters....................  89
  Representations and Warranties..........................................  90
  No Solicitation.........................................................  90
  Cooperation and Best Efforts............................................  91
  Conduct of Business Pending the Merger..................................  91
  Indemnification and Insurance...........................................  92
  Conditions to the Merger................................................  92
  Termination; Termination Fees...........................................  93
  Amendment; Waiver.......................................................  93
DESCRIPTION OF DYNATECH CAPITAL STOCK.....................................  94
  Common Stock............................................................  94
  Series A Junior Participating Cumulative Preferred Stock................  94
RECAPITALIZED COMMON STOCK FOLLOWING THE MERGER...........................  96
COMPARISON OF STOCKHOLDER RIGHTS..........................................  97
REGULATORY APPROVALS......................................................  97
MANAGEMENT................................................................  98
EXECUTIVE COMPENSATION.................................................... 101
  Summary Compensation Table.............................................. 101
  Option Grants in Last Fiscal Year....................................... 102
  Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End
   Option Values.......................................................... 103

                                                                          PAGE
                                                                          ----
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS........................... 104
  Special Termination Agreements......................................... 104
  Employment and Other Agreements........................................ 104
COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION.................. 106
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE.................. 107
COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN FOR THE YEAR ENDED MARCH
 31, 1997................................................................ 108
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT........... 109
  Pre-Merger Beneficial Ownership........................................ 109
  Post-Merger Beneficial Ownership of Outstanding Recapitalized Common
   Stock................................................................. 110
FEES AND EXPENSES........................................................ 111
MERGER FINANCINGS........................................................ 112
  Source and Amount of Funds ............................................ 112
  Senior Secured Credit Facilities....................................... 112
  Senior Subordinated Notes.............................................. 114
  Sale of MergerCo Common Stock.......................................... 115
MERGERCO, CDR FUND V and CDR............................................. 116
  MergerCo............................................................... 116
  CDR Fund V............................................................. 116
  CDR.................................................................... 117
APPRAISAL RIGHTS......................................................... 118
OTHER INFORMATION AND STOCKHOLDER PROPOSALS.............................. 119
EXPERTS.................................................................. 119
LEGAL COUNSEL............................................................ 119
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS............................... F-1
REPORT OF INDEPENDENT ACCOUNTANTS........................................ F-2
FINANCIAL STATEMENTS..................................................... F-3
Appendix A--Merger Agreement............................................. A-1
Appendix B--Merrill Lynch Opinion........................................ B-1
Appendix C--Amended and Restated Articles of Organization of the
 Company................................................................. C-1
Appendix D--Sections 85-98 of Chapter 156B of the General Laws of
 Massachusetts........................................................... D-1

                                    SUMMARY

  The following is a summary of material information contained elsewhere in this Proxy Statement. This summary is not intended to be a complete description and is qualified in its entirety by reference to the more detailed information contained in this Proxy Statement or in the documents attached as Appendices hereto. Each Stockholder is urged to give careful consideration to all the information contained in this Proxy Statement and the Appendices before voting.

  FOR A DISCUSSION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS OF COMMON STOCK IN CONNECTION WITH THEIR CONSIDERATION OF THE MERGER, INCLUDING CERTAIN RISKS RELATED TO THE RECAPITALIZED COMMON STOCK, SEE "RISK FACTORS."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  For a description of the events leading to the approval and adoption of the Merger and the Merger Agreement by the Board of Directors, see "Special Factors--Background of the Merger."

 Purpose and Structure of the Merger

  The purpose of the Merger and related transactions is to enable CDR Fund V, through MergerCo, to acquire a controlling interest in the Company, and to provide Stockholders with the opportunity to receive, for each share of Common Stock held by them, $47.75 in cash and 0.5 fully paid and nonassessable shares of the Recapitalized Common Stock. See "The Merger and the Merger Agreement."

 Certain Effects of the Merger

  On April 16, 1998, Stockholders (other than the directors and executive officers of the Company) owned 16,746,498 shares of Common Stock which represent approximately 99.3% of the outstanding Common Stock. Upon consummation of the Merger, (a) Mr. Reno and his family trusts will own approximately 0.7% of the outstanding Recapitalized Common Stock and (b) shares of Recapitalized Common Stock received by Stockholders (other than Mr. Reno and his family trusts) in the Merger will represent approximately 7.0% of the outstanding Recapitalized Common Stock. Because the Merger will be accounted for as a recapitalization, it will have no impact on the historical basis of the Company's operating assets and liabilities. As a result of the Merger, there will be a deficit in stockholders' equity of the Company of approximately $355,018,000 on a pro forma basis as of December 31, 1997. See "Risk Factors-- Substantial Leverage; Liquidity" and "Pro Forma Capitalization."

RECOMMENDATION OF BOARD; REASONS FOR THE MERGER

  At a meeting on December 20, 1997, a Special Committee of the Board (the "Special Committee"), comprised of three independent directors, recommended that the Board approve the Merger Agreement and the Merger and the Board (other than John F. Reno, who did not attend or vote at such meeting due to his participation with CDR and CDR Fund V in the Merger) unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Merger. The Board has determined that the Merger Agreement is fair to and in the best interests of the Stockholders and recommends that the Stockholders vote FOR the approval and adoption of the Merger Agreement and the Merger.

  For a discussion of the factors considered by the Special Committee and the Board in reaching their recommendations and determination, see "Special Factors--Background of the Merger" and "--Recommendation of Board; Reasons for the Merger; Findings of Fairness."

OPINION OF FINANCIAL ADVISER

  On December 20, 1997, Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), financial adviser to the Board, delivered its oral opinion to the Special Committee and the Board, which was confirmed by its written opinion to the Board, dated as of December 20, 1997, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Merger Consideration to be received in the Merger by the Stockholders (other than MergerCo and the Company, with respect to treasury stock) is fair from a financial point of view to such Stockholders. The full text of the written opinion of Merrill Lynch, which sets forth a description of the assumptions made, factors considered and limitations on the review undertaken, is attached hereto as Appendix B. Stockholders are urged to read such opinion carefully in its entirety. See "Special Factors--Opinion of Financial Adviser."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  In general, Stockholders who realize a gain in connection with the Merger should be taxed in the same manner as if they had sold their Common Stock for a price per share equal to the sum of $47.75 and an amount of cash equal to the fair market value of 0.5 shares of Recapitalized Common Stock. However, the tax consequences to each Stockholder are unclear in certain respects and in any event will depend on each Stockholder's particular circumstances and tax position. Stockholders should read carefully the discussion in "Special Factors--Material Federal Income Tax Consequences."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain executive officers of the Company have interests, described herein, that may present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to other matters described under "Special Factors--Recommendation of Board; Reasons for the Merger; Findings of Fairness."

  Pursuant to the Merger Agreement, except as provided in the following paragraphs, (i) each outstanding option to purchase Common Stock ("Company Stock Option") will become fully vested and exercisable immediately prior to the Merger, (ii) any Company Stock Option that is outstanding immediately prior to the Effective Time will be cancelled, and (iii) each holder of any such cancelled Company Stock Option will receive an amount in cash (subject to any applicable withholding taxes) equal to the product of (x) the number of shares of Common Stock subject to such Company Stock Option multiplied by (y) the excess, if any, of $49.00 over the per share exercise price for such share of Common Stock ("Option Cancellation Payments"). On April 16, 1998 there were 2,141,399 Company Stock Options outstanding.

  In connection with the Merger, the Company entered into employment agreements with Messrs. Reno, Kline and Peeler that become effective at the Effective Time (as defined herein) and supersede the special termination agreements currently in effect for each such employee. The employment agreements generally provide for (i) an initial term of five years, commencing at the Effective Time, (ii) compensation and benefit arrangements that are consistent with the current compensation and benefit arrangements for such officers, (iii) the payment of severance compensation and benefits in the event of certain qualifying terminations of employment following the Merger and (iv) the election of such officers to serve as directors of the Company during their employment with the Company. Pursuant to his employment agreement, Mr. Reno and his family trusts will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock, which shares of MergerCo Common Stock will be converted into Recapitalized Common Stock in the Merger. Messrs. Reno, Kline and Peeler currently own options to purchase 413,000 shares, 66,000 shares and 166,400 shares, respectively, of Common Stock. The agreements also provide for the conversion of an aggregate of 616,600 Company Stock Options currently held by Messrs. Reno, Kline and Peeler into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their Company Stock Options), all of which, other than 20,737 Company

Stock Options held by Mr. Reno, will be fully vested and exercisable. For a description of the material terms of such new employment agreements, see "Certain Relationships and Related Transactions--Employment and Other Agreements." In addition, an aggregate of approximately 483,400 Company Stock Options held by certain other members of the Company's management will be converted into equivalent options to purchase shares of Recapitalized Stock (the exercise prices of which preserve the economic value of their Company Stock Options), all of which will be fully vested and exercisable, in lieu of such members of management receiving an Option Cancellation Payment for such options.

  Also following the Effective Time, the Company expects to authorize the grant of options to purchase approximately 15,680,000 shares of Recapitalized Common Stock to certain officers and key employees pursuant to one of the Company Stock Plans.

  Prior to the Merger, assuming the vesting and exercise of all Company Stock Options, Messrs. Reno, Kline and Peeler would own shares representing approximately 2.4%, 0.4% and 1.0%, respectively, of the outstanding Common Stock. Following the Merger, assuming no Stockholders exercise their appraisal rights, no Company Stock Options are exercised prior to the Merger, the conversion of Company Stock Options as described above, the issuance of the options described in the immediately preceding paragraph above and the vesting and exercise of all outstanding options, Messrs. Reno, Kline and Peeler would own shares representing approximately 5.7%, 0.8% and 1.7%, respectively, of the outstanding Recapitalized Common Stock on a fully diluted basis.

  For a list of the names of the persons expected to be directors or executive officers of the Surviving Corporation (together with such persons' biographies), see "Management."

  Pursuant to the Merger Agreement, for a period of six years after the Effective Time, the Surviving Corporation has agreed to indemnify officers, directors, employees and agents of the Company and its subsidiaries against losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent provided for in the Company's Restated Articles of Organization and By-Laws, as amended (to the extent consistent with applicable law). Further, the Company will maintain during such six-year period directors' and officers' liability insurance covering the persons who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect as of December 20, 1997.

  Upon or following the Merger, the Company expects to enter into a consulting agreement with CDR which will provide for (i) an annual fee, initially of $500,000, for providing management and financial consulting services to the Company and its subsidiaries and (ii) reimbursement of out-of-pocket expenses it incurs after the Merger, for so long as CDR Fund V has an investment in the Company and its subsidiaries. Upon or following the Merger, it is expected that the Company will pay CDR a transaction fee of approximately $9.2 million, plus reimbursement of out-of-pocket expenses incurred by CDR in consideration for services provided by CDR in arranging the Merger, arranging and negotiating the financing for the Merger, and related services. In addition, it is expected that, upon and following the Merger, the Company will agree to indemnify CDR and CDR Fund V and certain related parties, subject to certain limitations, against all claims and liabilities arising out of or in connection with the Securities Act, the Exchange Act, or any other applicable securities or other laws, in connection with the Merger and related transactions and the operation of the business following the Merger. It is also expected that, upon and following the Merger, the Company will enter into a registration rights agreement with the shareholders of MergerCo which will provide that such shareholders may require the Company to register their shares of Recapitalized Common Stock under the Securities Act. See "Special Factors--Interests of Certain Persons."

                                  THE COMPANY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information, risk factors and consolidated financial statements and notes thereto appearing elsewhere in this Proxy Statement. References herein to a "fiscal" year refer to the Company's fiscal year ended March 31 in the calendar year indicated (e.g., references to fiscal 1997 are references to the Company's fiscal year ended March 31, 1997). See "Selected Historical Consolidated Financial Data" and "Unaudited Pro Forma Condensed Consolidated Financial Data". The market share and competitive position data contained in this Proxy Statement are approximations derived from Company estimates, which the Company believes to be reasonable but which have not been independently verified and, to a lesser extent, from industry sources, which the Company has not independently verified. The Company believes that such data are inherently imprecise, but are generally indicative of its relative market share and competitive position.

  The Company develops, manufactures and sells market-leading test, analysis, communications and computing equipment in three product categories:

  . Communications Test. The Company believes that its subsidiary,
    Telecommunications Techniques Corporation ("TTC"), is the second largest U.S. provider of communications test instruments (by U.S. sales). TTC provides products to communications service providers (such as the Regional Bell Operating Companies ("RBOCs"), long-distance companies and competitive access providers), service users (such as large corporate and government network operators), and manufacturers of communications equipment and systems. TTC's broad test and analysis product line ranges from portable units (used by field service technicians to test telephone and data communications lines and services) to centralized test and monitoring systems installed in telephone company central offices. TTC's communications test business accounted for 52% of the Company's sales (or approximately $184.9 million) for the nine months ended December 31, 1997.

  . Industrial Computing and Communications. The Company addresses two distinct segments of the North American ruggedized computer market. The Company's Industrial Computer Source Inc. subsidiary ("ICS") is the only significant direct marketer of computer products and systems designed to withstand excessive temperatures, dust, moisture and vibration in harsh operating environments such as production facilities. ICS markets to engineers, scientists and production managers through its widely recognized Industrial Computer Source-Book catalogs. The Company's Itronix Corporation subsidiary ("Itronix") sells ruggedized portable communications and computing devices used by field-service workers for telephone companies, utilities, insurance companies and other organizations with large field-service workforces. The Company's industrial computing and communications business accounted for 31% of the Company's sales (or approximately $111.0 million) for the nine months ended December 31, 1997.

  . Visual Communications. The Company's visual communications business consists principally of two market-leading niche-focused subsidiaries:
    (i) AIRSHOW Inc. ("AIRSHOW") is the world leader in passenger cabin video information display systems and information services for the general and commercial aviation markets; and (ii) da Vinci Systems Inc. ("da Vinci") is the world leader in digital color enhancement systems used in the process of transferring film images into electronic signals--a process commonly used to transfer film images to video for use in the production of television commercials and programming. The Company's visual communications business accounted for 16% of the Company's sales (or approximately $57.5 million) for the nine months ended December 31, 1997.

For the nine months ended December 31, 1997, the Company generated sales of $353.3 million.

                              THE SPECIAL MEETING

TIME AND PLACE; MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  The Special Meeting will be held at 9:00 a.m. on May 21, 1998, at the offices of Ropes & Gray, 27th Floor, 885 Third Avenue, New York, New York. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger; and (ii) such other matters as may properly be brought before the Special Meeting. See "The Special Meeting--Matters To Be Considered at the Special Meeting" and "Other Information and Stockholder Proposals."

RECORD DATE AND VOTING

  The Record Date for the Special Meeting is the close of business on April 16, 1998. At the close of business on the Record Date, there were 16,864,434 shares of Common Stock outstanding and entitled to vote, held by approximately 922 Stockholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock entitled to be voted is necessary to constitute a quorum at the Special Meeting. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved. See "The Special Meeting-- Record Date and Voting."

VOTE REQUIRED; REVOCABILITY OF PROXIES

  Approval and adoption of the Merger Agreement and the Merger requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote thereon. At the close of business on April 16, 1998, there were 16,864,434 shares of Common Stock outstanding and entitled to vote, held by approximately 922 Stockholders of record. Messrs. Reno, Kline and Peeler intend to vote their shares of Common Stock, which represent in the aggregate approximately 0.4% of the outstanding Common Stock, in favor of the approval and adoption of the Merger Agreement and the Merger. The members of the Board (other than Mr. Reno) intend to vote their shares of Common Stock, which, as of the close of business on April 16, 1998, represented in the aggregate approximately 0.2% of the outstanding Common Stock, in favor of the approval and adoption of the Merger Agreement and the Merger.

  The required vote of Stockholders to approve and adopt the Merger Agreement and the Merger is based upon the total number of outstanding shares of Common Stock on the Record Date. The failure to submit a proxy card (or vote in person at the Special Meeting) or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as an "against" vote with respect to the adoption and approval of the Merger Agreement and the Merger. Proxies that do not contain any instruction to vote for or against a particular matter will be voted in favor of such matter. See "The Special Meeting--Vote Required; Revocability of Proxies" and "The Merger and the Merger Agreement--Conditions to the Merger."

  The presence of a Stockholder at the Special Meeting will not automatically revoke such Stockholder's proxy. However, a Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to the Clerk of the Company, 3 New England Executive Park, Burlington, Massachusetts 01803, a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or (iii) attending the Special Meeting and voting in person. Unless revoked in one of the manners set forth above, proxies in the form enclosed will be voted at the Special Meeting in accordance with Stockholders' instructions.

SOLICITATION OF PROXIES

  The Company will bear the cost of soliciting proxies from Stockholders. The Company has retained McKenzie Partners, Inc. to aid in the solicitation of proxies from Stockholders. The fees of McKenzie Partners,

Inc. are to be paid by the Company and are not expected to exceed $10,000 plus reimbursement of out-of-pocket expenses. In addition to soliciting proxies by mail, the directors, officers and employees of the Company may solicit proxies by telephone, by telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  As of April 16, 1998, the directors and executive officers of the Company beneficially owned, in the aggregate, 117,936 shares of Common Stock, representing approximately 0.7% of such shares outstanding. See "Security Ownership of Certain Beneficial Owners and Management."

                                   THE MERGER

GENERAL

  Upon the consummation of the Merger, MergerCo will be merged with and into the Company and the Company will continue as the surviving corporation (the "Surviving Corporation"). The Surviving Corporation will succeed to all the rights and obligations of the Company and MergerCo.

EFFECTIVE TIME OF MERGER

  Pursuant to the Merger Agreement, the "Effective Time" will occur upon filing the Articles of Merger with the Massachusetts Secretary of State and the Certificate of Merger with the Delaware Secretary of State.

EFFECT OF THE MERGER

  At the Effective Time, (i) each share of Common Stock outstanding immediately prior to the Effective Time will be converted into the right to receive $47.75 in cash and 0.5 fully paid and nonassessable shares of Recapitalized Common Stock (except that any shares held by MergerCo or held in the Company's treasury will be canceled, and any stockholder that properly dissents from the Merger will be entitled to appraisal rights under the MBCL); and (ii) each share of MergerCo Common Stock will be converted into one share of Recapitalized Common Stock. The Company expects to treat the Merger as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transaction.

FRACTIONAL SHARES

  Fractional shares of Recapitalized Common Stock will not be issued in the Merger. Stockholders otherwise entitled to a fractional share of Recapitalized Common Stock following the Merger will be paid cash in lieu of such fractional share as described in "The Merger and the Merger Agreement--Fractional Shares."

CONDITIONS TO THE MERGER

  The obligations of the Company and MergerCo to consummate the Merger are subject to various conditions, including the approval and adoption of the Merger Agreement and the Merger by the requisite vote of Stockholders, the absence of any injunction or other legal restraint preventing consummation of the Merger and the expiration of the applicable waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). On February 23, 1998, the waiting period under the HSR Act was terminated.

  In addition, MergerCo's obligations to effect the Merger are subject to, among other things, (i) holders of no more than 5% of the outstanding shares of Common Stock having perfected their appraisal rights in accordance with the requirements of the MBCL; (ii) there being no material adverse effect on the business, assets, liabilities, condition (financial or other) or results of operations of the Company since September 30, 1997; and (iii) the Company having obtained sufficient funds pursuant to the Financing (as hereinafter defined) to pay the Merger Consideration and to meet other capital needs as provided in the Merger Agreement. See "The Merger and the Merger Agreement-- Conditions to the Merger" and "Merger Financings."

MERGER FINANCINGS

  The Company expects that approximately $865.3 million will be required to (i) finance the payment of the Merger Consideration, (ii) pay Option Cancellation Payments and (iii) pay the fees and expenses expected to be incurred in connection with the Merger. It is contemplated that at the Effective Time, (a) $292.9 million of bank financing will be borrowed pursuant to senior secured credit facilities, including $260.0 million pursuant to a Term Loan Facility (as defined herein) and $32.9 million under a Revolving Credit Facility (as defined herein) (the "Senior Secured Credit Facilities"), with a group of banks led by Morgan Guaranty Trust Company ("Morgan") and Credit Suisse First Boston Corporation ("CSFB") and (b) $275.0 million in gross proceeds will be provided through the sale of Senior Subordinated Notes (the "Senior Subordinated Notes") (collectively, the "Financing"). At the Effective Time, the Company expects to have at least $20.4 million of cash on-hand to use in connection with the Merger and approximately $277.0 million of proceeds from the sale of MergerCo Common Stock to CDR Fund V, which proceeds will become an asset of the Company upon effectiveness of the Merger. The following table illustrates the estimated sources and uses of funds necessary to consummate the Merger:

             SOURCES
      (DOLLARS IN MILLIONS)
      ---------------------
Senior Secured Credit Facilities:
  Revolving Credit Facility......  $ 32.9
  Tranche A Term Loan............    50.0
  Tranche B Term Loan............    70.0
  Tranche C Term Loan............    70.0
  Tranche D Term Loan............    70.0
Senior Subordinated Notes........   275.0
Shareholders' Equity.............   277.0
Cash.............................    20.4
                                   ------
  Total Sources..................  $865.3
                                   ======

             USES
    (DOLLARS IN MILLIONS)
    ---------------------
Purchase of Common Stock......  $803.1
Option Cancellation Payments..    22.7
Estimated Fees and Expenses...    39.5
                                ------
  Total Uses..................  $865.3
                                ======

TREATMENT OF COMPANY STOCK OPTIONS

  Pursuant to the Merger Agreement, except as provided in the following paragraph, (i) each Company Stock Option will become fully vested and exercisable immediately prior to the Merger, (ii) any Company Stock Option that is outstanding immediately prior to the Effective Time will be cancelled and
(iii) each holder of any such cancelled Company Stock Option will receive, in consideration of such cancellation, an Option Cancellation Payment. The Option Cancellation Payment will be paid in cash as of or as soon as practicable after the Effective Time. See "Special Factors--Interests of Certain Persons in the Merger."

  Pursuant to the terms of new employment agreements entered into with each of Messrs. Reno, Kline and Peeler, in lieu of receiving an Option Cancellation Payment in respect of their outstanding Company Stock Options (or in Mr. Peeler's case, in respect of 137,600 options), such Company Stock Options will be converted as of the Effective Time into equivalent options to purchase shares of Recapitalized Common Stock (with exercise prices which preserve the economic value of their current Company Stock Options), all of which, other than 20,737 Company Stock Options held by Mr. Reno, will be fully vested and exercisable. In addition, an aggregate of approximately 483,400 Company Stock Options held by certain other members of the Company's management (together with Messrs. Reno, Kline and Peeler, the "Management Stockholders") will be converted into equivalent options to purchase shares of Recapitalized Common Stock in lieu of such Management Stockholders receiving an Option Cancellation Payment in respect of such options. Following the Merger, it is expected that certain officers and key employees will receive new options to acquire shares of Recapitalized Common Stock after the Merger. See "Special Factors--Interests of Certain Persons in the Merger."

TERMINATION; TERMINATION FEES

  The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time: (i) upon the mutual written consent of the Company and MergerCo; (ii) by either the Company or MergerCo, if the Merger is not completed by June 30, 1998 (provided that this right to terminate shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of such delay); (iii) by either the Company or MergerCo if a court or other governmental body has issued a nonappealable final statute, order, decree or regulation permanently restraining, enjoining or otherwise legally prohibiting the Merger; (iv) by either the Company or MergerCo, if (A) the holders of at least two-thirds of the shares of Common Stock entitled to vote fail to approve and adopt the Merger Agreement and the Merger or (B) the Board of Directors withdraws or modifies its approval or recommendation of the Merger Agreement and the transactions contemplated thereunder in a manner adverse to MergerCo or recommends a Company Takeover Proposal (as defined in "The Merger and the Merger Agreement--No Solicitation"); (v) by MergerCo, if a tender offer or exchange offer for 20% or more of the outstanding Common Stock is commenced by a third party and the Board of Directors fails to recommend that the Stockholders not tender their shares in such tender or exchange offer; or (vi) by either the Company or MergerCo, upon 15 days' prior written notice, if the other party breaches or fails to comply with any of its material representations or warranties or obligations under the Merger Agreement such that the conditions to the obligations of the terminating party would be incapable of being satisfied by the Effective Time.

  The Company will be obligated to pay CDR a fee of $24,500,000 in the event the Merger Agreement is terminated in any of the following manners: (a) by either the Company or MergerCo if holders of two-thirds of the outstanding Common Stock fail to approve the Merger, (b) by MergerCo if the Company materially breaches a representation or a covenant, or (c) by MergerCo if a tender offer for 20% or more of the outstanding Common Stock is commenced and the Board of Directors fails to recommend that Stockholders not tender their shares in such offer, provided, that in the case of the foregoing (a), (b) or
(c), a Company Takeover Proposal shall have been previously made public and a Company Takeover Event (as defined under "The Merger and the Merger Agreement-- Termination; No-Solicitation") shall have occurred within twelve months of the termination of the Merger Agreement. Such fee shall also be payable if the Merger Agreement is terminated by either the Company or MergerCo if the Board of Directors or the Special Committee withdraws or modifies its recommendation in a manner adverse to MergerCo. In addition, if the Merger Agreement is terminated, the Company will be obligated to reimburse MergerCo for its documented expenses up to $5,000,000. No fees or expenses are payable if the Merger Agreement is terminated due to the failure of MergerCo to fulfill any of its material obligations or because recapitalization accounting is not applicable to this transaction.

MERGERCO

  MergerCo is a newly formed Delaware corporation which was organized at the direction of CDR in connection with the transactions contemplated by the Merger Agreement. MergerCo is a nonsubstantive transitory merger vehicle which will be merged out of existence at the Effective Time. Accordingly, it is not expected to have significant assets or liabilities (other than those arising under the Merger Agreement) or to engage in any activities (other than those incident to its formation and the Merger). The authorized capital stock of MergerCo consists of 125,000,000 shares of common stock, par value $0.01, of which no shares are currently outstanding.

APPRAISAL RIGHTS

  Holders of Common Stock have the right to dissent from approval and adoption of the Merger Agreement and the transactions contemplated thereby, and, subject to strict compliance with certain requirements of the MBCL, to receive payment for the "fair value," as defined in the MBCL, of their Common Stock. These requirements are described under "Appraisal Rights" and in the provisions of Sections 85 through 98 of the MBCL, which are attached as Appendix D to this Proxy Statement.

RISK FACTORS

  Holders of Common Stock should carefully consider certain risk factors discussed in more detail elsewhere in this Proxy Statement in connection with their consideration of the Merger. See "Risk Factors."

MARKET PRICES OF COMMON STOCK

  The Common Stock is listed on the New York Stock Exchange under the symbol "DYT." On December 19, 1997, the last trading day before the public announcement that the Company executed the Merger Agreement, the reported closing sale price per share of Common Stock was $36.75. On April 28, 1998, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock was $48.5625. For additional information concerning historical market prices of the Common Stock, see "Market Prices of Common Stock."

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

  In early July 1997, the Company's stock was trading in the range of $36 to $37 per share. John F. Reno believed that the market price of the Company's stock was subject to significant volatility based upon minor discrepancies between analysts' projected earnings and actual earnings. Mr. Reno further believed the Company's announced plan of selective acquisitions was hampered by the short-term perspective of many investors whose desires often conflict with the long-term strategic steps taken in the best interests of the Company.

  On July 10, 1997, representatives of The Beacon Group Capital Services, L.L.C. ("Beacon"), the strategic advisory unit of an investment and advisory firm, met with Mr. Reno, at his suggestion. Beacon had recently acquired a firm which, since 1994, had provided financial advisory services to the Company in connection with its divestiture program and other strategic initiatives. At the meeting, Beacon and Mr. Reno discussed various methods to increase shareholder value and Beacon presented Mr. Reno with an unsolicited analysis prepared by Beacon dated July 10, 1997 (the "July 10 Analysis"). The July 10 Analysis was by its own terms based on incomplete historical and financial data and limited discussions with senior management of the Company.

  The July 10 Analysis suggested that, while the Company's stock market value had increased significantly since the Company's announcement of a restructuring program in 1994, based on Beacon's preliminary analysis of the underlying values of the Company's current businesses, the Company's stock appeared to be undervalued. The July 10 Analysis also generally outlined strategic alternatives, including divestiture of certain of the Company's business units, add-on acquisitions and strategic alliances, strategic sales and mergers and identified a number of sale strategies to be considered. See "--Beacon Materials." Given the preliminary nature of the valuations, Mr. Reno did not believe it appropriate to provide the July 10 Analysis to the Board. He advised Beacon's representatives that he would consider continued discussions with Beacon after consultation with other members of the Company's senior management. Beacon and Mr. Reno agreed that Beacon was not retained as a financial advisor to the Company to advise it on methods to increase shareholder value, because Beacon was interested in advising management and/or participating as an equity partner on any potential transaction.

  At a meeting of the Board held on July 30, 1997, Mr. Reno advised the directors that he believed that a strategic transaction might be possible. Management's reason for pursuing such a transaction, he explained, would be
(i) to provide public shareholders with a premium price for their shares, in cash, (ii) to enable the Company to make acquisitions using the purchase method of accounting without concerns for the near-term stock price impacts of such accounting, which frequently reduces reported earnings, as currently required by generally accepted accounting principles and (iii) to enable the Company to provide employees with a significant potential equity incentive in the Surviving Corporation.

  In early to mid-August, Mr. Reno advised Messrs. Kline and Peeler that a strategic transaction that would be in the best interests of the Company's shareholders might be possible, and indicated that he had met with Beacon's representatives on a preliminary basis. On August 21, 1997, Mr. Reno, together with Messrs. Kline and Peeler, met with representatives of Beacon to discuss the attractiveness and feasibility of a recapitalization of the Company in which Beacon hoped to act as a principal investor. The other options previously discussed, i.e., divestiture of businesses, add-on acquisitions and strategic alliances, and strategic sales or mergers, were not pursued because management believed they had already largely been instituted, to the extent practicable. The Company had already divested numerous businesses as part of its restructuring program, had completed add-on acquisitions, and had entered into strategic alliances. The strategic sales and mergers outlined in the July 10 Analysis represented opportunities that the Company had, for the most part, previously considered and rejected principally because of (i) adverse tax consequences related to the sale of businesses in which the Company maintains a low basis, and (ii) the belief that a strategic merger partner would be primarily interested in TTC and would not offer a price that would maximize the value of the Company's other subsidiaries.

  On September 3, 1997, as part of a proposal to become a significant investor in the Company, Beacon sent to Mr. Kline a draft of a financial analysis based on income statement assumptions. Discussions regarding a recapitalization of the Company continued with Beacon by telephone. In late September, Mr. Reno advised Beacon that he would like to distribute the equity from the top levels of management more broadly among many levels of management. On October 2, 1997 Beacon revised its assumptions accordingly. On October 3, 1997 Messrs. Reno, Kline and Peeler attended a meeting at Beacon's offices at which a revised recapitalization model was discussed. On October 16, 1997, representatives from Beacon visited TTC for a due diligence meeting with Mr. Peeler. Also on October 16, 1997, Mr. Kline provided Beacon with an outline, prepared by Hale and Dorr LLP, of proposed executive compensation for senior management of the Company, for use by Beacon in its financial modeling. On October 17, 1997, Mr. Kline attended a meeting at Beacon's offices to discuss transaction structuring alternatives. In the weeks after these meetings, management continued to believe in the merits of a recapitalization, but began to consider alternatives to working with Beacon as an equity partner. Management had concerns about, (i) Beacon's inability to finance a transaction without other equity partners, (ii) Beacon's stated intent to hire a consultant to assist it in its due diligence investigation of the Company, which would have lengthened the due diligence process substantially, and (iii) Beacon's preliminary and illustrative financing plans which involved leveraging the Company at a debt to EBITDA ratio in excess of 6.0, a level which concerned management.

  At a meeting of the Board held on October 14, 1997, Mr. Reno advised the directors that management was engaged in discussions with Beacon and that he believed a recapitalization might be feasible but would require further investigation with potential partners. He asked Mr. Lochridge if the Board would object to Hale and Dorr LLP, the Company's outside counsel, serving as counsel to management in connection with a potential transaction in which management might participate. The directors conferred, without Mr. Reno, and agreed to engage counsel to assist them in carrying out their duties if an offer for such a recapitalization should be made. The six independent directors requested that Messrs. Lochridge and Kozlowski take responsibility for selection of an independent legal advisor.

  From October 27, 1997 to November 3, 1997, the Company delivered financial information to Beacon, which was used by Beacon, as a potential principal investor, to prepare financial models. Beacon later prepared and delivered a second analysis, dated November 5, 1997 (the "November 5 Analysis") which it marked "For Illustrative Purposes Only." The November 5 Analysis included a summary of debt coverage ratios, internal rates of return, purchase price multiples, and pro forma ownership of a recapitalized company, assuming a value of $52 per share and equity contributions of $238 million and $250.5 million, of which Beacon could contribute a portion. See "--Beacon Materials." Management did not deliver the November 5 Analysis to the Board because the models were "For Illustrative Purposes Only" and management continued to have concerns with respect to Beacon's role as an equity partner.

  On November 20, 1997, management advised Beacon that, due to the uncertainties related to any potential transaction that would be subject to the equity financing and due diligence constraints contemplated by Beacon and the other factors discussed above, it was not prepared to pursue a transaction with Beacon. Beacon was not retained to advise the Board, the shareholders of the Company or its management.

  On November 5, 1997, based in part on the recommendation of Mr. Kozlowski, a director of the Company, who had had previous business dealings with CDR, Messrs. Reno, Kline and Peeler met with principals of CDR and discussed a potential transaction. The Company and CDR entered into a confidentiality agreement. During the week of November 10, 1997, Mr. Kline accompanied representatives of CDR on due diligence visits to certain of the Company's operating subsidiaries. Management later determined that it was interested in working with CDR to prepare a proposal for the recapitalization of the Company based, in part, on CDR's expertise in structuring, negotiating, securing financing for and effectuating similar transactions. In addition, management was convinced of the unique value to be gained from CDR's partners with operating industry experience who would be available to advise the Company in the future.

  At a meeting held on November 13, 1997, Mr. Lochridge and Mr. Kozlowski met with a representative of the firm of Ropes & Gray and engaged that firm as counsel to the Company's independent directors.

  On November 20, 1997, Messrs. Reno, Kline and Peeler met again with CDR to discuss various aspects of a potential transaction. At that meeting, Mr. Reno advised CDR that Company management was interested in working with CDR to prepare a proposal for recapitalizing the Company. At this November 20 meeting, and over the course of the next week, representatives of CDR, members of management and their advisors discussed transaction alternatives with a view to identifying a structure that would permit the payment of an all-cash purchase price to the unaffiliated shareholders. However, the parties concluded that these alternatives would not permit the transaction to be treated as a recapitalization for financial reporting purposes.

  On November 21, 1997, Mr. Reno reached Mr. Lochridge and Mr. Kozlowski by telephone and informed them that there was a high probability that a proposal would be forthcoming from members of management, together with a fund managed by CDR. Mr. Reno informed them of the general timetable for submitting such proposal. Messrs. Reno, Lochridge and Kozlowski did not discuss the type or amount of consideration of any such proposal.

  Mr. Lochridge and Mr. Kozlowski contacted Ropes & Gray and arranged to hold a special meeting of the Board without Mr. Reno. This meeting of all directors (other than Mr. Reno) and a representative of Ropes & Gray was held on November 24, 1997. At the meeting, Mr. Lochridge informed the Board that, based on recent conversations with Mr. Reno, he believed that management, together with CDR, would soon propose an offer for a strategic transaction that would enable shareholders to realize value for their shares at a substantial premium over recent trading values. The Board discussed and agreed that Hale and Dorr LLP should be permitted to act as counsel to the management employees who were participating in the proposed transaction (together with CDR, the "CDR/Management Group"). The discussion also included the contours of a possible offer, the members of management who would be involved in the transaction, the risk to the Company if the transaction were attempted but not completed, and the responsibilities of the Board and of the independent directors in relation to the subject matter. The directors voted unanimously to establish a Special Committee comprised of three independent directors: Mr. Lochridge (Chairman), Mr. Kozlowski and Mr. Gabbard. They delegated to the Special Committee the power to consider and negotiate such a transaction if the offer were made and to engage independent investment bankers to act as financial advisers to the independent directors. They specified that any definitive action in relation to the matter should be reported to and considered by all of the independent directors (i.e. the full board absent Mr.
Reno). There was discussion of the fact that a Merrill Lynch equity research analyst followed the Company and therefore, Merrill Lynch was a likely choice of independent financial advisor if it was free of conflict.

  Following the meeting, the Special Committee determined to retain Merrill Lynch as the financial adviser to the independent directors on the basis of its familiarity with the Company and its business and its experience and expertise and asked Merrill Lynch to begin its analysis of the Company.

  On December 3, 1997, a meeting was held at the offices of Debevoise & Plimpton, counsel to CDR, at which Messrs. Reno, Kline and Peeler made presentations to representatives of CDR, CSFB and J.P. Morgan Securities, Inc., as potential sources of financing for the possible recapitalization of the Company, Merrill Lynch and Ropes & Gray. During the meeting, management presented an overview of the Company's business and provided projections for the business (the "Management Projections"). Mr. Kozlowski and Mr. Paul, independent directors of the Company, attended this meeting.

  From December 3, 1997 until December 10, 1997, representatives of CDR negotiated with Messrs. Reno, Peeler and Kline the terms of their employment with the Surviving Corporation. See "Certain Relationships and Related Transactions--Employment and Other Agreements."

  A meeting of the full Board (except for Mr. Reno) was held on December 9, 1997, at which representatives of Ropes & Gray were present. Mr. Kozlowski reported that the Special Committee had retained Merrill Lynch to act as financial advisers to the Company's independent directors. Representatives of Merrill Lynch were thereupon invited to join the meeting.

  At the December 9 meeting, the directors considered whether or not the Company should entertain a possible offer along the lines discussed at the November 24 meeting. With legal advice from Ropes & Gray and financial advice from Merrill Lynch, the Board concluded that it was appropriate to continue discussions with CDR. The Board also determined not to openly solicit third-party bids as a public auction might result in a loss of key personnel, possibly reducing the value of the Company. Representatives of Merrill Lynch discussed with the directors their recent contact with the CDR/Management Group and the management presentations made at the December 3, 1997 due diligence meeting. The Merrill Lynch representatives informed the Board that the CDR/Management Group had communicated a preliminary offer to recapitalize the Company in a transaction that would represent a value of between $43 and $45 per public share (the "Initial Offer") consisting principally of cash but also involving retention by the Stockholders of an ongoing equity interest of approximately 6% in the Surviving Corporation. Such proposed recapitalization would be financed through a combination of bank and subordinated debt and an equity investment by CDR of approximately $240 million. The Board discussed various issues with the Merrill Lynch representatives regarding the Initial Offer including the availability of a period of time during which other interested parties could express an interest in acquiring the Company. The Board concluded that any transaction with the CDR/Management Group must be structured so that the Company would have the flexibility to accept an acquisition proposal from a third party and to terminate the transaction with the CDR/Management Group.

  On December 12, 1997, at a meeting of the Board, the CDR/Management Group, their legal counsel and their proposed lenders, presented the Initial Offer including the form of the proposed transaction, the price range, the proposed financing and the expected timing. A representative of CDR stated that they expected approximately 94% of the Merger Consideration to be paid in cash and the remainder to be paid in common stock of the recapitalized entity. Members of the CDR/Management Group and their proposed lenders responded to questions from the directors and from Merrill Lynch. The meeting was continued without the CDR/Management Group, their counsel or proposed lenders, at which time the Board discussed the Initial Offer with Ropes & Gray and Merrill Lynch. During this meeting Merrill Lynch summarized the analyses of the Company it performed in connection with their review of the Initial Offer, which are more fully described under "--Opinion of Financial Adviser." Copies of the written reports of Merrill Lynch to the Board have been filed as exhibits to the
Schedule 13E-3 described under "Additional Information." Merrill Lynch noted the differences between the Company's strategic business plan (the "May Strategic Plan") presented in May 1997 for its subsidiary TTC and reviewed by Merrill Lynch in the course of its due diligence review of the Management Projections.

  The May Strategic Plan reflected projected sales for TTC of $238.0 million, $290.4 million and $354.5 million, for the years ended March 31, 1998, 1999 and 2000, respectively, and projected earnings before interest, taxes and amortization ("EBITA") for TTC of $50.0 million, $64.8 million and $84.0 million, for the years ended March 31, 1998, 1999 and 2000, respectively. The projected sales for TTC included in the Management Projections were $239.8 million, $266.2 million and $298.7 million, for the years ended March 31, 1998, 1999 and 2000, respectively, and the projected EBITA for TTC included in the Management Projections were $51.7 million, $53.0 million and $58.5 million, for the years ended March 31, 1998, 1999 and 2000, respectively. See "--Certain Projections." The differences between the projected sales and EBITA for TTC reflected in the May Strategic Plan and the projected sales and EBITA for TTC included in the Management Projections are due primarily to a two percent downward adjustment in anticipated market growth rates, an adjustment related to anticipated delays in new product introductions, an adjustment due to earlier than expected significant product orders and a reduction in expected market penetration rates for certain products.

  At the request of the Board, Merrill Lynch contacted members of the CDR/Management Group to discuss the Initial Offer. Merrill Lynch informed the CDR/Management Group that the Board requested that Merrill Lynch discuss with management the differences between the May Strategic Plan and what is reflected in the Management Projections, which reflected a lower projected rate of revenue growth in TTC and in TTC's projected operating profit margin. Merrill Lynch had discussions with members of the CDR/Management Group between December 12 and 15, 1997 to review the Management Projections.

  As a result of Merrill Lynch's discussions with management and its due diligence investigation, Merrill Lynch formulated a set of adjustments to the Management Projections (the Management Projections as adjusted, the "Adjusted Projections") which reflected an increase in the projected rate of growth and in the projected operating profit margin above the levels set forth in the Management Projections. While Merrill Lynch considered the Management Projections to be reasonably prepared, Merrill Lynch developed the Adjusted Projections, based on more optimistic assumptions, to assist in the negotiation process. See "Special Factors--Certain Projections."

  On December 15, 1997, at another meeting of the Board at which all members other than John Reno were present, the Board discussed the Initial Offer with its financial and legal advisers. Merrill Lynch reported the results of its analysis of the Management Projections, noting differences between those projections and the Adjusted Projections with respect to TTC's revenue growth and operating profit margin. The Board instructed Merrill Lynch to inform the CDR/Management Group that the Initial Offer was not acceptable. Later that day, Merrill Lynch met with representatives of CDR to convey this message and suggested that representatives of the CDR/Management Group, Merrill Lynch and Messrs. Lochridge and Kozlowski meet the following day to discuss the Initial Offer.

  On December 16, 1997, Messrs. Lochridge and Kozlowski and representatives of Merrill Lynch met with principals of CDR. After discussing the proposed transaction and the Initial Offer, the CDR representatives stated that they were prepared to raise the Initial Offer substantially to $48.00 per share, approximately 98% of which would consist of cash and approximately 2% of which would consist of shares of Recapitalized Common Stock, (the "Revised Offer") and that they believed that the Revised Offer was the best offer they would be able to make. Messrs. Lochridge and Kozlowski and representatives of Merrill Lynch conferred privately and concluded that the Revised Offer was insufficient in light of the Adjusted Projections. See "--Certain Projections." They informed the CDR representatives that the Revised Offer was still too low but that they would be willing to take an offer of $49.00-$50.00 to the Board for discussion. After conferring, the CDR representatives stated that they could offer $49.00 per share, $47.75 to be paid in cash and the remainder to be paid in shares of Recapitalized Common Stock (the "Final Offer") which would be valued based on the purchase price CDR Fund V paid per share of Recapitalized Common Stock. Later that day, at a meeting of the Board of Directors, at which all directors, other than Mr. Reno, were present, Mr. Kozlowski reported the results of their discussions to the directors. After discussion, it was agreed that the Final Offer merited consideration. The Board instructed Merrill Lynch to analyze the Final Offer and Ropes & Gray to negotiate the terms of the proposed Agreement and Plan of Merger with the CDR/Management Group representatives.

  From December 16 through December 19, 1997, Ropes & Gray negotiated the terms of the Agreement and Plan of Merger with representatives of the CDR/Management Group.

  On December 20, 1997, at a meeting of the Board at which all directors (other than Mr. Reno) were present, the directors discussed the recapitalization structure of the proposed transaction, the Final Offer and the terms of the Agreement and Plan of Merger, among other issues, with its accountants and financial and legal advisers. Representatives of Coopers & Lybrand L.L.P. from the Boston office, the Company's independent accountants, reviewed for the Board the accounting principles and judgments related to the closing requirement that the Merger receive recapitalization accounting treatment. The Coopers & Lybrand L.L.P. representatives informed the Board that they believed that the Merger should be accounted for as a recapitalization. Ropes & Gray reviewed the material terms of the Merger Agreement and Merrill Lynch reviewed the process it had conducted to review the financial aspects of the Merger and the Merger Agreement, updated its report to the Board given on December 12, 1997 to further refine the Adjusted Projections based on additional information obtained in the interim and delivered its oral opinion to the Special Committee and the Board, which was confirmed by its written opinion to the Board, dated as of December 20, 1997, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Merger Consideration to be received in the Merger by Stockholders (other than MergerCo and the Company, with respect to treasury stock) is fair, from a financial point of view, to such Stockholders. The information presented under "Special Factors--Certain Projections" reflects Merrill Lynch's updated report of December 20, 1997. In addition, Merrill Lynch discussed strategic alternatives other than the transactions contemplated by the Merger Agreement, including the separate sale or spin-off of certain of the Company's subsidiaries. Merrill Lynch expressed its view that the Merger would likely result in a more favorable financial outcome to the Stockholders than potential alternatives in light of the size and low tax basis in the stock and assets of those subsidiaries. Merrill Lynch concluded that the Final Offer, expressed as a multiple of EBITDA of the last twelve months, compared favorably to the expected terms of a sale of those subsidiaries on an after-tax basis and to the value of which certain subsidiaries would trade upon a spinoff. In reaching such conclusions, Merrill Lynch considered the maximum price (the "Break-Even Price") at which certain subsidiaries might be sold, assuming that a purchaser would not pay a price which would be dilutive to earnings, and the fact that certain subsidiaries were likely too small to provide comparative value to the stockholders in a spin-off. Merrill Lynch's analysis of such Break-Even Prices for a strategic buyer of two of Dynatech's subsidiaries was based upon an assumed interest rate of 7% on the Break-Even Price, a 25-year goodwill amortization period for financial accounting purposes and a 15-year goodwill amortization period for tax purposes. Such Break-Even Prices implied multiples of latest 12 months EBITDA for such subsidiaries of 7.4x and 8.1x, respectively, compared to an implied transaction multiple of 10.0x for the Company. After further discussion and consideration, believing they had negotiated the highest consideration on the best terms reasonably attainable for the Stockholders and with the recommendation of the Special Committee, the members of the Board (other than Mr. Reno, who was not present at the meeting) unanimously agreed that the Merger was fair to the Stockholders, approved the Merger Agreement and the transactions contemplated thereby and authorized execution of the Merger Agreement, subject to the requirement that the Merger Agreement be revised to provide that the Company not pay any of MergerCo's fees or expenses in the event the Merger Agreement is terminated because the Merger cannot be accounted for as a recapitalization. In determining that the Merger was fair to the Company and its Stockholders, the Board considered a number of factors including those described below in "--Recommendation of the Board; Reasons for the Merger; Findings of Fairness." The Special Committee did not make an independent determination that the Merger was fair to and in the best interests of the unaffiliated Stockholders.

  The Merger Agreement was executed on Saturday, December 20, 1997 and announced prior to the opening of trading markets on Monday, December 22, 1997.

CERTAIN EFFECTS OF THE MERGER

  The Merger Agreement provides, among other things, that at the Effective Time each issued and outstanding share of Common Stock will be converted into the right to receive $47.75 in cash and 0.5 shares of Recapitalized Common Stock which, based on the price per share of Recapitalized Common Stock to be paid by CDR Fund V, the Company values at $1.25.

  On April 16, 1998 Stockholders (other than directors and executive officers of the Company) owned 16,746,498 shares of Common Stock which represent approximately 99.3% of the outstanding Common Stock. If the Merger is consummated, Stockholders will share in the future results of the Company and any increase in value resulting therefrom by their receipt of approximately 7.0% of the Recapitalized Common Stock. However, the Stockholders will also be subject to the risks of investing in capital stock for which there is not an active trading market. There can be no assurance that the value of the Recapitalized Common Stock will not decrease. Holders of Recapitalized Common Stock will be subject to substantial risks, including risks to which the Stockholders are not currently subject as holders of Common Stock. See "Risk Factors."

  Upon or following the Merger, it is the Company's intention to delist the Common Stock from the New York Stock Exchange and not to list the Recapitalized Common Stock on any national securities exchange or automated quotation system. Such delisting is likely to have a material adverse effect on the trading market for and liquidity of, and may have an adverse effect on the market value of, shares of Recapitalized Common Stock. In addition, if the Company deregisters its securities under the Exchange Act, which it may do after the fifth anniversary of the Merger or, under certain circumstances as provided in the Merger Agreement, prior to such fifth anniversary; it will no longer be required to file periodic reports with the Commission or be obligated to comply with the proxy rules of Regulation 14A of the Exchange Act.

  Holders of Common Stock should carefully consider certain risk factors discussed in more detail elsewhere in this Proxy Statement in connection with their consideration of the Merger. See "Risk Factors."

RECOMMENDATION OF BOARD; REASONS FOR THE MERGER; FINDINGS OF FAIRNESS

  THE BOARD BELIEVES THAT THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE UNAFFILIATED STOCKHOLDERS. THE BOARD APPROVED THE MERGER AGREEMENT AND THE MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE MERGER AGREEMENT AND THE MERGER.

  In reaching its determination that the Merger Agreement and the Merger are in the best interests of the Company and the unaffiliated Stockholders, the Board drew on its knowledge of the business, operations, properties, assets, financial condition, operating results, historical market prices and prospects of the Company and considered the following factors (both positive and negative):

    (i) the oral opinion of Merrill Lynch delivered to the Special Committee and the Board, which was confirmed by its written opinion to the Board, dated as of December 20, 1997, which opinion has been adopted by the Board, to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the Merger Consideration to be received in the Merger by the Stockholders is fair, from a financial point of view to such Stockholders (a copy of which is attached hereto as Appendix B to this Proxy Statement). (see "--Opinion of Financial Adviser" which describes the Merrill Lynch opinion);

    (ii) the relationship of the Merger Consideration to the historical market prices for the Common Stock (see "Market Prices Of Common Stock") and to the going concern value of the Company as analyzed by Merrill Lynch, including the premium analysis and the discounted cash flow analysis conducted by Merrill Lynch (See "--Opinion of Financial Advisor" which describes the Merrill Lynch analysis);

    (iii) the Board's view that the terms of the Merger Agreement, as reviewed by the Board with the legal advice of Ropes & Gray and the financial advice of Merrill Lynch (to the effect that, in Merrill Lynch's view, the size of the break-up fee was not so large as to materially deter potential third parties from making acquisition proposals), are advisable and fair to the Company and the Stockholders because they provide the Company and the Stockholders with the flexibility to accept, under certain circumstances, a third party proposal for a Company Takeover Proposal and to terminate the Merger Agreement (see "The Merger and the Merger Agreement--No Solicitation" and "--Termination; Termination Fees");

    (iv) the Company's financial projections as analyzed by Merrill Lynch (see "Special Factors--Opinion of Financial Adviser" for an explanation of such analysis) (which analysis was adopted by the Board) which, in the Board's view, support a determination that the Merger Consideration is fair to the Company and the unaffiliated Stockholders;

    (v) the Board's desire to enable the Stockholders to achieve liquidity with respect to substantially all of their investment in the Company at a fair price and the Board's conclusion that the recapitalization of the Company was the best way to achieve such liquidity in the foreseeable future; and

    (vi) the fact that the Merger Agreement requires the Merger to be submitted to the Stockholders for approval, which allows for an informed vote of the Stockholders on the merits of the transaction without requiring a tender of shares or other potentially coercive transaction structure, and the fact that the Merger Agreement provides that it may be terminated by the Company if approval of the holders of two-thirds of the outstanding Common Stock is not received.

  In addition to the foregoing, the Board considered certain negative factors of the Merger to the Company and its Stockholders, including (i) that at certain times, the Common Stock has traded above the amount of the Merger Consideration (see "Market Prices of Common Stock"), (ii) the reduced liquidity of the Recapitalized Common Stock retained by the Stockholders following the Merger and (iii) the various transaction-related risks that are more fully described under "Risk Factors." The Board did not consider the fairness of the Merger Consideration in relation to the net book value or liquidation value of the Company because it did not view such valuations as reliable indicators of the value of the Company, due to the fact that an analysis based on net book value or liquidation value would not consider the value of the Company as a going concern, which would result in a substantially lower estimate of the value of the Company.

  The foregoing discussion of the information and factors discussed by the Board of Directors is not meant to be exhaustive but includes all material factors considered by the Board. While the Board of Directors considered such factors, it did not quantify or attach any particular weight to such factors, including, without limitation, the fact that the Merger Consideration fell at the end of the discounted cash flow analysis range calculated by Merrill Lynch, and individual members of the Board may have placed different emphasis on particular positive or negative factors in reaching their determination that the Merger is in the best interest of the Stockholders. The Board believes the Merger achieves enhanced value in light of the fact that, among other things, except during a few isolated periods, the Common Stock has historically traded below $49 per share.

  The Board was aware that certain members of the Company's management have certain interests in the Merger that are in addition to their interests as Stockholders generally and it considered these interests in approving the Merger. Such interests did not weigh either in favor of or against approving the Merger. See "Special Factors--Interests of Certain Persons in the Merger."

  If the holders of Common Stock do not approve and adopt the Merger Agreement, or if the Merger is not consummated for any other reason, the Board expects to continue to operate the Company as an ongoing business.

  The Board has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and the unaffiliated Stockholders and has approved the Merger Agreement and the Merger. Accordingly, the Board recommends that Stockholders vote "FOR" approval and adoption of the Merger Agreement and the Merger. See "-- Background of the Merger" and "--Opinion of Financial Adviser."

  CDR Fund V, MergerCo, CDR and Associates II Inc. (as defined below) and Messrs. Reno, Kline and Peeler have concluded, based solely on the analysis and conclusions of the Board set forth above, the fact that Merrill Lynch delivered their fairness opinions to the Board and the fact that the terms of the Merger Agreement were the result of negotiations with the Company and its advisors, including Merrill Lynch, that the Merger Consideration is fair to, and in the best interests of, the unaffiliated stockholders of the Company. In reaching their conclusion, CDR Fund V, MergerCo, CDR and Associates II Inc. and Messrs. Reno, Kline and Peeler have adopted the analysis of the factors referred to above as having been taken into account by the Board and discussed in Merrill Lynch's opinions. CDR Fund V, MergerCo, CDR and Associates II Inc. and Messrs. Reno, Kline and Peeler did not find it practicable to, and did not, quantify or otherwise attach relative weights to such factors independent of the Board's and Merrill Lynch's analysis in reaching their respective conclusions as to fairness.

OPINION OF FINANCIAL ADVISER

  The Special Committee retained Merrill Lynch to act as financial adviser to the independent directors in connection with the Merger. On December 20, 1997, Merrill Lynch delivered to the Board its oral opinion, later confirmed in writing (the "Merrill Lynch Opinion") to the effect that, based upon and subject to certain factors and assumptions stated therein, as of such date, the proposed Merger Consideration to be received in the Merger by the Stockholders (other than the Company, with respect to treasury stock, and MergerCo) is fair from a financial point of view to such Stockholders.

  The full text of the Merrill Lynch Opinion, which sets forth a description of the assumptions made, general procedures followed, factors considered and limitations on the review undertaken, is attached hereto as Appendix B and is incorporated herein by reference. The Merrill Lynch Opinion was provided to the Board for its information and is directed only to the fairness from a financial point of view of the Merger Consideration to be received in the Merger by the Stockholders, does not address the merits of the underlying decision by the Board to engage in the Merger and does not constitute a recommendation to any Stockholder as to how they should vote on the Merger or any transaction related thereto. The Stockholders are urged to read the Merrill Lynch Opinion carefully in its entirety, especially with regard to the assumptions made and factors considered by Merrill Lynch. The summary of the Merrill Lynch Opinion set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.

  The Merger Consideration to be received by the Stockholders was determined through negotiations between CDR/Management Group, on the one hand, and the Special Committee, on the other hand, and was approved by the Board.

  The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch Opinion or the presentation made by Merrill Lynch to the Board. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch considered various factors, but did not attribute any particular weight to such factors including, without limitation, the fact that the Merger Consideration fell at any end of or outside of any range calculated under any of the following analyses. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch Opinion.

  In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch, management, CDR, the Company and the Board. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the Merrill Lynch Opinion and Merrill Lynch's presentation to the Board were among several factors taken into consideration by the Board in making its determination to approve and adopt the Merger Agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Board with respect to the fairness of the Merger Consideration to be received by the Stockholders (other than the Company, with respect to treasury stock, and MergerCo).

  In arriving at its opinion, Merrill Lynch, among other things: (i) reviewed certain publicly available business and financial information relating to the Company that Merrill Lynch deemed to be relevant; (ii) reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger furnished to Merrill Lynch by the Company and representatives of CDR; (iii) conducted discussions with members of senior management of the Company and of CDR concerning the matters described in clauses (i) and (ii) above; (iv) reviewed the market prices and valuation multiples for the Common Stock and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;
(v) reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that Merrill Lynch deemed to be relevant; (vi) compared the proposed financial terms of the Merger with the financial terms of certain other transactions that Merrill Lynch deemed to be relevant; (vii) participated in certain discussions and negotiations among representatives of the Company and CDR; (viii) reviewed a draft dated December 19, 1997 of the Merger Agreement; and (ix) reviewed such other financial studies and analyses and took into account such other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

  In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch did not assume any responsibility for independently verifying such information, or undertake an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company, and was not furnished with any such evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with Merrill Lynch by the Company and the information regarding certain pro forma effects on the Company's capital structure after giving effect to the Merger, Merrill Lynch assumed that they were reasonably prepared and reflected the best currently available estimates and judgment of management as to the expected future financial performance of the Company and, subsequent to the Merger, the Surviving Corporation, and as to such pro forma effects on the Company's capital structure, respectively. Merrill Lynch also assumed that the Merger will be accounted for as a recapitalization under generally accepted accounting principles. Merrill Lynch further assumed that the final form of the Merger Agreement would be substantially similar to the last draft reviewed by Merrill Lynch.

  The Merrill Lynch Opinion is necessarily based upon market, economic, and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of, the date of such opinion. Additionally, for the purposes of rendering its opinion, Merrill Lynch assumed in all respects material to its analysis that the representations and warranties of each party in the Merger Agreement are true and correct, that each party to the Merger Agreement will perform all of the covenants and agreements required to be performed by such party under the Merger Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

  In connection with the preparation of its opinion, Merrill Lynch was not authorized by the Company or the Board to solicit, nor did Merrill Lynch solicit, third-party indications of interest for the acquisition of all or any part of the Company. In connection with the preparation of its opinion, Merrill Lynch was also not asked to consider, and the Merrill Lynch Opinion does not in any manner address, the value of the Recapitalized Common Stock or the prices at which shares of the Recapitalized Common Stock will actually trade following the consummation of the Merger. Merrill Lynch assumed a value $1.25 per share of Recapitalized Common Stock based on the implied valuation thereof by the CDR/Management Group. Merrill Lynch believes that such assumption was reasonable under the circumstances.

  The following is a brief summary of the material analyses performed by Merrill Lynch in connection with its preparation of the Merrill Lynch Opinion.

 Historical Trading Analysis

  Merrill Lynch reviewed the recent historical stock market performance of the Common Stock. This analysis indicated that for the three-year period through December 18, 1997, the price of a share of Common Stock ranged between $14.00 and $58.00 and averaged $29.32. Merrill Lynch also noted that such price ranged between $28.00 and $54.50 and averaged $37.16 for the one-year period through December 18, 1997, such price ranged between $34.00 and $47.31 and averaged $38.08 for the six-month period through December 18, 1997, such price ranged between $34.00 and $47.31 and averaged $38.22 for the three-month period through December 18, 1997, and the closing price of a share of Common Stock was $35.50 on December 18, 1997. Merrill Lynch noted that the Merger Consideration was lower than the high for the 3-year period, lower than the high for the 1-year period, above the high for the 6-month period, above the high for the 3-month period, above the closing price on December 18, 1997 and above the averages for each of the 3-year, 1-year, 6-month and 3-month periods.

 Premium Analysis

  Using publicly available information regarding 263 announced, but not withdrawn, and completed transactions between January 1, 1997 and December 18, 1997 greater than $250 million in value as of the announcement dates, Merrill Lynch calculated the average premiums as of the announcement dates in such transactions over the stock prices one day, one week and four weeks, respectively, prior to the announcement dates. Merrill Lynch noted that in all such transactions, such premiums were 25.4%, 29.7% and 35.9%, respectively. Merrill Lynch also noted that in transactions in which cash was the consideration, such premiums were 22.4%, 25.1% and 28.3%, respectively. Merrill Lynch also noted that in transactions in which stock was the consideration, such premiums were 27.0%, 32.2% and 37.8%, respectively. Merrill Lynch noted that in transactions in which the consideration consisted of both cash and stock, such premiums were 24.2%, 28.7% and 38.7%, respectively. Merrill Lynch noted that the Merger Consideration implied premiums of 38.0% over the closing price on December 18, 1997, 39.5% over the closing price on December 12, 1997, and 28.3% over the closing price on November 21, 1997.

  Merrill Lynch also noted that the Merger Consideration implied premium of 38% over the closing price on December 18, 1997 was above the one-day average premium for all such transactions, above the one-day average premium for transactions in which cash was the consideration, above the one-day average premium for transactions in which stock was the consideration and above the one-day average premium for transactions in which the consideration consisted of both cash and stock.

  Merrill Lynch further noted that the Merger Consideration implied premium of 39.5% over the closing price on December 12, 1997 was above the one-week average premium for all such transactions, above the one-week average premium for transactions in which cash was the consideration, above the one-week average premium for transactions in which stock was the consideration and above the one-week average premium for transactions in which the consideration consisted of both cash and stock.

  Merrill Lynch further noted that the Merger Consideration implied premium of 28.3% over the closing price on November 21, 1997 was below the four-week average premium for all such transactions, equal to the four-week average premium for transactions in which cash was the consideration, below the four-week average premium for transactions in which stock was the consideration and below the four-week average premium for transactions in which the consideration consisted of both cash and stock.

 Selected Publicly Traded Comparable Companies Analysis

  Using publicly available information, Merrill Lynch reviewed the stock prices (as of December 18, 1997) and market multiples of common stocks of the following companies: Teradyne, Inc.; Tektronix, Inc.; Tekelec; GenRad, Inc.; Digital Lightwave, Inc.; Fluke Corporation; Telxon Corporation; LeCroy Corporation; Zygo Corporation; IFR Systems; Thermospectra Corporation; Integrated Measurement Systems; and Applied Digital Access, Inc. Merrill Lynch believes these companies are engaged in lines of business that are generally comparable to those of the Company. Merrill Lynch determined the equity value (defined as common shares outstanding multiplied by the stock price) and derived the enterprise value (defined as equity value plus the book value of debt less the cash and cash equivalents) for these comparable companies. Merrill Lynch calculated a range of such enterprise values as a multiple of the latest 12 months earnings before interest, taxes, depreciation and amortization ("EBITDA"), and earnings before interest and taxes ("EBIT"). Enterprise value as a multiple of the latest 12 months EBITDA ranged from 7.0x to 8.0x, compared to an implied transaction multiple of 9.8x for the Company. Enterprise value as a multiple of the latest 12 months EBIT ranged from 8.5x to 10.5x, compared to an implied transaction multiple of 12.4x for the Company. Merrill Lynch also determined the prices of the comparable companies as a multiple of estimated calendar year 1997 earnings per share ("EPS") and estimated calendar year 1998 EPS as estimated by First Call Research Network. For estimated calendar year 1997 EPS, the multiples ranged from 15.5x to 17.5x, compared to an implied transaction multiple of 20.9x for the Company. For estimated calendar year 1998 EPS, the multiples ranged from 12.0x to 14.0x, compared to an implied transaction multiple of 17.3x for the Company. Merrill Lynch also compared the prices of the comparable companies as a multiple of estimated calendar year 1998 EPS to their respective five year estimated future EPS growth rates, as estimated by I/B/E/S International Inc. The multiples ranged from 0.75x to 0.85x, compared to an implied transaction multiple of 0.96x for the Company. Merrill Lynch noted that all of the implied transaction multiples were above the ranges for the comparable companies considered for each of the selected statistics.

 Selected Acquisition Transactions Analysis

  Using publicly available information, Merrill Lynch reviewed the purchase prices and multiples paid in selected mergers and acquisitions involving companies which Merrill Lynch deemed relevant in evaluating the Merger. Merrill Lynch reviewed the acquisition of Network General Corporation by McAfee Associates, Inc.; the acquisition of Wavetek Corporation by DLJ Merchant Banking Partners II L.P., and Green Equity Investors II, L.P.; the acquisition of Itronix Corporation by the Company; the acquisition of Megatest Corporation by Teradyne, Inc.; the acquisition of Keptel, Inc. by Antec Corporation; and the acquisition of Wiltron Corporation by Anritsu Corporation.

  Multiples of enterprise value of the transactions (consideration offered for the equity plus the book value of debt less the cash and cash equivalents) to the EBITDA of the acquired businesses for the 12 months preceding the acquisition announcements ranged from 9.0x to 11.0x, compared to an implied transaction multiple of 10.0x for the Company. The multiples of EBIT for the 12 months preceding the acquisition announcements ranged from 12.0x to 14.0x, compared to an implied transaction multiple of 12.5x for the Company. Multiples of equity value of the transactions to the net income for the 12 months preceding the acquisition announcements ranged from 20.5x to 22.5x, compared to an implied transaction multiple of 21.1x for the Company.

  No company, transaction or business used in the analyses described under "-- Selected Publicly Traded Comparable Companies Analysis" and "--Selected Acquisition Transactions Analysis" is identical to the Company or the Merger. Accordingly, an analysis of the results thereof necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the transaction or the public trading or other values of the company or companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable acquisition or company data.

 Discounted Cash Flow Analysis

  Merrill Lynch performed a discounted cash flow analysis of the Company using the Management Projections and the Adjusted Projections. The Adjusted Projections reflect an increase in the projected rate of growth and an increase in the projected operating profit margin above the levels set forth in the Management Projections commencing in the fiscal year ending March 31, 1999. See "--Certain Projections." Utilizing these two versions of the projections, Merrill Lynch calculated the theoretical unlevered discounted present value for the Company by adding together the present value of (i) the projected stream of unlevered free cash flow through the fiscal year 2002 for the Company and (ii) the projected value of the Company at the end of the fiscal year 2002 (the "Dynatech Terminal Value"). Each Dynatech Terminal Value was calculated based upon EBITDA multiples ranging from 7.0x to 9.0x. The unlevered after-tax discount rates used in the discounted cash flow analyses ranged from 11.5% to 13.5% and were based upon a weighted-average cost of capital analysis of the companies identified in the section "--Selected Publicly Traded Comparable Companies Analysis" above. The theoretical value of the Company based on the Management Projections produced a range of value per share of Common Stock of $40.59 to $51.59. Merrill Lynch noted that the Merger Consideration was within the range of the theoretical value based on Management Projections. The theoretical value of the Company based on the Adjusted Projections produced a range of value per share of Common Stock of $48.52 to $62.04. Merrill Lynch noted that the Merger Consideration was also within the range of the theoretical value based on the Adjusted Projections.

 Leveraged Buyout Analysis

  Merrill Lynch performed an analysis of the internal rates of return ("IRR") to CDR Fund V based on the Management Projections and the Adjusted Projections and on market and economic conditions as of the date of the Merrill Lynch Opinion, considering the proposed capital structure for the Company following the consummation of the Merger. The IRRs to CDR Fund V were calculated based upon projected equity values of the Company after periods of two, three and four years. Such projected equity values were calculated based upon net income multiples of 15.0x to 18.0x and EBITDA multiples of 8.0x to 9.0x.

  Based on the Management Projections, the two year IRRs using net income multiples ranged from 11.1% to 20.1%, and the two year IRRs using EBITDA multiples ranged from -3.1% to 9.0%; the three year IRRs using the net income multiples ranged from 16.1% to 22.5%, and the three year IRRs using the EBITDA multiples ranged from 7.2% to 14.7%; the four year IRRs using the net income multiples ranged from 17.4% to 22.2%, and the four year IRRs using the EBITDA multiples ranged from 11.3% to 16.5%.

  Based on the Adjusted Projections, the two year IRRs using net income multiples ranged from 31.8% to 43.0%, and the two year IRRs using EBITDA multiples ranged from 13.5% to 25.6%; the three year IRRs using the net income multiples ranged from 31.1% to 38.6%, and the three year IRRs using the EBITDA multiples ranged from 19.7% to 27.0%; the four year IRRs using the net income multiples ranged from 28.7% to 34.3%, and the four year IRRs using the EBITDA multiples ranged from 21.8% to 26.8%.

  Merrill Lynch noted that the above projected IRRs to CDR Fund V were not unusual in the context of an acquisition by a financial buyer.

  The Board retained Merrill Lynch on the basis of its experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm which, as a part of its investment banking business, regularly is engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch is currently providing and, in the past, has provided financial advisory and financing services to CDR and/or its affiliates and may continue to do so, and has received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of its business, Merrill Lynch may actively trade the equity securities of the Company for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

  Pursuant to the engagement letter, dated as of December 9, 1997, between the Company and Merrill Lynch, the Company has agreed to pay Merrill Lynch a fee of $5,000,000 for services rendered in connection with the Merger. Of this amount, $250,000 was payable on the date of the engagement letter, $2,250,000 was payable upon the execution of the Merger Agreement, and $2,500,000 will be payable upon consummation of the Merger. The Company has also agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees and disbursements) and to indemnify Merrill Lynch and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

BEACON MATERIALS

  During the spring of 1997, The Beacon Group Capital Services, L.L.C. ("Beacon") acquired a firm which, since 1994, had provided financial advisory services to the Company in connection with its divestiture program and other strategic initiatives. Beacon is the strategic advisory unit of an investment and advisory firm.

  At a meeting held on July 10, 1997, representatives of Beacon presented Mr. Reno with an unsolicited analysis prepared by Beacon (the "July 10 Analysis"). The July 10 Analysis consisted of a "Review of Shareholder Value Considerations," a "Review of Selected Strategic Alternatives," and "Summary Information on Potential Strategic Merger Partners." The July 10 Analysis suggested that, while the Company's stock market value had increased significantly since the Company's announcement of a restructuring program in 1994, based on Beacon's preliminary analysis of the underlying values of the Company's current businesses, the Company's stock appeared to be undervalued.

  The July 10 Analysis was by its own terms based on incomplete historical and financial data and limited discussions with senior management of the Company. Using publicly available information, Beacon reviewed the historical stock market performance of the Common Stock during the period from January 3, 1994 through July 3, 1997. Beacon also reviewed the market price of the common stock of Hewlett-Packard, the value of the S&P Technology Index and the value of six companies in a communications test composite over the same period. Based on a comparison of these market prices, Beacon noted that the Company's stock price had risen substantially versus its peers since February 1996, but that the price had still not fully recovered from relative weakness in early 1997 due to "backlog issues." Beacon noted that the Company's stock market value had increased from approximately $150 million in April 1994 to a high of approximately $1.0 billion in November 1996, that during that period the share trading price had increased from $8.375 per share to a high of $58 per share in November 1996, and that the price per share was approximately $37 at the time Beacon prepared the report. Beacon stated that the Company had achieved significant "multiple expansion" as a result of its increased focus, but that "perceptions of impaired growth prospects" had "led to a decline in value in the midst of a volatile technology sector".

  In the July 10 Analysis Beacon noted that the Company's trading multiples reflected a significant discount to the price to earnings ratio and earnings before interest, taxes, depreciation and amortization ("EBITDA") multiple of Tollgrade Communications, Inc. ("Tollgrade"), on July 3, 1997, and the price to earnings ratio of the S&P Technology Index on such date. Beacon also noted that on July 3, 1997 the price to earnings ratio of the Company was 14.9x, compared to 20.8x for Tollgrade and 31.7x for the S&P Technology Index, and that the EBITDA multiple for the Company was 7.2x, while that of Tollgrade was 12.2x. Finally, Beacon noted that on July 3, 1997 the latest fiscal year EBITDA margin for the Company, pro forma for the acquisition of Itronix, was 19.3%, compared to an EBITDA margin of 23.0% for Tollgrade.

  The July 10 Analysis also contained a preliminary valuation analysis of the Company's underlying businesses. The analysis was based on "incomplete historical and projected financial data and limited discussions" with Mr. Reno and was performed "on a public market basis." Therefore, Beacon's analysis was not, nor did it purport to be, a definitive valuation for each of the Company's underlying businesses, and primarily focused on public market trading multiples for similar companies to each of the Company's underlying businesses. In addition, since its intent was to value the Company "on a public market basis" it did not, nor did it purport to, consider potential transaction values for the underlying businesses or the potentially significant taxes payable upon the disposition of the business units. Beacon advised that additional financial information and due diligence would be required to refine its analysis, and that its preliminary estimates of business unit valuations (adjusted for the capitalized value of corporate expenses and cash) suggested a preliminary equity valuation ranging from $900 million to $1.013 billion. The preliminary estimates of business unit valuations included ranges for the Communications Test business of $600-$650 million, and for the Company's AIRSHOW subsidiary of $120-$130 million, with all other businesses being valued at less than $100 million each. Based on comparable publicly-traded companies, Beacon's preliminary estimate of business unit valuation on a public market basis for the Communication Test business and earnings before interest, taxes and amortization ("EBITA") of $49.3 million for fiscal year 1997 implied EBITA multiples ranging from 12.2x to 13.2x. Similarly, the preliminary estimate for AIRSHOW with EBITA of $10.1 million implied EBITA multiples ranging from 11.9x to 12.9x. Based on the then current stock price and information on outstanding shares and options which was publicly available at the time, Beacon calculated, using the treasury method, that the Company had 17.4 million fully-diluted shares outstanding, suggesting an estimated pre-tax per share value of the Company ranging from $52 to $58. However, based on the total number of shares and options outstanding at the time and not using the treasury method, the Company had
18.5 million shares outstanding on a fully-diluted basis. Management believes that based upon 18.5 million fully-diluted shares outstanding, the estimated pre-tax per share value would have ranged from $49 to $55. In addition, had the calculations included the taxes payable upon the disposition of the business units, management believes that the estimated per share value range would have been substantially lower.

  The section titled "Review of Selected Strategic Alternatives" addressed, in addition to the divestiture of these businesses, add-on acquisitions and strategic alliances, strategic sales and mergers and identified a number of sale strategies to be considered. The section titled "Summary Information on Selected Strategic Merger Partners" comprised a list of potential merger partners divided into "Tier I" (ten companies, including direct competitors of the Company and other large, diversified communications companies), and "Tier II" (sixteen companies which have an interest in communications or computing as part of a more diverse portfolio of businesses).

  Beacon also prepared and delivered a second analysis, dated November 5, 1997 (the "November 5 Analysis") which it marked "For Illustrative Purposes Only." The November 5 Analysis consisted of a "Current Status Update," an "Outline of Executive Compensation," a "Review of Base Case and Ownership Percentages--For Illustrative Purposes Only," a "Preliminary Timetable," and a "Discussion of Due Diligence Process and Issues."

  In the section of the November 5 Analysis titled "Current Status Update", Beacon stressed the need for the Company to select an equity partner to undertake the transaction in conjunction with Beacon and indicated that Beacon had begun discussions with selected banks. The "Outline of Executive Compensation" was an outline of executive compensation originally prepared by Hale and Dorr LLP and delivered by Mr. Kline to Beacon on October 16, 1997, modified to reflect discussions with Beacon. The outline set forth the terms of proposed employment contracts, including a proposed term of five years, provisions for bonuses and severance payments and brief descriptions of the terms of the proposed equity plans, retirement plan and health plans. The employment contracts would also provide for covenants not to compete and not to solicit employees. Finally, the outline set forth a proposed board composition and terms of an option plan.

  The November 5 Analysis also contained a "Review of Base Case and Ownership Percentages--For Illustrative Purposes Only." In that section, for purposes of illustration in its role as a potential equity partner, Beacon assumed a per share value of $52 per share and proposed scenarios of equity contributions of $238.0 and $250.5 million, of which Beacon could contribute a portion. Beacon summarized the sources of other funds, the projected uses of funds, the multiples of projected 1998 and 1999 EBITA and EBITDA implied by a $52 per share value, summarized financial projections and summarized the pro forma ownership of the recapitalized company. In addition, based on the foregoing and on assumed financing interest rates ranging from 8.75% to 10.5%, Beacon projected a three year internal rate of return on equity of from 26.0% to 29.9% and a five year internal of return of from 25.1% to 28.4% based on an exit priced as a multiple of 10x EBITDA and 11x EBITA. The "Review of Base Case and Ownership Percentages" section was prepared by Beacon for illustrative purposes only to primarily indicate the effect on various financial ratios and multiples of a transaction based on a $52 per share value and a thirty percent equity contribution.

  The "Preliminary Timetable" section of the November 5 Analysis reviewed Beacon's original proposed timetable consisting of an eleven-week period of due diligence and planning prior to a public announcement, followed by a nine-week period before closing and reviewed a revised timetable with a six-week due diligence and planning period before the Company's next Board meeting. The section titled "Discussion of Due Diligence Process and Issues" addressed the role of outside consultants and advisors and business diligence issues, including technology risk, competitive risk, and economic risk, among others.

  For Beacon's efforts and assistance, the Company later agreed to pay the sum of $500,000 and reimburse Beacon for its out-of-pocket expenses in the amount of $175,000. Beacon has not consented to the use of the Beacon Materials in connection with, or references to the Beacon Materials in, this Proxy Statement.

REPORT OF CSFB

  MergerCo engaged CSFB to act as MergerCo's financial advisor in connection with the Merger. CSFB was retained based on CSFB's experience in securities valuations generally. CSFB has provided investment banking and corporate banking services to MergerCo's affiliates. MergerCo retained CSFB to assist in analyzing the Company and the Merger and to advise MergerCo with respect to, and to assist in, the negotiation of the terms of the Merger. The terms of the Merger Agreement, including the Merger Consideration, were the result of arms-length negotiations between the Company and its advisors. CSFB was not engaged to and did not render an opinion, make any finding nor make any recommendation with respect to the Merger Consideration. However, CSFB did prepare a summary valuation analysis of the Company to assist MergerCo in analyzing and negotiating the terms of the Merger. No limitations were imposed by MergerCo on the scope of CSFB's analysis or the procedures to be followed in furnishing such analysis.

  In connection with its engagement as MergerCo's financial advisor, CSFB: (1) reviewed certain publicly available business and financial information relating to the Company that CSFB deemed relevant; (2) reviewed certain other information, relating to the business, of the Company and certain subsidiaries, prepared and furnished to CSFB by the Company's management, including the Management Projections; (3) conducted discussions with members of senior management and representatives of the Company and certain subsidiaries concerning the matters described above, as well as their respective businesses and prospects; and (4) reviewed such other financial studies and analyses and took into account such other matters as CSFB deemed necessary, including an assessment of general economic and market conditions.

  On December 8, 1997, CSFB furnished MergerCo with a written preliminary report summarizing the types of analyses performed by CSFB (the "CSFB Report") and met with representatives of MergerCo to discuss the Merger. The CSFB Report was based on the Management Projections, which were prepared by the Company's management. The accuracy of the Management Projections was not reviewed by CSFB. CSFB assumed that such projections were reasonably prepared in good faith. The data and analyses contained in the CSFB Report were intended solely to provide additional information for the use and benefit of MergerCo, and were not prepared for the purpose of addressing the fairness of the Merger. The CSFB Report is available for inspection and copying at the principal offices of MergerCo located at 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803 by any interested stockholder of the Company or his or her representative who has been so designated in writing.

  The following is a summary of the material analyses performed by CSFB in connection with the CSFB Report. CSFB's valuation of the Company was based on a valuation of its five major subsidiaries: Telecommunications Techniques Corporation ("TTC"), Industrial Computer Source Inc. "(ICS"), Itronix Corporation ("Itronix"), AIRSHOW Inc. ("AIRSHOW") and da Vinci Systems, Inc. ("da Vinci").

 Telecommunications Techniques Corporation

  The valuation of the TTC subsidiary was based on three valuation methodologies: a discounted cash flow analysis, a comparable acquisitions analysis and a comparable companies analysis. The discounted cash flow analysis was based on Management Projections for the TTC subsidiary. CSFB estimated the present value of the future streams of unlevered after-tax cash flows that the TTC subsidiary could produce through the fiscal year 2004. CSFB estimated the terminal value for the TTC subsidiary at the end of the projection period by applying multiples ranging from 9.0x to 10.0x to the TTC subsidiary terminal year EBITDA. The cash flow streams and the terminal value were then discounted to present values using discount rates ranging from 14.0% to 15.0%. These multiples and discount rates were based on the manner in which CSFB believed comparable companies are valued in public and private markets and estimated industry weighted average cost of capital. The discounted cash flow analysis implied a pre-tax enterprise value reference range of $515.1 million to $586.4 million. In performing the comparable acquisitions analysis, CSFB reviewed certain publicly available operating statistics and purchase price information (including multiples of sales, EBITDA and net income) for acquisitions of companies considered by CSFB to be reasonably comparable to the TTC subsidiary. The comparable acquisitions considered by CSFB were the acquisition of Network General Corporation by McAfee Associates, Inc.; the acquisition of Siemens Communications Test Equipment by Tektronix, Inc.; the acquisition of Wavetek Corporation by DLJ Merchant Banking Partners II, L.P., and Green Equity Investors II, L.P.; the acquisition of Adtech by Bowthorpe PLC; the acquisition of Dancall Telcome by Bosch Telecom; the acquisition of Telecom Analysis System by Bowthorpe PLC; the acquisition of Megatest Corporation by Teradyne, Inc.; the acquisition of Reliance Comm/Tec by Kohlberg Kravis Roberts & Co.; the acquisition of Microwave Logic by Tektronix, Inc.; the acquisition of Keptel, Inc. by Antec Corporation; the acquisition of Cerjac by Hewlett-Packard; the acquisition of Wavetek Corporation by Torrey Investments Ltd.; and the acquisition of Wiltron Corporation by Anritsu Corporation. The comparable acquisitions analysis implied a pre-tax enterprise value reference range of $475.0 million to $575.0 million. In performing the comparable companies analysis, CSFB estimated certain publicly available historical financial results and market statistics (including multiples of sales, EBITDA, EBIT and net income) of Dynatech Corporation, Fluke Corporation, LeCroy Corporation, Tektronix, Inc., Applied Digital Access, Inc., Digital Lightwave, Inc., Radcom Ltd, Tekelec, and Wandel & Goltermann, all of which CSFB considered to be reasonably comparable to the TTC subsidiary. The comparable companies analyses implied a pre-tax enterprise value reference range of $425.0 million to $550 million. On the basis of the valuation methodologies described above, CSFB developed an overall pre-tax enterprise value reference range for the TTC subsidiary of $475.0 million to $585.0 million.

Industrial Computer Source Inc.

  The valuation of the ICS subsidiary was based on three valuation methodologies: a discounted cash flow analysis, a comparable acquisitions analysis and a comparable companies analysis. The discounted cash flow analysis was based on Management Projections for the ICS subsidiary. CSFB estimated the present value of the future streams of unlevered after-tax cash flows that the ICS subsidiary could produce through the fiscal year 2004. CSFB estimated the terminal value for the ICS subsidiary at the end of the projection period by applying multiples ranging from 8.0x to 9.0x to the ICS subsidiary terminal year EBITDA. The cash flow streams and the terminal value were then discounted to present values using discount rates ranging from 12.5% to 14.5%. These multiples and discount rates were based on the manner in which CSFB believed comparable companies are valued in public and private markets and estimated industry weighted average cost of capital. The discounted cash flow analysis implied a pre-tax enterprise value reference range of $101.0 million to $122.4 million. In performing the comparable acquisition analysis, CSFB reviewed certain publicly available operating statistics and purchase price information (including multiples of sales, EBITDA and net income) for acquisitions of companies considered by CSFB to be reasonably comparable to the ICS subsidiary. The comparable acquisitions considered by CSFB were the acquisition of Husky Group PLC by WPI Group; the acquisition of Advanced Logic Research by Gateway 2000; the acquisition of the remaining 51% interest in AST Research by Samsung Electronics in 1997; the acquisition of 19.99% interest in Packard Bell by NEC; the acquisition of 40.25% interest in AST Research in a series of transactions by Samsung Electronics in 1995; the acquisition of PCs Compleat by CompUSA; and the acquisition of Inmac by Micro Warehouse. The comparable acquisitions analysis implied a pre-tax enterprise value reference range of $90.0 million to $110.0 million. In performing the comparable companies analysis, CSFB examined certain publicly available historical financial results and market statistics (including multiples of sales, EBITDA, EBIT and net income) of Nematron Corporation, Paravant Computer, Texas Micro, Dell Computer, Gateway 2000, Micron Electronics, Black Box Corporation, CDW Computer Centers, Creative Computers and Micro Warehouse, all of which CSFB considered to be reasonably comparable to the ICS subsidiary. The comparable companies analysis implied a pre-tax enterprise value reference range of $75.0 million to $95.0 million. On the basis of the valuation methodologies described above, CSFB developed an overall pre-tax enterprise value reference range for the ICS subsidiary of $95.0 million to $110.0 million.

 Itronix Corporation

  The valuation of the Itronix subsidiary was based on three valuation methodologies: a discounted cash flow analysis, a comparable acquisitions analysis and a comparable companies analysis. The discounted cash flow analysis was based on Management Projections for the Itronix subsidiary. CSFB estimated the present value of the future streams of unlevered after-tax cash flows that the Itronix subsidiary could produce through the fiscal year 2004. CSFB estimated the terminal value for the Itronix subsidiary at the end of the projection period by applying multiples ranging from 6.5x to 7.5x to the Itronix subsidiary terminal year EBITDA. The cash flow streams, and the terminal values were then discounted to present values using discount rates ranging from 13.0% to 15.0%. These multiples and discount rates were based on the manner in which CSFB believed comparable companies are valued in public and private markets and estimated industry weighted average cost of capital. The discounted cash flow analysis implied a pre-tax enterprise value reference range of $29.3 million to $38.4 million. In addition, CSFB calculated the pre-tax enterprise value reference range of $23.4 million to $30.7 million assuming a performance discount of 20% from the pre-tax enterprise value reference range implied by the discounted cash flow analysis based on Management Projections for the Itronix subsidiary. In performing the comparable acquisitions analysis, CSFB reviewed certain publicly available operating statistics and purchase price information (including multiples of sales, EBITDA and net income) for acquisitions of companies considered by CSFB to be reasonably comparable to the Itronix subsidiary. The comparable acquisitions considered by CSFB were the acquisition of Husky Group PLC by WPI Group; the acquisition of Norand by Western Atlas; the acquisition of Itronix by the Company; the acquisition of Data Capture Group (Spectra-Physics AB/Nordbanken AB) by PSC; the acquisition of Computer Identics by Robotic Vision Systems; and the acquisition of Randomat by Fairey Group. The comparable acquisitions analysis implied a pre-tax enterprise value reference range of $35.0 million to $45.0 million. In performing the comparable companies analysis, CSFB examined certain publicly available historical financial results and market statistics (including multiples of sales, EBITDA, EBIT and net income) of Symbol Technologies, Telxon, and UNOVA, all of which CSFB considered to be reasonably comparable to the Itronix subsidiary. The comparable enterprises analysis implied a pre-tax enterprise value reference range of $30.0 million to $40.0 million. On the basis of the valuation methodologies described above, CSFB developed an overall pre-tax enterprise value reference range for the Itronix subsidiary of $25.0 million to $35.0 million.

 AIRSHOW Inc.

  The valuation of the AIRSHOW subsidiary was based on three valuation methodologies: a discounted cash flow analysis, a comparable acquisitions analysis and a comparable companies analysis. The discounted cash flow analysis was based on Management Projections for the AIRSHOW subsidiary. CSFB estimated the present values of the future streams of unlevered after-tax cash flows that the AIRSHOW subsidiary could produce through the fiscal year 2004. CSFB estimated the terminal value for that AIRSHOW subsidiary at the end of the projection period by applying multiples ranging from 8.0x to 9.0x to the AIRSHOW subsidiary terminal year EBITDA. The cash flow streams and the terminal value were then discounted to present values using discount rates ranging from 13.0% to 14.0%. These multiples and discount rates were based on the manner in which CSFB believed comparable companies are valued in public and private markets and estimated industry weighted average cost of capital. The discounted cash flow analysis implied a pre-tax enterprise value reference range of $109.9 million to $125.9 million. In performing the comparable acquisitions analysis, CSFB reviewed certain publicly available operating statistics and purchase price information (including multiple of sales) for a recent acquisition transaction of Hughes-Avicom International by Rockwell Industries which CSFB considered to be reasonably comparable to the AIRSHOW subsidiary. The comparable acquisitions analysis implied a pre-tax enterprise value reference range of $37.4 million. In performing the comparable companies analysis, CSFB examined certain publicly available historical financial results and market statistics (including multiples of sales, EBITDA, EBIT, and net income) of B/E Aerospace which CSFB considered to be reasonably comparable to the AIRSHOW subsidiary. The comparable companies analysis implied a pre-tax enterprise value reference range of $100.0 million to $125.0 million. On the basis of the valuation methodologies described above, CSFB developed an overall pre-tax enterprise value reference range for the AIRSHOW subsidiary of $100.0 million to $125.0 million.

da Vinci Systems Inc.

  The valuation of the da Vinci subsidiary was based on three valuation methodologies: a discounted cash flow analysis, a comparable acquisitions analysis and a comparable companies analysis. The discounted cash flow analysis was based on Management Projections for the da Vinci subsidiary. CSFB estimated the present value of the future streams of unlevered after-tax cash flows that the da Vinci subsidiary could produce through the fiscal year 2004. CSFB estimated the terminal value for the da Vinci subsidiary at the end of the projection period by applying multiples ranging from 6.5x to 8.0x to the da Vinci subsidiary terminal year EBITDA. The cash flow streams and the terminal value were then discounted to present values using discount rates ranging from 12.0% to 13.0%. These multiples and discount rates were based on the manner in which CSFB believed comparable companies are valued in public and private markets and estimated industry weighted average cost of capital. The discounted cash flow analysis implied a pre-tax enterprise value reference range of $33.6 million to $40.1 million. In performing the comparable acquisitions analysis, CSFB reviewed certain publicly available operating statistics and purchase price information (including multiple of sales) for an acquisition transaction of Cimel and Brimer by an Investor Group which CSFB considered to be reasonably comparable to the da Vinci subsidiary. The comparable acquisitions analysis implied a pre-tax enterprise value reference range of $21.8 million. In performing the comparable companies analysis, CSFB examined certain publicly available historical financial results and market securities (including multiples of sales, EBITDA, EBIT and net income) of Avid Technology which CSFB considered to be reasonably comparable to the da Vinci subsidiary. The comparable companies analysis implied a pre-tax enterprise value reference range of $30.0 million to $45.0 million. On the basis of the valuation methodologies described above, CSFB developed an overall pre-tax enterprise value reference range for the da Vinci subsidiary of $35.0 million to $40.0 million.

Consolidated Valuation

  CSFB based its consolidated pre-tax value reference range on the pre-tax enterprise value reference ranges computed for each of the Company's five major subsidiaries (TTC, ICS, Itronix, AIRSHOW and da Vinci) plus after-tax proceeds from sale of certain other subsidiaries of the Company (based on estimates provided by MergerCo) minus an unallocated corporate overhead charge, plus cash, option proceeds, with deductions including total debt and other liabilities. CSFB estimated a consolidated pre-tax value reference range for the Company of between $42.13 to $50.47 per share of Common Stock, on a fully-diluted basis (taking into account in-the-money options). CSFB also estimated the aggregate net after-tax proceeds that could result from a disposition of the following subsidiaries of the Company: ICS, AIRSHOW and da Vinci. The resulting consolidated value reference range for each share of Common Stock on a fully-diluted basis was $38.09 to $45.47 per share.

  Pursuant to the engagement letter, dated as of November 19, 1997, between MergerCo and CSFB, MergerCo has agreed to pay CSFB a fee, payable upon consummation of the Merger, of $2,000,000. MergerCo has also agreed to indemnify CSFB and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. Further, CSFB has been selected as syndication agent and one of the arrangers under the Senior Secured Credit Facility and joint lead manager of the Senior Subordinated Notes. In such capacities, it is expected that CSFB will receive customary bank fees (including the reimbursement of reasonable expenses) and customary underwriting commissions.

CERTAIN PROJECTIONS

  The Company does not as a matter of course make public forecasts or projections as to future revenues or results of operations. As discussed above in "Special Factors--Background of the Merger" and "--Opinion of Financial Adviser," however, during a December 3, 1997 meeting with representatives of CDR, CSFB, J.P. Morgan Securities, Inc., Merrill Lynch and certain independent directors, management presented the Management Projections, an overview of management's estimates of the Company's future financial performance. Subsequently, after meetings with the Company's management and after conducting its due diligence investigation of the Company, Merrill Lynch formulated a set of adjustments to the Management Projections which are reflected in the Adjusted Projections. The adjustments generally reflect Merrill Lynch's view that, based on its historical financial performance, the Company plausibly could have higher sales and lower operating expenses in the future. The Management Projections present a more conservative projected rate of revenue growth and projected operating profit margin than the Adjusted Projections. While Merrill Lynch considered the Management Projections to be reasonably prepared, Merrill Lynch developed the Adjusted Projections, based on more optimistic assumptions, to assist in the negotiation process.

  While presented with numerical specificity, the projections and the adjustments thereto are based upon numerous estimates and assumptions that are inherently subject to significant business, economic, industry and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond the Company's control. Certain assumptions on which the projections were based related to the achievement of strategic goals, objectives and targets over the applicable periods that are more favorable than recent historical results. Accordingly, there can be no assurance that the projected results would be realized or that actual results would not be significantly higher or lower than those predicted.

  While the projections were prepared in good faith no assurance can be made regarding future events. Therefore, such projections cannot be considered a reliable predictor of future operating results, and this information should not be relied upon as such. Additionally, the financial projections do not reflect revised prospects for the Company, changes in general business and economic conditions, or any other transaction or event that has occurred or may occur and that was not anticipated at the time such information was prepared. The projections were not prepared with a view toward public disclosure or complying with either the published guidelines of the Commission regarding projections or forecasts or the American Institute of Certified Public Accountants' Guide for Prospective Financial Statements. The projections do not purport to present operations in accordance with generally accepted accounting principles, and the Company's independent auditors have not examined, compiled or performed any procedures regarding these projections, and accordingly, assume no responsibility for them. Stockholders are cautioned not to place undue reliance on the projections. See "Risk Factors--Forecasts; Limits of Reliability; Forward-Looking Statements."

Company Projections Summary

                                               FOR THE FISCAL YEAR ENDED MARCH
                                                             31,
                                              ----------------------------------
                                               1998   1999   2000   2001   2002
                                              ------ ------ ------ ------ ------
                                                    (DOLLARS IN MILLIONS)
SALES
  Management Projections..................... $472.7 $531.0 $568.8 $642.8 $726.1
  Adjusted Projections....................... $472.7 $533.8 $574.3 $653.7 $744.4
  Differential...............................    0.0    2.8    5.5   10.9   18.3
EBITA
  Management Projections..................... $ 78.9 $ 82.5 $ 88.7 $100.0 $112.8
  Adjusted Projections....................... $ 78.9 $ 91.3 $104.5 $121.3 $141.7
  Differential...............................    0.0    8.8   15.8   21.3   28.9

TTC Projections Summary

                                             FOR THE FISCAL YEAR ENDED MARCH 31,
                                             -----------------------------------
                                                1998        1999        2000
                                             ----------- ----------- -----------
                                                    (DOLLARS IN MILLIONS)
SALES
  Management Projections....................      $239.8      $266.2      $298.7
  Adjusted Projections......................       239.8       272.2       309.0
  May Strategic Plan........................       238.0       290.4       354.5
EBITA
  Management Projections.................... $      51.7 $      53.0 $      58.5
  Adjusted Projections......................        51.7        59.0        68.1
  May Strategic Plan........................        50.0        64.8        84.0

MATERIAL FEDERAL INCOME TAX CONSEQUENCES

  In the opinion of Ropes & Gray, the following are the material United States federal income tax considerations generally applicable to Stockholders in connection with the Merger. The tax treatment described herein may vary depending upon each Stockholder's particular circumstances and tax position. Certain holders of Common Stock (including MergerCo, John F. Reno and his family trusts, insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations, persons who are not citizens or residents of the United States, holders who do not hold their shares as capital assets and holders who have acquired their Common Stock upon the exercise of options or otherwise as compensation) may be subject to special rules not discussed below. No ruling from the Internal Revenue Service ("IRS") will be applied for with respect to the federal income tax consequences discussed herein. The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions thereunder as of the date hereof, and such authorities may be repealed, revoked or modified so as to result in federal income tax consequences different from those discussed below. Furthermore, certain conclusions as to the tax effect on Stockholders are not free from doubt. This discussion does not consider the effect of any applicable foreign, state, local or other tax laws.

  In general, a Stockholder who realizes a gain in connection with the Merger should be taxed in the same manner as if he had sold his Common Stock for a price per share equal to the sum of $47.75 plus an amount of cash equal to the fair market value of 0.5 shares of Recapitalized Common Stock. For this purpose, a Stockholder will determine whether he has realized a gain in the Merger by comparing his total adjusted tax basis in his shares of Common Stock with the total cash and the fair market value of the Recapitalized Common Stock he receives in the Merger, and will determine the fair market value of the Recapitalized Common Stock based primarily on the trading market that exists following consummation of the Merger. A Stockholder who realizes a loss in the Merger will not be permitted to recognize the loss in full for tax purposes unless he sells the Recapitalized Common Stock received in the Merger.

  As described below, the IRS may not concur with the description of tax consequences set forth in the preceding paragraphs. In addition, as described below, Stockholders who have an adjusted tax basis in their Common Stock that is less than the fair market value of the Recapitalized Common Stock received in the Merger, who purchase or otherwise acquire Recapitalized Common Stock after the Merger, who are treated as owning Recapitalized Common Stock under certain constructive ownership rules, or who are Dissenting Stockholders may be subject to tax consequences different from those set forth in the preceding paragraph.

  EACH STOCKHOLDER SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, FOREIGN, STATE, LOCAL OR OTHER TAX LAWS.

 Characterization of the Merger for Federal Income Tax Purposes

  For federal income tax purposes, MergerCo should be disregarded as a transitory entity, and the Merger of MergerCo with and into the Company should be treated as consisting of two transactions: a sale for cash of a portion of each Stockholder's Common Stock to CDR Fund V, and a recapitalization in which the remaining portion of each Stockholder's Common Stock is exchanged for Recapitalized Common Stock and cash. These two transactions are referred to below respectively as the "Deemed Sale" and the "Recapitalization."

  It is unclear how the total cash proceeds received by each Stockholder should be allocated between the Deemed Sale and the Recapitalization. It is also unclear how each Stockholder's basis in the Common Stock exchanged in the Merger should be allocated between the Deemed Sale and the Recapitalization. The Company intends to take the position for all tax purposes that the amount of the total cash proceeds allocable to the Deemed Sale is equal to the total amount of cash contributed to MergerCo by CDR Fund V in exchange for MergerCo stock, and that the amount of the total cash proceeds allocable to the Recapitalization is equal to the balance of the cash proceeds received in the Merger. The IRS could, however, adopt a different approach in determining the allocation of proceeds between the Deemed Sale and the Recapitalization.

 Federal Income Tax Consequences to Stockholders

  Deemed Sale to CDR Fund V. To the extent that a Stockholder is considered to have sold Common Stock to CDR Fund V in the Deemed Sale, the Stockholder will recognize either capital gain or loss equal to the difference between the cash proceeds received by the Stockholder that are allocable to the Deemed Sale and the Stockholder's adjusted tax basis in such Common Stock. Such gain or loss will be long-term capital gain or loss if the Common Stock was held by the Stockholder for more than one year. Individuals will be subject to tax at a maximum rate of 28 percent on net capital gains if the Common Stock was held for more than one year but not more than 18 months, and at a maximum rate of 20 percent on net capital gains if the Common Stock was held for more than 18 months.

  Recapitalization. To the extent that a Stockholder is considered to have exchanged Common Stock in the Recapitalization, the federal income tax consequences to the Stockholder will depend on whether the Recapitalization is treated for tax purposes as an integrated transaction or as an exchange of Common Stock for Recapitalized Common Stock and a separate unrelated cash distribution. The Recapitalization should be treated as an integrated transaction, and the Company intends to take the position that it is an integrated transaction. However, it is possible that the IRS may take the position that the Recapitalization should be treated as an exchange of Common Stock for Recapitalized Common Stock and a separate unrelated cash distribution. Certain tax consequences to Stockholders if such a position were to prevail are described below under the caption "Possible Treatment of the Recapitalization as a Bifurcated Transaction."

 . Expected Treatment of the Recapitalization as an Integrated Transaction. If the Recapitalization is treated as an integrated transaction, a Stockholder whose Common Stock is exchanged for Recapitalized Common Stock and cash (including cash received in lieu of fractional shares of Recapitalized Common Stock) will realize gain or loss measured by the difference, if any, between (i) the sum of the fair market value of the

   Recapitalized Common Stock and the amount of cash received by the Stockholder in the Recapitalization and (ii) the Stockholder's adjusted tax basis in the Common Stock surrendered in the Recapitalization. Gain realized by a Stockholder will be recognized, but only to the extent it does not exceed the amount of cash received by the Stockholder in the Recapitalization. Any excess gain and any loss realized by a Stockholder in the Recapitalization will not be recognized unless the Stockholder sells the Recapitalized Common Stock. Each Stockholder's tax basis in the Recapitalized Common Stock immediately following the Recapitalization will equal such Stockholder's adjusted tax basis in the Common Stock surrendered in the Recapitalization, decreased by the amount of cash received by such Stockholder in the Recapitalization and increased by the amount of gain recognized by such Stockholder in the Recapitalization. The holding period of the Recapitalized Common Stock will include the holding period of the Common Stock surrendered in the Recapitalization.

   The character of any gain recognized by a Stockholder with respect to the Recapitalization as capital gain or ordinary income will depend on whether the exchange of Common Stock in the Recapitalization has the effect of a dividend distribution with respect to such a Stockholder. It is expected that for most unaffiliated Stockholders, the exchange will not have the effect of a dividend distribution, and thus any gain recognized will be treated as gain from a sale or exchange of Common Stock, and will be taxable as capital gain in accordance with the holding period principles described above under the caption "Deemed Sale to CDR Fund V." If, due to a Stockholder's particular circumstances, the exchange does have the effect of a dividend distribution, any gain recognized by the Stockholder will be treated as a dividend taxable as ordinary income to the extent of such Stockholder's ratable share of the Company's undistributed accumulated earnings and profits, with the remainder, if any, of the recognized gain being taxable as capital gain.

   In the case of a Stockholder that is a corporation, the amount of recognized gain treated as a dividend may be eligible for the 70% dividends-received deduction. The dividends-received deduction is subject to certain limitations, and may not be available if the corporate Stockholder does not satisfy certain holding period requirements with respect to the Common Stock or if the Common Stock is treated as "debt-financed portfolio stock." Additionally, if a dividends-received deduction is available, the dividend may be treated as an "extraordinary dividend," in which case a corporate Stockholder's adjusted tax basis in the Common Stock would be reduced, but not below zero, by the amount of the nontaxed portion of such dividend. Any amount of the nontaxed portion of the dividend in excess of the corporate Stockholder's adjusted tax basis in the Common Stock generally will be treated as gain from the sale or exchange of the Common Stock for the taxable year in which the extraordinary dividend is received. Corporate Stockholders are urged to consult their own tax advisers as to the effect of the "extraordinary dividend" rules on the adjusted tax basis of their Common Stock.

   An exchange of Common Stock pursuant to the Recapitalization should not have the effect of a dividend distribution if such exchange (i) is "substantially disproportionate" with respect to the Stockholder, (ii) is "not essentially equivalent to a dividend" with respect to the Stockholder, or (iii) results in a complete termination of the Stockholder's interest in the Company. It is expected that the exchange of Common Stock by most unaffiliated Stockholders should satisfy at least one of the three tests and thus no part of the consideration received by such Stockholders should be taxed as a dividend to them.

   In determining whether any of the three tests listed above is satisfied, a Stockholder must take into account not only the Common Stock or Recapitalized Common Stock such Stockholder actually owns, but also any Common Stock or Recapitalized Common Stock such Stockholder is deemed to own under certain constructive ownership rules. Pursuant to these constructive ownership rules, a Stockholder is deemed to constructively own any stock that is owned by certain related individuals or entities and any stock that the Stockholder has the right to acquire by exercise of an option or by conversion or exchange of a security.

   Stockholders who are holders of Company Stock Options and whose Company Stock Options are converted into equivalent options to purchase shares of Recapitalized Common Stock in lieu of receiving Option Cancellation Payments, or Stockholders who are otherwise issued options to purchase Recapitalized Common Stock, will be treated as constructively owning the shares of Recapitalized Common Stock that are issuable upon the exercise of such options.

   The exchange of a Stockholder's Common Stock will be "substantially disproportionate" with respect to such Stockholder if, among other things, the percentage of the outstanding Recapitalized Common Stock actually and constructively owned by such Stockholder immediately following the Merger is less than 80% of the percentage of the outstanding Common Stock actually and constructively owned by such Stockholder immediately prior to the Merger.

   The exchange of a Stockholder's Common Stock will satisfy the "not essentially equivalent to a dividend" test if the Stockholder's exchange of Common Stock pursuant to the Merger results in a "meaningful reduction" in such Stockholder's proportionate interest in the Company. Whether the receipt of cash by a Stockholder will be considered "not essentially equivalent to a dividend" will depend upon such Stockholder's facts and circumstances. In certain circumstances, even a small reduction in a Stockholder's proportionate equity interest may satisfy this test. For example, the IRS has indicated in a published ruling that a 3.3% reduction in the proportionate equity interest of a small (substantially less than 1%) stockholder in a publicly held corporation who exercises no control over corporate affairs constitutes such a "meaningful reduction." Stockholders should consult with their own tax advisers as to the application of this test in their particular situations.

   The exchange of a Stockholder's Common Stock in the Merger may result in the complete termination of such Stockholder's interest in the Company if, shortly after the Merger, the Stockholder sells all of the Recapitalized Common Stock received by such Stockholder in the Merger. For purposes of determining whether a Stockholder's interest in the Company has been completely terminated, a Stockholder may be eligible to waive the application of certain constructive ownership rules. Stockholders should consult with their own tax advisers as to the application of this test in their particular situations.

  A Stockholder may not be able to satisfy any of the above tests because of contemporaneous acquisitions of Recapitalized Common Stock by such Stockholder or by a related party whose Recapitalized Common Stock would be attributed to such Stockholder under the Code, because of the conversion of Company Stock Options into equivalent options to purchase shares of Recapitalized Common Stock, or because of the issuance to such Stockholder of options to purchase Recapitalized Common Stock. Stockholders should consult their own tax advisers regarding the tax consequences of any such contemporaneous acquisitions, conversion of Company Stock Options or issuance of options to purchase shares of Recapitalized Common Stock.

 . Possible Treatment of the Recapitalization as a Bifurcated Transaction. As discussed above, the Recapitalization should be treated as an integrated transaction and the Company intends to take the position that it is an integrated transaction. However, if the Recapitalization were characterized as an exchange of Common Stock for Recapitalized Common Stock and a separate unrelated cash distribution, the cash received by the Stockholders (other than cash received in lieu of fractional shares of Recapitalized Common Stock) would be treated as a dividend taxable as ordinary income to the extent of the Company's current and accumulated earnings and profits allocable to such distribution, without regard to any Stockholder's gain or loss with respect to the Recapitalization. Cash received by the Stockholders in excess of the Company's current and accumulated earnings and profits allocable to the distribution (other than cash received in lieu of fractional shares of Recapitalized Common Stock) would be treated first as a tax-free return of capital and then as capital gain.

   As a result of this treatment of the Recapitalization as a bifurcated transaction, Stockholders could be required to recognize ordinary income in circumstances in which they would not have been required to recognize ordinary income if the Recapitalization had been treated as an integrated transaction. Stockholders that are corporations would in certain circumstances be eligible for the 70% dividends-received deduction with respect to the dividend distribution as described above under the caption "Expected Treatment of the Recapitalization as an Integrated Transaction."

   If the Recapitalization were treated as a bifurcated transaction, Stockholders would not recognize gain or loss on the exchange of Common Stock for Recapitalized Common Stock. The basis of each Stockholder's Recapitalized Common Stock would equal the basis such Stockholder had in the Common Stock.

   The receipt of cash by a Stockholder in lieu of fractional shares of Recapitalized Common Stock would be treated as a redemption and any gain would be taxed as capital gain if the receipt of cash were "substantially disproportionate" with respect to the Stockholder, if the receipt of cash were "not essentially equivalent to a dividend," or if the receipt of cash resulted in a complete termination of the Stockholder's interest in the Company, as described above under the caption "Expected Treatment of the Recapitalization as an Integrated Transaction." Any capital gain would be taxed in accordance with the holding period principles described above under the caption "Deemed Sale to CDR Fund V." It is expected that the receipt by most unaffiliated Stockholders of cash in lieu of fractional shares would satisfy at least one of the three above-mentioned tests. However, if none of the three tests were met, any cash received in lieu of fractional shares of Recapitalized Common Stock would be treated as a dividend and taxed in the same manner as a separate unrelated cash distribution, as described above.

 . Treatment of Dissenting Stockholders. Assuming the Recapitalization is treated as an integrated transaction, any cash received by a Dissenting Stockholder should be treated as proceeds from a sale or exchange of such Dissenting Stockholder's Common Stock if the receipt of cash is "substantially disproportionate" with respect to such Dissenting Stockholder, if the receipt of cash is "not essentially equivalent to a dividend," or if the receipt of cash results in a complete termination of such Dissenting Stockholder's interest in the Company, as described above under the caption "Expected Treatment of the Recapitalization as an Integrated Transaction." Dissenting Stockholders should consult with their own tax advisers as to the application of the above tests in their particular circumstances. If the cash received by a Dissenting Stockholder is treated as proceeds from a sale or exchange, any gain recognized will be taxable as capital gain in accordance with the holding period principles described above under the caption "Deemed Sale to CDR Fund V," and any loss recognized will be capital loss. Otherwise, the cash received will be treated as a dividend and taxed as described above under the caption "Possible Treatment of the Recapitalization as a Bifurcated Transaction."

   Although the matter is not free from doubt, it is more likely than not that if the Recapitalization were treated as a bifurcated transaction, any cash received by Dissenting Stockholders would be treated in the manner described in this section rather than as described above under the caption "Possible Treatment of the Recapitalization as a Bifurcated Transaction."

 Foreign Stockholders--Withholding

  The following is a general discussion of certain federal income tax consequences of the Merger to foreign Stockholders. For this purpose, a foreign Stockholder is any person who is, for federal income tax purposes, a foreign corporation, a non-resident alien individual, a foreign partnership or a foreign estate or trust.

  In the case of any foreign Stockholder, the Exchange Agent will withhold 30% of the amount of cash received by such Stockholder in the Recapitalization in order to satisfy certain withholding requirements, unless such foreign Stockholder proves in a manner satisfactory to the Company and the Exchange Agent that either (i) the cash received in the Recapitalization pursuant to the Merger will qualify for treatment as proceeds of a sale or exchange of Common Stock, rather than as a dividend for federal income tax purposes, in which case no withholding will be required, (ii) the foreign Stockholder is eligible for a reduced tax treaty rate with respect to dividend income, in which case the Exchange Agent will withhold at the reduced treaty rate or (iii) no withholding is otherwise required.

  Foreign Stockholders should consult their own tax advisers regarding the application of these withholding rules.

 Information Reporting and Backup Withholding

  The Company must report annually to the IRS and to each Stockholder the amount of dividends paid to such Stockholder and the backup withholding tax, if any, withheld with respect to such dividends. Copies of these information returns also may be made available to the tax authorities in the country in which a foreign Stockholder resides under the provisions of an applicable income tax treaty. Backup withholding (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) generally will not apply to dividends paid to a foreign Stockholder at an address outside the United States (unless that payor has knowledge that the payee is a United States person).

  Payment of the proceeds of a sale of Common Stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a foreign Stockholder and the payor does not have actual knowledge that such owner is a United States person, or unless the beneficial owner otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes, a United States person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will not be subject to backup withholding but will be subject to information reporting, unless (1) such broker has documentary evidence in its records that the beneficial owner is a foreign holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

  Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's federal income tax liability provided the required information is furnished to the IRS.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  Certain directors and executive officers of the Company may have interests, described herein, that present them with potential conflicts of interest in connection with the Merger. The Board of Directors is aware of the conflicts described below and considered them in addition to the other matters described under "Special Factors--Recommendation of Board; Reasons for the Merger."

  Pursuant to the Merger Agreement, except as provided in the following paragraphs, (i) each outstanding Company Stock Option will become fully vested and exercisable immediately prior to the Merger, (ii) any outstanding Company Stock Option that is not exercised prior to the Effective Time shall, subject to the consent of the holder thereof, be canceled at the Effective Time, and
(iii) each holder of any such cancelled Company Stock Options will receive, in consideration of such cancellation, an Option Cancellation Payment. On April 16, 1998 there were 2,141,399 Company Stock Options outstanding.

  John F. Reno, Allan M. Kline and John R. Peeler, three of the Company's most senior executive officers, have entered into employment agreements with the Company that become effective at the Effective Time and that provide them with certain benefits in the event of a qualifying termination of their employment after consummation of the Merger. See "Certain Relationships and Related Transactions--Employment and Other Agreements."

  In addition, the agreements provide for the manner in which the Common Stock held by Mr. Reno and two family trusts established by Mr. Reno will be treated in the Merger and the manner in which the Company Stock Options held by each such executive will be treated in the Merger. Pursuant to his employment agreement, Mr. Reno, together with two family trusts established by Mr. Reno, will contribute 40,804 shares of Common Stock to MergerCo immediately prior to the Effective Time in exchange for 799,758 shares of MergerCo Common Stock, which shares of MergerCo Common Stock shall be converted, pursuant to the Merger, into a like number of shares of Recapitalized Common Stock. The value of the Recapitalized Common Stock to be received by Mr. Reno in respect of each share of his Common Stock is equal to the value of the Merger Consideration to be received by the unaffiliated shareholders. Messrs. Reno, Kline and Peeler currently own options to purchase 413,000 shares, 66,000 shares and 166,400 shares, respectively, of Common Stock. Each of the employment agreements provides that, as described under "The Merger and the Merger Agreement--Effect on Stock Options and Employee Benefit Matters," all of the Company Stock Options currently held by each of Messrs. Reno, Kline and Peeler (or, in the case of Mr. Peeler, the options to purchase 137,600 shares of Common Stock currently owned by him) will be converted into equivalent options (the exercise prices of which preserve the economic value (i.e. the excess of the per share Merger Consideration to be paid to unaffiliated shareholders over the exercise price) of their current Company Stock Options), all of which, other than 20,737 Company Stock Options held by Mr. Reno, will be fully vested and exercisable, to purchase shares of Recapitalized Common Stock in lieu of such executives receiving Option Cancellation Payments. In addition, an aggregate of approximately 483,400 Company Stock Options held by the Management Stockholders will be converted into fully vested and exercisable equivalent options (the exercise prices of which preserve the economic value of their current Company Stock Options), all of which will be fully vested and exercisable, to purchase shares of Recapitalized Common Stock in lieu of such Management Stockholders receiving an Option Cancellation Payment for such options.

  Prior to the Merger, assuming the vesting and exercise of all Company Stock Options, Messrs. Reno, Kline and Peeler own shares representing approximately 2.4%, 0.4% and 1.0%, respectively, of the outstanding Common Stock. Following the Merger, assuming no Stockholders exercise their appraisal rights, no Company Stock Options are exercised prior to the Merger, the conversion of Company Stock Options and the issuance of options as described herein and the vesting and exercise of all outstanding options, Messrs. Reno, Kline and Peeler would own shares representing approximately 5.7%, 0.8% and 1.7%, respectively, of the outstanding Recapitalized Common Stock.

  Also, following the Effective Time, the Company expects to authorize the grant of options to purchase approximately 15,680,000 shares of Recapitalized Common Stock to certain officers and other key employees pursuant to one of the Company Stock Plans.

  Pursuant to the Merger Agreement, for a period of six years after the Effective Time, the Surviving Corporation has agreed to indemnify officers, directors, employees and agents of the Company and its subsidiaries against losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent provided for in the Company's Restated Articles of Organization and By-Laws, as amended (to the extent consistent with applicable law). Further, the Company will maintain during such six-year period, directors' and officers' liability insurance covering the persons who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect as of December 20, 1997. See "The Merger and the Merger Agreement--Indemnification and Insurance."

  Upon or following the Merger, the Company expects to enter into a consulting agreement with CDR which will provide for (i) an annual fee, initially of $500,000, for providing such management and financial consulting services to the Company and its subsidiaries and (ii) reimbursement of out-of-pocket expenses it incurs after the Merger, for so long as CDR Fund V has an investment in the Company and its subsidiaries. At or following the Merger, it is expected that the Company will pay CDR a transaction fee of approximately $9.2 million in consideration for services provided by CDR in arranging the Merger, arranging and negotiating the financing for the Merger, and related services, plus reimbursement of out-of-pocket expenses incurred by CDR. In addition, it is expected that, upon and following the Merger, the Company will agree to indemnify CDR and CDR Fund V and certain related parties, subject to certain limitations, against all claims and liabilities arising out of or in connection with the Securities Act, the Exchange Act, or any other applicable securities or other laws, in connection with the Merger and related transactions and the operation of the business following the Merger. It is also expected that, upon and following the Merger, the Company will enter into a registration rights agreement with the shareholders of MergerCo which will provide that such shareholders may require the Company to register their shares of Recapitalized Common Stock under the Securities Act.

  None of the directors of MergerCo is affiliated with the Company. After consummation of the Merger, Messrs. Reno, Kline and Peeler are expected to be directors of the Surviving Corporation. The current executive officers of the Company, including Messrs. Reno, Kline and Peeler, will be officers of the Surviving Corporation. See "Certain Relationships and Related Transactions-- Employment and Other Agreements."

  Mr. Dennis Kozlowski has agreed to serve on the board of directors of United States Office Products, Inc., a company in which CDR Fund V has agreed to make a significant investment.

                                 RISK FACTORS

  Stockholders should carefully review and consider, among other things, the factors set forth below, as well as the other information included in this Proxy Statement, before casting their votes with respect to the Merger Agreement and the Merger.

CONTROL BY CDR FUND V

  Immediately following the Merger, the CDR Fund V will control approximately 92.3% of the outstanding shares of Recapitalized Common Stock of the Company. As a result of its stock ownership, CDR Fund V will control the Company and have the power to elect the directors of the Company, appoint new management, and approve any action requiring approval by the stockholders of the Company, including adopting certain amendments to the articles of organization of the Company and approving any merger or sale of all or substantially all the assets of the Company. The directors so elected will have the authority to effect decisions affecting the capital structure of the Company, including the incurrence of additional indebtedness, the issuance of preferred stock and the declaration of dividends. There can be no assurance that the policies of the Company in effect prior to the Merger with respect to such matters or other matters will continue after the Merger. Moreover, concentration of ownership by CDR Fund V of Recapitalized Common Stock of the Company will have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from seeking to acquire, control of the Company. A third party would be required to negotiate any such transaction with CDR Fund
V. There can be no assurance that the interests of CDR Fund V will not conflict with the interests of Stockholders with respect to any such transaction or otherwise. CDR Fund V has agreed, pursuant to certain employment agreements with Messrs. Reno, Kline and Peeler, to elect them to serve as directors of the Company so long as they are employed by the Company.

DELISTING OF COMMON STOCK ON THE NEW YORK STOCK EXCHANGE

  As a result of the Merger, it is expected that the Common Stock will no longer meet the listing requirements of the New York Stock Exchange and the New York Stock Exchange may act unilaterally to delist the Common Stock. However, even if the New York Stock Exchange does not take such action unilaterally, it is the intention of the Company to delist the Common Stock at the Effective Time, if such delisting is permitted, and thereafter not to list the Common Stock or Recapitalized Common Stock on any other national securities exchange or automated quotation system. Such delisting of the Common Stock and intention not to list the Recapitalized Common Stock, together with the substantial decrease in the percentage of shares of outstanding common stock of the Company held by Stockholders (other than Management Stockholders and MergerCo), is expected to result in a substantial decrease in the liquidity of the Recapitalized Common Stock, even if the Company continues to be a reporting company under the Exchange Act and continues to file the periodic reports (including annual and quarterly reports) required to be filed thereunder. Shares of Recapitalized Common Stock are expected to trade only in the over-the-counter market. Although prices in respect of trades may be published by the National Association of Securities Dealers, Inc. on its electronic bulletin board and "pink sheets," quotes for such shares would not be as readily available; accordingly, it is anticipated that the Recapitalized Common Stock will trade much less frequently than the Common Stock traded prior to the Merger, which may have a material adverse effect on the market value shares of Recapitalized Common Stock.

  In addition, the shares of Common Stock are currently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Common Stock. It is possible that after the Merger (depending upon certain factors) the shares of Recapitalized Common Stock would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

TERMINATION OF EXCHANGE ACT REPORTING

  The Company is obligated by the Merger Agreement to continue to be a reporting company under the Exchange Act and to continue to file periodic reports (including annual and quarterly reports) for at least five years after the Merger, unless fewer than 100 record holders of shares of Recapitalized Common Stock are non-affiliates of the Surviving Corporation or except as otherwise provided in the Merger Agreement. After the fifth anniversary of the Effective Time, as provided in the Merger Agreement, the Company may deregister the Recapitalized Common Stock under the Exchange Act if permitted by applicable law. If the Company were to cease to be a reporting company under the Exchange Act and to the extent not required in connection with any other debt or equity securities of the Company registered or required to be registered under the Exchange Act, the information now available to Stockholders in the annual, quarterly and other reports required to be filed by the Company with the Securities and Exchange Commission would not be available to them as a matter of right.

POTENTIAL DILUTION OF STOCKHOLDERS

  Mr. Reno and his family trusts will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock, which will be converted into Recapitalized Common Stock in the Merger. In addition, some or all of the Company Stock Options held by Management Stockholders will be converted into equivalent options (the exercise prices of which preserve the economic value of their current Company Stock Options), most of which will be fully vested and exercisable, to purchase shares of Recapitalized Common Stock in lieu of the Management Stockholders receiving the Option Cancellation Payment. Following the Merger, the Company intends to grant additional options to purchase shares of Recapitalized Common Stock to members of the Company's management and key employees. The maximum aggregate number of shares of Recapitalized Common Stock expected to be reserved for issuance pursuant to the Stock Option Plans following the Merger, assuming no Company Stock Options are exercised prior to the Merger, is approximately 62,471,766. Any such grant or exercise of any stock option will dilute the equity ownership percentage of the Stockholders and CDR Fund V and may result in a decrease of the book value per share of the Recapitalized Common Stock. See "Special Factors--Interests of Certain Persons in the Merger."

SUBSTANTIAL LEVERAGE; LIQUIDITY

  The Company will incur substantial indebtedness in connection with the Merger and will thereby become highly leveraged, with indebtedness that is very substantial in relation to its shareholders' equity. The Company did not have substantial indebtedness prior to the Merger (approximately $280,000 at December 31, 1997). As of December 31, 1997, after giving pro forma effect to the Merger and the Financing and the application of the net proceeds therefrom, the Company would have had approximately $568.2 million of consolidated indebtedness and approximately $355.0 million of consolidated stockholders' deficit. The Senior Secured Credit Facilities and the indenture for the Senior Subordinated Notes will permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations. The Company will be required to repay the $260 million in term loans under the Senior Secured Credit Facilities over the nine year period following the Effective Time. In addition, the Company will be required to prepay Senior Secured Credit Facilities borrowings using the proceeds from certain asset sales, certain casualty insurance, condemnation or similar recoveries by the Company and certain indebtedness by the Company other than as permitted under the Senior Secured Credit Facilities, as well as 50% of its excess cash flow (as defined in the Senior Secured Credit Facilities) unless a leverage ratio test is met. All outstanding revolving credit borrowings under the Senior Secured Credit Facilities will become due on the sixth anniversary of the Effective Time. Because of its working capital needs, the Company expects that it will be required at that time to enter into new revolving credit facility arrangements. No assurance can be given that any extension, renewal, replacement or refinancing of the Company's Revolving Credit Facility can be successfully accomplished or accomplished on acceptable terms. See "Selected Historical Consolidated Financial Data," "Management's Discussion & Analysis-- Capital Resources and Liquidity," "Merger Financings--Senior Secured Credit Facilities" and "--Senior Subordinated Notes."

  The Company's high leverage may have important consequences for the Company, including but not limited to the following: (a) the Company's ability to obtain additional financing for future acquisitions (if any), working capital, capital expenditures or other purposes may be impaired or any such financing may not be on terms favorable to the Company; (b) a substantial amount of the Company's operating cash flow will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing funds that would otherwise be available for the Company's operations and other purposes, including investments in new products, research and development, capital spending and acquisitions; (c) a substantial decrease in net operating cash flows or increase in expenses could make it difficult for the Company to meet its debt service requirements or force it to modify its operations or sell assets; and
(d) the Company's highly leveraged capital structure may place it at a competitive disadvantage, hinder its ability to adjust rapidly to market conditions or make it vulnerable to a downturn in its business or the economy generally or changing market conditions and regulations. See "Merger Financings."

  The Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory, industry, economic and other factors, many of which are beyond the Company's control. These factors could include general economic conditions, operating difficulties, increased operating costs, product pricing pressures, potential revenue instability arising from cost savings initiatives or otherwise, labor relations, the response of competitors or customers to the Company's business strategy or projects, delays in implementation of the Company's business strategy, telecommunication provider consolidation or strategy changes, and the relative success of new product introductions. The Company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the Company can implement successfully its business and growth strategy. There can be no assurance that the Company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized. See "--Risks Related to Business and Growth Strategy, Including Acquisitions" and "The Company--Business Strategy."

  If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital or other expenditures, sell assets, seek to obtain additional equity capital or refinance or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for payment of principal of, premium, if any, and interest on, its indebtedness in the future, or that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In addition, because the Company's obligations under the Senior Secured Credit Facilities will bear interest at floating rates, an increase in interest rates could materially adversely affect, among other things, the Company's ability to meet its debt service obligations.

FRAUDULENT TRANSFER CONSIDERATIONS

  The payment of the cash portion of the Merger Consideration to the Stockholders pursuant to the Merger, as well as any cash paid in lieu of fractional shares to Stockholders, may be subject to review under federal or state fraudulent transfer laws in the event the Company is the subject of a bankruptcy filing. Under such laws, if a court in a lawsuit by a creditor or a representative of creditors of the Company, such as a trustee in bankruptcy, were to find that, at the time of, or after giving effect to the Merger and the related transactions including the Financing, the Company (i) was insolvent or rendered insolvent thereby, (ii) was engaged in a business or transaction for which its remaining assets constituted an unreasonably small amount of capital, (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured, or (iv) intended to hinder, delay or defraud current or future creditors and, in the case of clauses (i),
(ii) and (iii), that the Company did not receive reasonably equivalent value or fair consideration in the Merger, such court could void all or a part of the payment of the cash received by Stockholders in the Mergers and require that the Stockholders, including Stockholders exercising appraisal rights, return such consideration to the Company or to a fund for the benefit of its creditors. If a court were to find that the Company came within any of clauses
(i) through (iv) above, the Company, or its creditors or the trustee in bankruptcy, could seek to avoid the grant of security interests to the lenders under the Senior Secured Credit Facilities. This would result in an event of default with respect to indebtedness incurred under such facilities which, under the terms of such indebtedness (subject to applicable law), would allow the lenders to terminate their obligations thereunder and to accelerate repayment of such indebtedness. In addition, Section 45 of the MBCL provides that a stockholder to whom a corporation makes a distribution, if the corporation is, or is thereby rendered, insolvent shall be liable to the corporation for the amount of such distribution made or for the amount of such distribution which exceeds that which could have been made without rendering the corporation insolvent. In no case shall any stockholder be liable to an extent greater than the distribution paid to such stockholders.

  The measure of insolvency for purposes of the foregoing will vary depending upon the law of the jurisdiction which is being applied. Generally, a company would be considered insolvent for purposes of the foregoing if (i) the sum of such company's debts including contingent liabilities is greater than all such company's property at a fair valuation, (ii) the present fair saleable value of such company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured or (iii) the company incurred obligations beyond its ability to pay as such obligations become due. There can be no assurance as to what standards a court would use to determine whether the Company was solvent at the relevant time. It is a condition to consummation of the Merger that the Company receive a solvency opinion, which is expected to be delivered by Houlihan, Lokey, Howard & Zukin, Inc. Such solvency opinion would not be binding on a court and there can be no assurance that a court would not determine that the Company was insolvent at the time of or after giving effect to the Merger.

  The Company believes that at the time the indebtedness to be incurred pursuant to the Financing will be incurred initially by the Company, the Company (i) will be (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run its business effectively and (c) incurring debts within its ability to pay as the same mature or become due and
(ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. In reaching the foregoing conclusions, the Company has relied upon its analyses of internal cash flow projections and estimated values of assets and liabilities of the Company. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

DEPENDENCE ON COMMUNICATIONS INDUSTRY

  The Company's principal customers are RBOCs, competitive access providers, wireless service providers, competitive local exchange carriers, other communications service providers, mobile work forces and industrial engineers and other users of the Company's communications devices and ruggedized computers. The industries of the Company's principal customers are characterized by intense competition and consolidation. Fewer customers as a result of such consolidation could lead to pressure on the Company to lower prices. Competitive pressures among the Company's customers or other communications industry developments could lead to discontinuance or modifications of products manufactured by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. Regulation in the communications industry could materially adversely affect the Company's customers or otherwise materially limit or restrict the Company's business. Further, these industries are evolving rapidly and it is difficult to predict their potential size or future growth rate. There can be no assurance that the deregulation trend in the telecommunications market that has resulted in increased competition and escalating demand for technologies and services will continue in a manner favorable to the Company or its business strategies.

HIGHLY COMPETITIVE MARKETS

  The markets for the Company's products and services are highly competitive. The Company competes directly or indirectly with Hewlett-Packard Company and Panasonic Industrial Co., among others. See "The Company--Industry Overview". Due to the rapidly evolving markets in which the Company competes, additional competitors with significant market presence and financial resources, including large telecommunications equipment manufacturers and computer hardware and software companies, may enter those markets, thereby further intensifying competition. Increased competition could result in price reductions and loss of market share which would materially adversely affect the Company's business, financial condition and results of operations. Certain of the Company's current and potential competitors have greater name recognition and greater financial, selling and marketing, technical, manufacturing and other resources than the Company. Although the Company believes it has certain technological and other advantages over its competitors, realizing and maintaining such advantages will require a continued high level of investment by the Company in research and product development, marketing and customer service and support. The highly leveraged nature of the

Company after the Merger could limit the Company's ability to continue to make such investments or other necessary or desirable capital expenditures, to compete effectively and respond to market conditions. There can be no assurance that the Company will be able to compete effectively with its existing competitors or with new competitors, or that such competitors will not succeed in adapting more rapidly and effectively to changes in technology or in the market or in developing or marketing products that will be more widely accepted.

RAPID TECHNOLOGICAL CHANGE; CHALLENGES OF NEW PRODUCT INTRODUCTIONS

  The market for the Company's products and services is characterized by rapidly changing technology, new and evolving industry standards and protocols and new product and service introductions and enhancements that may render existing offerings obsolete or unmarketable. Automation in the Company's addressed markets for communications test instruments or a shift in customer emphasis from communications test instruments to test and monitoring systems could likewise render the Company's existing offerings obsolete or unmarketable or reduce the size of the Company's addressed market. In particular, incorporation of self-testing functions in the equipment currently addressed by the Company's communications test instruments could render the Company's offerings redundant and unmarketable. Failure to anticipate or respond rapidly to advances in technology and to adapt the Company's products appropriately could have a material adverse effect on the success of the Company's products and thus on the Company's business, financial condition and results of operations.

  The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends and the expenditure of substantial development costs. From the beginning of fiscal 1994 through December 31, 1997, the Company has expended on average 12% of its sales (or approximately $180 million) on product development and, although the Company expects to continue product development spending at similar levels, there can be no assurance that the Company will have sufficient free cash flow to do so. There can be no assurance that errors will not be found in new products or upgrades after commencement of commercial shipments, resulting in delays in or loss of market acceptance and sales, diversion of development resources, injury to the Company's reputation, increased service and warranty costs or payment of compensatory or other damages, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT CERTIFICATION AND EVOLVING INDUSTRY STANDARDS

  Several of the Company's products must meet significant communications regulations, certifications, standards and protocols, some of which are evolving as new technologies are deployed. These regulations, certifications, and standards and protocols include those promulgated by the Federal Communications Commission, established by Underwriters Laboratories and imposed by various foreign countries. Compliance with such regulations, certifications, standards and protocols may prove costly and time-consuming for the Company, presenting barriers to entry in particular markets or reducing the profitability of the Company's product offerings. Such regulations, certifications, standards and protocols may also adversely affect the communications industry, limit the number of potential customers for the Company's products and services or otherwise have a material adverse effect on the Company's business. The failure of the Company's products to comply, or delays in compliance, with the various existing and evolving industry regulations, standards and protocols could delay the introduction of the Company's products or cause the Company's existing products to become obsolete.

DEPENDENCE ON SOLE SOURCE SUPPLIERS AND LICENSORS

  The Company purchases certain key components and licenses technology from sole source vendors, including a semiconductor manufacturer of a component utilized in the Company's communications test business and a component manufacturer for the Itronix series of ruggedized laptop computers. There can be no assurance that such components will continue to be produced or that such licensed technology will continue to be made available or that the price for such components and licensed technology may not significantly increase. The inability to develop alternative sources for these components and licensed technology or to obtain sufficient quantities of these components could result in increased costs and delays or reductions in product shipments which could materially adversely affect the Company's business, financial condition and results of operations. In the event of a reduction or interruption of supply, a significant amount of time could be required before the Company would begin receiving adequate supplies from such alternative suppliers. In such event, the Company's business, financial condition and results of operations would be materially adversely affected. In addition, the manufacture of certain of these sole source components is technologically complex, and the Company's reliance on the suppliers of these components exposes the Company to potential production difficulties and quality variations, which could negatively impact cost and timely delivery of the Company's products. If supply of certain components, including but not limited to application-specific integrated circuits, power supplies, display devices and operating system software, should cease, the Company may be required to redesign certain of its products. No assurance can be given that supply problems will not occur or, if such problems do occur, that satisfactory solutions would be available.

RISKS RELATING TO BUSINESS AND GROWTH STRATEGY, INCLUDING ACQUISITIONS

  The Company's future performance depends in part on the Company's success in implementing its business and growth strategy. The components of the Company's strategy are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Company. There can be no assurance that the Company will be able to fully implement its strategy or that the anticipated results of its strategy will be realized.

  The Company's strategy contemplates, among other things, growth through acquisitions of complementary businesses and entry into new markets. Management cannot predict the availability of appropriate acquisition candidates or the likelihood of an acquisition being completed should any negotiations commence. After the Recapitalization, the Company could have difficulty obtaining financing to pursue acquisitions due to its substantial debt and to the restrictive covenants in its debt instruments, among other things. If the Company does complete any acquisitions, the Company could have difficulties integrating acquired technology and operations, or retaining and integrating key employees of acquired companies. Integrating any acquired business could also divert management attention from ongoing business concerns. In addition, the Company's future growth, whether by acquisition or otherwise, depends in part upon its ability to enter markets in which the Company may have limited experience, including international markets. In conducting business in foreign jurisdictions, the Company may encounter difficulties with, among other things, tariffs and other trade or regulatory barriers, currency controls, hyperinflation, intellectual property protection, potential adverse tax consequences, longer payment cycles, greater difficulty or delay in accounts receivable collection, cultural differences and increased political and economic instability.

  The Company's planned growth, if achieved, may place significant demands on its management, administrative and operational resources. The Company's ability to manage growth effectively will require the Company to continue to develop and improve its operational, financial and other internal systems, as well as its sales capabilities, and attract, manage and retain its employees. There can be no assurance that the Company will effectively manage any strategic growth it may achieve.

RISKS RELATING TO ITRONIX

  Itronix is currently facing significant manufacturing and marketing challenges, including competition from "semi-rugged" products that constrains pricing of premium, ruggedized products like those manufactured by Itronix. In addition, Itronix's results of operations have varied significantly in the past and may vary significantly in the future, on a quarterly and annual basis, as a result of a variety of factors, many of which are outside the Company's control. These factors include, without limitation: (i) the timing and size of orders which are received and can be shipped in any particular period; (ii) the seasonality of the placement of customer orders;
(iii) customer order deferrals in anticipation of product enhancements or new product offerings by Itronix or its competitors; (iv) customer cancellation of orders and the gain or loss of significant customers, including those due to industry combinations and (v) the relative unpredictability of timing of customer orders due to the relative concentration of organizations with large field-service work forces. Moreover, any downturn in general economic conditions could precipitate significant reductions in corporate spending for telecommunications equipment, which could result in delays or cancellations of orders for Itronix's products. Itronix's expense levels are relatively fixed and are based, in significant part, on expectations of future revenues. Currently, costs are much higher as a percentage of revenues for Itronix than for the Company overall, and Itronix is not contributing to the Company's profitability. As a result of its unpredictable revenues, costs at times can be disproportionately high as a percentage of Itronix's business. If, as a result of these factors, Itronix's costs exceed its revenues, Itronix's stand-alone financial condition and results of operations would be materially adversely affected.

RELIANCE ON KEY PERSONNEL

  The Company's success depends in large part upon its senior management, as well as its ability to attract and retain its highly-skilled technical, managerial, sales and marketing personnel, particularly engineers skilled and experienced with communications equipment. Competition for such personnel is intense and there can be no assurance that the Company will be successful in retaining its existing key personnel and in attracting and retaining the personnel it requires. Failure to attract and retain key personnel will have a material adverse effect on the Company's business, financial condition and results of operations. In addition, continued labor market shortages of technical personnel may require wage increases well in excess of the growth in the Company's sales and margins, thereby reducing the overall profitability of the Company.

RESTRICTIVE FINANCING COVENANTS

  The Senior Secured Credit Facilities and the indenture for the Senior Subordinated Notes will contain a number of covenants that will significantly restrict the operations of the Company, limiting the discretion of the Company's management with respect to certain business matters. These covenants, among other things, will restrict the ability of the Company to incur additional indebtedness or guarantee obligations, pay dividends and other distributions, prepay or modify the terms of other indebtedness, create liens, make capital expenditures, make certain investments or acquisitions, enter into mergers or consolidations, make sales of assets, engage in certain transactions with affiliates and otherwise restrict corporate activities. Certain term loans under the Senior Secured Credit Facilities will be subject to negative covenants similar to those contained in the indenture. In addition, under the Senior Secured Credit Facilities, the Company will be required to satisfy a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years.

  The Company's ability to comply with the covenants and restrictions contained in the Senior Secured Credit Facilities and the indenture for the Senior Subordinated Notes may be affected by events beyond its control, including prevailing economic, financial and industry conditions, and there can be no assurance that the Company will be able to comply with such covenants or restrictions in the future. A breach of the covenants and restrictions contained in the Senior Secured Credit Facilities or the indenture for the Senior Subordinated Notes or in any agreements with respect to any additional financing would result in an event of default under such agreements, which would permit acceleration of the related debt and acceleration of debt under other debt agreements that may contain cross-acceleration or cross-default provisions, as well as termination of the commitments of the lenders to make further extensions of credit under the Senior Secured Credit Facilities. In addition, if the Company were unable to repay its indebtedness to the lenders under the Senior Secured Credit Facilities, such lenders could proceed against the collateral securing such indebtedness, including substantially all of the Company's assets. See "Merger Financings--Senior Secured Credit Facilities" and "--Senior Subordinated Notes."

YEAR 2000 COMPLIANCE

  The Company has commenced a review of its computer systems and products in order to assess its exposure to Year 2000 issues. The Company is currently in the process of determining the full scope, related costs and action plan to ensure that the Company's systems continue to meet its internal needs and those of its customers. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the Year 2000 and beyond. However, there can be no assurance that Year 2000 costs and expenses will not have a material adverse effect on the Company. In addition, the Company does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be materially adversely affected. Finally, there can be no assurance that the Company's existing or installed base of products are Year 2000 compliant, or that the Company's products will not be integrated by the Company or its customers with, or otherwise interact with, non-compliant software or other products. Any such product non-compliance may expose the Company to claims from its customers and others, and could impair market acceptance of the Company's products and services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the Company.

MARKET SHARE AND COMPETITIVE POSITION DATA

  There are no independent third party sources that publicly disseminate market share and competitive position data for all of the markets in which the Company competes. Accordingly, a substantial part of the market share and competitive position data in this Proxy Statement is based upon data compiled by the Company for use in the ordinary course of its business to assess its competitive position. Data with respect to sales of test, analysis, communications and computing equipment sales by other companies has been derived, where available, from data published by those companies, but has not been independently verified by the Company. Many of the Company's competitors do not publish revenue or other sales data for products sold in competition with the Company's products and, accordingly, the Company has compiled its data based upon estimates of such sales. Although the Company believes that its estimates of its market shares and competitive position data are reasonable, such estimates have not been verified by independent third party sources and there can be no assurance that such data is accurate.

FORECASTS; LIMITS OF RELIABILITY; FORWARD-LOOKING STATEMENTS

  The forecasts set forth under the "Special Factors--Certain Projections" (which were provided to Merrill Lynch and the Company), while presented with numerical specificity, are based upon a number of estimates and assumptions which, though considered reasonable by the Company, are inherently subject to significant business, economic and competitive uncertainties and contingencies, including those set forth herein under "Risk Factors," all of which are difficult to predict and many of which are beyond the control of the Company, and upon assumptions with respect to future business strategies and decisions which are subject to change. The forecasts were not prepared with a view toward compliance with published guidelines of the Commission, the American Institute of Certified Public Accountants, any regulatory or professional agency or body or generally accepted accounting principles. Moreover, Coopers & Lybrand L.L.P., the Company's independent public accountants, has not compiled, examined or performed any procedures regarding the forecasts and accordingly, does not express any opinion or any other form of assurance with respect thereto, assumes no responsibility for and disclaims any association with the forecasts. While the Company believes the forecasts are based upon reasonable assumptions and estimates, actual results will vary and such variations may be material. Forecasts are necessarily speculative in nature, and it is usually the case that one or more of the assumptions underlying the forecasts will not materialize. Furthermore, the Company does not intend to update or revise the forecasts to reflect events or circumstances after the date thereof or to reflect the occurrence of unanticipated events. Stockholders are cautioned not to place undue reliance on any of the forecasts included herein. See "Special Factors--Certain Projections."

  When used in this Proxy Statement, whether or not relating to the forecasts set forth under "Special Factors-Certain Projections," the words "anticipate," "estimate," "project," and similar expressions are intended to identify forward-looking statements. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company, and actual results will vary. In addition, such statements are subject to certain risks, uncertainties and assumptions, including but not limited to the risks set forth above in this "Risk Factors" section. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. There can be no assurance that the future developments will be in accordance with management's expectations or that the effect of future developments will be those anticipated by management. See "Management's Discussion and Analysis." The forward-looking statements contained herein are made as of the date of this Proxy Statement, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why the actual results could differ from those in the forward-looking statements.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

  The following tables set forth selected consolidated historical, financial and other data of the Company for the five fiscal years ended March 31, 1997 which have been derived from, and should be read in conjunction with, the audited historical Consolidated Financial Statements, and related notes thereto, of the Company. The selected consolidated data at December 31, 1997 have been derived from, and should be read in conjunction with, the Company's unaudited condensed consolidated financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement, and, in the opinion of the Company's management, contain all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position and results of operations of the Company at such date and for such periods. Data for the nine months ended December 31, 1997 are not necessarily indicative of the results to be expected for the full year. See "Financial Statements."

                          NINE MONTHS ENDED            YEARS ENDED MARCH 31,
                              UNAUDITED     -----------------------------------------------
                          DECEMBER 31, 1997   1997     1996      1995      1994      1993
                          ----------------- -------- --------  --------  --------  --------
                                   (AMOUNTS IN THOUSANDS EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS
Sales...................      $353,314      $362,412 $293,042  $243,078  $199,612  $190,000
Cost of sales...........       151,714       137,254  111,436    91,412    72,103    65,738
                              --------      -------- --------  --------  --------  --------
Gross profit............       201,600       225,158  181,606   151,666   127,509   124,262
Selling, general and
 administrative
 expense................       103,549       114,479   98,487    86,329    70,719    73,704
Product development
 expense................        41,563        43,267   36,456    30,585    26,863    23,691
Nonrecurring charges....           --         27,776   16,852       --        --        --
Amortization of
 intangibles............         4,327         6,793    5,136     5,106     5,728     5,087
                              --------      -------- --------  --------  --------  --------
Operating income........        52,161        32,843   24,675    29,646    24,199    21,780
Interest expense........          (945)        (828)   (1,723)  (3,919)    (3,794)   (2,229)
Interest income.........         2,250         2,785    2,181     1,518     1,244     1,592
Other income, net.......           694           634      975       850     2,198        77
                              --------      -------- --------  --------  --------  --------
Income from continuing
 operations before
 income taxes...........        54,160        35,434   26,108    28,095    23,847    21,220
Provision for income
 taxes..................        21,933        17,585   10,394    11,671     9,897     9,231
                              --------      -------- --------  --------  --------  --------
Income from continuing
 operations.............        32,227        17,849   15,714    16,424    13,950    11,989
Discontinued operations,
 net of income taxes....           --         12,000   (1,471)    3,763   (43,933)    4,446
Extraordinary charge,
 net of income taxes....           --            --       --     (1,019)      --        --
                              --------      -------- --------  --------  --------  --------
Net income (loss).......      $ 32,227      $ 29,849 $ 14,243  $ 19,168  $(29,983) $ 16,435
                              ========      ======== ========  ========  ========  ========
Income (loss) per common
 share--basic:
  Continuing
   operations...........      $   1.92      $   1.04 $   0.87  $   0.92  $   0.75  $   0.65
  Discontinued
   operations...........           --           0.70    (0.08)     0.21     (2.36)     0.25
  Extraordinary charge..           --            --       --      (0.06)      --        --
                              --------      -------- --------  --------  --------  --------
                              $   1.92      $   1.74 $   0.79  $   1.07  $   1.61  $   0.90
                              ========      ======== ========  ========  ========  ========
Income (loss) per common
 share--diluted:
  Continuing
   operations...........      $   1.85      $   0.99 $   0.86  $   0.92  $   0.75  $   0.65
  Discontinued
   operations...........           --           0.67    (0.08)     0.21     (2.36)     0.25
  Extraordinary charge..           --            --       --      (0.06)      --        --
                              --------      -------- --------  --------  --------  --------
                              $   1.85      $   1.66 $   0.78  $   1.07  $  (1.61) $   0.90
                              ========      ======== ========  ========  ========  ========
Weighted average number
 of shares:
  Basic.................        16,826        17,200   17,969    17,846    18,579    18,348
  Diluted...............        17,413        18,028   18,315    17,971    18,678    18,348
                              ========      ======== ========  ========  ========  ========
BALANCE SHEET DATA
Net working capital.....      $108,982      $ 80,394 $105,861  $ 91,513  $ 91,010  $118,509
Total assets............      $263,777      $250,035 $205,189  $256,392  $280,553  $303,023
Long-term debt..........      $    109      $  5,226 $  1,800  $  7,915  $ 33,006  $ 50,873
Shareholders' equity....      $191,372      $160,686 $160,719  $154,320  $142,643  $171,904
Shares of stock
 outstanding............        16,862        16,793   17,585    17,573    18,594    18,506
Shareholders' equity per
 share..................      $  11.35      $   9.57 $   9.14  $   8.78  $   7.67  $   9.29

NOTES TO SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

 Income per common share

  The Financial Accounting Standards Board issued Statement No. 128 (titled "Earnings Per Share"), which modifies the way in which earnings per share ("EPS") data is calculated and disclosed. The Company adopted this standard for the interim period ending December 31, 1997, and has restated all prior period EPS data presented. See "Management's Discussion and Analysis--New Pronouncements."

 Acquisitions

  On December 31, 1996 the Company acquired the assets and assumed certain liabilities of Itronix Corporation ("Itronix"), located in Spokane, Washington, for $65.4 million in cash. On September 1, 1995, the Company acquired substantially all of the business and assets of Tele-Path Industries, Inc. for $23.6 million, of which approximately $12.6 million was in cash and the remaining $11.0 million from the issuance of 688,096 shares of Common Stock.

 Non-recurring charges

  During fiscal 1997 and 1996 nonrecurring charges were $27.8 million and $16.9 million, respectively. The 1997 charges included $20.6 million for incomplete technology which had not reached technological feasibility and had no alternative use, purchased as part of the acquisition of Itronix. In addition, the Company recorded a noncash charge of $7.2 million related to the impairment of intangible assets, principally related to the effects of product and distribution transitions. In 1996 the Company purchased incomplete technology activities as a part of the acquisition of Tele-Path Industries, Inc. resulting in a pretax charge of $16.9 million.

 Discontinued operations

  A formal plan to discontinue non-core businesses was approved by the Board of Directors on February 7, 1996. In fiscal 1997, the Company essentially completed its disposition of the non-core businesses which resulted in an after tax gain of $12.0 million. See "The Company--Discontinued Operations and Divested Businesses."

                       MANAGEMENT DISCUSSION & ANALYSIS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  This discussion contains forward-looking statements concerning the Company's operations, economic performance and financial condition, all of which involve risks and uncertainties. Forward-looking statements are made based upon management's expectations and beliefs concerning future developments and their potential effect upon the Company. The Company's actual results may differ significantly from management's expectations and there can be no assurance that the effects of future developments on the Company will be those anticipated by management. There are certain factors that might cause such a difference. These factors include, but are not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development, commercialization and technological difficulties, capacity and supply constraints or difficulties, availability of capital resources, general business and economic conditions, the effect of the Company's accounting policies, and other risks detailed herein. See "Risk Factors."

OVERVIEW

  The Company develops, manufactures and sells test, analysis, communications and computing equipment in three product categories: (i) communications test instruments, (ii) industrial computing and communications, and (iii) visual communications. In its communications test business, the Company, through TTC, provides products that test and analyze communications networks and equipment. In its industrial computing and communications business, the Company addresses two areas of the worldwide ruggedized computer market through two of its subsidiaries: (i) ICS, which provides computer products for use in harsh environments, and (ii) Itronix, which provides ruggedized portable computing and communications devices to field-service organizations such as telephone companies. In its visual communications business, the Company sells visual communications products principally through two of its subsidiaries: (i) AIRSHOW, which provides passenger cabin video information display systems for the general and commercial aviation markets, and (ii) da Vinci Systems, which provides digital color enhancement systems used in transferring film images into electronic signals. Since 1993, the Company has sold 24 non-core businesses for gross proceeds of approximately $190 million pursuant to a plan to focus on businesses that enjoy leading positions in their respective markets, strong profitability and good growth prospects.

  Current and Historical Trends. The Company believes that overall trends in the communications industry are the most significant trends affecting the Company's sales and results of operations. The 21.5% average annual increase in sales of its communications test instruments products from fiscal 1995 to 1997 was principally driven by market growth and new product introductions by the Company. The Company believes that demand for communications test equipment during that period resulted from the combination of increased competition among existing and new telecommunications service providers, the proliferation of new telecommunications services and the increased usage of technologies related to wireless and internet services. The Company believes that these trends have driven overall communications test instrument industry growth of approximately 10-12% annually in recent years. Growth rates vary widely across segments of the market and are typically higher in segments that support the development of high growth communications services such as ATM, frame relay and wireless services.

  The Company believes the communications test and monitoring systems market (in which the Company is now beginning to participate) is growing at approximately 12% annually, driven by the needs of service providers to provide higher quality networks and to reduce costs through efficiency, which may be gained by using test and monitoring systems.

  The Company's other businesses similarly benefit from growth in their customers' markets. Growth in demand for AIRSHOW's products, for example, is driven in part by growth in the general aviation market, which management projects to grow approximately 20% in 1998.

  Operating Profit. From fiscal 1995 to 1997 the Company increased operating profit, excluding nonrecurring charges, by a compound annual growth rate of 43.0%, driven primarily by sales growth and the Company's acquisitions during this period. Excluding nonrecurring charges, operating profit margins also increased from 12.2% of consolidated sales to 16.7% of consolidated sales for the same period. The nonrecurring charges included a charge of $16.9 million for purchased incomplete technology related to the acquisition of Tele-Path Industries, Inc. ("TPI"), and $27.8 million for purchased incomplete technology and impaired intangible asset writeoffs, in fiscal 1996 and fiscal 1997, respectively. Itronix, as a manufacturer of ruggedized portable computing and communications hardware, generally has lower margins than the Company's other businesses, and Itronix currently is not contributing to the Company's profitability. As a result, profitability of the Company's industrial computing and communications businesses is lower than the average profitability of the Company's other businesses. Itronix is also currently facing significant manufacturing and marketing challenges, including competition from "semi-rugged" portable computers that constrains pricing of premium ruggedized products like Itronix's. The Company is implementing several initiatives designed to increase the profitability of Itronix, including a program to lower costs and reposition its products. See "Risk Factors--Risks Relating to Itronix."

  Seasonality. As a result of purchasing patterns of its telecommunications customers, which tend to place large orders periodically, typically at the end of the Company's third fiscal quarter, the Company expects its results of operations to vary significantly on a quarterly basis, as they have in the past. In addition, growth rates and results of operations for Itronix also have varied widely and are expected to continue to do so, because of the relatively small number of potential customers with large field-service work forces, the timing and size of whose orders are irregular.

  Product Development. The market for the Company's products is characterized by changing technology, evolving industry standards and protocols, and frequent introductions of new products. Automation in the Company's addressed markets for communications test instruments or a shift in customer emphasis from communications test instruments to test and monitoring systems could render the Company's existing product offerings obsolete or unmarketable or reduce the size of the Company's addressed market. In particular, incorporation of self-testing functions in the equipment currently addressed by the Company's communications test instruments could render the Company's offerings redundant and unmarketable. The Company thus faces the challenges of anticipating and responding rapidly to advances in technology and adapting its existing products or developing new products. The development of new, technologically advanced products is a complex and uncertain process requiring the accurate anticipation of technological and market trends and the expenditure of substantial development costs. From the beginning of fiscal 1995 through December 31, 1997, the Company has spent an aggregate of $152.0 million on product development, or approximately 12.1% of sales, and the Company expects to continue product development spending at similar levels, as a percentage of annual sales, to the extent that the Company has sufficient free cash flow to do so. See "Risk Factors--Rapid Technological Change; Challenges of New Product Introductions" and "--Substantial Leverage; Liquidity."

  Recent Acquisitions and Dispositions. On December 31, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Itronix for $65.4 million in cash. Incident to this acquisition was the purchase of incomplete technology activities which resulted in a one-time non-cash charge of $20.6 million reflected in the Company's results for fiscal 1997. This incomplete technology had not reached technological feasibility and had no alternative use.

  In March 1997, the Company acquired the net assets of Advent Design, Inc. ("Advent"), a supplier to ICS, for $3.5 million in cash. Advent designs and manufactures high performance microprocessor-based systems for the computer, medical and communications markets.

  During fiscal 1997 the Company essentially completed the disposition of non-core businesses pursuant to a strategy approved by the Board in February 1996. The Company received proceeds of $110.2 million and $48.9 million in 1997 and 1996, respectively, related to these dispositions, which resulted in an after-tax gain of $12.0 million.

  Recapitalization Accounting; Recapitalization Fees and Expenses; Financial Statement Presentation. The Company expects to treat the Merger and related transactions as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by these transactions.

  The Company expects that, of the estimated $39.5 million of fees and expenses relating to these transactions, (i) approximately $25.7 million of such costs are attributable to costs of the Financing and will be capitalized and amortized over the life of the Financing, and (ii) approximately $13.8 million of such costs are attributable to costs of the Merger and related transactions and will be accounted for as a reduction in the proceeds from the issuance of the Recapitalized Common Stock.

SUPPLEMENTARY PRO FORMA FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO THE NINE MONTHS ENDED DECEMBER 31, 1996

  On December 31, 1996, the Company acquired the assets and assumed certain liabilities of Itronix for $65.4 million in cash. As a percentage of sales, the gross margin and selling, general and administrative expenses of Itronix are lower than the consolidated financial results of the Company prior to that acquisition. Therefore, the pro forma income statements below reflect a lower gross margin and selling, general and administrative expenses as a percent of consolidated sales. Hence, in order to demonstrate the Company's operating performance versus the previous years, the following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if that acquisition had occurred at the beginning of fiscal 1997, with pro forma adjustments to give effect to amortization of goodwill and intangibles, interest expense on acquisition debt, exclusion of the related non-recurring charge for purchased incomplete technology and certain other adjustments, together with related income tax effects (such pro forma basis, the "Itronix Pro Forma Basis").

                                               NINE MONTHS ENDED
                                                  DECEMBER 31,
                                      ---------------------------------------
                                                                 1996
                                       1997 HISTORICAL         PRO FORMA
                                      ------------------   ------------------
                                      (IN THOUSANDS EXCEPT PER SHARE DATA)
   Revenue...........................  $          353,314  $          322,676
   Cost of sales.....................             151,714             140,854
                                       ------------------  ------------------
   Gross profit......................             201,600             181,822
   Selling, general and
    administrative expense...........             103,549              91,784
   Product development expense.......              41,563              35,313
   Amortization......................               4,327               6,743
                                       ------------------  ------------------
   Operating income..................              52,161              47,982
   Interest expense..................                (945)             (2,821)
   Interest income...................               2,250               2,166
   Other income......................                 694                 551
                                       ------------------  ------------------
   Income before taxes...............              54,160              47,878
                                       ------------------  ------------------
   Net income........................  $           32,227  $           28,513
                                       ==================  ==================
   Income per share:
     Basic...........................  $             1.92  $             1.65
     Diluted.........................  $             1.85  $             1.57
   Weighted average shares:
     Basic...........................              16,826              17,257
     Diluted.........................              17,413              18,124

  Sales. Consolidated sales for the nine months ended December 31, 1997 increased $30.6 million or 9.5% to $353.3 million as compared to $322.7 million for the same period of 1996 on an Itronix Pro Forma Basis. The increase was attributable to increased demand for communications test products, catalog sales of industrial computing and communications products and aircraft cabin video information services.

  Sales for communications test products increased $23.4 million to $184.9 million or 14.5%. The increase is primarily attributable to increased volume as a result of network expansions of the local telco service providers.

  Sales for industrial computing and communications products increased $2.1 million or 2.0% to $111.0 million as compared to $108.9 million for the same period of 1996 on an Itronix Pro Forma Basis. The increase in sales for the Company's rack-mounted computers, as new products were introduced through the catalog, was offset by slightly lower sales of the Company's ruggedized laptop computers.

  Sales of visual communications products increased $5.1 million to $57.5 million or 9.6% as compared to $52.4 million for the same period of 1996 on an Itronix Pro Forma Basis. Sales for the Company's real-time flight information passenger video displays increased as more airlines integrated this product into their in-flight entertainment systems. In addition, the Company has improved its market penetration with additional sales to airline companies, namely Air Canada, Quantas Airways and British Airways. Offsetting this increase were lower sales volumes in the video compression and graphical user-interface (GUI) product lines.

  Gross Profit. Consolidated gross profit increased $19.8 million to $201.6 million or 57.1% of consolidated sales for the nine months ended December 31, 1997, as compared to $181.8 million or 56.3% of consolidated sales for the same period of 1996 on an Itronix Pro Forma Basis. Gross margin increased slightly due to the increased shipment volume of higher margin communications test equipment and airline passenger video displays.

  Operating expenses. Operating expenses consist of selling, general and administrative expense; product development expense; and amortization of intangibles. Total operating expenses were $149.4 million or 42.3% of consolidated sales for the nine months ended December 31, 1997, as compared to $133.8 million or 41.5% of consolidated sales for the same period of 1996 on an Itronix Pro Forma Basis. The percent increase is primarily attributable to an increase in selling, general and administrative expenses as a percent of sales.

  Selling, general and administrative expense was $103.5 million or 29.3% of consolidated sales for the nine months ended December 31, 1997, as compared to $91.8 million or 28.4% of consolidated sales for the same period of 1996 on an Itronix Pro Forma Basis. The increase is primarily attributable to additional expenses related to information systems upgrades and increased selling expenses due to the increased sales volume within the communications test business.

  Product development expense was $41.6 million or 11.8% of consolidated sales for the nine months ended December 31, 1997, as compared to $35.3 million or 10.9% of consolidated sales for the same period of 1996 on an Itronix Pro Forma Basis. The increase is primarily attributable to the development of a new test system at the Company's communications test subsidiary and new CPU and chassis products which were developed for rack-mounted computers.

  Amortization of intangibles for the first nine months was $4.3 million for the nine months ended December 31, 1997, as compared to $6.7 million for the same period of 1996 on an Itronix Pro Forma Basis. Amortization expense decreased due to the write-off of goodwill and certain intangibles related to product and distribution transitions at the end of fiscal 1997.

  Interest. Interest income, net of interest expense, was $1.3 million for the nine months ended December 31, 1997, as compared to net interest expense of $0.6 million for the same period of 1996 on an Itronix Pro Forma Basis. Assuming consummation of the recapitalization of the Company described above, the interest expense of the Company will substantially increase as a result of borrowing relating to such recapitalization.

  Other income. Other income was $694 thousand for the nine months ended December 31, 1997, as compared to $551 thousand for the same period of 1996.

  Taxes. The effective tax rate for the nine months ended December 31, 1997 and 1996 was 40.5%.

  Net income. Net income for the nine months ended December 31, 1997 was $32.2 million or $1.85 per share on a diluted basis, as compared to $28.5 million or $1.57 per share on a diluted basis for the same period of 1996 on an Itronix Pro Forma Basis. The increase is primarily attributable to the increase in sales.

HISTORICAL RESULTS

  The following table and commentary should be read in conjunction with the Consolidated Financial Statements and related Notes to Consolidated Financial Statements and the Unaudited Condensed Consolidated Financial Statements, including the notes thereto.

                                      PERCENT OF SALES      PERCENT CHANGE
                                      -------------------  ------------------
                                      YEARS ENDED MARCH
                                             31,
                                                           1997  1996   1995
                                                           VS.    VS.    VS.
                                      1997   1996   1995   1996  1995   1994
                                      -----  -----  -----  ----  -----  -----
Sales................................ 100.0% 100.0% 100.0% 23.7%  20.5%  21.8%
Gross profit.........................  62.1   62.0   62.4  24.0   19.7   18.9
Selling, general & administrative
 expense.............................  31.6   33.6   35.5  16.2   14.1   22.1
Product development expense..........  11.9   12.4   12.6  18.7   19.2   13.9
Nonrecurring charges.................   7.7    5.8    --   64.8    --     --
Amortization of intangibles..........   1.9    1.8    2.1  32.3    0.6  (10.9)
Operating income.....................   9.1    8.4   12.2  33.1  (16.8)  22.5
Income from continuing operations....   4.9    5.4    6.7  13.6   (4.3)  17.7

NINE MONTHS ENDED DECEMBER 31, 1997 COMPARED TO NINE MONTHS ENDED DECEMBER 31, 1996 ON AN HISTORICAL BASIS

  Sales for the nine months ended December 31, 1997 increased 36.5% to $353.3 million as compared to $258.9 million for the same period of 1996. The increase was attributable to the acquisition of Itronix and increased demand for communications test products, catalog sales of industrial computing and communications products, and aircraft cabin video information services.

  Gross margin for the nine months ended December 31, 1997 was 57.1%, down from 63.3% of 1996 due to the increase of lower margin sales within the industrial communications businesses, related to both the acquisition of Itronix and additional shipments of products to OEM manufacturers.

  The effective tax rate for the nine month periods ending December 31, 1997 and 1996 was 40.5%. The 40.5% rate at December 31, 1996 excluded the one-time charge for purchased incomplete technology related to the acquisition of Itronix.

  Net income for the nine month period was $32.2 million, an increase of 117.9% over the same period of 1996, primarily attributable to the increase in sales and the 1996 write-off of the incomplete technology.

FISCAL 1997 COMPARED TO FISCAL 1996--HISTORICAL RESULTS

  Sales. For fiscal 1997, consolidated sales from continuing operations increased 23.7%, to $362.4 million from $293.0 million in fiscal 1996. Sales of communications test products increased 22.8%, or $39.3 million due to increased demand for existing products and a full year of operating results for two acquisitions made in fiscal 1996. Sales of industrial computing and communications products increased 35.3%, or $20.4 million, primarily driven by revenue at Itronix. Sales of visual communications products increased 15.3%, or $9.7 million principally due to continued strength in aircraft passenger video information systems and color correction products.

  Backlog from ongoing operations was $71.7 million at March 31, 1997, as compared to $57.3 million at March 31, 1996.

  International sales were 20% of consolidated sales in fiscal 1997, an increase of 18% over consolidated sales in fiscal 1996.

  Gross Profit. As a percentage of consolidated sales, gross profit from continuing operations for fiscal 1997 was 62.1%, essentially at the same level as the prior year.

  Expenses. Selling, general and administrative costs increased 16.2% in fiscal 1997 as compared to fiscal 1996. As a percentage of consolidated sales, selling, general and administrative expenses decreased to 31.6% as compared to 33.6% in the previous year. Administrative and selling expenses increased at a rate slower than revenue growth in the communications test products as a result of the fiscal 1996 acquisitions.

  Product development expense increased $6.8 million to 11.9% of consolidated sales, compared to 12.4% of sales in fiscal 1996. The increase was a result of additional investment in developing core communications test products as well as the full year effect of product development at TPI, a communications test subsidiary which was purchased in September 1995. Additional expense was incurred due to the acquisition of Itronix.

  Amortization of intangibles increased $1.7 million as a result of the acquisitions in fiscal 1997 and fiscal 1996.

  During fiscal 1997, nonrecurring charges were $27.8 million as compared to $16.9 million in 1996. The 1997 nonrecurring charges include a $20.6 million non-cash charge for incomplete technology which had not reached technological feasibility and had no alternative use, purchased as part of the acquisition of Itronix at the end of the third quarter. In addition, the Company recorded a noncash charge of $7.1 million related to the impairment of intangible assets, principally related to the effects of product and distribution transitions. The charge consisted of a $4.5 million writeoff of goodwill and a $2.6 million writeoff in product technology.

  Interest expense declined in fiscal 1997 compared to the prior year as a result of lower average borrowings. Interest income increased in fiscal 1997 primarily from higher average cash balances during the year.

  Taxes. The effective tax rate, before one-time charges, increased in fiscal 1997 to 40.5% as compared to 39.8% in fiscal 1996, primarily due to losses generated in foreign locations without tax benefit. The effective tax rate after one-time charges increased to 49.6% due to limited tax benefits of these charges. These charges included $20.6 million of incomplete technology from the Itronix acquisition which resulted only in a federal tax savings. In addition, the majority of the $7.1 million of intangibles written off represented goodwill which was not deductible for tax purposes.

  Net Income. Net income from continuing operations in fiscal 1997 was $17.8 million, or $0.99 per share on a diluted basis, as compared to $0.86 per share on a diluted basis in fiscal 1996. Net income in fiscal 1997 included a pretax charge of $27.8 million for purchased incomplete technology and impaired intangible asset writeoffs with an aftertax effect on earnings per share of ($1.10) on a diluted basis. Net income for the prior fiscal year included a charge for of incomplete purchased technology that accounted for $16.9 million with an aftertax effect on earnings per share of ($0.56) on a diluted basis.

FISCAL 1996 COMPARED TO FISCAL 1995--HISTORICAL RESULTS

  Sales. Consolidated sales from continuing operations increased 20.5% to $293.0 million from $243.1 million in fiscal 1995 as a result of increased revenue of 24.6% in domestic sales and 7.1% in international sales including export sales.

  Sales of communications test products rose 20% due to increased demand for existing products and increased volume generated by two acquisitions during the year. The new acquisitions generated $16.6 million in additional revenue during fiscal 1996. Sales of industrial computing and communications products rose 29% driven by strong demand for these products in a broad range of markets.

  Backlog from ongoing operations was $57.3 million at March 31, 1996 as compared to $40.3 million at March 31, 1995.

  Gross Profit. Consolidated gross profit from continuing operations for fiscal 1996 was 62.0% compared to 62.4% for the prior year. The slight reduction was primarily driven by increased sales of industrial computing and communications products which have a lower gross margin than the consolidated average.

  Expenses. As a percentage of consolidated sales, selling, general and administrative expenses decreased to 33.6% as compared to 35.5% in the previous year. General and administrative costs increased at a rate slower than revenue growth, primarily due to the increased revenues generated from new acquisitions. Product development expense was 12.4% of sales in fiscal 1996, down slightly from 12.6% in fiscal 1995 primarily due to relatively low development expenses within newly acquired businesses. Amortization of intangibles remained relatively unchanged. Decreases of amortization on existing businesses were offset with the amortization costs associated with current year acquisitions.

  During fiscal 1996, the Company purchased incomplete technology activities of TPI, resulting in a pretax charge to operations of $16.9 million. This incomplete technology had not reached technological feasibility and had no alternative use.

  Interest expense declined in fiscal 1996 as compared to the prior year as a result of repayment of debt. Interest income increased primarily from higher average cash balances during the course of the year.

  Taxes. The effective tax rate declined in fiscal 1996 to 39.8% compared to 41.5% as a result of the resolution of certain prior year tax rebates and utilization of certain foreign loss carry forwards.

  Extraordinary Charge. In February 1995 the Company recorded an extraordinary charge of $1.7 million ($1.0 million, net of taxes), reflecting a payment penalty for early debt redemption of its $30 million 10.15% term notes.

  Net Income. Net income from continuing operations for fiscal 1996 was $15.7 million or $0.86 per share on a diluted basis, as compared to $0.91 per share on a diluted basis in fiscal 1995. Net income in fiscal 1996 included a charge for incomplete purchased technology of $16.9 million with an aftertax effect on earnings per share of ($0.56) on a diluted basis.

CAPITAL RESOURCES AND LIQUIDITY

  The Company broadly defines liquidity as its ability to generate sufficient cash flow from operating activities to meet its obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

  Cash Flows. The Company's cash and cash equivalents increased $7.8 million during the first nine months of fiscal 1998. During this period, net cash provided by operating activities generated $24.8 million after $12.7 million was used for the payment of expenses related to discontinued operations.

  Working Capital. The Company's working capital increased by $8.2 million during the first nine months of fiscal 1998. During this period, inventory levels increased from $40.1 million to $45.4 million, resulting in a $5.3 million use of cash, primarily attributable to the increased volume for the Company's rack-mounted computers. During the first nine months of fiscal 1998, accounts receivable increased from $70.9 million to $73.3 million, resulting in a use of cash of $2.4 million, as a result of higher shipments in the month of December. Other current assets increased, resulting in a use of cash of $0.8 million during the first nine months of fiscal 1998. During this period, accounts payable increased from $16.9 million to $20.3 million, resulting in a source of cash of $3.4 million, as the Company continues to manage its working capital. Other current liabilities decreased from $64.4 million to $48.7 million due to both a reduction of discontinued operations liabilities of $12.7 million and a reduction of $3.0 million for continued operations.

  The Company's investing activities totaled $10.4 million primarily for the purchase and replacement of property and equipment during the first nine months of fiscal 1998.

  During the quarter ended December 31, 1997, the Company repaid all of its borrowings under its two existing credit facilities. In addition the Company repurchased 163,000 shares of its common stock for $5.3 million during the first quarter of fiscal 1998. During the first nine months of fiscal 1998 the Company generated $4.3 million from the exercise of stock options.

  After the Merger. Following the Effective Time, the Company's liquidity needs will arise primarily from debt service on the substantial indebtedness to be incurred in connection with the Merger and from the funding of working capital and capital expenditures. After completion of the Merger and related financings, the Company expects to have outstanding approximately $568.2 million of indebtedness, primarily consisting of $275 million principal amount of the Senior Subordinated Notes, $260 million in term loan borrowings under the Term Loan Facility and $32.9 million in revolving credit borrowings under the Revolving Credit Facility. See "Merger Financings" and "Risk Factors-- Substantial Leverage; Liquidity."

  Debt Service. Principal and interest payments under the Senior Secured Credit Facilities and interest payments on the Senior Subordinated Notes will represent significant liquidity requirements for the Company. It is expected that with respect to the $260.0 million to be borrowed under the Term Loan Facility, the Company will be required to make scheduled principal payments of the $50.0 million of tranche A term loan thereunder over its six-year term, with substantial amortization of the $70.0 million of tranche B term loan, $70.0 million of tranche C term loan and $70 million tranche D term loan thereunder occurring after six, seven and eight years, respectively. It is expected that $275 million of Senior Subordinated Notes will mature in 2008, and will bear interest at a fixed market rate of interest to be determined at the time of their offering. The Senior Secured Credit Facilities are also subject to mandatory prepayment and reduction in an amount equal to, subject to certain exceptions, (a) 100% of the net proceeds of (i) certain debt offerings by the Company and any of its subsidiaries, (ii) certain asset sales by the Company or any of its subsidiaries, and (iii) casualty insurance, condemnation awards or other recoveries received by the Company or any of its subsidiaries and (b) 50% of the Company's excess cash flow (as to be defined) for each fiscal year in which the Company exceeds a certain leverage ratio. The Senior Subordinated Notes will also be subject to certain mandatory prepayments under certain circumstances. The Revolving Credit Facility will mature in 2004, with all amounts then outstanding becoming due. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, whether by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished. The loans under the Senior Secured Credit Facilities will bear interest at floating rates based upon the interest rate option elected by the Company. See "Merger Financings--Senior Secured Credit Facilities." Following the Effective Time, as a result of the substantial indebtedness to be incurred in connection with the Merger, it is expected that the Company's interest expense will be higher and will have a greater proportionate impact on net income in comparison to preceding periods.

  Capital Expenditures. The Company's historical capital expenditures since fiscal 1995 have in substantial part resulted from the replacement of existing property and equipment including computer systems. The Company's capital expenditures (including acquisitions and divestitures) were $10.2 million, $8.2 million and $16.4 million for the three fiscal years ended March 31, 1997, 1996 and 1995, respectively. Capital expenditures are expected to be approximately $15.9 million in fiscal year 1998. Expenditures for fiscal year 1998 will relate principally to the replacement of existing equipment. The Company estimates that for fiscal year 1999, capital expenditures are anticipated to be at similar levels.

  Future Financing Sources and Cash Flows. The amount under the Revolving Credit Facility that will remain undrawn following the Closing, currently estimated to be $77.1 million, will be available to meet future working capital and other business needs of the Company and will replace the Company's two existing credit facilities totaling $180.0 million. The Company believes that cash generated from operations, together with amounts available under the Revolving Credit Facility and any other available sources of liquidity, will be adequate to permit the Company to meet its debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. The Company's future operating performance and ability to service or refinance the Senior Subordinated Notes and to repay, extend or refinance the Senior Secured Credit Facilities (including the Revolving Credit Facility) will be, among other things, subject to future economic conditions and to financial, business and other factors, many of which are beyond the Company's control. See "Risk Factors--Substantial Leverage; Liquidity."

  Covenant Restrictions. The Senior Secured Credit Facilities will impose restrictions on the ability of the Company to make capital expenditures and both the Senior Secured Credit Facilities and the indenture governing the Senior Subordinated Notes will limit the Company's ability to incur additional indebtedness. Such restrictions, together with the highly leveraged nature of the Company, could limit the Company's ability to respond to market conditions, to meet its capital spending program, to provide for unanticipated capital investments or to take advantage of business opportunities. The covenants contained in the Senior Secured Credit Facilities also will, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indenture under which the Senior Subordinated Notes will be issued, engage in mergers or consolidations, change the business conducted by the Company and its subsidiaries taken as a whole or engage in certain transactions with affiliates. In addition, under the Senior Secured Credit Facilities, the Company will be required to comply with a minimum interest expense coverage ratio and a maximum leverage ratio. These financial tests become more restrictive in future years. The term loans under the Senior Credit Facility (other than the $50 million tranche A term loan) will have negative covenants which are substantially similar to the negative covenants to be contained in the indenture governing the Senior Subordinated Notes, which will also impose restrictions on the operation of the Company's businesses. See "Merger Financings--Senior Secured Credit Facilities" and "-- Covenants."

YEAR 2000

  The Company has commenced a review of its computer systems and products in order to assess its exposure to Year 2000 issues. The Company is currently in the process of determining the full scope, related costs and action plan to ensure that the Company's systems continue to meet its internal needs and those of its customers. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the Year 2000 and beyond. However, there can be no assurance that Year 2000 costs and expenses will not have a material adverse effect on the Company. In addition, the Company does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be materially adversely affected. Finally, there can be no assurance that the Company's existing or installed base of products are Year 2000 compliant, or that the Company's products will not be integrated by the Company or its customers with, or otherwise interact with, non-compliant software or other products. Any such product non-compliance may expose the Company to claims from its customers and others, and could impair market acceptance of the Company's products and services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the Company.

NEW PRONOUNCEMENTS

  During the quarter ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which modifies the calculation of earnings per share ("EPS"). The Standard replaces the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to APB Opinion 15. All prior periods presented have been restated to reflect this adoption.

  The Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income in general-purpose financial statements. The Company has not assessed the impact of this Standard on its financial statements.

  The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of operating segments in the financial statements. The Company has not assessed the impact of this Standard on its financial statements.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

                      UNAUDITED PRO FORMA FINANCIAL DATA

  The following unaudited pro forma condensed consolidated financial data of the Company has been prepared to give effect to the Merger and related transactions as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transactions. For a discussion of the Merger and related transactions, see "The Merger and the Merger Agreement".

  The pro forma adjustments presented are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The historical condensed consolidated statement of continuing operations data for the nine months ended December 31, 1997 and the historical condensed consolidated balance sheet data as of December 31, 1997 were derived from the unaudited condensed consolidated financial statements of the Company included elsewhere herein. The historical condensed consolidated statement of continuing operations data for the year ended March 31, 1997 was derived from the audited consolidated financial statements of the Company included elsewhere herein.

  The unaudited pro forma condensed consolidated statement of continuing operations data of the Company for the year ended March 31, 1997 give effect to (i) the Merger as if it had occurred on April 1, 1996, and (ii) the acquisition of Itronix on December 31, 1996 as if that acquisition had occurred on April 1, 1996, based on the historical financial data for Itronix for the nine months ended December 31, 1996 that was derived from Itronix's unaudited financial statements. The unaudited pro forma condensed consolidated statement of continuing operations data of the Company for the nine months ended December 31, 1997 give effect to the Merger as if it had occurred on April 1, 1997. The unaudited pro forma condensed consolidated balance sheet data of the Company as of December 31, 1997 give effect to the Merger assuming that it was completed on December 31, 1997.

  The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements of the Company and notes thereto, "Management Discussion and Analysis" and other financial data included elsewhere in this Proxy Statement, as well as the information concerning the Merger, including the sources and uses therefor, see "Merger Financings."

  The pro forma financial data and related notes are provided for informational purposes only and do not necessarily reflect the results of operations or financial position of the Company that would have actually resulted had the events referred to above or in the notes to the unaudited pro forma financial data been consummated as of the date and for the period indicated and are not intended to project the Company's financial position or results of operations for any future period.

                              DYNATECH CORPORATION

 UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING OPERATIONS
                                      DATA

                  FOR THE NINE MONTHS ENDED DECEMBER 31, 1997

                               DYNATECH
                             FOR THE NINE
                             MONTHS ENDED    RECAPITALIZATION     PRO FORMA
                           DECEMBER 31, 1997   ADJUSTMENTS    DECEMBER 31, 1997
                           ----------------- ---------------- -----------------
                              (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales....................      $353,314                           $353,314
Cost of Sales............       151,714                            151,714
                               --------                           --------
Gross Profit.............       201,600                            201,600
Selling, general and
 administrative expense..       103,549                            103,549
Product development
 expense.................        41,563                             41,563
Amortization of
 intangibles.............         4,327                              4,327
                               --------                           --------
Operating income.........        52,161                             52,161
Interest income..........         2,250                              2,250
Interest expense.........          (945)         $(38,927)(f)      (39,872)
Other income, net........           694              (375)(g)          319
                               --------          --------         --------
Income before income
 taxes...................        54,160           (39,302)          14,858
Provision (benefit) for
 income taxes............        21,933           (15,721)(h)        6,212
                               --------          --------         --------
Income from continuing
 operations..............      $ 32,227          $(23,581)        $  8,646
                               ========          ========         ========
Income per common
 share(j)
  Basic..................      $   1.92                           $   0.07
                               ========                           ========
  Diluted................      $   1.85                           $   0.07
                               ========                           ========
Weighted average number
 of common shares
  Basic..................        16,826                            120,000
  Diluted................        17,413                            120,539


See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Continuing
                                Operations Data

                              DYNATECH CORPORATION

                   UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                    STATEMENT OF CONTINUING OPERATIONS DATA

                       FOR THE YEAR ENDED MARCH 31, 1997

                            DYNATECH         ITRONIX
                            FOR THE       FOR THE NINE
                           YEAR ENDED     MONTHS ENDED    ACQUISITION    RECAPITALIZATION   PRO FORMA
                         MARCH 31, 1997 DECEMBER 31, 1996 ADJUSTMENTS      ADJUSTMENTS    MARCH 31, 1997
                         -------------- ----------------- -----------    ---------------- --------------
                                        (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
Sales...................    $362,412         $63,822                                         $426,234
Cost of Sales...........     137,254          45,822                                          183,076
                            --------         -------                                         --------
Gross Profit............     225,158          18,000                                          243,158
Selling, general and
 administrative
 expense................     114,479           7,977       $   (224)(a)                       122,232
Product development
 expense................      43,267           5,248                                           48,515
Non-recurring charges...      27,776                        (20,627)(b)                         7,149
Amortization of
 intangibles............       6,793                          2,060 (c)                         8,853
                            --------         -------       --------                          --------
Operating income........      32,843           4,775         18,791                            56,409
Interest income.........       2,785                         (1,892)(d)                           893
Interest expense........        (828)           (564)                        $(51,903)(f)     (53,295)
Other income, net.......         634              (1)                            (500)(g)         133
                            --------         -------       --------          --------        --------
Income before income
 taxes..................      35,434           4,210         16,899           (52,403)          4,140
Provision (benefit) for
 income taxes...........      17,585           1,474          5,915 (e)       (20,961)(h)       4,013
                            --------         -------       --------          --------        --------
Income from continuing
 operations.............    $ 17,849         $ 2,736       $ 10,984          $(31,442)       $    127
                            ========         =======       ========          ========        ========
Income per common
 share(j)
  Basic.................    $   1.04                                                         $    --
                            ========                                                         ========
  Diluted...............    $   0.99                                                         $    --
                            ========                                                         ========
Weighted average number
 of common shares
  Basic.................      17,200                                                          120,000
  Diluted...............      18,028                                                          120,539

See Notes to Unaudited Pro Forma Condensed Consolidated Statement of Continuing
                                Operations Data

                             DYNATECH CORPORATION

  NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF CONTINUING
                                OPERATIONS DATA

a) Amounts represent the elimination of amortization of certain historical Itronix intangibles, principally, goodwill.

b) Represents the elimination of the non-recurring purchased incomplete technology directly related to the acquisition of Itronix.

c) Amortization of intangibles reflects the amortized portion of the excess purchase price due to the acquisition of Itronix.

d) Represents the loss of interest income that would have been incurred had the purchase of Itronix been completed at the beginning of the reporting period.

e) Represents the income tax effect of the Itronix pro forma adjustments assuming a 35% tax rate.

f) Reflects incremental interest expense related to the Senior Secured Credit Facilities, Senior Subordinated Notes and the Revolving Credit Facility, assuming interest rates of 8.2%, 9.0%, and 8.0% per annum, respectively, as well as the amortization over the term of the debt of debt issuance costs of $25,700 related to the Senior Secured Credit Facilities, Senior Subordinated Notes and the Revolving Credit Facility. The amortization of debt issuance costs were $2,247 and $2,996, respectively, for the nine months ended December 31, 1997 and for the fiscal year ended March 31, 1997. A 1/8 percentage point increase or decrease in the assumed interest rates on the debt and the rates issued in connection with the Recapitalization would change the annual net interest expense by approximately $0.5 million and $0.7 million in the nine months ended December 31, 1997 and in fiscal year 1997, respectively.

g) Reflects the pro rated portion of the annual fee payable to CDR for management and financial consulting series provided to the Company.

h) Reflects the income tax effects of the pro forma adjustments, assuming a 40% tax rate.

i) The Unaudited Pro Forma Condensed Consolidated Statements of Continuing Operations Data exclude the following non-recurring items that are directly attributable to the Recapitalization transactions:

  1. A compensation charge of $13.6 million associated with the cash settlement (net of related tax benefit) relating to certain Company Stock Options which are retired or canceled as a result of the Merger.

  2. A non-cash compensation charge of $10.7 million (net of related tax benefit) relating to the conversion of the Management Stockholders' Company Stock Options into fully vested and exercisable equivalent options to purchase shares of Recapitalized Common Stock.

j) Income per common share--The Financial Accounting Standards Board issued Statement No. 128, "Earnings Per Share," which modifies the way in which earnings per share (EPS) data is calculated and disclosed. The Company adopted this standard for the interim period ending December 31, 1997, and has restated all prior period EPS data presented. See "Management's Discussion and Analysis--New Pronouncements."

                              DYNATECH CORPORATION

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA

                            AS OF DECEMBER 31, 1997

                                                  RECAPITALIZATION
                                       HISTORICAL   ADJUSTMENTS     PRO FORMA
                                       ---------- ----------------  ---------
                                                (DOLLARS IN 000'S)
                ASSETS
Current assets:
  Cash and cash equivalents...........  $ 47,569     $ 263,177 (a)  $  27,144
                                                       567,900 (b)
                                                       (25,700)(c)
                                                       (22,697)(d)
                                                      (803,105)(f)
  Accounts receivable, net............    73,330                       73,330
  Inventories.........................    45,408                       45,408
Other current assets..................    11,870                       11,870
                                        --------     ---------      ---------
    Total current assets..............   178,177       (20,425)       157,752
                                        --------     ---------      ---------
Property and equipment, net...........    25,178                       25,178
Intangible assets, net................    39,496                       39,496
Other assets..........................    20,926        25,700 (c)     62,861
                                                         9,079 (d)
                                                         7,156 (e)
                                        --------     ---------      ---------
                                        $263,777     $  21,510      $ 285,287
                                        ========     =========      =========
         LIABILITIES & EQUITY
Current liabilities:
  Notes payable & current portion of    $    171                    $     171
   long-term debt.....................
  Accounts payable....................    20,345                       20,345
  Accrued expenses....................    45,886                       45,886
  Net liabilities of discounted            2,793                        2,793
   operations.........................
                                        --------                    ---------
    Total current liabilities.........    69,195                       69,195
Long-term debt........................       109     $ 567,900 (b)    568,009
Other liabilities.....................     3,101                        3,101
                                        --------     ---------      ---------
                                           3,210       567,900        571,110
    SHAREHOLDERS' EQUITY (DEFICIT)
Company common stock, including           10,890        (1,999)(a)        --
 additional paid-in-capital...........                  (8,891)(f)
Recapitalized common stock, including        --        265,176 (a)    304,092
 additional paid-in-capital...........                  17,892 (e)
                                                        21,024 (f)
Retained earnings (deficit)...........   227,733       (13,618)(d)   (657,172)
                                                       (10,736)(e)
                                                      (860,551)(f)
Cumulative translation adjustments....    (1,938)                      (1,938)
Treasury stock........................   (45,313)       45,313 (f)        --
                                        --------     ---------      ---------
    Total Shareholders' equity           191,372      (546,390)      (355,018)
     (deficit)........................
                                        --------     ---------      ---------
                                        $263,777     $  21,510      $ 285,287
                                        ========     =========      =========

   See Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet Data

                             DYNATECH CORPORATION

    NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET DATA

                            AS OF DECEMBER 31, 1997
                              (DOLLARS IN 000'S)

a) Reflects the issuance of 111,590,528 shares of Recapitalized Common Stock in exchange for MergerCo Common Stock, net of related issuance costs of $13,800; MergerCo is a nonsubstantive transitory merger vehicle (which will be merged into the Company at the Effective Time) and its only tangible assets are $277,000 of cash and 40,804 shares of Common Stock from the issuance of its common stock.

b) Reflects the issuance of Senior Secured Credit Facilities, Senior Subordinated Notes and borrowings under the Revolving Credit Facility.

c) Reflects deferred issuance costs incurred in connection with the issuance of Senior Secured Credit Facilities, Senior Subordinated Notes and the Revolving Credit Facility of which $2,500 was prepaid by the Company at December 31, 1997.

d) Reflects the net cash paid in connection with the settlement of certain stock options in an amount equal to the excess of $49.00 over the exercise price per share of Common Stock subject to such settled options, and the related tax benefit.

e) The Company has assumed that an aggregate of 1,100,000 Company Stock Options held by Management Stockholders will be converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their current Company Stock Options), most of which will be fully vested and exercisable. Of the 1,100,000 Company Stock Options, approximately 820,618 Company Stock Options, will have revisions to the original terms, which results in a new measurement date for the Company Stock Options and a non-cash charge of $10.7 million (net of related tax benefit).

f) Reflects the conversion of 16,818,945 shares of Common Stock (excluding shares held by MergerCo and held in treasury assumed to be cancelled) into the right to receive $47.75 per share in cash and the 0.5 shares of Recapitalized Common Stock per share of Common Stock (totaling 8,409,473 shares of the Recapitalized Common Stock).

                           PRO FORMA CAPITALIZATION

  The following table sets forth the unaudited pro forma consolidated cash and equivalents and capitalization of the Company (i) at December 31, 1997 and
(ii) after giving pro forma effect to the Merger and related transactions as if they had occurred on December 31, 1997. This table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Unaudited Pro Forma Condensed Consolidated Financial Data," "Management Discussion and Analysis," and the Consolidated Financial Statements (including the notes thereto) appearing elsewhere in this Proxy Statement.

                                                       DECEMBER 31, 1997
                                                     ------------------------
                                                      ACTUAL      PRO FORMA
                                                     ----------  ------------
                                                     (DOLLARS IN MILLIONS)
                                                     ------------------------
      Cash and equivalents.......................... $     47.6   $      27.1
                                                     ==========   ===========
      Debt:
       Existing Debt................................ $      0.3   $       0.3
       Merger Financings:
        Senior Secured Credit Facilities............    --              260.0
        Senior Subordinated Debt....................    --              275.0
        Revolving Credit Facility...................    --               32.9
                                                     ----------   -----------
        Total debt..................................        0.3         568.2
                                                     ----------   -----------
      Shareholders' equity (deficit):
       Company common stock, including additional
        paid-in-capital.............................       10.9           --
       Recapitalized common stock, including addi-
        tional
        paid-in-capital.............................        --          304.1
       Retained earnings (deficit)..................      227.7        (657.2)
       Cumulative translation adjustments...........       (1.9)         (1.9)
       Treasury stock...............................      (45.3)          --
                                                     ----------   -----------
        Total Shareholders' equity (deficit)........      191.4        (355.0)
                                                     ----------   -----------
        Total Capitalization........................ $    191.7   $     213.2
                                                     ==========   ===========

                       RATIO OF EARNINGS TO FIXED CHARGES

                                     (IN THOUSANDS)
                                  YEAR ENDED MARCH 31,        NINE MONTHS ENDED     PRO FORMA
                           ---------------------------------- ----------------- -----------------
                                                                                  NINE
                                                                                 MONTHS    YEAR
                                                                                 ENDED    ENDED
                            1993   1994   1995   1996   1997  12/31/96 12/31/97 12/31/97 03/31/97
                           ------ ------ ------ ------ ------ -------- -------- -------- --------
 CONSOLIDATED STATEMENT
  OF OPERATIONS DATA
 Income (loss) before
  income taxes and
  extraordinary credit...  21,220 23,847 28,095 26,108 35,434  26,769   54,160   14,858    4,140
 Add:
 Portion of rents
  representative of the
  interest factor........   1,400  1,533  1,467  1,900  2,067   1,550    1,933    1,933    2,567
 Interest on indebted-
  ness...................   2,229  3,794  3,919  1,723    828     365    1,218   36,680   48,907
 Amortization of debt
  expense and premium....                                                         2,247    2,996
                           ------ ------ ------ ------ ------  ------   ------   ------   ------
 Income as adjusted......  24,849 29,174 33,481 29,731 38,329  28,684   57,311   55,718   58,610
                           ------ ------ ------ ------ ------  ------   ------   ------   ------
 Fixed charges:
 Portion of rents
  representative of
  interest factor........   1,400  1,533  1,467  1,900  2,067   1,550    1,933    1,933    2,567
 Interest on indebted-
  ness...................   2,229  3,794  3,919  1,723    828     365    1,218   36,680   48,907
 Amortization of debt
  expense and premium....                                                         2,247    2,996
                           ------ ------ ------ ------ ------  ------   ------   ------   ------
 Fixed charges...........   3,629  5,327  5,386  3,623  2,895   1,915    3,151   40,860   54,470
                           ------ ------ ------ ------ ------  ------   ------   ------   ------
 Ratio of earnings to
  fixed charges..........     6.8    5.5    6.2    8.2   13.2    15.0     18.2      1.4      1.1
                           ====== ====== ====== ====== ======  ======   ======   ======   ======

                          INCOME (EARNINGS) PER SHARE

  During the quarter ended December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which modifies the calculation of earnings per share ("EPS"). The Standard replaces the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to APB Opinion 15. All prior periods presented have been restated to reflect this adoption.

                           YEARS ENDED MARCH
                                  31,
                          ----------------------
                           1997    1996    1995
                          ------  ------  ------
                              (AMOUNTS IN
                          THOUSANDS EXCEPT PER
                              SHARE DATA)
BASIC:
Common Stock Outstanding
 beginning of year......  17,594  17,577  18,594
Weighted Avg. Treasury
 Stock issued during the
 period.................     144     461      56
Weighted Avg. Treasury
 Stock repurchased......    (538)    (69)   (804)
                          ------  ------  ------
Weighted average common
 stock outstanding end
 of year................  17,200  17,969  17,846
                          ======  ======  ======
DILUTED:
Common Stock Outstanding
 beginning of year......  17,594  17,577  18,594
Weighted Avg. Treasury
 Stock issued during the
 period.................     144     461      56
Weighted Avg. common
 stock equivalents......     828     346     125
Weighted Avg. Treasury
 Stock repurchased......    (538)    (69)   (804)
                          ------  ------  ------
Weighted average common
 stock outstanding end
 of year................  18,028  18,315  17,971
                          ======  ======  ======

                             BOOK VALUE PER SHARE

                                                      DECEMBER 31,   MARCH 31,
ACTUAL                                                    1997         1997
------                                                ------------  -----------
Shareholders' equity per share.......................      $11.35        $ 9.57
PRO FORMA*
Shareholders' equity per share.......................     ($ 2.96)      ($ 3.18)
Shares of Recapitalized Common Stock................. 120 million   120 million

--------
* Reflects the following: (i) the issuance of 111,590,528 shares of Recapitalized Common Stock in exchange for each share of MergerCo Common Stock, net of related issuance costs of $13,800; MergerCo is a nonsubstantive transitory merger vehicle (which will be merged into the Company at the Effective Time) and its only tangible assets are $277,000 of cash and 40,804 shares of Common Stock from the issuance of its common stock; (ii) the net cash paid in connection with the settlement of certain stock options in an amount equal to the excess of $49.00 over the exercise price per share of Common Stock subject to such settled options, and the related tax benefit; (iii) the conversion of 16,818,945 shares of Common Stock (excluding shares held by MergerCo and held in treasury assumed to be cancelled) into the right to receive $47.75 per share in cash and the 0.5 shares of Recapitalized Common Stock per share of Common Stock (totaling 8,409,473 shares of the Recapitalized Common Stock); and (iv) the Company has assumed that an aggregate of 1,100,000 Company Stock Options held by Management Stockholders will be converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their current Company Stock Options), all of which, other than 20,737 Company Stock Options held by Mr. Reno, will be fully vested and exercisable.

                         MARKET PRICES OF COMMON STOCK

  The Common Stock was listed on the New York Stock Exchange, and commenced trading on the New York Stock Exchange on January 28, 1997 under the symbol "DYT." Prior to January 28, 1997, the Common Stock was listed on the Nasdaq National Market. The Company changed its listing to the New York Stock Exchange in an attempt to increase its visibility in the marketplace. The number of Stockholders of record at April 16, 1998 was 922, which number includes certain registered holders who hold Common Stock for an undetermined number of beneficial owners. On December 19, 1997, the business day immediately preceding the first public release of information regarding the Merger by the Company, the reported closing sale price per share of Common Stock was $36.75. On April 28, 1998, the last full trading day prior to the date of this Proxy Statement, the reported closing sale price per share of Common Stock was $48.5625.

  The following table shows, for the fiscal periods indicated, the high and low sale prices of a share of Common Stock as reported by the New York Stock Exchange and the Nasdaq National Market, as applicable.

 QUARTER ENDED                                                    HIGH     LOW
 -------------                                                   ------- -------
March 31, 1998.................................................. 48.50   46.1875
December 31, 1997............................................... 47.875  33.50
September 30, 1997.............................................. 41.9375 34.00
June 30, 1997................................................... 42.125  28.625
March 31, 1997.................................................. 54.50   28.00
December 31, 1996............................................... 58.00   40.50
September 30, 1996.............................................. 46.88   30.75
June 30, 1996................................................... 35.00   23.00
March 31, 1996.................................................. 25.50   16.00
December 31, 1995............................................... 17.50   14.00
September 30, 1995.............................................. 22.25   15.13
June 30, 1995................................................... 20.50   14.75

  Since April 1, 1995, the Company has not declared or paid cash dividends on its Common Stock. The Company intends to retain earnings for use in the operation and expansion of its business. The Company's current term loan prohibits, and it is contemplated that the Senior Secured Credit Facilities and the indenture governing the Senior Subordinated Notes will prohibit, the payment of cash dividends on its Common Stock or Recapitalized Common Stock, as the case may be.

  Beginning in early 1996, the Company has maintained a stock repurchase program from time to time. Since the inception of the program, the Company has repurchased 1,983,600 shares of Common Stock for an aggregate purchase price of $57,393,157. The purchase price per share of Common Stock has ranged from $21.75 to $33.00. The following table shows the average purchase price per share of Common Stock for each quarterly period since the program began. Except as described above, the Company has not effected any transactions in Common Stock since February 27, 1997.

       QUARTER ENDED                         AVERAGE PURCHASE PRICE
       -------------                         ----------------------
       April 1, 1998 through April 28, 1998    no purchases made
       March 31, 1998                          no purchases made
       December 31, 1997                       no purchases made
       September 30, 1997                      no purchases made
       June 30, 1997                                 $32.74
       March 31, 1997                                $32.00
       December 31, 1996                       no purchases made
       September 30, 1996                            $32.16
       June 30, 1996                                 $31.83
       March 31, 1996                                $24.22

  Between February 27, 1998 and April 28, 1998, a total of 1,560 shares of Common Stock were issued by the Company upon the exercise of stock options held by employees of the Company. On November 28, 1997, John F. Reno transferred 15,000 shares of Common Stock to his wife, Suzanne M. Reno. On December 1, 1997, Mr. Reno transferred 15,000 shares of Common Stock to The John F. Reno 1997 Qualified Annuity Trust. Finally, on December 2, 1997, Mrs. Reno transferred 15,000 shares of Common Stock to The Suzanne M. Reno 1997 Qualified Annuity Trust, of which Mr. Reno is a Trustee. On March 30, 1998, a relative for which Mr. Reno has power of attorney made a charitable contribution of 4,000 shares of Common Stock.

  The following table gives information regarding the shares of Common Stock purchased by Messrs. Reno, Kline and Peeler since April 1, 1995.

                            JOHN F. RENO     ALLAN M. KLINE    JOHN R. PEELER
                            ------------     --------------    --------------
   Total number of shares
    purchased..............        56,800(1)         2,338(2)         18,518(3)
   Total cost of shares.... $1,683,300.00       $73,555.66       $649,885.48
   Range of purchase pric-
    es..................... $32.25-$25.25    $38.75-$23.00     $38.50-$34.50
   AVERAGE PURCHASE PRICE
   FOR QUARTER ENDED:
   ----------------------
    April 1, 1998 through
     April 28, 1998........           --            $34.37            $34.37
    March 31, 1998.........           --               --                --
    December 31, 1997......           --               --                --
    September 30, 1997.....           --            $25.29               --
    June 30, 1997..........           --               --                --
    March 31, 1997.........           --            $33.37               --
    December 31, 1996......           --               --                --
    September 30, 1996.....           --               --             $38.50
    June 30, 1996..........        $32.25              --             $34.50
    March 31, 1996.........        $25.25           $30.87               --
    December 31, 1995......           --               --                --
    September 30, 1995.....           --               --                --
    June 30, 1995..........           --               --                --

--------
(1)Consists of 56,800 shares acquired upon the exercise of stock options.

(2)Consists of 1,600 shares purchased in market transactions and 738 shares acquired under the Company's Employee Stock Purchase Plan.

(3)Consists of 17,600 shares acquired upon the exercise of stock options and 918 shares acquired under the Company's Employee Stock Purchase Plan.

  Neither CDR Fund V, Clayton, Dubilier & Rice, Inc., CD&R Investment Associates II, Inc. nor MergerCo has effected any transactions in Common Stock since February 27, 1998.

                                  THE COMPANY

  The Company develops, manufactures and sells market-leading test, analysis, communications and computing equipment in three product categories:

  . Communications Test. The Company believes its subsidiary, TTC, is the second largest U.S. provider of communications test instruments (by U.S. sales). TTC provides products to communications service providers (such as the RBOCs, long-distance companies and competitive access providers), service users (such as large corporate and government network operators), and manufacturers of communications equipment and systems. TTC's broad test and analysis product line ranges from portable units (used by field service technicians to test telephone and data communications lines and services) to centralized test and monitoring systems installed in telephone company central offices. TTC's communications test business accounted for 52% of the Company's sales (or approximately $184.9 million) for the nine months ended December 31, 1997.

  . Industrial Computing and Communications. The Company addresses two distinct segments of the North American ruggedized computer market. ICS is the only significant direct marketer of computer products and systems designed to withstand excessive temperatures, dust, moisture and vibration in harsh operating environments such as production facilities. ICS markets to engineers, scientists and production managers through its widely recognized Industrial Computer Source-Book catalogs. Itronix sells ruggedized portable communications and computing devices used by field-service workers for telephone companies, utilities, insurance companies and other organizations with large field-service workforces. The Company's industrial computing and communications business accounted for 31% of the Company's sales (or approximately $111.0 million) for the nine months ended December 31, 1997.

  . Visual Communications. The Company's visual communications business consists principally of two market-leading niche-focused subsidiaries:
    (i) AIRSHOW is the world leader in passenger cabin video information display systems and information services for the general and commercial aviation markets; and (ii) da Vinci is the world leader in digital color enhancement systems used in the process of transferring film images into electronic signals--a process commonly used to transfer film images to video for use in the production of television commercials and programming. The Company's visual communications business accounted for 16% of the Company's sales (or approximately $57.5 million) for the nine months ended December 31, 1997.

For the nine months ended December 31, 1997, the Company generated sales of $353.3 million.

COMPETITIVE STRENGTHS

  The following characteristics contribute to the Company's competitive position and outlook.

  . Leading Market Positions. The Company's principal businesses occupy the
    #1 or #2 overall position in their respective principal markets. TTC, which is the Company's largest subsidiary and operates in a highly fragmented market, has in recent years held the #1 or #2 position in market segments accounting for an estimated 70% of its test instrument sales. ICS is the only significant direct marketer of ruggedized industrial computers and Itronix is the leading supplier of ruggedized portable notebook computers to U.S. telecommunications companies. AIRSHOW and da Vinci have the # 1 shares in their respective niche markets. The Company's market leadership is enhanced by its well known brand names, including FIREBERD and T-BERD test instruments, the Industrial Computer Source-Book catalogs, and the AIRSHOW map system.

  . Double-Digit Market Growth. The Company participates in market segments that management believes have been growing at least 10% annually in recent years. Between fiscal 1994 and 1997, the Company increased sales at a compound annual growth rate of 22% (16% excluding the impact of acquisitions), a rate which management believes exceeds the composite sales growth rate for the market segments the Company addresses. The growth of the communications test instrument market, the Company's largest, is driven in part by the growth of telecommunications equipment and services.

  . High-Margin, Cash-Generative Business. The Company's gross profit margin was 57.1% for the nine months ended December 31, 1997. Management believes the Company's strong profitability is attributable to its leading market positions, its extensive sales and distribution networks, its entrenched customer relationships and a management culture emphasizing product quality and customer service and support, rather than price-based competition. The Company's strong profitability, combined with relatively low capital expenditure requirements (averaging 3% of sales since 1994), provides cash flow to fund the Company's growth strategy and has facilitated a cumulative investment of approximately $180 million in product development from the beginning of fiscal 1994 through December 31, 1997.

  . High Installed Base of Products. As leaders in each of their respective served markets, the Company's principal businesses enjoy high installed product bases, which the Company believes generally provide a competitive advantage in selling product enhancements, upgrades, replacements and aftermarket parts and service. For example, the Company has sold over 100,000 of its communications test instruments (representing over $1.0 billion in customer investment), the majority of which the Company believes are currently in service. This installed base also represents a substantial investment by customers in training on the Company's communications test products, a familiarity that the Company capitalizes on in selling and marketing its products and in the development of new products.

  . Extensive Sales and Distribution Network with Longstanding Customer
    Relationships. Management believes that each of the Company's principal businesses enjoys one of the most extensive, effective and highly trained sales and distribution networks in its respective principal markets. The communications test business, for example, has a 180-person U.S. sales organization comprising predominantly engineers and technical professionals, who undergo rigorous, ongoing education and training. The Company has been selling to service providers such as AT&T, MCI, Sprint, GTE and Bell Atlantic (or their predecessors) since prior to the early 1980s. Industrial Computer Source-Book (nearly six million copies distributed in fiscal 1997) is the most widely recognized catalog of ruggedized industrial computer systems by scientists and engineers. These purchasers rely upon ICS's sales staff, comprising predominantly electrical engineers, to solve compatibility and functionality issues in configuring the systems.

  . Experienced Management Team with Substantial Equity Ownership. Led by CEO
    John F. Reno, a 23-year Dynatech veteran, the senior management of each of the Company's businesses have on average more than 15 years of industry experience. Shortly after consummation of the recapitalization, approximately 350 senior managers and key employees collectively will own or have options to acquire approximately 25% of Dynatech's common stock on a fully diluted basis.

BUSINESS STRATEGY

  The Company intends to pursue the following strategies:

  . Leverage Leading Market Positions. The Company believes that its leading market positions provide it with several competitive advantages in comparison to smaller market participants, particularly in its communications test business, and position it to expand its business by
    (i) spreading product development costs over a larger sales and unit base, (ii) leveraging its sales and marketing resources and customer relationships to sell new and enhanced products through established channels, and (iii) taking advantage of its high installed base of instruments to generate incremental sales for product enhancements, upgrades, replacements and service.

  . Address New Market Segments. The Company intends to continue to develop products to address new market segments in each of its businesses and thereby expand the size of its total served market. For example, the Company currently addresses approximately two-thirds of the $2.1 billion communications test instrument market and is beginning to address segments within the $1.0 billion communications test and monitoring systems market. With product line extensions and additions, the Company can expand the size of its served market while leveraging its extensive sales and distribution network.

  . Pursue Strategic Acquisitions. Since the end of fiscal 1993, the Company has focused on its higher-growth, more profitable market-leading businesses, selling 24 non-core businesses for gross proceeds of $190 million and acquiring four complementary businesses. The Company intends to continue to pursue strategic acquisitions that complement its existing businesses and further expand its product lines and technological capabilities. The communications test instrument market is highly fragmented, which management believes provides significant opportunities for future strategic acquisitions. With the Company's economies of scale, well-established sales and marketing channels and customer relationships, the Company believes it can, through selective acquisitions, improve profitability while expanding the breadth of its product line and enhancing its technological expertise.

  . Increase International Penetration. The Company generated 87% of sales for the nine months ended December 31, 1997 in North America, primarily in the United States, where it has established market-leading positions in each of its principal businesses. The Company believes there are significant opportunities to expand its international business. For example, while the Company generated only 11% of its communications test sales from markets outside North America during the nine month period ended December 31, 1997, the $900 million international market represents an estimated 43% of the global communications test instrument market for the same period and grew approximately 12% from 1996 to 1997.

INDUSTRY OVERVIEW

Communications Test

  Market Overview. The Company believes that the worldwide market for communications testing is approximately $3.1 billion, comprising the $2.1 billion communications test instrument market and the $1.0 billion test and monitoring systems market. Test instruments are used in the design, manufacturing, installation and maintenance of communications equipment and networks while test and monitoring systems automate the process of detecting, isolating and resolving faults within a communications network. TTC currently addresses approximately two-thirds of the $2.1 billion test instruments market, primarily in North America, and is beginning to address segments within the $1.0 billion test and monitoring systems market.

  Given the growth of communications networks, the multiplicity of communications technologies and the broad range of applications at various points in a network, there are numerous different tests and analyses necessary for communications service providers and users to install, maintain and troubleshoot communications networks. As a result, the communications test instrument market is highly fragmented with many competitors, most of which address only selected niches within the overall market. The Company estimates that there are approximately 50 competitors in the communications test instrument market having sales of over $1 million. A small number of larger companies compete in many segments of the overall market, including Hewlett-Packard Company, which the Company believes is the worldwide overall market leader and which competes in many of the same segments as the Company. Other significant participants in the overall market include Tektronix, Inc., Wandel & Goltermann GmbH & Co. and Wavetek Corporation (which have recently announced a proposed merger), and Network General Corporation.

  Industry Trends. Growth in the communications test instrument market is driven in part by growth in the number of service providers, increased demand for communications services and the introduction of new communications protocols. Deregulation and privatization of the worldwide telecommunications industry has produced increased competition and a proliferation of service providers. To compete, communications providers must accelerate their network deployment, maintain and upgrade existing infrastructures, and continue to increase their quality of service, all while also reducing cost structures. In addition, the growth of the volume of voice traffic, LAN backbones and interconnections, high-speed interconnects, Internet access and cellular and other wireless communications systems have led to the deployment of new high-speed transmission technologies such as Synchronous Optical Network ("SONET"), Asynchronous Transfer Mode ("ATM"), frame relay and Integrated Services Digital Network ("ISDN").

  The Company believes that these trends have driven overall communications test instrument industry growth of approximately 10-12% annually in recent years. Growth rates vary widely across segments of the market and are typically higher in segments that support the development of high growth communications services such as ATM, frame relay, SONET and wireless services.

  The Company believes the communications test and monitoring systems market is growing at approximately 12% annually, driven by the needs of service providers to provide higher quality networks and to reduce costs through efficiency, which may be gained by using test and monitoring systems.

Industrial Computing and Communications

  The Company's industrial computing and communications business addresses two markets: (1) the market for ruggedized rack-mounted computers, which is characterized by thousands of smaller customers who typically order fewer than ten units each, and (2) the market for ruggedized portable computers, which is characterized by a more concentrated group of larger customers that typically order large quantities of units.

  Ruggedized Rack-Mounted Computers. The Company believes that the global market for ruggedized industrial computer products currently exceeds $1.0 billion annually, split roughly evenly between North America and the rest of the world. The Company estimates that this global market has been growing approximately 10% annually in recent years and will grow at approximately 12% through 2001, driven by the increased use of computers in harsh environments. The market consists of sales of (i) modular component products, which include chassis and CPUs sold separately and integrated by the customer, and (ii) fully integrated systems, which consist of a considerably broader product offering that is fully integrated into complete systems prior to sale. The Company believes that modular component products and fully integrated systems each account for approximately half of the total global market. ICS competes primarily in the fully integrated systems segment of the market and focuses on the direct marketing of its products to engineers and scientists purchasing one to ten units through its catalogs, utilizing a proprietary database developed over many years. In ICS's target market, ICS's principal competitors include Texas Microsystems Inc., the I-Bus Division of Maxwell Technologies, Inc., American Advantech Corp. and Diversified Technology, Inc. Other significant competitors in the overall market include IBM and Siemens AG.

  Ruggedized Portable Computers. The market for ruggedized portable computers consists of customers with large mobile workforces in industries such as telecommunications, utilities, insurance and others that employ service and maintenance technicians for a variety of products. The Company estimates that the global market for ruggedized portable notebook computers, Itronix's principal market, currently exceeds $400 million, and believes this market has grown approximately 16% in 1997. In this market, because of the relatively small number of customers with large field-service work forces, the timing and size of whose orders are irregular, growth rates vary widely. Ruggedized portable computers provide field workers with the ability to install, diagnose and maintain company and customer equipment and collect critical information from remote locations. The critical feature of ruggedized portable computers is the ability to operate reliably in adverse environments and work conditions while withstanding mechanical shock, vibration, moisture and extreme temperatures. Itronix is the market leader in sales to U.S. telecommunications service providers, whose large field service personnel require portable computers to collect data from various remote locations. Itronix's competitors in the fully-ruggedized portable notebook computer market include Panasonic Industrial Co. (which the Company believes is the worldwide market leader) and a number of smaller competitors, as well as competition from manufacturers of competing mass market "semi-rugged" mobile computers, which constrains the pricing of premium portable ruggedized products like Itronix's. Producers of ruggedized portable computers also face indirect competition from off-the-shelf portable computers and single-purpose diagnostic and data collection instruments.

Visual Communications

  AIRSHOW. AIRSHOW addresses a segment of the overall market for information and entertainment systems used by passengers of commercial and general aviation aircraft. The market is driven by growth in aircraft production and demand by aircraft passengers to receive real-time video or data information while the aircraft is in the air. Management projects estimated growth in new general aviation aircraft production of 20% in 1998. AIRSHOW has a leadership position in a market niche for passenger cabin video information systems for the general aviation and commercial airline markets. See "--Products and Services."

  da Vinci. da Vinci produces digital color correction systems, which are a component of telecine systems used by video post production and commercial production facilities to enhance and color match images as they are transferred from film to video tape for editing and distribution. The principal application of da Vinci's color correction system is to conform and enhance color in the film editing process and to provide color to black and white films and video images. da Vinci products occupy the leadership position in this small niche market, growth in which is driven primarily by the introduction of new video technologies and standards within the film and video production industry.

PRODUCTS AND SERVICES

Communications Test

  Overview. TTC provides a wide range of test and analysis products, service and support that enable customers worldwide to develop, manufacture, install and maintain communications networks and equipment. TTC's products include a broad portfolio of test instruments, test systems, software and professional services that address multiple technologies and applications at various locations in communications networks.

  TTC's test instrument products address two key categories of applications in communications networks: (i) transmission testing between service providers' central offices ("digital transport") and between a service provider's central office and its customers (the "local loop"), and (ii) network services testing by both service providers and users of a broad range of technologies and services delivered principally to business customers. In addition, TTC is expanding its product offerings for the communications test and monitoring systems market.

  TTC's sales in this area were $116.1 million in fiscal 1994, $143.1 million in fiscal 1995, $172.0 million in fiscal 1996 and $211.3 million in fiscal 1997, representing a 22.1% compound annual growth rate.

  Transmission Testing. TTC produces a wide range of products that test and monitor the physical transmission of voice and data signals across a service provider's network of transmission circuits, cables, connectors and related network components in the central office and local loop. Domestic and international service providers use TTC's transport test products to install and maintain high-speed transmission circuits. Service providers have employed such circuits as inter-office links to connect voice and data transmission between long-distance carriers, local exchange carriers and wireless carriers. More recently, transmission circuits employing newer technologies, such as ISDN, SONET and ATM, have been proliferating as more analog networks are being upgraded as customers demand improvements to facilitate high-speed data transmission. TTC's products cover most widely accepted existing and emerging technologies in its markets, with average selling prices ranging from $5,000 for a handheld unit to $45,000 for a fully-featured portable instrument to $70,000 for a test system.

  Service providers use TTC's local loop test products to install and maintain voice telephone services, ISDN, digital data system ("DDS"), T1 lines, and fiber optic facilities between the service providers' local central offices and the customers' premises. For example, technicians use products such as the T-BERD 209OSP, a ruggedized field service test set, to perform fault location and data quality testing of voice or data circuits in the local loop. With the increased competition among service providers and the attendant workforce downsizing of incumbent local service providers such as the RBOCs, TTC designs its local loop test products to assist such customers in improving service quality and productivity while reducing costs.

  Network Services Testing. TTC's network services products test communications technologies and services employed primarily by businesses, including their physical transmission facilities, voice services, and data services such as ATM, frame relay and ISDN. TTC's FIREBERD data communications analyzers, for example, measure performance of a wide range of network transmission equipment utilized on a business customer's premises and have a modular construction to facilitate simple upgrades as new technologies and services are employed. TTC's FIREBERD 500 Internetwork Analyzer monitors and tests network traffic between a LAN and WAN and can analyze numerous communications protocols. In addition, TTC manufactures portable, hand-held test instruments that enable service technicians to install or repair networks.

  Communications Test and Monitoring Systems. TTC historically has focused on the communications test instrument market, which continues to account for the predominance of TTC's sales. However, TTC has been developing products to address the $1.0 billion communications test and monitoring systems market. For example, the CENTEST 650 was developed to automate the monitoring and testing of DS0, DS1 and DS3 signals so that service providers can identify network trouble spots quickly and direct mobile repair crews more efficiently from a central location. In addition, TTC is devoting significant resources to develop additional products for the communications test and monitoring systems market.

Industrial Computing and Communications

  Overview. The Company's industrial computing and communications business consists of two subsidiaries addressing different segments of the ruggedized computer market: (1) ICS, primarily a direct marketer of rack-mounted computer products and systems used by engineers, scientists and others in industrial or otherwise harsh operating environments, and (2) Itronix, acquired by the Company in December 1996, which produces mobile computing and communications devices used by companies with field service organizations such as telephone companies and utilities. ICS generally sells to thousands of small accounts, who typically order fewer than ten units, whereas Itronix sells to a more concentrated group of large organizations that typically order large quantities of units.

  Industrial Computer Source. ICS employs a direct marketing strategy with its widely recognized Industrial Computer Source-Book catalogs, proprietary target customer database and highly trained sales force of electrical engineers to sell a broad range of integrated industrial computers, input/output devices, and communication and accessory products. ICS primarily sells fully customized integrated systems that its sales force configures to address a customer's particular computing needs. ICS is geared to serving a large number of customers who typically order fewer than ten units per order. Over the past three years, ICS has sold to over 12,000 customers with an average order size of approximately $3,000. ICS mailed nearly six million catalogs in fiscal 1997 to a proprietary and growing list of over 250,000 scientists, engineers and production managers.

  ICS offers rack-mounted personal computers for use in environments other than homes and offices, including a wide range of commercial and communications applications. Products include ruggedized computers and remote terminals designed for operation in adverse environments (exposure to vibration, noise, temperature fluctuations and extremes, dust, moisture, electromagnetic fields and other hazards). ICS designs, configures and assembles its products but generally sources components from third-party vendors and contract manufacturers. ICS also uses its in-house CPU design capabilities to sell customized modular products and subsystems to systems integrators.

  ICS's sales were $36.6 million in fiscal 1994, $44.8 million in fiscal 1995, $57.9 million in fiscal 1996 and $60.5 million in fiscal 1997, representing an 18.2% compound annual growth rate.

  Itronix. Itronix is the leading supplier of portable, networked notebook computing and communications devices used by field-service technicians in the U.S. telecommunications industry. These products are carried by field-service technicians who use them in a broad range of environments to communicate-- either through wireline or wireless connections--to a central office. Customers use Itronix's mobile computing products to automate dispatching, work management and field reporting processes.

  Itronix also targets utilities, insurance companies, and other organizations seeking to increase the efficiency of their field-service personnel. Service technicians often make multiple service calls to different locations without returning to a base office. The use of networked computing devices allows for more effective dispatching to service sites and provides two-way communications with technicians. Itronix's flagship product provides technicians with the ability to access engineering data and customer service histories, or to collect and transmit key information regarding their service calls to a central database.

  Itronix currently produces two hardware product lines, the X-C Series of laptop computers and the T Series of smaller handheld computing devices. Itronix's flagship product line, the X-C series, is a rugged laptop computer that features functionality and power that is similar to commodity laptops yet is designed to withstand harsh environments, including heat, cold, rain and the shock and vibration found in service vehicles. The X-C is also an integrated communications device with options for both wired and wireless communications. Other features include intelligent battery-life management and touch screen functionality.

  Itronix, which the Company acquired on December 31, 1996, is facing significant manufacturing and marketing challenges. Management is currently implementing a plan to (1) reduce manufacturing costs by renegotiating component costs, outsourcing non-core manufacturing activities and redesigning its products and (2) reposition its premium niche against new market competition from "semi-rugged" and mass market products. See "Risk Factors-- Risks Relating to Itronix."

  Itronix's sales were $62.8 million in fiscal 1996 and $81.6 million in fiscal 1997.

Visual Communications

  Overview. The Company's principal visual communications businesses are AIRSHOW and da Vinci. The Company's visual communications sales were $46.9 million in fiscal 1994, $55.2 million in fiscal 1995, $63.1 million in fiscal 1996 and $72.8 million in fiscal 1997, representing a 15.8% compound annual growth rate.

  AIRSHOW. AIRSHOW primarily manufactures passenger cabin video information display systems for the general and commercial aviation markets, selling its equipment to airlines, aircraft manufacturers, and aircraft electronic system (avionics) installation centers. AIRSHOW also provides information services by collecting data from various information service providers and transmitting news, weather and financial information as text and graphics to aircraft equipped with AIRSHOW Network products. AIRSHOW systems are installed on over 3,000 general aviation aircraft and on approximately 100 commercial airlines.

  The AIRSHOW moving map system and real-time flight information passenger video displays are offered across general and commercial aviation markets with variations in equipment interface for different aircraft and video systems types. The AIRSHOW Network is an extension of the moving map system and includes a real-time data communications system. AIRSHOW Network is now offered as an option by leading corporate aircraft manufacturers such as Bombardier Inc., The Cessna Aircraft Company, Inc., Dassault Falcon Jet Corp., Gulfstream Aerospace Corporation and Learjet Inc. AIRSHOW recently introduced its AIRSHOW TV service which provides for reception of direct broadcast satellite TV aboard general aviation aircraft operating within the continental U.S. This service is being primarily marketed to the general aviation market.

  da Vinci. da Vinci produces digital color correction systems, which are a component of telecine systems used by video post production and commercial production facilities to enhance and color match images as they are transferred from film to video tape for editing and distribution. The principal application of da Vinci's color correction system is to conform and enhance color in the film editing process and to provide color to black and white films and video images. da Vinci products occupy the leadership position in this small niche market, growth in which is driven primarily by the introduction of new video technologies and standards within the film and video production industry.

  Other Subsidiaries. The Company's other visual communications subsidiaries are: Parallax Graphics, Inc., which the Company plans to wind down; DataViews, which provides tools for software developers; and ComCoTec, which develops software solutions for the pharmacy industry.

PRODUCT DEVELOPMENT

  For each of the Company's businesses, the development of new and enhanced products is a key element of its strategy, designed to further penetrate served markets, address new markets and reduce costs. From the beginning of fiscal 1994 through December 31, 1997, consolidated product development expense was approximately $180 million, representing an average of 12.3% of sales per year. Consolidated product development expense was 12.6% of sales ($30,585,000) in fiscal 1995, 12.4% of sales ($36,456,000) in fiscal 1996, and
11.9% of sales ($43,267,000) in fiscal 1997. The Company anticipates product development spending to continue at similar levels as a percentage of sales in the future. See "Risk Factors--Rapid Technological Change; Challenges of New Product Introductions."

  From the beginning of fiscal 1994 through December 31, 1997, the Company invested approximately $125 million in development of communications test instruments. In fiscal 1997, the Company introduced a significant number of new test instrument products including the T-BERD 950, a lightweight integrated test set which can test multiple technologies such as ISDN and frame relay data services, and the TTC-2207, a hand-held instrument with a touch screen graphical user interface designed for testing wireless networks.

  The Company has also made recent Pentium product introductions in its industrial computing and communications product lines and has significantly expanded its AIRSHOW product offerings.

  The Company uses its customer relationships to focus its product development strategy on customer needs and emerging technologies.

CUSTOMERS AND MARKETING

  Overview. The Company markets its products to a diverse customer base. The Company's products are sold to a broad range of communications service providers, including RBOCs, long-distance carriers, competitive access providers, wireless service companies, independent telephone companies, cable television operations, and a wide array of computer and data communication users, corporate and industrial customers, and scientific organizations.

  Most of the Company's revenues are generated through direct selling. The Company also uses distributorships and representative relationships to sell its products in areas of the United States and the rest of the world with relatively low sales volume.

  The Company's sales of goods and services to various agencies of the United States federal government were approximately $20,040,000, $12,785,000, and $17,484,000 in fiscal 1995, fiscal 1996, and fiscal 1997, respectively. Sales of goods and services to the agencies of the United States federal government are made pursuant to standard contracts which generally permit such agencies to cancel or revise the contracts at will.

  No single customer accounted for more than 10% of sales in any of these three years.

  Communications Test. In the U.S., TTC markets and sells its communications test and analysis products primarily through a 180-person direct sales team comprising predominantly engineers and technical professionals who undergo intensive initial training on TTC's and its competitors' products. Internationally, TTC employs a 60-person direct sales team for key markets along with distributors and representatives to market and sell its products. TTC's principal customers are communications service providers (such as RBOCs, long-distance companies and competitive access providers), service users such as large corporate and government network operators, and manufacturers of communications equipment and systems.

  Industrial Computing and Communications. ICS sells its ruggedized industrial computer products to engineers and scientists primarily through its catalogs and a telemarketing sales force comprised of highly-trained electrical engineers. Itronix employs a direct sales force of engineers to market and sell its ruggedized mobile computer products to organizations with large field service groups such as telephone and insurance companies and utilities. ICS typically sells to thousands of customers with no significant customer concentration while Itronix's sales tend to be more concentrated on fewer large customers.

  Visual Communications. The Company's niche visual communications businesses generally sell into niche markets directly through their own sales forces as well as through distributors and representatives.

PRODUCT ASSEMBLY

  The Company outsources most of its manufacturing and mechanical parts fabrication and generally performs its own final assembly and testing of products.

COMPETITION

  The markets in which the Company competes are highly competitive and are characterized by rapidly changing technology. Principal competitors include businesses with significant financial, development, marketing, and manufacturing resources, as well as numerous small, specialized companies. The Company believes it holds a relatively favorable position with respect to the important competitive factors in each of its markets. The Company considers rapid product development, product functionality and features, and highly trained technical sales and support staff to be key competitive factors. See "--Industry Overview" and "Risk Factors--Highly Competitive Markets."

INTERNATIONAL

  The Company maintains sales subsidiaries or branches for its communications test business in major countries in Western Europe and Asia and has distribution agreements in other countries where sales volume does not warrant a direct sales organization. The Company's foreign sales from continuing operations (including exports from the United States directly to foreign customers) were approximately 20%, 20%, and 23% of consolidated net sales in fiscal 1997, fiscal 1996, and fiscal 1995, respectively.

  The Company's international business is subject to risks customarily found in foreign operations, such as fluctuations in currency exchange rates, import and export controls, and regulatory policies of foreign governments. A summary of the Company's sales, earnings and identifiable assets by geographic area is found in the Company's financial statements. See "Consolidated Financial Statements."

DISCONTINUED OPERATIONS AND DIVESTED BUSINESSES

  The Company engaged in a business divestiture program beginning in 1994 and ending in fiscal 1997. Through such program, the Company sold 24 non-core businesses, which resulted in total proceeds to the Company of approximately $190 million, including $13.5 million in non-cash proceeds. See "Notes to Condensed Consolidated Financial Statements."

BACKLOG

  The Company's backlog of orders at December 31, 1997 and 1996 was $77,463,000 and $52,398,000, respectively, excluding the effects of the Itronix acquisition on December 31, 1996.

EMPLOYEES

  At December 31, 1997, the Company employed approximately 2,200 people. The Company's experience has been that employees having requisite skills for the Company's purposes are generally available in the areas where its facilities are located, although there are constraints on the Company's ability to fill certain engineering positions. The Company's employees are not represented by a labor union, and the Company believes its employee relations are good.

LITIGATION

  The Company is involved from time to time in routine legal matters incidental to its business. The Company believes that the resolution of such matters will not have a material adverse effect on the Company's financial condition or results of operations.

  On June 27, 1996, Cincinnati Microwave, Inc. ("CMI") filed an action in the United States District Court for the Southern District of Ohio against the Company and Whistler Corporation of Massachusetts ("Whistler"), alleging willful infringement of CMI's patent for a mute function in radar detectors. In 1994, the Company sold its radar detector business to Whistler. The Company and Whistler have asserted in response that they have not infringed, and that the patent is invalid and unenforceable. The Company obtained an opinion of counsel from Bromberg & Sunstein LLP in connection with the manufacture and sale of the Company's Whistler series radar detectors and will be offering the opinion, among other things, as evidence that any alleged infringement was not willful. On March 24, 1998, CMI, together with its co-plaintiff and patent assignee Escort, Inc., moved for summary judgment. Discovery is ongoing. The Company intends to defend the lawsuit vigorously and does not believe that the outcome of the litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

INTELLECTUAL PROPERTY

  The Company relies primarily on trade secrets, trademark laws, confidentiality procedures and contractual restrictions to establish and protect its proprietary rights.

  The Company generally seeks patent protection for inventions and improvements to its products which it believes to be patentable. It holds numerous United States and foreign patents and patent applications covering many products. The Company does not believe that the expiration of any patent or group of patents would materially affect its business.

  FIREBERD, T-BERD, CENTEST, INTERCEPTOR, XC 6250, INDUSTRIAL COMPUTER SOURCE, DA VINCI SYSTEMS and AIRSHOW are among the registered trademarks which the Company considers valuable assets.

  DYNATECH and design is a registered service mark of the Company in the United States and a registered trade or service mark (issued or applied for) of the Company in most other major industrialized countries of the world.

  The Company is subject to customary risks of infringement of its proprietary rights. While the Company considers its proprietary rights important, it believes its technical marketing and manufacturing capabilities are of greater competitive significance.

SUPPLIERS

  Materials and components used in the Company's products are normally available stock items or can be obtained to Company specifications from more than one potential supplier, with the exception of certain components which are being sourced from a single supplier. These include certain commercially available and customized microprocessors and application specific integrated circuits, power supplies, display devices and certain operating system software. The Company has not entered into long term contracts for the supply of such components. Although alternative sources generally exist for these materials, a significant amount of time could be required before the Company would begin to receive adequate supplies from such alternative suppliers. The Company also purchases certain key components from sole source vendors, including a semi-conductor manufacturer of a component utilized in the Company's communications test business and a component manufacturer for the Itronix series of ruggedized laptop computers. There can be no assurance that such components will continue to be produced or that the price for such components may not significantly increase. Some components and assemblies are purchased in Asia pursuant to volume contracts. See "Risk Factors--Dependence on Sole Source Suppliers and Licensors."

ENVIRONMENTAL MATTERS

  Federal, state and local laws or regulations which have been enacted or adopted regulating the discharge of materials into the environment have not had, and under present conditions, the Company does not foresee that they will have, a material adverse effect on capital expenditures, earnings, or the competitive position of the Company.

PROPERTIES

  The Company's policy is generally to lease real property for its manufacturing and sales operations. Principal operating facilities for continuing operations are as follows:

                                                             SQUARE     LEASE
LOCATION                                                      FEET   TERMINATION
--------                                                     ------- -----------
Burlington, Massachusetts...................................  14,600    1999
Ft. Lauderdale, Florida.....................................  16,300    2001
Germantown, Maryland........................................  30,000    2006
Germantown, Maryland........................................  68,000    2001
Germantown, Maryland........................................  98,000    2003
Lombard, Illinois...........................................  23,300    1998
Northampton, Massachusetts..................................  22,500    1999
Tustin, California..........................................  24,300    1999
Salem, Virginia.............................................  35,900    2004
San Diego, California....................................... 135,000    2004
Spokane, Washington.........................................  66,400    1999

  The Company has other leases for continuing operations manufacturing space and sales offices, but in each case the total leased space is under 15,000 square feet.

  The Company has leased approximately 239,000 square feet of space in various facilities in discontinued operations at December 31, 1997.

YEAR 2000

  The Company has commenced a review of its computer systems and products in order to assess its exposure to Year 2000 issues. The Company is currently in the process of determining the full scope, related costs and action plan to insure that the Company's systems continue to meet its internal needs and those of its customers. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the Year 2000 and beyond. However, there can be no assurance that Year 2000 costs and expenses will not have a material adverse effect on the Company. In addition, the Company does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be materially adversely affected. Finally, there can be no assurance that the Company's existing or installed base of products are Year 2000 compliant, or that the Company's products will not be integrated by the Company or its customers with, or otherwise interact with, non-compliant software or other products. Any such product non-compliance may expose the Company to claims from its customers and others, and could impair market acceptance of the Company's products and services, increase service and warranty costs, or result in payment of damages, which in turn could materially adversely affect the Company.

                              THE SPECIAL MEETING

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

  Each copy of this Proxy Statement mailed to Stockholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Board of Directors for use at the Special Meeting. The Special Meeting is scheduled to be held on May 21, 1998 at 9:00 a.m. at the offices of Ropes & Gray, 27th Floor, 885 Third Avenue, New York, New York. At the Special Meeting, Stockholders will consider and vote upon (i) a proposal to approve and adopt the Merger Agreement and the Merger and (ii) such other matters as may properly be brought before the Special Meeting.

  At the Special Meeting, Stockholders will be asked to consider and vote upon a proposal to approve and adopt the Merger Agreement between MergerCo and the Company and the Merger contemplated thereby. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement. The Merger Agreement provides, among other things, for the Merger of MergerCo into the Company with the Company continuing as the Surviving Corporation. Pursuant to the Merger Agreement, at the Effective Time the Restated Articles of Organization of the Company will be amended and restated to provide, among other things, that the Company is authorized to issue 200,000,000 shares of Recapitalized Common Stock. In the Merger, (i) each outstanding share of Common Stock will be converted into the right to receive (a) $47.75 in cash and (b) 0.5 shares of Recapitalized Common Stock (except that any shares held by MergerCo or held in the Company's treasury will be canceled and any Stockholder who properly dissents from the Merger will be entitled to appraisal rights under the MBCL) and (ii) each share of MergerCo Common Stock will be converted into one share of Recapitalized Common Stock.

  Prior to the Merger, (a) John F. Reno, together with two family trusts established by Mr. Reno, will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock and (b) CDR Fund V, which is managed by CDR, will purchase 110,790,770 shares of MergerCo Common Stock for approximately $277 million. In the Merger, all such shares of MergerCo Common Stock will be converted into Recapitalized Common Stock as described above. As a result of the Merger and these related transactions, immediately following the Merger, (x) CDR Fund V will own approximately 92.3% of the outstanding Recapitalized Common Stock, (y) Stockholders, other than Mr. Reno and his family trusts, will own approximately 7.0% of the outstanding Recapitalized Common Stock and (z) Mr. Reno (together with his family trusts) will own approximately 0.7% of the outstanding Recapitalized Common Stock.

  The Company expects to treat the Merger as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be affected by the transaction.

  The Board of Directors has determined that the Merger Agreement and the Merger are advisable and fair to and in the best interests of the Company and its Stockholders, and has approved the Merger and the Merger Agreement. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND THE MERGER. See "Special Factors--Background of the Merger" and "Special Factors--Recommendation of Board; Reasons for the Merger."

  STOCKHOLDERS ARE REQUESTED PROMPTLY TO COMPLETE, DATE SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT AND THE MERGER.

RECORD DATE AND VOTING

  The Record Date for the Special Meeting is the close of business on April 16, 1998. At the close of business on the Record Date, there were 16,864,434 shares of Common Stock outstanding and entitled to vote, held by approximately 922 Stockholders of record. Each holder of Common Stock on the Record Date will be entitled to one vote for each share held of record. The presence, either in person or by proxy, of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Special Meeting. Abstentions (including broker non-votes) are included in the calculation of the number of votes represented at a meeting for purposes of determining whether a quorum has been achieved.

  The Board is not aware of any matters other than those set forth in the Notice of Special Meeting of Stockholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board, except that shares represented by proxies which have been voted "against" the Merger Agreement and Merger will not be used to vote "for" postponement or adjournment of the Special Meeting for the purpose of allowing additional time for soliciting additional votes "for" the Merger Agreement and the Merger. See "--Vote Required; Revocability of Proxies" and "Other Information and Stockholder Proposals."

  STOCKHOLDERS SHOULD NOT FORWARD ANY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IN THE EVENT THE MERGER IS CONSUMMATED, STOCK CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO STOCKHOLDERS BY BOSTON EQUISERVE, L.P., IN ITS CAPACITY AS THE EXCHANGE AGENT, AS SOON AS IS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME.

VOTE REQUIRED; REVOCABILITY OF PROXIES

  Approval and adoption of the Merger Agreement and the Merger require the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock entitled to vote thereon. At the close of business on April 16, 1998, there were 16,864,434 shares of Common Stock outstanding and entitled to vote, held by approximately 922 Stockholders of record. The directors and executive officers of the Company collectively owned 117,936 shares of Common Stock as of the Record Date (which represented approximately 0.7% of outstanding shares of Common Stock as of the Record Date). Messrs. Reno, Kline and Peeler intend to vote their shares of Common Stock, which represent in the aggregate approximately 0.4% of the outstanding Common Stock, in favor of the approval and adoption of the Merger Agreement and the Merger. The members of the Board (other than Mr. Reno) intend to vote their shares of Common Stock, which, as of the close of business on April 16, 1998, represented in the aggregate approximately 0.2% of the outstanding Common Stock, in favor of the approval and adoption of the Merger Agreement and the Merger.

  Because the required vote of the Stockholders on the Merger Agreement and the Merger is based upon the total number of outstanding shares of Common Stock, the failure to submit a proxy card (or to vote in person at the Special Meeting) or the abstention from voting by a Stockholder (including broker non-votes) will have the same effect as an "against" vote with respect to approval and adoption of the Merger Agreement and the Merger. Proxies delivered to the Company's Clerk that do not contain any instruction to vote for or against a particular matter will be voted in favor of such matter.

  The presence of a Stockholder at the Special Meeting will not automatically revoke such Stockholder's proxy. However, a Stockholder may revoke a proxy at any time prior to its exercise by (i) delivering to the Company's Clerk a written notice of revocation prior to the Special Meeting, (ii) delivering prior to the Special Meeting a duly executed proxy bearing a later date or
(iii) attending the Special Meeting and voting in person.

  If a quorum is not obtained, or if fewer shares of Common Stock are voted in favor of approval and adoption of the Merger Agreement and Merger than the number required for approval, it is expected that the Special Meeting will be postponed or adjourned for the purpose of allowing additional time for soliciting and obtaining additional proxies or votes, and, at any subsequent reconvening of the Special Meeting, all proxies will be voted in the same manner as such proxies would have been voted at the original convening of the special meeting, except for any proxies which have theretofore effectively been revoked or withdrawn.

  Although approval of the stockholders of MergerCo is not a condition to consummation of the Merger pursuant to the Merger Agreement, CDR Fund V has committed to vote its shares of MergerCo Common Stock in favor of the Merger. The obligations of the Company and MergerCo to consummate the Merger are subject, among other things, to the condition that the Stockholders approve and adopt the Merger Agreement and Merger. See "The Merger and the Merger Agreement--Conditions to the Merger."

SOLICITATION OF PROXIES

  The Company will bear the costs of soliciting proxies from Stockholders. The Company has retained McKenzie Partners, Inc. to aid in the solicitation of proxies from the Stockholders. The fees of McKenzie Partners, Inc. to be paid by the Company and shall not exceed $10,000 plus reimbursement of out-of-pocket expenses. In addition to soliciting proxies by mail, directors, officers and employees of the Company solicit proxies by telephone, by telegram or in person. Such directors, officers and employees will not be additionally compensated for any such solicitation but may be reimbursed for reasonable out-of-pocket expenses incurred in connection therewith. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses incurred by them in connection therewith.

  IN THE EVENT THE MERGER IS CONSUMMATED, STOCKHOLDERS WILL RECEIVE, BY MAIL, LETTERS OF TRANSMITTAL WITH WHICH SUCH STOCK CERTIFICATES SHOULD BE RETURNED AFTER THE EFFECTIVE TIME. HOLDERS SHOULD THEREFORE NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                      THE MERGER AND THE MERGER AGREEMENT

  The following is a summary of material features of the Merger and of the Merger Agreement, a copy of which is attached hereto as Appendix A and incorporated by reference herein. All references to and summaries of the Merger Agreement in this Proxy Statement are qualified in their entirety by reference to the Merger Agreement. Stockholders are urged to read the Merger Agreement carefully and in its entirety.

MERGER CONSIDERATION

  Subject to certain provisions as described herein with respect to shares of Common Stock owned by the Company, any subsidiary of the Company, and with respect to fractional shares and Dissenting Shares at the Effective Time each issued and outstanding share of Common Stock will be converted into the right to receive from the Company following the Merger $47.75 in cash and 0.5 shares of Recapitalized Common Stock. With respect to certain risks related to the retention of Common Stock, see "Risk Factors" above.

  Immediately prior to the Merger, (a) John F. Reno, together with two family trusts established by Mr. Reno, will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock and (b) CDR Fund V will purchase 110,790,770 shares of MergerCo Common Stock for approximately $277 million; such shares of MergerCo Common Stock will be converted into Recapitalized Common Stock in the Merger on a one-for-one basis.

  Fractional shares of Common Stock will not be issued in the Merger. Holders of Common Stock otherwise entitled to a fractional share of Common Stock following the Merger will be paid in cash in lieu of such fractional share determined and paid as described under "--Fractional Shares" below.

  Any shares of Common Stock held by MergerCo or held in the Company's treasury will automatically be cancelled at the Effective Time and will cease to exist and no Merger Consideration will be delivered in exchange therefor.

  In the Merger, each share of MergerCo Common Stock issued and outstanding immediately prior to the Effective Time will be converted into one share of Recapitalized Common Stock. As a result of the Merger, assuming no Stockholder exercises their appraisal rights and no Company Stock Options are exercised prior to the Merger, CDR Fund V will hold 110,790,770 shares of Recapitalized Common Stock, or approximately 92.3%, Mr. Reno (together with his family trusts) will hold 799,758 shares of Recapitalized Common Stock, or approximately 0.7%, and Stockholders, other than Mr. Reno and his family trusts, will hold approximately 8,431,161 shares of Recapitalized Common Stock, or approximately 7.0%, in each case, of the outstanding shares of Recapitalized Common Stock expected to be outstanding immediately after the Merger.

EFFECTIVE TIME OF THE MERGER

  The Merger will become effective upon the filing of the Articles of Merger with the Secretary of State of The Commonwealth of Massachusetts and the Certificate of Merger with the Secretary of State of the State of Delaware or such later date as is specified in such Articles of Merger or Certificate of Merger (the "Effective Time"). The filing of the Articles of Merger and the Certificate of Merger will occur as soon as practicable on or after the satisfaction or waiver of the conditions to the Merger specified in the Merger Agreement unless another date is agreed to in writing by the Company and MergerCo. Subject to certain limitations, the Merger Agreement may be terminated by either MergerCo or the Company. See "--Conditions to the Merger" and "--Termination; Termination Fees."

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES

  The conversion of shares of Common Stock (other than Dissenting Shares) into the Merger Consideration will occur at the Effective Time. As soon as practicable as of or after the Effective Time, the Exchange Agent will send a letter of transmittal to each holder of Common Stock. The letter of transmittal will contain instructions with respect to the surrender of certificates representing shares of Common Stock in exchange for cash and shares of Recapitalized Common Stock for which the shares represented by the certificates so surrendered are exchangeable pursuant to the Merger Agreement.

   STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE EXCHANGE AGENT UNTIL THEY HAVE RECEIVED THE LETTER OF TRANSMITTAL.

  As soon as is practicable after the Effective Time, each holder of an outstanding certificate or certificates at such time which prior thereto represented shares of Common Stock will, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to the amount of cash and the number of shares of Recapitalized Common Stock into which the number of shares of Common Stock previously represented by such certificate or certificates surrendered will have been converted pursuant to the Merger Agreement. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Common Stock which have been converted, in whole or in part, pursuant to the Merger Agreement into the right to receive cash and shares of Recapitalized Common Stock, and if such certificates are presented to the Company for transfer, they will be cancelled against delivery of cash and certificates for such shares of Recapitalized Common Stock. Until surrendered as contemplated by the Merger Agreement, each certificate for shares for Common Stock will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the consideration contemplated by the Merger Agreement. No interest will be paid or will accrue on any cash payable as consideration in the Merger or in lieu of any fractional shares of Recapitalized Common Stock.

FRACTIONAL SHARES

  No certificates or scrip representing fractional shares of Recapitalized Common Stock will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of the Company after the Merger. Each holder of shares of Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Recapitalized Common Stock (after taking into account all shares of Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) representing such holder's proportionate interest in the value of such share (assuming that each share of Recapitalized Common Stock has a cash value of $2.50).

ACCOUNTING TREATMENT

  It is intended that the Merger will be treated as a recapitalization for financial reporting purposes. Accordingly, the historical basis of the Company's assets and liabilities will not be impacted by the transaction.

EFFECT ON STOCK OPTIONS AND EMPLOYEE BENEFIT MATTERS

  Pursuant to the Merger Agreement, except as provided in the following paragraph, (i) each Company Stock Option will become fully vested and exercisable immediately prior to the Merger, (ii) any Company Stock Option that is outstanding immediately prior to the Effective Time will, subject to the consent of the holder thereof, be cancelled and (iii) each holder of any such cancelled Company Stock Option will receive, in consideration of such cancellation, an Option Cancellation Payment. The Option Cancellation Payments will be paid in cash as of or as soon as practicable after the Effective Time.

   Notwithstanding the foregoing, the Company Stock Options held by Messrs. Reno, Peeler and Kline (or, in the case of Mr. Peeler, his options to purchase 137,600 shares of Common Stock) will be converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their current Company Stock Options), all of which, other than 20,737 Company Stock Options held by Mr. Reno, will be fully vested and exercisable. It is expected that an aggregate of 483,400

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

Company Stock Options held by Management Stockholders will be converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their current Company Stock Options), all of which will be fully vested and exercisable. Following the Merger, it is also expected that certain officers and key employees will receive new options to acquire approximately 15,680,000 shares of Recapitalized Common Stock. See "Special Factors--Interests of Certain Persons in the Merger." Shortly following the consummation of the Merger, the Company intends to grant a substantial majority of such options to eligible officers and key executives. The exercise price of each share of Recapitalized Common Stock subject to such options will generally be the fair market value of a share of Recapitalized Common Stock on the date of grant. Such options will generally become vested in 20% increments on each of the first five anniversaries of the date of grant, subject to the grantee's continued employment.

  Pursuant to the Merger Agreement, the Company's 1996 Employee Stock Purchase Plan (the "ESPP") has been amended to provide that there will be no new stock purchase periods after March 31, 1998 and the ESPP will terminate at the Effective Time.

REPRESENTATIONS AND WARRANTIES

  The Merger Agreement contains customary representations and warranties of the Company with respect to the Company and its subsidiaries relating to, among other things, (a) organization, standing and similar corporate matters;
(b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement; (c) the Company's capital structure; (d) documents filed by the Company with the Commission and the accuracy of information contained therein; (e) the absence of any violation, breach, termination, acceleration, default (i) under certain agreements to which the Company is a party, (ii) under the articles of organization or bylaws of the Company or (iii) under any federal, state, local or foreign order, writ, injunction, judgment, award, decree, statute, law, rule or regulation applicable to the Company; (f) the absence of the need for governmental approvals and consents in connection with the Merger Agreement; (g) the accuracy of information supplied by the Company in connection with this Proxy Statement and any related schedules; (h) the absence of certain changes or events since September 30, 1997, including material adverse changes with respect to the Company; (i) the absence of undisclosed liabilities; (j) pending or threatened material litigation, certain labor matters and compliance with applicable laws; (k) benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974, as amended, and employment matters; (l) title to owned real or personal property and valid leasehold and subleasehold interests in leased real or personal property; (m) filing of tax returns and payment of taxes; (n) environmental matters; (o) insurance matters; (p) receipt of an opinion of the Company's financial adviser; (q) brokers' fees and expenses; (r) books and records; (s) ownership of or rights to use Company intellectual property; (t) material contracts; (u) the Company's Rights Agreement; (v) takeover statutes and (w) the accuracy of information provided to MergerCo.

  The Merger Agreement also contains customary representations and warranties of MergerCo relating to, among other things, (a) organization, standing and similar corporate matters; (b) the authorization, execution, delivery, performance and enforceability of the Merger Agreement and related matters;
(c) the accuracy of information supplied by MergerCo in connection with this Proxy Statement and any related schedules; (d) the absence of the need for governmental approvals and consents in connection with the Merger Agreement;
(e) brokers' fees and expenses; (f) the business of MergerCo outside the consummation of the transactions contemplated by the Merger Agreement; (g) financing matters; and (h) MergerCo's capital structure.

NO SOLICITATION

  The Merger Agreement provides that the Company will not, directly or indirectly, through any officer, director, employee, representative or agent of the Company or any of its subsidiaries (i) solicit, initiate or knowingly encourage (including by way of furnishing non-public information) or take any other action to facilitate the institution of any inquiries, proposals or offer (a "Company Takeover Proposal") regarding any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and its subsidiaries, taken as a whole, or 50% or more of any class of equity

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

securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any of its subsidiaries whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its subsidiaries taken as a whole) (any of the foregoing being referred to as a "Company Takeover Event") or (ii) participate in negotiations or discussions regarding any Company Takeover Proposal; provided, however, the Board is permitted to provide non-public information regarding the Company pursuant to a customary confidentiality agreement, and to participate in discussions or negotiations regarding a Company Takeover Proposal if the Board has determined in good faith (after consultation with outside counsel) that it is necessary to do so in order to ask in a manner consistent with its fiduciary duties to the Stockholders; and provided, further, that the Company has given MergerCo prior notice of any such request or Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal.

COOPERATION AND BEST EFFORTS

  Pursuant to the Merger Agreement and subject to certain conditions and limitations described therein, the parties have agreed to cooperate with each other and use their respective reasonable best efforts to take certain specified and other actions so that the transactions contemplated by the Merger Agreement may be consummated as soon as practicable.

CONDUCT OF BUSINESS PENDING THE MERGER

  Pursuant to the Merger Agreement, the Company made various customary covenants relating to the conduct of its business prior to the Merger. The Company has agreed that, prior to the Effective Time, unless MergerCo agrees otherwise in writing, as required by the Merger Agreement or applicable law or as required by a material contract, it will conduct its business and will cause its subsidiaries to conduct their businesses in the ordinary course of business and in a manner consistent with past practice and, to the extent consistent therewith, will use all reasonable efforts to preserve substantially intact its business organization, and preserve its relationships with customers, suppliers, employees and creditors. In the Merger Agreement, the Company has further agreed, among other things, that prior to the Effective Time it will not and it will cause each of its subsidiaries to not:
(a) amend its charter or bylaws or similar organizational documents; (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock in the Company or any of its subsidiaries; (c) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of any assets of the Company or any of its subsidiaries (except in the ordinary course of business consistent with past practice); (d) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock; (e) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities or property in respect of, in lieu of or in substitution for shares of its capital stock; (f) purchase, repurchase, redeem or otherwise acquire, any of its securities or any securities of any of its subsidiaries; (g) acquire any corporation, partnership or other business organization or division or any equity interest therein; (h) incur any long-term indebtedness or any short-term indebtedness other than under lines of credit existing on December 20, 1997 (except in certain limited circumstances in the ordinary course of business, consistent with past practice); (i) enter into or amend any material contract or agreement; (j) increase the compensation payable or to become payable to its officers or management employees except for increases in salary or wages consistent with past practice; (k) adopt, enter into, or amend or increase, accelerate the payment or vesting of, the amounts, benefits or rights under any severance, termination, bonus, profit sharing, deferred compensation, stock option, or other equity based or other material employee compensation or benefit plan; (l) except as may be required as a result of a change in generally accepted accounting principles, take any action to change accounting policies or procedures; (m) make any material tax election inconsistent with past practice or settle or compromise or amend any material federal, state, local or foreign tax liability; (n) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice or involving a payment not in excess of $250,000, and following prior notice to and consultation with

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

MergerCo; or (o) take, or agree in writing or otherwise to take, any of the actions described in this paragraph, or any action which would make any of the representations or warranties of the Company contained in the Merger Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants thereunder.

INDEMNIFICATION AND INSURANCE

  The Merger Agreement provides that the Articles of Organization and By-laws of the Surviving Corporation will contain the provisions with respect to indemnification set forth in the Articles of Organization and By-laws of the Company on the date of the Merger Agreement, which provisions may not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

  The Merger Agreement also provides that after the Effective Time, the Surviving Corporation will indemnify and hold harmless each present and former director, officer or employee of the Company or any of its subsidiaries against any expenses, losses, claims, damages or liabilities, arising out of acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company's Articles or Organization or By-Laws or any applicable contract or agreement as in effect on the date of the Merger Agreement, in each case for a period of six years after the date of the Merger Agreement.

  Pursuant to the Merger Agreement, MergerCo has agreed that, for a period of six years after the Effective Time, it will cause the Surviving Corporation to maintain in effect, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those now applicable to directors and officers of the Company.

CONDITIONS TO THE MERGER

  All Parties. Pursuant to the Merger Agreement, the respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions at or prior to the Effective Time; (i) approval and adoption of the Merger Agreement and the Merger by the holders of at least two-thirds of the Common Stock entitled to vote thereon; (ii) termination or expiration of the waiting period (and any extension thereof) applicable to the Merger under the HSR Act; (iii) no statute, rule, regulation, executive order, decree, ruling, temporary restraining order, preliminary or permanent injunction or other order having been enacted, entered, promulgated, enforced or issued by any court or governmental authority of competent jurisdiction or otherwise being in effect which prohibits, restrains, enjoins or restricts the consummation of the Merger and (iv) the Board of Directors having received the solvency opinion described above.

  MergerCo. MergerCo's obligation to effect the Merger is further subject to the satisfaction or waiver of the following conditions: (i) the representations and warranties of the Company contained in the Merger Agreement being true and correct in all material respects at and as of the Effective Time except for (a) changes contemplated by the Merger Agreement and
(b) those representations and warranties which address matters only as of a particular date; (ii) the Company having performed or complied in all material respects with all agreements and covenants required to be complied with by it under the Merger Agreement at or prior to the Effective Time; (iii) holders of no more than 5% of the outstanding shares of the Common Stock having perfected their dissenters' rights in accordance with Sections 85-95 of the MBCL; (iv) there being no material adverse effect on the business, assets, condition (financial or other) or results of operations of the Company since September 30, 1997; (v) the Company having obtained the funds pursuant to the Financing, substantially on the terms provided therein and (vi) the Company's Shareholders' Rights Agreement, dated February 16, 1989, as amended, and all outstanding rights issued thereunder shall terminate at the Effective Time.

  The Company. The obligation of the Company to effect the Merger is further subject to the representations and warranties of MergerCo set forth in the Merger Agreement being true and correct in all material respects as

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

of the Effective Time (except for changes contemplated by the Merger Agreement and except to the extent such representations and warranties speak as of an earlier date), and MergerCo having performed all obligations required to be performed by it under the Merger Agreement at or prior to the Effective Time.

TERMINATION; TERMINATION FEES

  The Merger Agreement may be terminated and the Merger abandoned prior to the Effective Time: (i) upon the mutual written consent of the Company and MergerCo; (ii) by either the Company or MergerCo, if the Merger is not completed by June 30, 1998 (provided that this right to terminate shall not be available to a party whose failure to fulfill any obligation under the Merger Agreement has been the cause of such delay); (iii) by either the Company or MergerCo if a court or other governmental body has issued a nonappealable final statute, order, decree or regulation permanently restraining, enjoining or otherwise legally prohibiting the Merger; (iv) by either the Company or MergerCo, if (A) the holders of at least two-thirds of the Common Stock entitled to vote fail to approve and adopt the Merger Agreement and the Merger or (B) the Board withdraws or modifies its approval or recommendation of the Merger Agreement and the transactions contemplated thereunder in a manner adverse to MergerCo or recommends a Company Takeover Proposal (as defined in "No Solicitation"); (v) by MergerCo, if a tender offer or exchange offer for 20% or more of the Common Stock is commenced by a third party and the Board fails to recommend that the Stockholders not tender their shares in such tender or exchange offer; or (vi) by either the Company or MergerCo, upon 15 days' prior written notice, if the other party breaches or fails to comply with any of its material representations or warranties or obligations under the Merger Agreement such that the conditions to the obligations of the terminating party would be incapable of being satisfied by the Effective Time of the Merger.

  The Company will be obligated to pay CDR a fee of $24,500,000 in the event the Merger Agreement is terminated in any one of the following manners: (a) by either the Company or MergerCo if the holders of at least two-thirds of the Common Stock fail to approve the Merger, (b) by MergerCo if the Company materially breaches a representation or a covenant, or (c) by MergerCo if a tender offer for 20% or more of the outstanding Common Stock is commenced and the Board fails to recommend that Stockholders do not tender their shares in such offer, provided, that in the case of the foregoing (a), (b) or (c), a Company Takeover Proposal shall have been previously made public and a Company Takeover Event shall have occurred within twelve months of such termination. Such fee shall also be payable if the Merger Agreement is terminated by either the Company or MergerCo if the Board or the Special Committee withdraws or modifies in a manner adverse to MergerCo its recommendation. In addition, if the Merger Agreement is terminated, the Company will be obligated to reimburse MergerCo for its documented expenses up to $5,000,000. No such fees or expenses are payable if the Merger Agreement is terminated due to the failure of MergerCo to fulfill any of its material obligations or because recapitalization accounting is not applicable to this transaction.

AMENDMENT; WAIVER

  The Merger Agreement provides that it may be amended only by written agreement of both the Company and MergerCo at any time prior to the Effective Time; provided, however, that, after the Stockholders have approved the Merger Agreement and the Merger at the Special Meeting, no such amendment is permitted which materially adversely affects the rights of the Stockholders, without first obtaining further approval of the Stockholders. The Merger Agreement further provides that, at any time prior to the Effective Time, the parties to the Merger Agreement, by action taken or authorized by their respective Boards of Directors, may, by written agreement signed by the party to be bound, (i) extend the time for the performance of any of the obligations or other acts of the other party thereto, (ii) waive any inaccuracies in the representation and warranties of any other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or
(iii) waive compliance by any other party with any of the conditions and agreements contained in the Merger Agreement.

                     DESCRIPTION OF DYNATECH CAPITAL STOCK

  The Company is currently authorized by its Restated Articles of Organization to issue an aggregate of 50,000,000 shares of Common Stock and 100,000 shares of preferred stock, par value $1.00 per share (the "Preferred Stock"). By the terms of the Restated Articles of Organization, the Board has the authority to establish one or more series of preferred stock and, with respect to such series, to fix the terms of such series. Pursuant to Section 50A of the MBCL, the directors of the Company are classified as three staggered classes.

COMMON STOCK

  The following is a summary of certain of the rights and privileges pertaining to the Common Stock. For a full description of Common Stock, reference is made to the Company's Restated Articles of Organization and By-Laws, as amended, as currently in effect, copies of which are on file with the Commission, and to the Company's Restated Articles of Organization as the same is proposed to be in effect if the Merger is approved by the Stockholders and consummated, a copy of which is attached hereto as Appendix C.

 Voting Rights

  Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of Stockholders. Approval of matters brought before the Stockholders requires the affirmative vote of a majority of shares present and voting, except where a greater or lesser voting percentage may otherwise be required by law.

 Dividend Rights

  Holders of Common Stock are entitled to participate in dividends as and when declared by the Board out of funds legally available therefor.

 Liquidation Rights

  Subject to the rights of creditors and holders of Preferred Stock, if any, holders of Common Stock are entitled to share ratably in a distribution of assets of the Company upon any liquidation, dissolution or winding up of the Company.

SERIES A JUNIOR PARTICIPATING CUMULATIVE PREFERRED STOCK

  Pursuant to the Company's Restated Articles of Organization, the Board created the Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Stock") on February 16, 1989. The following is a summary of certain of the rights and privileges pertaining to the Series A Preferred Stock. For a full description of Series A Preferred Stock, reference is made to the Company's Restated Articles of Organization and By-Laws, as amended, as currently in effect, copies of which are on file with the Commission.

 Rights Plan

  The Series A Preferred Stock is issuable to holders of Common Stock pursuant to a Shareholder Rights Agreement dated February 16, 1989 between the Company and BankBoston, N.A., as Rights Agent, as amended. No shares of Series A Preferred Stock have been issued. The Shareholder Rights Agreement has been amended in connection with the Merger (i) to define the Expiration Date of the Shareholder Rights Agreement and the rights issued thereunder to be the earlier of February 16, 1999 and the Effective Time and (ii) to ensure that neither the execution of the Merger Agreement nor the consummation of the Merger accelerates the rights of the Stockholders under the Shareholder Rights Agreement.

 Voting Rights

  In addition to any voting rights required by law, holders of Series A Preferred Stock are entitled to 2,000 votes (subject to adjustment) per share on all matters submitted to a vote of Stockholders. The holders of shares of Series A Preferred Stock and the holders of Common Stock shall vote together as one class. If at any time dividends on Series A Preferred Stock are in arrears in an amount equal to six (6) quarterly periods (a "Default Period"), the holders of the Series A Preferred Stock, subject to certain requirements, shall have the right to elect two (2) members of the Board, such Directors' terms to expire upon the expiration of the Default Period.

 Dividend Rights

  Holders of Series A Preferred Stock are entitled to receive, as and when declared by the Board of the Company out of funds legally available therefor, quarterly dividends payable in cash on the first day of March, June, September and December (the "Quarterly Dividend Payment Date"), commencing after the first issuance of any Series A Preferred Stock. The quarterly dividend shall consist of the greater of: (a) $60.00 or (b) subject to adjustment, the sum of 2,000 times the aggregate per share amount of all cash dividends and 2,000 times the aggregate per share amount of all non-cash dividends or other distributions (other than a dividend in the form of Common Stock) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series A Preferred Stock. Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares.

 Liquidation Rights

  Upon any voluntary liquidation, dissolution, or winding up of the Company, no distribution shall be made to the holders of any shares of stock ranking junior to the Series A Preferred Stock unless, prior to such distribution, the holders of Series A Preferred Stock shall have received an amount equal to all accrued and unpaid dividends and distributions thereon, plus an amount equal to the greater of (i) $200,000 per share or (ii) an aggregate amount per share (subject to adjustment) equal to 2,000 times the aggregate amount to be distributed per share to holders of Common Stock.

 Rights upon Consolidation or Merger

  If the Company enters into any consolidation, merger, or other transaction in which shares of Common Stock are exchanged for or changed into other stock, cash, or other property, the shares of Series A Preferred Stock shall at the same time be exchanged or changed into an amount per share equal to 2,000 (subject to adjustment) times the aggregate amount of stock, securities, cash or other property into which each share of Common Stock is changed or exchanged, plus accrued and unpaid dividends.

 Rights upon Redemption

  The Company may, at any time, with the affirmative vote of a majority of the Board, redeem any or all of the outstanding shares of Series A Preferred Stock. The amount per share of Series A Preferred Stock to be redeemed to be paid upon any such redemption shall be equal to $200,000 plus accrued and unpaid dividends.

                RECAPITALIZED COMMON STOCK FOLLOWING THE MERGER

  Following the Merger, the Company will be authorized by its Restated Articles of Organization to issue an aggregate of 200,000,000 shares of Recapitalized Common Stock and 100,000 shares of preferred stock, par value $1.00 per share. The following is a summary of certain of the rights and privileges pertaining to the Recapitalized Common Stock. The Recapitalized Common Stock to be issued in connection with the Merger will be freely transferable, except that shares issued to or owned by any shareholder who may be deemed to be an "affiliate" (as defined under the Securities Act and generally including, without limitation, directors, certain executive officers and beneficial owners of 10% or more of a class of capital stock) of the Company for purposes of Rule 145 under the Securities Act will not be transferable except in compliance with the Securities Act. This Proxy Statement does not cover sales of Recapitalized Common Stock issued to any person who may be deemed to be an affiliate of the Company. See "The Merger and the Merger Agreement--Certain Effects of the Merger." For a full description of Recapitalized Common Stock, reference is made to the Company's Restated Articles of Organization as the same is proposed to be in effect after the Merger is approved by the Stockholders and consummated. Pursuant to
Section 50A of the MBCL, the directors of the Company are classified in three staggered classes.

 Voting Rights

  Holders of Recapitalized Common Stock shall have exclusive voting rights except as otherwise required by law and except to the extent the Board may determine that a series of preferred stock shall have exclusive voting rights or shall vote together as a single class with shares of Recapitalized Common Stock. Holders of Recapitalized Common Stock will be entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders will require the affirmative vote of a majority of shares present and voting, except where a greater or lesser voting percentage may otherwise be required by law. Immediately after the Effective Time, Stockholders who prior to the Merger controlled all of the outstanding shares of Common Stock will control approximately 7.7% of the Recapitalized Common Stock. CDR Fund V will control approximately 92.3% of the outstanding shares of Recapitalized Stock of the Company, and as a result of its stock ownership, will control the Company and have the power to elect the directors of the Company, appoint new management, and approve any action requiring approval by the holders of the Recapitalized Common Stock of the Company. See "Risk Factors--Control by CDR Fund V."

 Dividend Rights

  Holders of Recapitalized Common Stock will be entitled to participate in dividends as and when declared by the Board of the Company out of funds legally available therefor.

 Liquidation Rights

  Subject to the rights of creditors and holders of preferred stock, if any, holders of Recapitalized Common Stock will be entitled to share ratably in a distribution of assets of the Company upon any liquidation, dissolution or winding up of the Company.

                       COMPARISON OF STOCKHOLDER RIGHTS

  The rights of the holders of Common Stock are presently governed by the Restated Articles of Organization and the Bylaws of the Company and the MBCL. In connection with the Merger, holders of Common Stock will receive shares of Recapitalized Common Stock as part of the Merger Consideration. The rights of such holders of Recapitalized Common Stock will be governed by the MBCL and the Amended and Restated Articles of Organization and the Bylaws. The Restated Articles of Organization of the Company are proposed to be amended and restated pursuant to the Merger Agreement.

  As described above ("Description of Dynatech Capital Stock--Series A Junior Participating Cumulative Preferred Stock"), each present outstanding share of Common Stock has an associated Preferred Stock Purchase Right. Such right may deter some takeover attempts and give the Board the ability, consistent with its fiduciary duties, to respond to a takeover attempt in what the Board believes to be the best interests of the Company and its Stockholders. Pursuant to the Merger Agreement, the Shareholder Rights Plan will be terminated at the Effective Time. Following the Merger, the Series A Preferred Stock will continue to be authorized and may be issued at the discretion of the Board.

  The foregoing summary, which does not purport to be a complete statement of the differences between the Restated Articles of Organization and the Amended and Restated Articles of Organization, is qualified in its entirety by reference to the full text of each of such documents, the Shareholder Rights Agreement and the MBCL. For information as to how such documents may be obtained, see "Available Information."

                             REGULATORY APPROVALS

  Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated. On February 3, 1998, the Company and certain stockholders of MergerCo filed Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division. On February 23, 1998, the waiting period under the HSR Act was terminated.

                                  MANAGEMENT

  The executive officers and directors of the Company, each of whom is a citizen of the United States, are listed below. The business address for each executive officer (including Mr. Reno) is c/o Dynatech Corporation, 3 New England Executive Park, Burlington, MA 01803.

         NAME:           AGE:                   POSITION WITH THE COMPANY:
         -----           ----                   --------------------------
John F. Reno............  58  Chairman, President and Chief Executive Officer
Allan M. Kline..........  53  Corporate Vice President, Chief Financial Officer and Treasurer
John R. Peeler..........  43  Corporate Vice President--Communications Test Business
Samuel W. Tishler.......  60  Corporate Vice President--Corporate Development
John A. Mixon...........  52  Corporate Vice President--Human Resources
Robert W. Woodbury,
 Jr. ...................  41  Corporate Vice President--Corporate Controller
Mark V.B. Tremallo......  41  Corporate Vice President--General Counsel
William R. Cook.........  53  Director
Robert G. Paul..........  55  Director
L. Dennis Kozlowski.....  50  Director
Peter van Cuylenburg....  49  Director
O. Gene Gabbard.........  57  Director
Richard K. Lochridge....  53  Director

  John F. Reno presently serves as Chairman, President and Chief Executive Officer of the Company. Mr. Reno has served in all three capacities since August 1996 and as President and Chief Executive Officer since January 1993. From July 1991 to January 1993, Mr. Reno was President and Chief Operating Officer. Prior to July 1991, Mr. Reno served as Executive Vice President and Chief Operating Officer. Mr. Reno is also a director of Millipore Corporation.

  Allan M. Kline presently serves as Corporate Vice President, Chief Financial Officer and Treasurer of the Company. Mr. Kline joined the Company in June 1996. From 1995 to 1996, he served as Senior Vice President, Chief Financial Officer of CrossComm Corporation, a manufacturer of networking products. From 1994 to 1995, he was President of TAR Acquisition Corp., a private investment company. From 1989 to 1994, Mr. Kline was also a Director of CrossComm Corporation. From 1990 to 1994, Mr. Kline was Senior Vice President, Chief Financial Officer of Cabot Safety Corporation, a subsidiary of Cabot Corporation. Prior to that, he served at Leggett & Platt, Incorporated and was a partner with Arthur Young & Company.

  John R. Peeler presently serves as Corporate Vice President--Communications Test Business of the Company. Mr. Peeler has been employed by the Company since 1980.

  Samuel W. Tishler presently serves as Corporate Vice President--Corporate Development of the Company. Mr. Tishler joined the Company in September 1994. From 1988 to 1994, he was Vice President of Raytheon Ventures, the venture capital portfolio of Raytheon Co. From 1977 to 1986, he served as Vice President of ADL Enterprises, a wholly owned subsidiary of Arthur D. Little, Inc. From 1970 to 1977, Mr. Tishler was President of Harnessed Energies, Inc., a manufacturer of scientific instrumentation.

  John A. Mixon presently serves as Corporate Vice President--Human Resources of the Company. Mr. Mixon has been employed by the Company since 1989.

  Robert W. Woodbury, Jr. presently serves as Corporate Vice President-- Corporate Controller of the Company. Mr. Woodbury joined the Company in January 1996. From 1992 to January 1996, he served as Vice President and Controller for Kollmorgen Corporation, a manufacturer of motion control devices. From 1990 to 1992, he was Chief Financial Officer of Kidde Fenwal, Inc., a manufacturer of fire suppression equipment.

  Mark V.B. Tremallo presently serves as Corporate Vice President--General Counsel of the Company. Mr. Tremallo joined the Company in May 1997. From 1995 to 1997 he served as Vice President, General Counsel and Secretary of Aearo Corporation (formerly Cabot Safety Corporation), a manufacturer of industrial safety products. From 1990 to 1995 he was General Counsel of Cabot Safety Corporation, a subsidiary of Cabot Corporation.

  William R. Cook presently serves as a director. Mr. Cook has been President and Chief Executive Officer of BetzDearborn Inc. of Trevose, Pennsylvania, a chemical company, since 1993; President and Chief Operating Officer from 1990 to 1993. Mr. Cook is also a director of Betz Laboratories, Inc. and the Chemical Manufacturers Association. He is a Trustee of the Academy of Natural Sciences. Mr. Cook's business address is Betz Dearborn, Inc., 4636 Sumerton Road, Trevose, PA 19053.

  Robert G. Paul presently serves as a director. Mr. Paul has been President and Chief Executive Officer of The Allen Group Inc., manufacturer and marketer of electronics and other products for the wireless communications industry, in Beachwood, Ohio since 1991; President and Chief Operating Officer prior to 1991. Mr. Paul is also a director of The Allen Group Inc. Mr. Paul's business address is Allen Telecom Inc., 25101 Chagrin Boulevard, Beachwood, OH 44122.

  L. Dennis Kozlowski presently serves as a director. Mr. Kozlowski has been Chairman of the Board of Tyco International Ltd. since 1993; Chief Executive Officer since 1992; President and Chief Operating Officer since 1989. He was President of Grinnell Corporation, a subsidiary of Tyco International, since 1984. Mr. Kozlowski is also a director of RJR Holdings, Inc., Applied Power Inc., and Raytheon Company. Mr. Kozlowski's business address is Tyco International Ltd., One Tyco Park, Exeter, NH 03833.

  Peter van Cuylenburg presently serves as a director. Mr. van Cuylenburg has been the President of the Specialty Storage Products Group of Quantum Corporation since September 1996. From January 1996 to September 1996, Mr. van Cuylenburg was a consultant for Xerox Corporation. He was Executive Vice President of Xerox from July 1993 to December 1995. From April 1992 to May 1993, Mr. van Cuylenburg was President of NeXT Computer, Inc., a manufacturer of computer systems, and from December 1989 to April 1992, he was a Group Director for Cable & Wireless plc. Mr. van Cuylenburg is also a director of Mitel Corporation. Mr. van Cuylenburg's business address is Quantum Corporation, 500 McCarthy Boulevard, Milpitas, CA 95035.

  O. Gene Gabbard presently serves as a director. Mr. Gabbard has been a consultant and entrepreneur who works with high technology start-up companies since February 1993. Prior to that, Mr. Gabbard was an Executive Vice President and Chief Financial Officer of MCI Communications Corporation. Mr. Gabbard is also a director of PowerTel, Inc., Adtran, Inc., ITC Deltacom, Inc. and MindSpring Enterprises, Inc. Mr. Gabbard's business address is 102 Marseille Place, Cary, NC 27511.

  Richard K. Lochridge presently serves as a director. Mr. Lochridge has been the President and Chief Executive Officer of Lochridge and Company, Inc., Boston, Massachusetts, a management consulting firm since April 1986. Prior to that, Mr. Lochridge was a Vice President of the Boston Consulting Group., Boston, Massachusetts, and a member of the Management Committee of the Boston Consulting Group, Inc. Mr. Lochridge is also a director of Hannaford Brothers Food, Inc. and Lowe's Companies, Inc. Mr. Lochridge's business address is Lochridge & Company, Inc., 420 Boylston Street, Boston, MA 02116.

  The directors of the Company, each of whom is a citizen of the United States after the Merger will be:

    NAME:                AGE:                        POSITION WITH THE COMPANY:
    -----                ----                        --------------------------
John F. Reno............  58  Chairman, President and Chief Executive Officer
Allan M. Kline..........  53  Director, Corporate Vice President, Chief Financial Officer and Treasurer
John R. Peeler..........  43  Director and Corporate Vice President--Communications Test Business
Joseph L. Rice, III.....  66  Director
Brian D. Finn...........  37  Director
Charles P. Pieper.......  51  Director

  Joseph L. Rice, III is Chairman and Chief Executive Officer of CDR. Mr. Rice is a director and Vice President and Treasurer of MergerCo. After the Merger, Mr. Rice will serve as a Director of the Company. In addition, Mr. Rice is a director of Uniroyal Holding, Inc. and Remington Arms Company, Inc., corporations in which an investment partnership managed by CDR has an investment, and serves as a trustee of Williams College and The Manhattan Institute. He is a graduate of Williams College and Harvard Law School. Mr. Rice is a limited partner of CD&R Associates V Limited Partnership, the general partner of CDR Fund V ("Associates V"), and is a Director and President of CD&R Investment Associates II, Inc. ("Associates II Inc."), the managing general partner of Associates V. Mr. Rice's business address is 375 Park Avenue, New York, New York 10022.

  Brian D. Finn is a principal of CDR. Mr. Finn is President and a director of MergerCo and after the Merger will serve as a Director of the Company. Mr. Finn joined CDR in 1997 from Credit Suisse First Boston where he was Managing Director and Co-Head of Mergers & Acquisitions. During his 15 years at Credit Suisse First Boston he advised a large number of corporate clients in various industries in transactions totaling approximately $250 billion. Mr. Finn received his B.S. in Economics from The Wharton School of the University of Pennsylvania. He is a limited partner of Associates V and a Director of Associates II Inc. Mr. Finn's business address is 375 Park Avenue, New York, New York 10022.

  Charles P. Pieper is a principal of CDR. After the Merger, Mr. Pieper will serve as a Director of the Company. Mr. Pieper joined CDR in 1997. He was President and Chief Executive Officer of GE Lighting Europe. During his 16-year career at GE, Mr. Pieper was responsible for several key business units, including serving as President and Chief Executive Officer of: GE Japan, Korea, Taiwan; GE Medical Systems Asia; as well as GE Lighting Europe. He joined GE in 1981, from the Boston Consulting Group. Mr. Pieper graduated from Harvard College and holds an M.B.A from Harvard Business School. He is a limited partner of Associates V and a Director of Associates II Inc.
Mr. Pieper's business address is 375 Park Avenue, New York, New York 10022.

  Richard J. Schnall is a professional employee of CDR. Mr. Schnall is a director, Secretary and Assistant Treasurer of MergerCo. Mr. Schnall joined CDR in 1996. Prior to joining CDR, Mr. Schnall was with McKinsey & Co., and before that with Donaldson, Lufkin & Jenrette, and before that with Smith Barney. Mr. Schnall is a graduate of the University of Pennsylvania and the Harvard Business School. He is a limited partner of Associates V. Mr. Schnall's business address is 375 Park Avenue, New York, New York 10022.

  The Merger Agreement provides that the directors of MergerCo at the Effective Time and/or such other persons as may be designated by MergerCo will be the directors of the Company following the Merger, and that such persons will fill the vacancies and/or newly created directorship as so designated. The present directors of MergerCo are Brian D. Finn, Joseph L. Rice, III and Richard J. Schnall. It is expected that prior to the Effective Time, Mr. Schnall will resign and be replaced by Charles P. Pieper. See "MergerCo, CDR Fund V and CDR."

  After the Effective Time, the Board will be subject to change from time to time. CDR Fund V will have the right to elect the directors of the Board, except that CDR Fund V has agreed, pursuant to the employment agreements of certain executive officers, namely, Messrs. Reno, Kline and Peeler, to elect such officers to serve as members of the Board during the period of their employment with the Company.

  The Merger Agreement also provides that the executive officers of the Company at the Effective Time will be the executive officers of the Company following the Merger until such time as may be determined by the Board following the Merger.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following summary compensation table sets forth information concerning compensation awarded to, earned by, or paid to (i) the Company's Chief Executive Officer, (ii) the four highest compensated executive officers who were serving as executive officers at the end of fiscal 1997, and (iii) two other persons who served as executive officers at the end of fiscal 1997 (collectively, the "Named Executive Officers") for services rendered in all capacities with respect to the Company's fiscal years ended March 31, 1995, 1996 and 1997:

                                                        LONG TERM
                                                       COMPENSATION
                               ANNUAL COMPENSATION(1)   AWARDS(2)
                              ------------------------ ------------
                                                                     ALL OTHER
          NAME AND            FISCAL SALARY    BONUS     OPTIONS    COMPENSATION
     PRINCIPAL POSITION        YEAR    ($)      ($)        (#)         ($)(3)
     ------------------       ------ ------- --------- ------------ ------------
John F. Reno.................  1997  456,250 1,032,185    55,100       31,892
 Chairman, President and       1996  435,000   372,836    62,000       25,533
 Chief Executive Officer       1995  385,000   420,609   144,000        5,571
John R. Peeler...............  1997  244,242   662,314    20,800       18,936
 Corporate Vice President--    1996  225,042   293,128    28,000       15,939
 Communications Test Division  1995  213,000   305,790    64,000        5,519
George A. Merrick(4).........  1997  210,331   242,673    15,000       16,343
 Corporate Vice President--    1996  204,667   196,798    19,000        7,253
 Display Business              1995  116,667    75,244    40,000            0
John A. Mixon................  1997  178,500   270,591    13,800        9,910
 Corporate Vice President--    1996  172,125    94,384    14,000        8,851
 Human Resources               1995  159,500   120,684    40,000        5,404
Allan M. Kline(5)............  1997  158,333   218,918    50,000        3,234
 Corporate Vice President,
 Chief Financial Officer and
  Treasurer
Roger C. Cady(6).............  1997  216,000   286,508    13,000       11,875
 Former Corporate Vice Presi-
  dent--                       1996  211,500    99,898    14,000       10,815
 Business Development          1995  202,500   145,825    13,000        5,362
Robert H. Hertz(7)...........  1997  221,500   377,747         0       17,190
 Former Treasurer and          1996  216,625   133,633    19,000       11,672
 Chief Financial Officer       1995  200,000   170,244    30,000        5,571

--------
(1) Perquisites and other personal benefits paid to each Named Executive
    Officer in each instance aggregated less than 10% of the total annual salary and bonus set forth in the columns entitled "Salary" and "Bonus" for each Named Executive Officer, and accordingly, have been omitted from the table as permitted by the rules of the SEC.
(2) The Company did not grant any restricted stock awards or stock appreciation rights to any of the Named Executive Officers during the years shown.
(3) Figures in this column represent the Company's contributions on behalf of each of the Named Executive Officers under the Company's 401(k) plan. In Fiscal 1996 and Fiscal 1997, these figures also include the Company's contributions under a nonqualified deferred compensation plan, which became effective April 1, 1995.
(4) Mr. Merrick's employment with the Company commenced in September 1994, and his active employment terminated in July 1997.
(5) Mr. Kline's employment with the Company commenced in June 1996.
(6) Mr. Cady's active employment with the Company terminated on April 11, 1997. Mr. Cady will continue to be paid his monthly base salary, a performance bonus for fiscal 1997 and certain benefits for a period of twenty-four (24) months; provided that should he accept full-time employment during this period, his payments from the Company shall either cease or be reduced depending upon the amount of compensation paid by his new employer. Mr. Cady's stock options shall continue to vest during this period.
(7) Mr. Hertz' active employment with the Company terminated on July 31, 1996. Mr. Hertz will continue to be paid his monthly base salary through July
    31, 1998, as well as certain benefits and bonuses for the 1997, 1998 and (pro-rated) 1999 fiscal years, such bonuses to be calculated in the manner utilized for the fiscal 1996 bonus. Mr. Hertz' stock options shall continue to vest during this period, and any such options not vested as of July 31, 1998 will at that date become vested and exercisable.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning individual grants of stock options to the Named Executive Officers during the fiscal year ended March 31, 1997:

                                     INDIVIDUAL GRANTS(1)
                         ---------------------------------------------
                                                                       POTENTIAL REALIZABLE
                                     % OF TOTAL                          VALUED AT ASSUMED
                          NUMBER OF   OPTIONS                          ANNUAL RATES OF STOCK
                         SECURITIES  GRANTED TO                         PRICE APPRECIATION
                         UNDERLYING  EMPLOYEES  EXERCISE OR             FOR OPTION TERM(2)
                           OPTIONS   IN FISCAL  BASE PRICE  EXPIRATION ---------------------
  NAME                   GRANTED (#)  YEAR (%)   ($/SH)(1)     DATE      5% ($)    10% ($)
  ----                   ----------- ---------- ----------- ---------- ---------- ----------
John F. Reno............   55,100       9.1%      $33.25     7/30/06   $1,152,180 $2,919,854
John R. Peeler..........   20,800       3.4%      $33.25     7/30/06   $  434,943 $1,102,232
George A. Merrick.......   15,000       2.5%      $33.25     7/30/06   $  313,661 $  794,879
John A. Mixon...........   13,800       2.3%      $33.25     7/30/06   $  288,568 $  731,288
Allan M. Kline..........   50,000       8.2%      $32.00     6/17/06   $1,006,231 $2,549,988
Roger C. Cady...........   13,000       2.1%      $33.25     7/30/06   $  271,839 $  688,895
Robert H. Hertz.........        0       --           --          --           --         --

--------
(1) Options vest annually in five equal installments beginning on the first anniversary date of grant. Options to purchase an aggregate of 816,563 shares held by such Named Executive Officers will be vested immediately prior to the Effective Time of the Merger. The options in this table expire 10 years after grant.
(2) These columns show the hypothetical value of the options granted at the end of the option terms if the price of the Common Stock were to appreciate annually by 5% and 10%, respectively. At April 30, 1997, the aggregate value of Common Stock held by non-affiliates of the Company was approximately $555,696,045, based upon 16,712,663 shares outstanding and held by non-affiliates at a price per share of $33.25. If the Common Stock appreciates at a compound rate of 5% per year for ten years, the aggregate value of all shares held by non-affiliates would be approximately $905,169,657, representing an increase of $349,473,612. Similarly, if the Common Stock appreciates at a compound rate of 10% per year for ten years, the aggregate value of all shares held by non-affiliates would be approximately $1,441,331,905, representing an increase of $885,635,860. There is no assurance that the stock price will appreciate at the rates shown.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth certain information regarding stock option exercises by the Named Executive officers during Fiscal 1997 and stock options held by the Named Executive Officers at March 31, 1997:

                                                NUMBER OF SECURITIES      VALUE OF UNEXERCISED
                                               UNDERLYING UNEXERCISED     IN-THE-MONEY OPTIONS
                           SHARES     VALUE     OPTIONS AT FY-END(#)         AT FY-END(2)($)
                         ACQUIRED ON REALIZED ------------------------- -------------------------
          NAME           EXERCISE(#)  (1)($)  EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ----------- -------- ------------------------- -------------------------
John F. Reno............   35,600    $812,500      102,800/253,500        $1,577,700/$2,926,200
John R. Peeler..........   17,600    $461,600       38,400/103,200        $  633,700/$1,290,900
George A. Merrick.......    3,000    $ 85,875       16,800/ 54,200        $   292,175/$ 619,200
John A. Mixon...........    6,250    $171,922       18,050/ 55,000        $   239,425/$ 564,450
Allan M. Kline..........        0    $      0            0/ 50,000        $          0/$      0
Roger C. Cady...........   12,000    $249,175            0/ 48,000        $         0/$ 521,300
Robert H. Hertz.........   11,200    $237,550       15,000/ 48,800        $   252,200/$ 793,650

--------
(1) Calculated on the basis of the fair market value of the Common Stock on the date of exercise, less the option exercise price.
(2) Calculated on the basis of the fair market value of the Common Stock on March 31, 1997 ($30.00), less the applicable option exercise price.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SPECIAL TERMINATION AGREEMENTS

  Each of the persons named in the compensation table set forth above (other than Messrs. Cady and Hertz) as well as other key employees is party to a special termination agreement with the Company. These agreements provide that if there is a "Change in Control" of the Company (as defined in the Agreements), and if during the two-year period following such Change in Control the officer's employment is terminated for any reason other than on account of death or for "Cause," or the officer terminates his or her own employment following a demotion, reduction in compensation, or similar event, the officer will be entitled to receive a lump sum severance payment from the Company within 15 days after the date of termination and continuance of fringe benefits. Under the special termination agreements, the amount of the severance payment is based on an officer's length of service with the Company, ranging incrementally from one times the officer's average annual cash compensation to three times the officer's average annual cash compensation after fifteen years of service.

EMPLOYMENT AND OTHER AGREEMENTS

  In connection with the Merger, the Company entered into employment agreements, effective at the Effective Time, with Messrs. Reno, Kline and Peeler. The employment agreements will supersede the special termination agreements currently in effect for each such Named Executive Officer. The employment agreements generally provide for an initial term of five years, commencing at the Effective Time, and for compensation and benefit arrangements that are consistent with the current compensation and benefit arrangements of each such Named Executive Officer. The employment agreements further provide for the election of such officers to serve as directors of the Company during their employment with the Company.

  Mr. Reno's employment agreement provides that he, together with his family trusts, will contribute 40,804 shares of Common Stock to MergerCo in exchange for 799,758 shares of MergerCo Common Stock, which shares of MergerCo Common Stock will be converted in the Merger into a like number of shares of Recapitalized Common Stock. Messrs. Peeler and Kline each acknowledge in his employment agreement that his shares of Common Stock will be cancelled pursuant to the Merger Agreement in exchange for the Merger Consideration. The employment agreements also provide that all of the Company Stock Options held by each such Named Executive Officer (or, in the case of Mr. Peeler, a substantial majority of such options) will be converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their current Company Stock Options), all of which, other than 20,737 Company Stock Options held by Mr. Reno, will be fully vested and exercisable. In addition, the employment agreements: (i) restrict the ability of the Named Executive Officer to transfer shares of Recapitalized Common Stock beneficially owned by him (other than certain permitted transfers for estate planning purposes and transfers not exceeding in the aggregate 25% of the Recapitalized Common Stock owned, or subject to options held by the Named Executive Officer at the Effective Time), (ii) grant the Named Executive Officer certain "tag along" rights which entitle the Named Executive Officer to participate in a proposed sale of Recapitalized Common Stock by CDR Fund V prior to a Public Offering (as defined in the employment agreements), (iii) grant CDR Fund V certain "drag along" rights which entitle CDR Fund V to require the Named Executive Officer to sell his shares of Recapitalized Common Stock in a proposed sale of substantially all of CDR Fund V's shares prior to a Public Offering, and (iv) grant the Company and CDR Fund V the right, following any termination of a Named Executive Officer's employment prior to a Public Offering, to purchase the Named Executive Officer's shares of Recapitalized Common Stock and options to purchase Recapitalized Common Stock.

  The employment agreements also provide that, in the event of a termination of any such Named Executive Officer's employment during the term of the agreement by the Company other than for "Cause" (as defined in the employment agreements) or by such Named Executive Officer for "Good Reason" (as so defined), the Named Executive Officer will be entitled to special termination benefits consisting of (i) continued payments of his average annual base salary and average annual bonus until the second anniversary of the date of termination, (ii) continued coverage under the Company's medical insurance plan until his 65th birthday and (iii) a pro rata incentive compensation bonus for the portion of the calendar year preceding such termination. The agreements also contain customary indemnification, confidentiality, noncompetition and nonsolicitation provisions.

  In connection with the Merger, the Company will enter into certain agreements (the "Mixon Agreements"), effective at the Effective Time, with Mr. Mixon. The Mixon Agreements will supersede Mr. Mixon's current special termination agreement. The Mixon Agreements will provide that, in the event of a termination of his employment prior to the third anniversary of the Effective Time by the Company other than for "Cause" (as defined in the employment agreements) or by Mr. Mixon for "Good Reason" (as so defined), he will be entitled to special termination benefits during a salary continuation period which will be based on his period of service with the Company. Such salary continuation benefits will consist of continued payments of his average annual base salary, average annual bonus and continued coverage under the Company's medical insurance and other benefit plans. The Mixon Agreements will also contain customary indemnification, confidentiality, noncompetition and nonsolicitation provisions.

  The Mixon Agreements also are expected to provide that a substantial majority of his Company Stock Options will be converted into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of his current Company Stock Options), all of which will be fully vested and exercisable. In addition, his agreements will provide for certain call options upon termination of employment, and for certain drag-along and tag-along rights.

  Certain other executives of the Company are expected to convert substantially all of their existing Company Stock Options into equivalent options to purchase shares of Recapitalized Common Stock (the exercise prices of which preserve the economic value of their current Company Stock Options), all of which will be fully vested and exercisable and will enter into agreements substantially similar to the Mixon Agreements.

  Prior to the Merger, assuming the vesting and exercise of all Company Stock Options, Messrs. Reno, Kline, Peeler and Mixon own shares representing approximately 2.4%, 0.4%, 1.0% and 0.5%, respectively, of the outstanding Common Stock. Following the Merger, assuming no Stockholders exercise their appraisal rights, no Company Stock Options are exercised prior to the Merger, the conversion of Company Stock Options and the issuance of the options described above and the vesting and exercise of all outstanding options, Messrs. Reno, Kline, Peeler and Mixon would own shares representing approximately 5.7%, 0.8%, 1.7% and 1.0%, respectively, of the outstanding Recapitalized Common Stock.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  The Compensation Committee of the Board of Directors was established in 1979 and is comprised solely of independent, non-employee directors. The Compensation Committee reviews and approves all compensation plans, benefit programs, and perquisites for executives and other employees. The Compensation Committee sets the salary of the Chief Executive Officer (the "CEO"), sets relative relationships between the CEO's salary and the salary of other key executives, and recommends to the board the compensation program for directors. The Compensation Committee reviews and approves management recommendations for stock option grants under the Company's stock option plan. The Compensation Committee periodically reviews the job performance of the Chief Executive Officer.

  The Company's executive compensation program has been designed to attract and retain exceptional executives who seek a long-term association with the Company and who enjoy the challenge of pay for performance. The basic program consists of two cash compensation components: base salary and a performance based annual bonus. A third component, ownership-linked stock options, is used for executive retention, to attract new key people, to recognize accomplishments under individually tailored business growth programs, and to align the long-term interests of eligible executives with those of the Stockholders.

  Base salary for the CEO is set annually taking into consideration Company sales and profit growth, overall job performance, and mid-range pay levels for CEOs of corporations of similar size. The Compensation Committee utilizes, as a reference, up-to-date information on compensation practices of other companies from several independent sources. Base salary is then set so as to represent no more than 40% of total attainable compensation, the majority of which is fully contingent upon the achievement of both qualitative and quantitative levels of performance and stockholder return. Mr. Reno's annual base salary is at approximately the median base compensation level paid to chief executive officers of corporations of a similar size and complexity to the Company.

  The Company's pay for performance annual bonus program is considered the most significant cash-based compensation component. Executives in this program earn a bonus set by growth in profit and return on assets from either their particular business unit or the Company as a whole. The plan is formula-based using weighted average three year (current and two trailing) performance and is designed so that consistently good individual performance over the three years provides the executive with the highest payout. The intent is to encourage investment decisions in undertakings that will provide the best medium term (three year) financial results. With consistently outstanding profit growth, an executive can earn a bonus of several times the executive's annual salary; or, with no profit growth and return on assets below standard, no bonus at all. For Fiscal 1997, Mr. Reno's bonus was $1,032,185, representing approximately 217.3% of his current base salary. Mr. Reno's Fiscal 1997 bonus was earned as a result of current and prior years' performance, including the Company's completion during fiscal 1997 of its strategy to dispose of the Company's noncore businesses. This compares to Fiscal 1996 when his bonus, calculated under the same formula, was $372,836 and represented 82.9% of his base salary.

  The third compensation component is an ownership-linked stock option program, which provides long-term incentives to executives that are aligned with the interests of the Stockholders. Stock options, granted at market price, typically vest annually in 20% increments over five years. A longer term perspective is established by sequential grants. The stock option program requires specified levels of continued stock ownership for senior executives based on position and years of participation in the program. The program is designed to encourage senior executives to be long-term Stockholders and to have owner concern and care for the Company as a whole. The intent of the option program is to provide an executive with the opportunity for financial gain which is larger than cumulative annual bonuses but which takes much longer to achieve; and which requires meaningful long-term growth in the market price of the Common Stock for the gain to be realized.

  The size and frequency of option grants are based on level of responsibility, performance of the Company as a whole, the performance of the executive's business unit, and the executive's personal performance. Annually, both financial and non-financial specific goals are set aimed at building future marketplace strengths, intercompany cooperation and alliances, achieving corporate success factors, and, when appropriate, restructuring issues. For senior executives, option grants may be subject to reduction and/or elimination in proportion to the executive's ownership position relative to ownership levels required by the plan. Other option grants may be made based upon management's specific recommendations, and review and approval by the Compensation Committee. Grants are made from a Compensation Committee defined pool of shares. In accordance with these goals and policies, in Fiscal 1997, Mr. Reno was granted an option to purchase 55,100 shares of common sock.

  Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which became effective on January 1, 1994, generally limits the Company's ability to deduct compensation expense in excess of $1 million paid to the Company's Chief Executive Officer or each of the four other most highly paid executive officers. The Compensation Committee's policy with respect to
Section 162(m) is to make every reasonable effort to insure that compensation is deductible to the extent permitted while simultaneously providing Company executives with appropriate rewards for their performance. Toward this end, the Company's 1994 Stock Option and Incentive Plan has been drafted in a manner that will qualify stock options as performance-related compensation not subject to the cap on deductibility imposed by Section 162(m).

Robert G. Paul, Chairman
O. Gene Gabbard
William R. Cook

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Based solely on its review of copies of reports filed by persons ("Reporting Persons") required to file such reports pursuant to Section 16(a) of the Exchange Act, the Company believes that all filings required to be made by Reporting Persons of the Company were timely made in accordance with the requirements of the Exchange Act.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                       FOR THE YEAR ENDED MARCH 31, 1997

  The graph that follows compares the five-year cumulative total return of the Common Stock with the S&P 500 Composite Stock Price Index and the S&P High Tech Composite Index. It assumes an investment of $100 on March 31, 1992 in the Common Stock and the stocks comprising the S&P 500 and the S&P High Tech Composite Index and assumes reinvested dividends.


                           [LINE GRAPH APPEARS HERE]

--------------------------------------------------------------------------------
                   Mar 92    Mar 93    Mar 94    Mar 95    Mar 96    Mar 97
--------------------------------------------------------------------------------
DYNATECH
CORPORATION        100.000   135.443    93.670   159.494   237.975   303.797
--------------------------------------------------------------------------------
S&P HIGH TECH
COMPOSITE          100.000   112.917   131.347   169.815   230.093   303.579
--------------------------------------------------------------------------------

S&P 500 INDEX      100.000   115.188   116.891   135.059   178.278   213.567
--------------------------------------------------------------------------------

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of April 16, 1998, with respect to (i) each director and each executive officer of the Company named below; (ii) all current directors and executive officers of the Company as a group; and (iii) each current beneficial owner of five percent or more of Common Stock.

                        PRE-MERGER BENEFICIAL OWNERSHIP

                                                      AMOUNT AND
                                                       NATURE OF    PERCENT OF
                                                      BENEFICIAL      COMMON
     NAME                                           OWNERSHIP(1)(2)  STOCK(2)
     ----                                           --------------- ----------
Farallon Capital Management, L.L.C. (3)............    1,099,800       6.52%
 One Maritime Plaza, Suite 1325, San Francisco, CA
  94111
Lazard Freres & Co. LLC (4)........................      973,600       5.77%
 30 Rockefeller Plaza, New York, NY 10020
John F. Reno (5)...................................      223,674       1.31%
John R. Peeler (6).................................       91,650       *
John A. Mixon (7)..................................       36,303       *
Richard K. Lochridge (8)...........................       12,450       *
Allan M. Kline (9).................................       12,011       *
Robert G. Paul (10)................................       11,275       *
William R. Cook (11)...............................        8,600       *
O. Gene Gabbard (12)...............................        7,600       *
L. Dennis Kozlowski................................        3,000       *
Peter van Cuylenburg...............................        2,400       *
All current Directors and Executive Officers as a
 group (13 persons) (13)...........................      429,496       2.50%

--------
 * Less than 1% of outstanding Common Stock.
(1) Represents shares of Common Stock beneficially owned on April 16, 1998. Unless otherwise noted, each person has sole voting and investment power with respect to such shares.
(2) Based upon 16,864,434 shares of Common Stock outstanding as of April 16, 1998. Common Stock includes all shares of outstanding Common Stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-3 promulgated pursuant to the Exchange Act), all shares of Common Stock subject to any right of acquisition by such person, through exercise or conversion of any security, within 60 days of April 16, 1998.
(3) Based on information provided to the Company by Farallon Capital Management, L.L.C.
(4) Based on information provided to the Company by Lazard Freres & Co. LLC.
(5) Includes 2,000 shares owned by Mr. Reno's spouse, 15,000 shares owned by The John F. Reno 1997 Qualified Annuity Trust for which Mr. Reno has sole voting power, 15,000 shares owned by The Suzanne M. Reno 1997 Qualified Annuity Trust, of which Mr. Reno is a Trustee, and 5,050 shares owned by a relative for which Mr. Reno has power of attorney. Includes 175,820 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.
(6) Includes 68,160 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.
(7) Includes 30,360 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.
(8) Includes 3,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.
(9) Includes 10,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.
(10) Includes 2,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.
(11) Includes 2,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.

(12) Includes 2,000 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998.
(13) Includes 311,560 shares of Common Stock issuable upon exercise of stock options which are exercisable within 60 days of April 16, 1998. Excludes shares which will become vested and exercisable at the Effective Time.

  The following table sets forth certain information regarding the beneficial ownership of Recapitalized Common Stock that will be outstanding immediately following the Merger.

  POST-MERGER BENEFICIAL OWNERSHIP OF OUTSTANDING RECAPITALIZED COMMON STOCK

                                                        SHARES OWNED
                                                IMMEDIATELY AFTER MERGER(1)
                                                ---------------------------------
          NAME                                      NUMBER         PERCENT(2)
          ----                                  ----------------- ---------------
Clayton, Dubilier & Rice Fund V Limited
 Partnership(3)...............................        110,790,770          92.3%
John F. Reno(4)...............................          8,491,637           6.6%
John R. Peeler(5).............................          2,708,907           2.2%
John A. Mixon(6)..............................          1,624,027           1.3%
Allan M. Kline(7).............................          1,294,769           1.1%
All future Directors and Executive Officers as
 a group (10 persons)(8)......................  126,777,355          93.8%

--------
*  Less than 1% of outstanding Recapitalized Common Stock.
(1) Assumes conversion of the Company Stock Options as described under "The Merger and the Merger Agreement--Effect on Stock Options and Employee Benefits Matters," assumes no Stockholders exercise their appraisal rights and no Company Stock Options are exercised prior to the Merger.
(2) Based upon 120,021,689 shares of Recapitalized Common Stock outstanding at the Effective Time (which assumes no Stockholders exercise their appraisal rights, no Company Stock Options are exercised after the Record Date and the conversion of the Company Stock Options as described above). Recapitalized Common Stock includes all shares of outstanding Recapitalized Common Stock plus, as required for the purpose of determining beneficial ownership (in accordance with Rule 13d-3 promulgated pursuant to the Exchange Act), all shares of Recapitalized Common Stock subject to any right of acquisition by such person, through exercise or conversion of any security, within 60 days of the Effective Time.
(3) B. Charles Ames, Michael G. Babiarz, William A. Barbe, Kevin J. Conway, Brian D. Finn, Donald J. Gogel, Leon J. Hendrix, Jr., Hubbard C. Howe, Thomas E. Ireland, Charles P. Pieper and Joseph L. Rice, III may be deemed to share beneficial ownership of the shares owned of record by CDR Fund V by virtue of their status as stockholders of Associates II Inc., the managing general partner of Associates V, the general partner of CDR Fund V, but each expressly disclaims such beneficial ownership of the shares owned by CDR Fund V. The voting stockholders of Associates II Inc. share investment and voting power with respect to securities owned by CDR Fund
    V. The business address for each of them is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.
(4) Includes 1,000 shares owned by Mr. Reno's spouse, 294,000 shares owned by The John F. Reno 1997 Qualified Annuity Trust for which Mr. Reno has sole voting power, 294,000 shares owned by The Suzanne M. Reno 1997 Qualified Annuity Trust, of which Mr. Reno is a Trustee and 2,525 shares owned by a relative for which Mr. Reno has power of attorney. Includes 7,688,354 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of the Effective Time.
(5) Includes 2,696,690 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of the Effective Time.
(6) Includes 1,620,920 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of the Effective Time.
(7) Includes 1,293,600 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of the Effective Time.
(8) Includes 15,165,754 shares of Recapitalized Common Stock issuable upon exercise of stock options which are exercisable within 60 days of the Effective Time. Brian D. Finn, Charles P. Pieper and Joseph L. Rice, III may be deemed to share beneficial ownership of the shares owned of record by CDR Fund V by virtue of their status as stockholders of Associates II Inc., the managing general partner of Associates V, the general partner of CDR Fund V, but expressly disclaims such beneficial ownership of the shares owned by CDR Fund V. The voting stockholders of Associates II Inc. share investment and voting power with respect to securities owned by CDR Fund V.

                               FEES AND EXPENSES

  Estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger and the Financing are approximately as follows:

   Financing fees.................................................. $23,970,000
   Investment banking fees and expenses............................   5,675,000
   Legal fees and expenses.........................................   2,480,000
   SEC filing fee..................................................     260,000
   Accounting fees and expenses ...................................     350,000
   Printing and mailing fees and expenses..........................     500,000
   Proxy solicitation agent fees and expenses......................      15,000
   Exchange Agent fees and expenses................................      25,000
   Miscellaneous expenses..........................................      30,000
     Total.........................................................  33,305,000

  Estimated fees and expenses incurred or to be incurred by MergerCo, CDR Fund V, Associates II Inc. and the CDR/Management Group in connection with the Merger are approximately as follows:

   Investment banking fees and expenses............................. $2,000,000
   Legal fees and expenses..........................................  3,200,000
   Accounting fees..................................................    950,000
   Miscellaneous expenses...........................................     45,000
     Total..........................................................  6,195,000

  The above fees and expenses of MergerCo, CDR Fund V, Associates II Inc. and the CDR/Management Group will be paid by the Surviving Corporation if the Merger is consummated. See "Special Factors--Interests of Certain Persons." In the event that the Merger Agreement is terminated under certain circumstances, certain fees and expenses of the CDR/Management Group will be paid by the Company. See "The Merger and the Merger Agreement--Termination; Termination Fees."

  Pursuant to an engagement letter, dated as of December 9, 1997, between the Company and Merrill Lynch, the Company has agreed to pay Merrill Lynch a fee of $5,000,000 for services rendered in connection with the Merger. Of this amount, $250,000 was payable on the date of the engagement letter, $2,250,000 was payable upon the execution of the Merger Agreement, and $2,500,000 will be payable if, up to one year after the Board ceases to retain Merrill Lynch, (a) the Company engages in a business combination with an acquiror or (b) the Company enters into an agreement with an acquiror which results in a business combination. The Company has also agreed to reimburse Merrill Lynch for the expenses reasonably incurred by it in connection with its engagement (including reasonable counsel fees and disbursements) and to indemnify Merrill Lynch and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

  Pursuant to the engagement letter, dated as of November 19, 1997, between MergerCo and CSFB, MergerCo has agreed to pay CSFB a fee, payable upon consummation of the Merger, of $2,000,000. MergerCo has also agreed to indemnify CSFB and its affiliates from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

                               MERGER FINANCINGS

SOURCE AND AMOUNT OF FUNDS

  The Company expects that approximately $865.3 million will be required to
(i) finance the payment of the Merger Consideration, (ii) pay Option Cancellation Payments (as defined herein) and (iii) pay the fees and expenses expected to be incurred in connection with the Merger. It is contemplated that at the Effective Time, (a) $292.9 million of bank financing will be borrowed pursuant to the Senior Secured Credit Facilities with a group of banks led by Morgan and CSFB and (b) $275.0 million in gross proceeds will be provided through the sale by the Company of the Senior Subordinated Notes. At the Effective Time, the Company expects to have at least $20.4 million of cash on-hand and $277.0 million of gross proceeds from the sale of MergerCo Common Stock to CDR Fund V, which proceeds will become an asset of the Company upon effectiveness of the Merger.

  The following table illustrates the estimated sources and uses of funds necessary to consummate the Transactions:

             SOURCES
      (DOLLARS IN MILLIONS)
      ---------------------
Senior Secured Credit Facilities:
  Revolving Credit Facility......  $ 32.9
  Tranche A Term Loan............    50.0
  Tranche B Term Loan............    70.0
  Tranche C Term Loan............    70.0
  Tranche D Term Loan............    70.0
Senior Subordinated Notes........   275.0
Shareholders' Equity.............   277.0
Cash.............................    20.4
  Total Sources..................  $865.3

              USES
     (DOLLARS IN MILLIONS)
     ---------------------
Purchase of Common Stock........  $803.1
Option Cancellation Payments....    22.7
Estimated Fees and Expenses(a)..    39.5
  Total Uses....................  $865.3

--------
(a) Includes underwriting discounts and commissions, bank and financial advisory fees, legal and accounting fees and other transaction expenses described under "Fees and Expenses."

  Shortly before the Merger, TTC will be converted into a Delaware limited liability company. The initial obligors under the Senior Secured Credit Facilities and the Senior Subordinated Notes will be the Company and a new direct subsidiary of the Company, TTC Merger Co. LLC ("TTC Merger"). Immediately after the consummation of the Merger, TTC Merger will merge with TTC, with TTC surviving, and TTC will succeed to and assume all obligations with respect to the Senior Secured Credit Facilities and the Senior Subordinated Notes. TTC will become the primary obligor under the Senior Secured Credit Facilities and the Senior Subordinated Notes. At the same time, the Company will contribute the shares of each of its direct subsidiaries to TTC and the Company will be released as primary obligor with respect to the Senior Secured Credit Facilities and the Senior Subordinated Notes. The Company will guaranty TTC's monetary obligations under the Senior Secured Credit Facilities on a senior basis and under the Senior Subordinated Notes on a senior subordinated basis.

SENIOR SECURED CREDIT FACILITIES

  The credit agreement expected to be entered into in connection with the Merger will provide for aggregate maximum borrowings by TTC under a $260.0 million term loan facility (the "Term Loan Facility") and a $110.0 million revolving credit facility (the "Revolving Credit Facility").

  Pursuant to a letter dated December 19, 1997 addressed to MergerCo., Morgan and CSFB have committed to provide, or arrange for a syndicate of lenders to provide, the Company, subject to certain terms and conditions, the Senior Secured Credit Facilities in an aggregate principal amount not to exceed $370.0 million ($185.0 million each). At the consummation of the Merger, (i) approximately $260.0 million is expected to be drawn under the Term Loan Facility described below and (ii) approximately $32.9 million is expected to be drawn under the Revolving Credit Facility. Undrawn amounts under the Revolving Credit Facility will be available on a revolving credit basis for general corporate purposes of TTC and its subsidiaries.

Structure

  The Senior Secured Credit Facilities are expected to consist of (a) the Term Loan Facility which provides for term loans in an aggregate principal amount of $260.0 million, consisting of four tranches in principal amounts of $50.0 million, $70.0 million, $70.0 million and $70.0 million (the "Tranche A Term Loans", "Tranche B Term Loans", "Tranche C Term Loans" and "Tranche D Term Loans", respectively) and (b) the Revolving Credit Facility which provides for revolving loans to TTC (including a $10.0 million swingline subfacility and a $25.0 million letter of credit subfacility) at any time not to exceed $110.0 million.

Availability

  The availability of the Senior Secured Credit Facilities is expected to be subject to various conditions precedent including, but not limited to, the Merger being consummated; repayment of the material outstanding other debt of the Company and its subsidiaries (other than the Senior Subordinated Notes, intercompany debt and certain other exceptions to be determined) and discharge of all liens securing such debt; receipt by MergerCo or the Company of at least $275.0 million in equity financing; receipt by the Company of $275.0 million in gross cash proceeds from an offering of Senior Subordinated Notes; and continued equity investment in common stock of the Company of at least $20.0 million by certain Stockholders and members of management; at least $20.0 million of cash-on-hand being held by the Company at the Effective Time; receipt of $25.0 million of proceeds from exercise of existing options for Common Stock (which proceeds may be provided as a reduction against amounts payable to option holders as consideration in connection with the Merger); total cost of consummating the transactions contemplated by the Merger Agreement not exceeding $920.0 million and related fees and expenses, estimates of which shall not exceed $42.5 million; and other conditions precedent typical of bank loans. Each of Morgan's and CSFB's respective commitment to provide the Senior Secured Credit Facilities is also subject to, among other things, the receipt of all material government and third party consents and approvals. The full amount of the Term Loan Facility will have to be drawn by the Effective Time.

  The Tranche A Term Loans and the Revolving Credit Facility are expected to mature in 2004. The Tranche B Term Loans are expected to mature in 2005, the Tranche C Term Loans are expected to mature in 2006 and the Tranche D Term Loans are expected to mature in 2007. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, whether by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility, but there can be no assurance of any such extension, renewal, replacement or refinancing being successfully accomplished.

  Amortization of the principal amount of the respective tranches of the Term Loan Facility is expected to be on an installment schedule, with amortization of the Tranche A Term Loans over their six-year term and with no substantial amortization of the Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans until after the sixth, seventh and eighth year, respectively. The Senior Secured Credit Facilities are expected to be subject to mandatory prepayment and reduction in an amount equal to, subject to certain exceptions,
(a) 100% of the net proceeds of (i) certain debt offerings by TTC and any of its subsidiaries, (ii) certain asset sales by TTC or any of its subsidiaries, and (iii) casualty insurance, condemnation awards or other recoveries received by the Company or any of its subsidiaries and (b) 50% of the Company's excess cash flow (as defined under the Senior Secured Credit Facilities), under certain circumstances.

Security; Guaranty

  The obligations of TTC under the Senior Secured Credit Facilities are expected to be unconditionally and irrevocably guaranteed by the Company and each existing and each subsequently acquired or created domestic subsidiary of TTC (other than certain immaterial domestic subsidiaries) (such subsidiaries, the "Subsidiary Guarantors"). In addition, the Senior Secured Credit Facilities and the guarantees thereunder are expected to be secured by security interests in the equity interests in TTC, by substantially all of the material tangible and intangible assets of TTC and the Subsidary Guarantors, pledges of all the capital stock of each direct or indirect domestic subsidiary of TTC (other than certain immaterial domestic subsidiaries) and of up to 65% of the capital stock of each material direct foreign subsidiary of TTC.

Interest

  At TTC's election, the interest rates per annum applicable to the loans under the Senior Secured Credit Facilities are expected to be a fluctuating rate of interest measured by reference to either (a) an adjusted London inter-bank offered rate ("LIBOR") plus a borrowing margin or (b) an alternate base rate ("ABR") (equal to the higher of Morgan's published prime rate and 1/2 of 1% over the Federal Funds effective rate) plus a borrowing margin. The borrowing margins applicable to the Tranche A Term Loans and loans under the Revolving Credit Facility are expected to be 1.25% for ABR loans and 2.25% for LIBOR loans through the six-month anniversary of the Effective Time. The interest rate borrowing margins applicable to the Tranche B Term Loans, the Tranche C Term Loans and the Tranche D Term Loans are expected to be 1.50%, 1.75% and 2.00%, respectively, for ABR loans and 2.50%, 2.75% and 3.00%, respectively, for LIBOR loans through the six-month anniversary of the Effective Time. The borrowing margins applicable to such term loans and the loans under the Revolving Credit Facility after such six-month anniversary of the Effective Time are expected to be determined pursuant to the terms of the definitive documentation. Amounts under the Senior Secured Credit Facilities not paid when due bear interest at a default rate equal to 2.00% above the rate then borne by such borrowings.

Fees

  Subject to the consummation of the Merger, TTC is expected to agree to pay certain fees with respect to the Senior Secured Credit Facilities, including
(i) fees on the unused commitments of the lenders, which fees will initially accrue at a rate equal to 1/2 of 1% on the undrawn portion of the commitments in respect of the Revolving Credit Facility; (ii) letter of credit fees on the aggregate face amount of outstanding letters of credit equal to the then applicable borrowing margin for LIBOR loans under the Revolving Credit Facility plus an amount at a rate to be agreed upon but not exceeding 1/4 of 1% per annum fronting bank fee for the letter of credit issuing bank; (iii) annual administration fees; and (iv) agent, arrangement and other similar fees.

Covenants

  The Revolving Credit Facility and the Tranche A Term Loans will be subject to covenants that, among other things, would limit or restrict the ability of TTC and its subsidiaries to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indenture under which the Senior Subordinated Notes are issued, engage in mergers or consolidations, change the business conducted by TTC and its subsidiaries taken as a whole, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the Senior Secured Credit Facilities, TTC is expected to be required to comply with a minimum interest expense coverage ratio and a maximum leverage ratio. The Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans are expected to be subject to negative covenants which are substantially similar to those contained in the indenture governing the Senior Subordinated Notes. See"--Senior Subordinated Notes."

Events of Default

  The Revolving Credit Facility and the Tranche A Term Loans will be subject to customary events of default including non-payment of principal, interest or fees, failure to meet covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control. The Tranche B Term Loans, Tranche C Term Loans and Tranche D Term Loans are expected to be subject to events of default which are substantially similar to those applicable to those contained in the indenture governing the Senior Subordinated Notes, with certain exceptions. See"--Senior Subordinated Notes."

SENIOR SUBORDINATED NOTES

  In connection with the Merger, the Company intends to offer and sell up to approximately $275.0 million of Senior Subordinated Notes, in a private offering with registration rights. The following is a summary description of certain terms of the Senior Subordinated Notes and the indenture under which such Senior Subordinated Notes are expected to be issued (the "Indenture"), based on the Company's preliminary discussions with financing sources and its current expectations.

  The Senior Subordinated Notes will mature in 2008, and will bear interest at a fixed, market rate of interest to be determined at the time of their offering. With certain exceptions, the Company will not have the right at its option to redeem the Senior Subordinated Notes during the first five years that they will be outstanding. Thereafter, the Company may at its option redeem such Senior Subordinated Notes, in whole or in part, at certain redemption prices, together with accrued and unpaid interest, if any, to the date of redemption. These redemption prices will be calculated at a premium over the principal amount of the Senior Subordinated Notes, which will decline ratably to zero at the final maturity date. In addition, at any time during the first three years that the Senior Subordinated Notes are outstanding, the Company will have the right, subject to certain requirements, to redeem a portion of the Senior Subordinated Notes with the cash proceeds of certain equity offerings by the Company. This redemption price will be calculated at a premium over the principal amount to be redeemed.

  The Indenture is expected to provide that, upon the occurrence of certain events constituting a "Change of Control," the Company will have the right to redeem the Senior Subordinated Notes. The redemption price will be calculated at a premium over the principal amount to be redeemed. In addition, upon a Change of Control, unless the Company has exercised any right to redeem the Senior Subordinated Notes, the Company will be required to offer to purchase the Senior Subordinated Notes from their holders at a price equal to 101% of the principal amount to be purchased. Under certain circumstances, the Company also will be required to apply certain asset sale proceeds to an offer to purchase Senior Subordinated Notes, at a price equal to the principal amount to be purchased.

  The Senior Subordinated Notes will be unsecured, general obligations of the Company, and will be subordinated to all indebtedness under the Senior Credit Facilities and all other existing and future "Senior Indebtedness" (to be defined in the Indenture) of the Company. Under certain circumstances, the Senior Subordinated Notes may be guaranteed, on an unsecured, subordinated basis, by certain subsidiaries of the Company. In addition, the Indenture will contain certain negative covenants, including limitations on incurrence of indebtedness, including guarantees; limitations on dividends, investments and certain other restricted payments; limitations on restrictions on distributions and transfers from subsidiaries; limitations on asset sales; limitations on affiliate transactions; and limitations on certain liens securing pari passu or subordinated indebtedness. The Indenture will also contain certain affirmative covenants, including financial and other reporting requirements, and certain default provisions.

SALE OF MERGERCO COMMON STOCK

  In connection with the Merger, MergerCo will sell to CDR Fund V, for approximately $277 million in cash, 110,790,770 shares of MergerCo Common Stock. Upon the effectiveness of the Merger, the proceeds of such purchase will become an asset of the Company. Additionally, immediately prior to the Effective Time, John F. Reno and two family trusts established by Mr. Reno will be issued an aggregate amount of approximately 799,758 shares of MergerCo Common Stock, in exchange for Mr. Reno and such family trusts contributing 40,804 shares of Common Stock to MergerCo. See "Special Factors--Interests of Certain Persons in the Merger." Each share of MergerCo Common Stock will be converted into one share of Recapitalized Common Stock in the Merger.

                         MERGERCO, CDR FUND V AND CDR

MERGERCO

  MergerCo is a newly formed Delaware corporation which was organized at the direction of CDR in connection with the transactions contemplated by the Merger Agreement. MergerCo is a nonsubstantive transitory merger vehicle which will be merged out of existence at the Effective Time. Accordingly, it is not expected to have significant assets or liabilities (other than arising under the Merger Agreement or in connection with the Merger) or to engage in any activities (other than those incident to its formation and the Merger). The authorized capital stock of MergerCo consists of 125,000,000 shares of common stock, par value $0.01, of which no shares are currently outstanding.

  The principal executive offices of MergerCo are c/o Clayton, Dubilier & Rice Fund V Limited Partnership, 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

CDR FUND V

  CDR Fund V, a Cayman Islands exempted limited partnership, is a private investment fund managed by CDR. Amounts contributed to CDR Fund V by its limited partners are invested at the discretion of the general partner in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CDR, can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. The general partner of CDR Fund V is CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership ("Associates V"). Associates V has three general partners. The managing general partner of Associates V is CD&R Investment Associates II, Inc. a Cayman Islands exempted company ("Associates II Inc."). The other general partners of Associates V are CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company ("Associates Cayman Inc.") and CD&R Investment Associates, Inc., a Delaware corporation ("Associates Inc."). Under the partnership agreement of Associates V, all management authority (other than with respect to the amendment of the partnership agreement) is vested in Associates II Inc. CDR Fund V has committed to purchase 110,790,770 shares of MergerCo Common Stock for approximately $277 million immediately prior to the Merger. The principal executive offices of CDR Fund V, Associates V, Associates II Inc., and Associates Inc. are located at 1403 Foulk Road, Suite 106, Wilmington, DE 19803. The principal executive offices of Associates Cayman Inc. are located at Ugland House, South Church Street, Grand Cayman, Cayman Islands BWI.

  Set forth below are the names, business address, present principal occupation or employment and five year employment history of each director and officer of Associates II Inc. and Associates Inc. and each director and shareholder of Associates Cayman Inc., each of whom is a United States citizen. The business address of each person listed below is Clayton, Dubilier & Rice, Inc., 375 Park Avenue, New York, New York 10125. The shareholders of Associates Inc. and Associates II Inc. are principals of CDR. No shareholder holds more than approximately 18% of the voting stock of either Associates Inc. or Associates II Inc. Associates Cayman Inc. has no officers.

  Joseph L. Rice, III has been a principal of CDR since 1978 and the Chairman and Chief Executive Officer of CDR since 1995. Mr. Rice is a Director and the Chairman and Chief Executive Officer of both Associates II Inc. and Associates Inc. and is a shareholder and Director of Associates Cayman Inc. Mr. Rice also serves as a Director of RACI Holding, Inc. and Remington Arms Company, Inc. B. Charles Ames has been a principal of CDR since 1989, and is a Director of both Associates II Inc. and Associates Inc. Since October 1996, Mr. Ames has served as Chairman of Riverwood Holding, Inc., RIC Holding, Inc. and Riverwood International Corporation. Mr. Ames is also Chairman of WESCO Distribution, Inc. and CDW Holding Corporation, and serves as a Director of Lexmark International Group, Inc., Lexmark International, Inc., RACI Holding Inc. and Remington Arms Company, Inc. Donald J. Gogel has been a principal of CDR since 1989 and the President, Assistant Secretary and Assistant Treasurer of CDR since 1995. Mr. Gogel is a Director, President, Assistant Treasurer and Assistant Secretary of both Associates II Inc. and Associates Inc. and is a shareholder and Director of Associates Cayman Inc. Mr. Gogel is also a Director of APS Holding Corporation, A.P.S. Inc., Lexmark International Group, Inc. Lexmark International, Inc. CDRF Holding, Inc., Alliant Foodservice, Inc. and Kinko's Inc. William A Barbe is a principal of CDR and has been a professional employee of CDR since 1992. Mr. Barbe serves as a Director and Vice President, Secretary and Treasurer of CDR and of both Associates II Inc. and Associates Inc. Mr. Barbe serves as a Director of WESCO Distribution, Inc., CDW Holding Corporation and Kinko's, Inc. Brian D. Finn is a principal of CDR and has been a professional employee of CDR since 1997. Mr. Finn serves as a Director of MergerCo and Associates II Inc. Mr. Peiper is a principal of CDR and has been a professional employee of CDR since 1997. Mr Pieper is a Director of Associates II Inc. and serves as a Director of Alliant Foodservice, Inc. and CDRF Holding, Inc. Kevin J. Conway is a principal of CDR and has been a professional employee of CDR since 1994 and is a Director of both Associates II Inc. and Associates Inc. Mr.Conway also serves on the board of directors of Riverwood Holding, Inc., RIC Holding, Inc. and Riverwood International Corporation. Michael G. Barbiarz is a principal of CDR and has been a professional employee of CDR since 1990 and is a Director of Associates II Inc.

CDR

  CDR is a private investment firm which is organized as a Delaware corporation. CDR is the manager of a series of investment funds, including CDR Fund V, formed to invest in equity or equity-related securities of entities formed to effect leveraged acquisition transactions and in the equity of corporations where the infusion of capital, coupled with the provision of managerial assistance by CDR, can be expected to generate returns on investments comparable to returns historically achieved in leveraged acquisition transactions. CDR generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, CDR generally provides management and financial consulting services to the companies in which its investment funds have invested during the period of such fund's investment. Such services include helping such companies to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of such companies.

  Upon or following the Merger, the Company expects to enter into a consulting agreement with CDR which will provide for (i) an annual fee, initially of $500,000, for providing such management and financial consulting services to the Company and its subsidiaries and (ii) reimbursement of out-of-pocket expenses it incurs after the Merger, for so long as CDR Fund V has an investment in the Company and its subsidiaries. At or following the Merger, it is expected that the Company will pay CDR a transaction fee of $9.2 million, plus reimbursement of out-of-pocket expenses incurred by CDR in consideration for services provided by CDR in arranging the Merger, arranging and negotiating the financing for the Merger, and related services. In addition, it is expected that, upon and following the Merger, the Company will agree to indemnify CDR and CDR Fund V and certain related parties, subject to certain limitations, against all claims and liabilities arising out of or in connection with the Securities Act, the Exchange Act or any other applicable securities or other laws, in connection with the Merger and related transactions and the operation of the business following the Merger. It is also expected that, upon and following the Merger, the Company will enter into a registration rights agreement with the shareholders of MergerCo which will provide that such shareholders may require the Company to register their shares of Recapitalized Common Stock under the Securities Act.

  The principal executive offices of CDR is located at 375 Park Avenue, 18th Floor, New York, New York 10022. The officers of CDR are Messrs. Rice, Gogel and Barbe. The directors of CDR are Messrs. Ames, Babiarz, Conway, Finn, Gogel, Pieper and Rice. The shareholders of CDR are Messrs. Babiarz, Barbe, Conway, Finn, Gogel, Pieper and Rice. No shareholder holds more than 45.25% of the voting stock of CDR.

                               APPRAISAL RIGHTS

  Set forth below is a summary of the procedure which a Dissenting Stockholder must follow in order to seek to exercise appraisal rights. The information contained below with respect to Stockholders' appraisal rights is qualified in its entirety by reference to the applicable sections of the MBCL, which are attached to this Proxy Statement as Appendix D. A person having a beneficial interest in shares of the Company that are held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner to perfect whatever appraisal rights the beneficial owner may have. THIS DISCUSSION AND APPENDIX D SHOULD BE REVIEWED CAREFULLY BY ANY STOCKHOLDER WHO WISHES TO EXERCISE STATUTORY APPRAISAL RIGHTS OR WHO WISHES TO PRESERVE THE RIGHT TO DO SO. FAILURE STRICTLY TO COMPLY WITH ANY OF THE PROCEDURAL REQUIREMENTS OF SECTIONS 85 THROUGH 98 OF THE MBCL COULD RESULT IN A TERMINATION OR WAIVER OF APPRAISAL RIGHTS UNDER SECTIONS 85 THROUGH 98 OF THE MBCL.

  Sections 85 through 98, inclusive, of the MBCL contain provisions which, in the case of a merger of a corporation organized under Massachusetts law, grant to Dissenting Stockholders who comply with the procedures specified in these sections the right to receive payment in cash equal to the "fair value" of their shares. The principal provisions of the statute are summarized below. This summary is qualified in its entirety by the provisions of Sections 85 through 98 of the MBCL, which are annexed as Appendix D to this Proxy Statement and should be carefully reviewed by holders of Common Stock.

  To claim appraisal rights, a Dissenting Stockholder must (a) file a written objection to the Merger and the transactions contemplated thereby prior to the Stockholder vote, stating that such Dissenting Stockholder intends to demand payment for his or her shares of Common Stock if the Merger is consummated,
(b) not vote such Dissenting Stockholder's shares in favor of approval of the Merger and the transactions contemplated thereby, and (c) in the event the Merger and the transactions contemplated thereby are approved by the Stockholders and consummated, demand in writing payment for such shares of Common Stock from the Company within 20 days after the date of mailing to the Dissenting Stockholder of a notice that the Merger has become effective. Such notice is to be mailed by registered or certified mail by Merger within 10 days of the Effective Time to all Dissenting Stockholders who have complied with the requirements described in (a) and (b) above.

  A vote against the Merger and the transactions contemplated thereby will not be deemed to satisfy the requirement that a written objection be filed with the Company prior to the taking of the stockholder vote on the Merger and the transactions contemplated thereby. However, a Dissenting Stockholder who has filed a written objection to the Merger and the transactions contemplated thereby as provided in (a) above will not be deemed to have waived such Dissenting Stockholder's appraisal rights by failing to vote against the Merger and the transactions contemplated thereby so long as such Dissenting Stockholder does not actually vote in favor of it.

  The Company is required to make payment of the fair market value of the shares of Common Stock owned by each Dissenting Stockholder within 30 days after the expiration of the 20-day period during which a demand for payment for shares may be made. If, during such 30-day period, the Company and a Dissenting Stockholder fail to agree as to the fair value of such Dissenting Stockholder's shares, either the Company or the Dissenting Stockholder may, within four months after the expiration of such 30-day period, request a court determination of the fair value of all shares held by the Dissenting Stockholders by filing a bill in equity in the Superior Court of Middlesex County in the Commonwealth of Massachusetts. The cost of such an action, other than counsel fees and fees of experts retained by a party, will be determined by the court and apportioned in such a manner as appears to the court to be equitable; however, all costs of giving notice to the Dissenting Stockholders entitled to notice of the filing of such an action will be paid by the Company. In any such action, the fair value of the shares of Common Stock of the Dissenting Stockholder parties to the action will be determined as of the day preceding the date that the Merger and the transactions contemplated thereby were approved by the Stockholders of the Company, and will not include any element of value arising from the expectation or consummation of the Merger. The Company has not yet determined whether it will file such a bill in equity and, therefore, any

Dissenting Stockholder who desires such a bill in equity to be filed is advised to file it on a timely basis. Unless the Company files such a bill in equity, the failure by a Dissenting Stockholder to file such a bill could nullify all written demands for appraisal.

  Any Dissenting Stockholder contemplating the exercise of rights summarized above is urged to consult with counsel. The failure by a Dissenting Stockholder to follow precisely all of the steps required by Sections 85 through 98 of the MBCL will result in the loss of those rights. Under Section 98 of the MBCL, the enforcement by a Dissenting Stockholder of the right to receive payment for his or her or its shares of Common Stock is an exclusive remedy, except that such provisions do not exclude the right of a Dissenting Stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that the Merger will be or is fraudulent or illegal as to him or her.

                  OTHER INFORMATION AND STOCKHOLDER PROPOSALS

  Management of the Company knows of no other matters that may properly be, or which are likely to be, brought before the Special Meeting. However, if any other matters are properly brought before such Special Meeting, the persons named in the enclosed Proxy Statement or their substitutes intend to vote the proxies in accordance with their judgment with respect to such matters, unless authority to do so is withheld in the proxy.

                                    EXPERTS

  The consolidated balance sheets as of March 31, 1997 and 1996 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended March 31, 1997, have been set forth herein in reliance of the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 LEGAL COUNSEL

  The legality of the shares of Recapitalized Common Stock being issued in the Merger will be passed upon by Ropes & Gray.

                              DYNATECH CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
REPORT OF INDEPENDENT ACCOUNTANTS.........................................  F-2
FINANCIAL STATEMENTS
  CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1996 AND 1997...............  F-3
  CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED
   MARCH 31, 1995, 1996 AND 1997..........................................  F-4
  CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY.........................  F-5
  CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
   MARCH 31, 1995, 1996 AND 1997..........................................  F-6
  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................  F-7
  CONSOLIDATED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED
   DECEMBER 31, 1996 AND 1997 AND FOR THE NINE MONTHS ENDED DECEMBER 31,
   1996 AND 1997 (UNAUDITED).............................................. F-20
  CONDENSED CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1997 AND AS OF DE-
   CEMBER 31, 1997 (UNAUDITED)............................................ F-21
  CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE
   NINE MONTHS ENDED DECEMBER 31, 1996 AND 1997 (UNAUDITED)............... F-22
  NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS.................... F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Dynatech Corporation:

  We have audited the accompanying consolidated balance sheets of Dynatech Corporation as of March 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, cash flows and related schedule of valuation and qualifying accounts for each of the three fiscal years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements and schedule referred to above present fairly, in all material respects, the consolidated financial position of Dynatech Corporation as of March 31, 1997 and 1996, and the consolidated results of its operations, its cash flows and related schedule of valuation and qualifying accounts for each of the three fiscal years in the period ended March 31, 1997 in conformity with generally accepted accounting principles.

                                          Coopers & Lybrand L.L.P.

Boston, Massachusetts
May 1, 1997

                              FINANCIAL STATEMENTS

                          CONSOLIDATED BALANCE SHEETS

                                                                MARCH 31
                                                            ------------------
                                                              1997      1996
                                                            --------  --------
                                                               (AMOUNTS IN
                                                            THOUSANDS EXCEPT
                                                               SHARE DATA)
                          ASSETS
Current assets:
  Cash and cash equivalents................................ $ 39,782  $ 46,094
  Accounts receivable (net of allowance of $1,872 and $957,
   respectively)...........................................   70,930    45,367
  Inventories:
    Raw materials..........................................   19,423    10,210
    Work in process........................................   11,376     9,381
    Finished goods.........................................    9,326     7,325
                                                            --------  --------
      Total inventory......................................   40,125    26,916
  Other current assets.....................................   11,074     5,981
  Net assets of discontinued operations held for sale......      --     22,824
                                                            --------  --------
      Total current assets.................................  161,911   147,182
Property and equipment:
  Land, building and leasehold improvements................    4,141     2,468
  Machinery and equipment..................................   47,020    39,441
  Furniture and fixtures...................................    9,940     6,680
                                                            --------  --------
                                                              61,101    48,589
  Less accumulated depreciation and amortization...........  (37,268)  (30,038)
                                                            --------  --------
                                                              23,833    18,551
Other assets:
  Intangible assets, net...................................   43,813    28,406
  Other....................................................   20,478    11,050
                                                            --------  --------
                                                            $250,035  $205,189
                                                            ========  ========
           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Notes payable and current portion of long-term debt...... $    201  $    655
  Accounts payable.........................................   16,900     9,849
  Accrued expenses:
    Compensation and benefits..............................   23,912    16,120
    Taxes, other than income taxes.........................    1,850       834
    Deferred revenue.......................................    8,876     3,424
    Other..................................................   19,948     9,500
  Accrued income taxes.....................................      657       939
  Net liabilities of discontinued operations...............    9,173       --
                                                            --------  --------
      Total current liabilities............................   81,517    41,321
Long-term debt.............................................    5,226     1,800
Deferred income taxes......................................    1,025       531
Deferred compensation......................................    1,581       818
Commitments and contingencies
Shareholders' equity:
  Serial preference stock, par value $1 per share;
   authorized 100,000 shares; none issued..................
  Common stock, par value $0.20 per share; authorized
   50,000,000 shares; issued 18,605,689....................    3,721     3,721
  Additional paid-in-capital...............................    9,887    12,102
  Retained earnings........................................  195,506   165,657
  Cumulative translation adjustments.......................   (1,247)      342
  Treasury stock, at cost; 1,812,287 and 1,020,605 shares,
   respectively............................................  (47,181)  (21,103)
                                                            --------  --------
      Total shareholders' equity...........................  160,686   160,719
                                                            --------  --------
                                                            $250,035  $205,189
                                                            ========  ========

   The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                     YEARS ENDED MARCH 31
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                    (AMOUNTS IN THOUSANDS
                                                    EXCEPT PER SHARE DATA)
Sales............................................ $362,412  $293,042  $243,078
Cost of sales....................................  137,254   111,436    91,412
                                                  --------  --------  --------
Gross profit.....................................  225,158   181,606   151,666
Selling, general and administrative expense......  114,479    98,487    86,329
Product development expense......................   43,267    36,456    30,585
Nonrecurring charges.............................   27,776    16,852       --
Amortization of intangibles......................    6,793     5,136     5,106
                                                  --------  --------  --------
  Operating income...............................   32,843    24,675    29,646
Interest expense.................................     (828)   (1,723)   (3,919)
Interest income..................................    2,785     2,181     1,518
Other income, net................................      634       975       850
                                                  --------  --------  --------
Income from continuing operations before income
 taxes...........................................   35,434    26,108    28,095
Provision for income taxes.......................   17,585    10,394    11,671
                                                  --------  --------  --------
Income from continuing operations................   17,849    15,714    16,424
Discontinued operations:
  Gain on sale of businesses net of income tax
   provision of $22,692..........................   12,000       --        --
  Operating income (loss), net of income tax
   provision (benefit) of $(1,009) in 1996 and
   $2,948 in 1995................................      --     (1,471)    3,763
                                                  --------  --------  --------
Income before extraordinary charge...............   29,849    14,243    20,187
Extraordinary charge for early retirement of
 debt, net of income tax benefit of $738.........      --        --     (1,019)
                                                  --------  --------  --------
Net income....................................... $ 29,849  $ 14,243  $ 19,168
                                                  ========  ========  ========
Income (loss) per common share--basic:
  Continuing operations.......................... $   1.04  $   0.87  $   0.92
  Discontinued operations........................     0.70     (0.08)     0.21
  Extraordinary charge...........................      --        --      (0.06)
                                                  --------  --------  --------
                                                  $   1.74  $   0.79  $   1.07
                                                  ========  ========  ========
Income (loss) per common share--diluted:
  Continuing operations.......................... $   0.99  $   0.86  $   0.92
  Discontinued operations........................     0.67     (0.08)     0.21
  Extraordinary charge...........................      --        --      (0.06)
                                                  --------  --------  --------
                                                  $   1.66  $   0.78  $   1.07
                                                  ========  ========  ========
Weighted average number of shares:
  Basic..........................................   17,200    17,969    17,846
  Diluted........................................   18,028    18,315    17,971

   The accompanying notes are an integral part of the consolidated financial statements.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                         NUMBER OF SHARES
                         -------------------          ADDITIONAL           CUMULATIVE                TOTAL
                         COMMON    TREASURY   COMMON   PAID-IN   RETAINED  TRANSLATION TREASURY  SHAREHOLDERS'
                          STOCK      STOCK    STOCK    CAPITAL   EARNINGS  ADJUSTMENTS  STOCK       EQUITY
                         --------  ---------  ------  ---------- --------  ----------- --------  -------------
                                                     (AMOUNTS IN THOUSANDS)
Balance, March 31,
 1994...................   12,387     (3,090) $2,477    $9,414   $185,957    $  (757)  $(54,448)   $142,643
Net income--1995........                                           19,168                            19,168
Purchases of treasury
 stock..................                (597)                                           (12,576)    (12,576)
Translation
 adjustments............                                                       3,416                  3,416
Exercise of stock
 options and other
 issuances..............                  90              (215)                           1,790       1,575
Retirement of treasury
 stock..................   (3,085)     3,085    (617)             (53,711)               54,328         --
Two-for-one stock
 split..................    9,303       (521)  1,861    (1,861)                                         --
Tax benefit from
 exercise of stock
 options................                                    94                                           94
                         --------   --------  ------    ------   --------    -------   --------    --------
Balance, March 31,
 1995...................   18,605     (1,033)  3,721     7,432    151,414      2,659    (10,906)    154,320
Net income--1996........                                           14,243                            14,243
Purchases of treasury
 stock..................                (800)                                           (19,367)    (19,367)
Translation
 adjustments............                                                      (2,317)                (2,317)
Exercise of stock
 options and other
 issuances..............                 812             3,688                            9,170      12,858
Tax benefit from
 exercise of stock
 options................                                   982                                          982
                         --------   --------  ------    ------   --------    -------   --------    --------
Balance, March 31,
 1996...................   18,605     (1,021)  3,721    12,102    165,657        342    (21,103)    160,719
Net income--1997........                                           29,849                            29,849
Purchases of treasury
 stock..................              (1,021)                                           (32,695)    (32,695)
Translation
 adjustments............                                                      (1,589)                (1,589)
Exercise of stock
 options and other
 issuances..............                 230            (3,533)                           6,617       3,084
Tax benefit from
 exercise of stock
 options................                                 1,318                                        1,318
                         --------   --------  ------    ------   --------    -------   --------    --------
Balance, March 31,
 1997...................   18,605     (1,812) $3,721    $9,887   $195,506    $(1,247)  $(47,181)   $160,686
                         ========   ========  ======    ======   ========    =======   ========    ========


   The accompanying notes are an integral part of the consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                    YEARS ENDED MARCH 31,
                                                  ----------------------------
                                                    1997      1996      1995
                                                  --------  --------  --------
                                                    (AMOUNTS IN THOUSANDS)
Operating activities:
  Net income from operations..................... $ 29,849  $ 15,714  $ 20,187
  Adjustment for noncash items included in net
   income:
    Gain on discontinued operations..............  (12,000)      --        --
    Depreciation.................................    9,280     8,279    14,112
    Amortization of intangibles..................    6,793     5,136     8,471
    Purchased incomplete technology..............   20,627    16,852       --
    Intangibles writeoff.........................    7,149       --        --
    Change in net deferred income tax asset......   (7,617)   (5,173)    7,187
    Other........................................      797       457       283
  Changes in operating assets and liabilities,
   net of effects of purchase acquisitions and
   divestitures..................................    4,926   (19,556)  (16,013)
                                                  --------  --------  --------
  Net cash provided by continuing operations.....   59,804    21,709    34,227
  Net cash provided by (used in) discontinued
   operations....................................  (52,313)      699    (3,250)
                                                  --------  --------  --------
  Net cash flows provided by operating
   activities....................................    7,491    22,408    30,977
Investing activities:
  Purchases of property and equipment............  (10,176)   (8,198)  (16,426)
  Disposals of property and equipment............      214       308       437
  Proceeds from sales of businesses..............   96,682    48,901    27,140
  Businesses acquired in purchase transactions,
   net of cash acquired..........................  (68,930)  (17,143)   (1,056)
  Other..........................................      290     5,597    (1,095)
                                                  --------  --------  --------
  Net cash flows provided by continuing
   operations....................................   18,080    29,465     9,000
  Net cash flows used in discontinued
   operations....................................     (951)   (5,487)      --
                                                  --------  --------  --------
  Net cash flows provided by investing
   activities....................................   17,129    23,978     9,000
Financing activities:
  Net borrowings (repayment) of debt.............    2,522    (9,400)  (24,125)
  Premium paid on early retirement of debt.......      --        --     (1,757)
  Proceeds from exercise of stock options........    1,693       952     1,461
  Purchases of treasury stock....................  (32,695)  (19,367)  (12,576)
                                                  --------  --------  --------
  Net cash flows used in financing activities....  (28,480)  (27,815)  (36,997)
Effect of exchange rate on cash..................   (2,452)     (272)    1,714
                                                  --------  --------  --------
Increase (decrease) in cash and cash
 equivalents.....................................   (6,312)   18,299     4,694
Cash and cash equivalents at beginning of year...   46,094    27,795    23,101
                                                  --------  --------  --------
Cash and cash equivalents at end of year......... $ 39,782  $ 46,094  $ 27,795
                                                  ========  ========  ========
Change in operating asset and liability
 components:
  Increase in trade accounts receivable.......... $(15,833) $(10,287) $ (1,215)
  Decrease (increase) in inventories.............      450    (2,007)   (2,820)
  Decrease (increase) in other current assets....   (3,341)     (297)      180
  Increase (decrease) in accounts payable........    2,059      (402)      129
  Increase (decrease) in accrued expenses and
   taxes.........................................   21,591    (6,563)  (12,287)
                                                  --------  --------  --------
  Change in operating assets and liabilities..... $  4,926  $(19,556) $(16,013)
                                                  ========  ========  ========
Supplemental disclosures of cash flow
 information:
  Cash paid during the year for:
    Interest..................................... $    889  $  1,739  $  4,833
    Income taxes.................................   42,340    13,798     7,672
  Tax benefit of disqualifying dispositions of
   stock options.................................    1,318       982        94
  Noncash proceeds from sale of businesses:
    Promissory notes.............................    7,200       --      5,200
    Preferred stock..............................    6,300       --        --

   The accompanying notes are an integral part of the consolidated financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Business

  Dynatech is a global communications equipment company focused on network technology solutions. Its products address communications test, industrial computing and communications, and visual communications applications.

 Principles of Consolidation

  The consolidated financial statements include the accounts of the parent company and its wholly owned domestic and international subsidiaries. Intercompany accounts and transactions have been eliminated. Certain prior year amounts have been reclassified to conform with the current year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates in these financial statements include allowances for accounts receivable, net realizable value of inventories, tax valuation reserves, nonrecurring charges, and the carrying values of discontinued operations. Actual results could differ from those estimates.

 Foreign Exchange Contracts

  The Company enters into a limited number of forward exchange contracts to manage the exposure to foreign currency fluctuations associated with certain monetary assets and liabilities denominated in a foreign currency, as well as certain highly anticipated cash flows or firm commitments. Gains and losses on these contracts will be included in income when the operating revenue and expenses related to the underlying transactions are recognized. Amounts as of March 31, 1997 and 1996 were $0 and $1.0 million, respectively.

 Cash Equivalents

  Cash equivalents represent highly liquid debt instruments with a maturity of three months or less at the time of purchase. Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of short-term deposits in Europe with major banks, with investment levels and debt ratings set to limit exposure from any one institution.

 Inventories

  Inventories are stated at the lower of cost (first-in, first-out or average) or market.

 Property and Equipment

  Property and equipment are carried at cost and include expenditures for major improvements which substantially increase their useful life. Repairs and maintenance are expensed as incurred. When assets are retired or otherwise disposed of, the assets and related allowances for depreciation and amortization are eliminated from the accounts and any resulting gain or loss is recognized in the Statement of Operations.

 Depreciation and Amortization

  For financial reporting purposes, depreciation of machinery, equipment, and fixtures is computed on the straight-line method over estimated useful lives of two to ten years. Leasehold improvements are amortized over

                             DYNATECH CORPORATION
the lesser of the lives of the leases or estimated useful lives of the improvements. Buildings are depreciated on the straight-line method over the estimated useful lives, up to 30 years.

 Intangible Assets

  Intangible assets acquired primarily from business acquisitions are summarized as follows:

                                                                 1997    1996
                                                                ------- -------
                                                                  AMOUNTS IN
                                                                   THOUSANDS
   Product technology.......................................... $17,042 $18,259
   Excess of cost over net assets acquired.....................  30,861  17,424
   Other intangible assets.....................................  13,307  13,307
                                                                ------- -------
                                                                 61,210  48,990
   Less accumulated amortization...............................  17,397  20,584
                                                                ------- -------
     Total..................................................... $43,813 $28,406
                                                                ======= =======

  At each balance sheet date, management evaluates whether there has been a permanent impairment in the value of goodwill or intangible assets by assessing the carrying value of the asset against the anticipated future cash flows from related operating activities. Factors which management considers in performing this assessment include current operating results, trends, product transition, distribution channels and prospects, and, in addition, demand, competition, and other economic factors. In March 1997, the Company recorded a $7.1 million charge related to product and distribution transitions.

  Product technology and other intangible assets are amortized on a straight-line basis primarily over three to ten years, but in no event longer than their expected useful lives. Amortization expense related to product technology was $3.1 million in fiscal 1997, $1.9 million in fiscal 1996, and $1.6 million in fiscal 1995, and was excluded from cost of sales. Excess of cost over fair market value of net assets is being amortized on a straight-line basis primarily over 15 years.

 Foreign Currency Translation

  The functional currency for the majority of the Company's foreign operations is the applicable local currency. The translation from the applicable foreign currencies to U.S. dollars is performed for balance sheet accounts using the exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. The gains or losses resulting from such translation are included in shareholders' equity. Gains or losses resulting from foreign currency transactions are included in other income.

 Treasury Stock

  The Company delivers treasury shares upon the exercise of stock options and the difference between the cost of the treasury shares, on a last-in, first-out basis, and the exercise price of the option is reflected in additional paid-in capital. Repurchase of treasury stock is accounted for by using the cost method of accounting.

 Revenue Recognition

  Sales of products and services are recorded based on product shipment and performance of service, respectively. Proceeds received in advance of product shipment or performance of service are recorded as deferred revenue in the balance sheet.

                             DYNATECH CORPORATION

 Research, Development and Warranty Costs

  Costs relating to research, development and product warranty are expensed as incurred. Warranty costs are not material to the consolidated financial statements. Internal software development costs that qualify for capitalization are not material.

 Income Taxes

  The Company provides for income taxes in accordance with Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Income (Earnings) Per Share

  The Company adopted Statement of Financial Accounting Standards No. 128,"Earnings per Share," which modifies the calculation of earnings per share ("EPS"). The Standard replaces the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to APB Opinion 15. All prior periods presented have been restated to reflect this adoption.

                           YEARS ENDED MARCH
                                  31,
                          ----------------------
                           1997    1996    1995
                          ------  ------  ------
                              (AMOUNTS IN
                          THOUSANDS EXCEPT PER
                              SHARE DATE)
BASIC:
Common Stock Outstanding
 beginning of year......  17,594  17,577  18,594
Weighted Avg. Treasury
 Stock issued during the
 period.................     144     461      56
Weighted Avg. Treasury
 Stock repurchased......    (538)    (69)   (804)
                          ------  ------  ------
Weighted average common
 stock outstanding end
 of year................  17,200  17,969  17,846
                          ======  ======  ======
DILUTED:
Common Stock Outstanding
 beginning of year......  17,594  17,577  18,594
Weighted Avg. Treasury
 Stock issued during the
 period.................     144     461      56
Weighted Avg. common
 stock equivalents......     828     346     125
Weighted Avg. Treasury
 Stock repurchased......    (538)    (69)   (804)
                          ------  ------  ------
Weighted average common
 stock outstanding end
 of year................  18,028  18,315  17,971
                          ======  ======  ======

                             DYNATECH CORPORATION

 New Pronouncements

  The Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income in general-purpose financial statements. The Company has not assessed the impact of this Standard on its financial statements.

  The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of operating segments in the financial statements. The Company has not assessed the impact of this Standard on its financial statements.

DISCONTINUED OPERATIONS

  A formal plan to discontinue noncore businesses was approved by the Board of Directors on February 7, 1996. In fiscal 1997, the Company essentially completed its disposition of the noncore businesses. Proceeds from these sales in fiscal 1997 and 1996 were $96.7 million in cash, $7.2 million in long-term promissory notes, and Class A Preferred Stock of CMSI Holdings Corporation with an aggregate liquidation preference of $6.3 million, and $48.9 million in cash, respectively, which resulted in an aftertax gain of $12 million or $0.67 per share.

  In connection with the sale of one of its subsidiaries, the Company agreed to guarantee the purchaser's payment obligations under a credit facility obtained by the purchaser. The guaranteed portion of the principal amount of this facility is $3 million for a period of seven years from the closing date and is to be used to fund the purchaser's capital expenditures.

  During fiscal 1995 the Corporation sold ten businesses for approximately $27.1 million in cash and long-term promissory notes approximating $5.2 million. The provision for losses was reflected in fiscal 1994 and did not affect fiscal 1995 earnings.

  Summary operating results of noncore businesses prior to the formal plan to discontinue operations are as follows:

                                                               1996      1995
                                                             --------  --------
                                                                AMOUNTS IN
                                                                 THOUSANDS
   Sales.................................................... $182,040  $256,452
   Gross margin.............................................   79,571   109,563
   Income (loss) before taxes...............................   (3,460)    6,711
   Net income (loss)........................................ $ (1,471) $  3,763

  In connection with the disposition of these subsidiaries, the Company has net liabilities of $9.2 million. Included in this amount are liabilities related to severance, legal, lease runout, taxes and warranty accruals offset by noncash investments.

NOTES PAYABLE

  Short-term notes payable, primarily in Europe, were $0 and $640 thousand at March 31, 1997 and 1996, respectively. The maximum amount of short-term borrowings, domestic and foreign, at any month end during the year was $330 thousand in fiscal 1997, $1.1 million in 1996, and $4.4 million in 1995. The average amount of short-term borrowings during the year was $186 thousand in fiscal 1997, $886 thousand in 1996, and $3.4 million in 1995. The approximate weighted average interest rate was 6.2% in fiscal 1997, 6.6% in 1996, and 6.2% in 1995 (calculated by dividing interest expense for such borrowings by the weighted average borrowings outstanding during the year).

  At year end, the Company had short-term unused lines of credit aggregating $500 thousand for continuing foreign operations.

                             DYNATECH CORPORATION

LONG-TERM DEBT

  Long-term debt is summarized below:

                                                                   1997   1996
                                                                  ------ ------
                                                                   AMOUNTS IN
                                                                    THOUSANDS
   Revolving credit and term bank loan........................... $5,000 $1,800
   Capital lease obligations.....................................    427     15
                                                                  ------ ------
     Total debt..................................................  5,427  1,815
   Less current portion..........................................    201     15
                                                                  ------ ------
   Long-term debt................................................ $5,226 $1,800
                                                                  ====== ======

  The Company has an unsecured $70 million revolving credit and term bank loan agreement ("Old Agreement") with several commercial banks which allows for borrowings in various currencies and provides for interest to be payable at the Eurocurrency rate, or base or money market rate quoted by the lender, depending upon the currencies borrowed and the form of borrowing. Under the terms of the Old Agreement, the principal borrowings may convert to a term loan payable in eight equal quarterly installments beginning September 30, 1998.

  In April 1997, the Company entered into a new $150 million revolving credit and term loan agreement ("New Agreement") with several commercial banks. This agreement allows for borrowings using various instruments with interest payable at Eurodollar rate plus an applicable margin based on the Company's leverage ratio or base rate, quoted by the lender. Under the terms of the New Agreement, the principal borrowings may convert to a term loan payable in eight equal quarterly installments beginning June 30, 2000.

  The approximate weighted average cost of capital was 8.6% in both fiscal 1997 and in 1996. The composite rate at March 31, 1997 was 6.9% and at March 31, 1996 was 5.9%.

  The terms of the Old Agreement require, among other things, specific levels of current ratio, fixed-charge coverage ratio, and minimum tangible net worth. The Company was in compliance with all covenants at March 31, 1997.

  Aggregate maturities of the above term debt for each of the years in the five-year period ending March 31, 2002 are as follows: $201 thousand, $2.0 million, $2.6 million, $625 thousand, and $0, respectively.

                              DYNATECH CORPORATION

INCOME TAXES

  The components of income (loss) from continuing operations before taxes are as follows:

                                                        1997     1996     1995
                                                       -------  -------  -------
                                                        AMOUNTS IN THOUSANDS
   Domestic........................................... $38,486  $26,657  $27,771
   Foreign............................................  (3,052)    (549)     324
                                                       -------  -------  -------
     Total............................................ $35,434  $26,108  $28,095
                                                       =======  =======  =======

  The components of the provision (benefit) for income taxes from continuing operations are as follows:

                                                       1997     1996     1995
                                                      -------  -------  -------
                                                       AMOUNTS IN THOUSANDS
   Provision for income taxes:
     United States................................... $11,729  $ 9,092  $ 9,552
     Foreign.........................................     234     (428)     127
     State...........................................   5,622    1,730    1,992
                                                      -------  -------  -------
       Total......................................... $17,585  $10,394  $11,671
                                                      =======  =======  =======

  Components of income tax provision:

   Current:
     Federal......................................... $19,297  $15,247  $10,609
     Foreign.........................................     234     (423)     112
     State...........................................   5,671    3,072    2,130
                                                      -------  -------  -------
       Total current.................................  25,202   17,896   12,851
   Deferred:
     Federal.........................................  (7,568)  (6,155)  (1,057)
     Foreign.........................................     --        (5)      15
     State...........................................     (49)  (1,342)    (138)
                                                      -------  -------  -------
       Total deferred................................  (7,617)  (7,502)  (1,180)
                                                      -------  -------  -------
         Total....................................... $17,585  $10,394  $11,671
                                                      =======  =======  =======

                             DYNATECH CORPORATION

  Reconciliations between U.S. federal statutory rate and the effective tax rate of continuing operations follow:

                                                              1997  1996  1995
                                                              ----  ----  ----
   Tax at U.S. federal statutory rate.......................  35.0% 35.0% 35.0%
   Increases (reductions) to statutory tax rate resulting
    from:
     Foreign income subject to tax at a rate different than
      U.S. rate.............................................   0.6  (0.5)  0.4
     State income taxes, net of federal income tax benefit..   3.8   4.3   4.4
     Research and development tax credit....................  (0.7) (0.7) (0.9)
     Nondeductible amortization.............................   1.1   1.9   1.8
     Other..................................................   0.7  (0.2)  0.8
                                                              ----  ----  ----
       Effective tax rate before certain charges............  40.5% 39.8% 41.5%
     Nondeductible purchased research and development.......   8.2   --    --
     Nondeductible writeoff of intangibles..................   0.9   --    --
                                                              ----  ----  ----
       Total effective tax rate on continuing operations....  49.6% 39.8% 41.5%
                                                              ====  ====  ====

  The principal components of the deferred tax assets and liabilities follow:

                                                                1997     1996
                                                               -------  -------
                                                                 AMOUNTS IN
                                                                  THOUSANDS
   Deferred tax assets:
     Net operating loss carryforwards......................... $ 3,291  $ 1,993
     Vacation benefits........................................     792      632
     Bad debt allowance.......................................     364      196
     Inventory capitalization.................................     363      347
     Depreciation and amortization............................  16,767    9,283
     Other deferred assets....................................   4,434    3,979
                                                               -------  -------
                                                                26,011   16,430
   Valuation allowance........................................  (3,291)  (1,993)
                                                               -------  -------
                                                                22,720   14,437
   Deferred tax liabilities:
     Depreciation and amortization............................   1,025      531
     Other deferred liabilities...............................   1,491    1,319
                                                               -------  -------
                                                                 2,516    1,850
                                                               -------  -------
   Net deferred tax assets.................................... $20,204  $12,587
                                                               =======  =======

  Deferred income taxes are included in the following balance sheet accounts:

                                                                1997     1996
                                                               -------  -------
                                                                 AMOUNTS IN
                                                                  THOUSANDS
   Other current assets....................................... $ 3,846  $ 3,495
   Other assets...............................................  17,383    9,623
   Deferred income taxes......................................  (1,025)    (531)
                                                               -------  -------
                                                               $20,204  $12,587
                                                               =======  =======

  The valuation allowance applies to state and foreign net operating loss carryforwards that may not be fully utilized by the Company. The increase in the valuation reserve relates to the increase in these net loss carryforwards.

                             DYNATECH CORPORATION

EMPLOYEE RETIREMENT PLANS

  The Company has a trusteed employee retirement profit sharing and 401(k) savings plan for eligible U.S. employees. The Plan does not provide for stated benefits upon retirement. Employees outside the U.S. are covered principally by government-sponsored plans that are deferred contribution plans. The cost of Company-provided plans is not material.

  The Company has a nonqualified deferred compensation plan which permits certain key employees to annually elect to defer a portion of their compensation for their retirement. The amount of compensation deferred and related investment earnings will be placed in an irrevocable rabbi trust and presented as assets in the Company's balance sheet because they will be available to the general creditors of the Company in the event of the Company's insolvency. An offsetting liability will reflect amounts due employees.

  Corporate contributions to employee retirement plans were $4.0 million in fiscal 1997, $3.3 million in 1996, and $3.0 million in 1995.

STOCK COMPENSATION AND PURCHASE PLANS

  The Company maintains two Stock Option plans in which common stock is available for grant to key employees at prices not less than fair market value (110% of fair market value for employees holding more than 10% of the outstanding common stock) at the date of grant determined by the Board of Directors. Incentive or nonqualified options may be issued under the plans and are exercisable from one to ten years after grant.

  On July 30, 1996 the shareholders adopted the 1996 Employee Stock Purchase Plan under which eligible employees may contribute up to 10% of their salary toward semi-annual purchases of the Company's capital stock. The plan commenced October 1, 1996 and each plan period lasts six months beginning on October 1 and April 1 of each year. The purchase price for each share of stock is the lesser of 85% of the market price on the first or last day of the plan period. A total of 600,000 shares are available for purchase under the plan and 36,536 shares were reserved for issuance at March 31, 1997.

  A summary of activity in the Company's option plans is as follows:

                                       1997                1996                1995
                                     WEIGHTED            WEIGHTED            WEIGHTED
                                     AVERAGE             AVERAGE             AVERAGE
                            1997     EXERCISE   1996     EXERCISE   1995     EXERCISE
                           SHARES     PRICE    SHARES     PRICE    SHARES     PRICE
                          ---------  -------- ---------  -------- ---------  --------
Shares under option,
 beginning of year......  1,684,580   $15.17  1,296,720   $12.09    705,806   $10.55
Options granted (at an
 exercise price of $32
 to $54 in 1997, $15.50
 to $20.25 in 1996,
 $10.375 to $17.50 in
 1995)..................    607,550    34.51    673,700    20.01    927,000    12.68
Options exercised.......   (255,690)   11.99   (126,500)   10.26   (193,920)    9.90
Options canceled........   (265,880)   17.82   (159,340)   14.44   (142,166)    9.67
                          ---------           ---------           ---------
Shares under option, end
 of year................  1,770,560    21.87  1,684,580    15.17  1,296,720    12.09
                          =========           =========           =========
Shares exercisable......    300,710   $14.77    261,780   $11.52    163,936   $10.01

  Options available for future grants under the plans were 1.0 million, 1.4 million and 0 at March 31, 1997, 1996, and 1995, respectively.

  The fair market value of each option granted during 1997 and 1996 is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected volatility of

                             DYNATECH CORPORATION

39%, risk-free interest rate of 6.59% in 1997 and 6.27% in 1996, expected life of 7 years and a dividend yield of 0%. The Weighted Average Fair Value of options granted, net of forfeitures, during the years 1997 and 1996 was $18.68 and $10.68, respectively.

  The following table summarizes information about currently outstanding and exercisable stock options at March 31, 1997:

                                                             WEIGHTED
                                                 NUMBER OF    AVERAGE   WEIGHTED
                                                  OPTIONS    REMAINING  AVERAGE
                                                OUTSTANDING CONTRACTUAL EXERCISE
   RANGE OF EXERCISE PRICE                      AT 3/31/97     LIFE      PRICE
   -----------------------                      ----------- ----------- --------
   $ 9.00 - $15.00.............................    533,590     5.86      $10.93
   $15.00 - $30.00.............................    638,120     8.12       19.13
   $30.00 - $54.00.............................    598,850     9.35       34.53
                                                 ---------
     Total.....................................  1,770,560     7.86      $21.87
                                                 =========

  The Company applies ABP Opinion 25 and related interpretations in accounting for its plans. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS123"), which is effective for transactions entered into for fiscal years that begin after December 15, 1995. FAS123 established a fair value-based method of accounting for stock-based compensation plans. In adopting FAS123 in 1997, the Company elected footnote disclosure only. Accordingly, no compensation cost has been recognized for its stock option plans and its stock purchase plan under FAS123. Had compensation cost for the Company's stock-based compensation plans been recorded based on the fair value of awards or grant date consistent with the method prescribed by FAS123, the Company's net income and earnings per share would have been changed to the pro forma amounts indicated below:

                                             1997                  1996
                                     --------------------- ---------------------
                                     AS REPORTED PRO FORMA AS REPORTED PRO FORMA
                                     ----------- --------- ----------- ---------
                                        AMOUNTS IN THOUSANDS EXCEPT PER SHARE
   Net income.......................   $29,849    $27,863    $14,243    $13,464
   Net income per share
    Basic...........................   $  1.74    $  1.62    $  0.79    $  0.75
    Diluted.........................   $  1.66    $  1.55    $  0.78    $  0.74

  The effect of applying FAS123 in this pro forma disclosure is not indicative of future amounts. FAS123 does not apply to awards prior to 1995; and additional awards in future years are anticipated.

SHAREHOLDER RIGHTS PLAN

  In February 1989 the Board of Directors adopted a Shareholder Rights Plan and declared a dividend distribution of one Right for each outstanding share of Dynatech's common stock. The Plan was amended in March 1990. Each Right, when exercisable, entitles a qualifying shareholder to buy shares of Dynatech junior participating cumulative preferred stock. The Rights would only become exercisable (i) ten days after a person has become the beneficial owner of 15% or more of Dynatech's common stock, or (ii) ten business days after the commencement of a tender offer that would result in the ownership of 15% or more of the common stock, or (iii) upon determination by the Board of Directors that a person who holds 10% or more of Dynatech's common stock intends to, or is likely to, act in certain specified manners adverse to the interests of Dynatech and its shareholders.

                             DYNATECH CORPORATION

  In the event Dynatech is acquired and is not the surviving corporation in a merger, or in the event of the acquisition of 50% or more of the assets or earning power of Dynatech, each Right would then entitle the qualified holder to purchase, at the then-current exercise price, shares of common stock of the acquiring company having a value of twice the exercise price of the Right. Furthermore, if any party were to acquire 15% or more of Dynatech's common stock or were determined to be an adverse person as described above, qualified holders of the Rights would be entitled to acquire shares of Dynatech junior participating cumulative preferred stock having a value of twice the then-current exercise price. At the option of the Board of Directors, all of the Rights could be exchanged into shares of common or preferred stock.

  The Rights will expire February 16, 1999, but may be redeemed at the option of the Board for $0.02 per Right until one of the triggering events described above has occurred. The Rights do not entitle holders to any voting power or other shareholder benefits. Issuance of the Rights does not dilute the shareholders' ownership of Dynatech, nor does it affect reported earnings per share.

COMMITMENTS AND CONTINGENCIES

  The Company has operating leases from continuing operations covering plant, office facilities, and equipment which expire at various dates through 2006. Future minimum annual fixed rentals required during the years ending in fiscal 1998 through 2002 under noncancelable operating leases having an original term of more than one year are $7.5 million, $7.0 million, $5.7 million, $4.6 million, and $4.1 million, respectively. The aggregate obligation subsequent to fiscal 2002 is $9.5 million. Rent expense from continuing operations was approximately $6.2 million, $5.7 million, and $4.4 million in fiscal 1997, 1996, and 1995, respectively.

  The Company is a party to several pending legal proceedings and claims. Although the outcome of such proceedings and claims cannot be determined with certainty, the Company's counsel and management are of the opinion that the final outcome should not have a material adverse effect on the Company's operations or financial position.

NONRECURRING CHARGES

  The components of nonrecurring expenses include the following:

                                                                  1997    1996
                                                                 ------- -------
                                                                   AMOUNTS IN
                                                                    THOUSANDS
   Incomplete technology........................................ $20,627 $16,852
   Intangible writeoffs.........................................   7,149     --
                                                                 ------- -------
     Total...................................................... $27,776 $16,852
                                                                 ======= =======

ACQUISITIONS

 1997 Acquisitions

  In March of 1997, the Company acquired the net assets of Advent Design, Inc. ("Advent") for $3.5 million in cash. Advent designs and manufactures high-performance microprocessor-based systems for the computer, medical and communications markets. This acquisition generated $3.4 million of goodwill which is being amortized over 15 years. In order to ensure that key personnel would remain with Advent, a targeted three-year earnout incentive of $1 million per year of the Company's stock, was negotiated but not included in the purchase price. The earnout is based on, among other things, a positive operating income.

                             DYNATECH CORPORATION

  On December 31, 1996, the Company acquired substantially all of the assets and assumed certain liabilities of Itronix Corporation ("Itronix") located in Spokane, Washington, for $65.4 million in cash. Approximately $40 million of the purchase price was borrowed pursuant to the terms of the Company's revolving credit and term loan agreement in effect at that time. A significant portion of the borrowed funds was repaid during the fourth quarter. Itronix is a manufacturer of mobile computing and communications devices, including ruggedized laptop computers, which increase the efficiency of large, mission-critical service groups.

  Incident to this acquisition was the purchase of incomplete technology activities which resulted in a one-time pretax charge of $20.6 million or ($0.74) per share. This purchased incomplete technology that had not reached technological feasibility and which had no alternative future use was valued using a risk adjusted cash flow model, both in 1997 and 1996, under which future cash flows associated with in-process research and development were discounted considering risks and uncertainties related to the viability of potential changes in future target markets and to the completion of the products that will ultimately be marketed by the Company. Acquired complete technology of $8.4 million is being amortized over two to seven years, and goodwill of $17.9 million is being amortized over 15 years.

  The following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the acquisition had occurred at the beginning of fiscal 1996, with pro forma adjustments to give effect to amortization of goodwill and intangibles, interest expense on acquisition debt, and certain other adjustments, together with related income tax effects.

                                                                1997     1996
                                                              -------- --------
                                                                 AMOUNTS IN
                                                                  THOUSANDS
   Revenue................................................... $426,234 $355,886
   Net income from continuing operations..................... $ 31,569 $ 14,609
   Income per share:
     Basic................................................... $   1.84 $   0.81
     Diluted................................................. $   1.74 $   0.80
   Weighted average shares:
     Basic...................................................   17,200   17,969
     Diluted.................................................   18,028   18,315

 1996 Acquisitions

  On February 20, 1996 Dynatech acquired the stock of Synergistic Solutions, Inc. ("SSI"), of Atlanta, Georgia, for approximately $5.5 million. Acquired technology and other intangible assets of approximately $4.3 million are being amortized over four to seven years. The investment in excess of fair market value of assets purchased of $964 thousand is being amortized over 15 years.

  On September 1, 1995 Dynatech acquired substantially all of the business and assets of Tele-Path Industries, Inc. ("TPI"), of Salem, Virginia, for $23.6 million. Approximately $12.6 million was cash, including a $2.6 million contingent adjustment for the stock price, and 688,096 shares of the Company's common stock at $19.91 per share. Acquired complete technology and other intangible assets of approximately $6.7 million are being amortized over five years.

  Incident to this acquisition, the Company purchased the incomplete technology activities of TPI, resulting in a one-time pretax charge in the second quarter of approximately $16.9 million, or ($0.56) per share. This purchased incomplete technology that had not reached technological feasibility and which had no alternative future use was valued using a risk adjusted cash flow model.

  Acquisitions, both in fiscal 1997 and 1996, were recorded using the purchase method of accounting.

                             DYNATECH CORPORATION

SEGMENT INFORMATION AND GEOGRAPHIC AREAS

  The Corporation operates predominantly in a single industry as a global communications equipment manufacturer focused on network technology solutions. Its products address communications test, industrial computing and communications, and visual communications applications. Dynatech is a multi-national corporation with continuing operations outside the United States consisting of distribution and sales offices in Germany, England, France and the Pacific Rim.

  Net income in fiscal 1997, 1996, and 1995 included currency gains (losses) of approximately $99,300, $(90,300), and $292,900, respectively. Information by geographic areas for the years ended March 31, 1997, 1996, and 1995 is summarized below:

                                                         OUTSIDE U.S.
                                                         (PRINCIPALLY
                                           UNITED STATES   EUROPE)    COMBINED
                                           ------------- ------------ --------
                                                  AMOUNTS IN THOUSANDS
   Sales to unaffiliated customers
     1997.................................   $340,603*     $21,809    $362,412
     1996.................................    268,830*      24,212     293,042
     1995.................................    220,907*      22,171     243,078
   Income (loss) before taxes from
    continuing operations
     1997.................................   $ 38,486      $(3,052)   $ 35,434
     1996.................................     26,657         (549)     26,108
     1995.................................     27,771          324      28,095
   Identifiable assets at
     March 31, 1997.......................   $216,243      $33,792    $250,035
     March 31, 1996.......................    186,186       19,003     205,189
     March 31, 1995.......................    177,317       79,075     256,392

  --------
  * Includes export sales of $48,959, $35,844 and $33,929 in 1997, 1996 and
    1995, respectively.

                             DYNATECH CORPORATION

SUMMARY OF OPERATIONS BY QUARTER (UNAUDITED)

                                               1997
                           FIRST  SECOND       THIRD       FOURTH       YEAR
                          ------- -------     -------     --------    --------
                           (AMOUNTS IN THOUSANDS EXCEPT PER SHARE
                                            DATA)
Sales.................... $81,122 $85,725     $92,007     $103,558    $362,412
Gross profit.............  50,874  54,463      58,485       61,336     225,158
Income (loss) from
 continuing operations...   8,412   9,277      (2,896)(b)    3,056(c)   17,849
Net income (loss)........   8,412   9,277      (2,896)      15,056(d)   29,849
Income (loss) per share
 cont ops:
 Basic................... $  0.48 $  0.54     $ (0.16)    $   0.18    $   1.04
 Diluted.................    0.46    0.52       (0.16)        0.17        0.99
Income (loss) per share:
 Basic................... $  0.48 $  0.54     $ (0.16)    $   0.88    $   1.74
 Diluted.................    0.46    0.52       (0.16)        0.84        1.66
Market Share Price(a)--
 High.................... $ 35.00 $ 46.88     $ 58.00     $  54.50
         --Low...........   23.00   30.75       40.50        28.00
                                               1996
                           FIRST  SECOND       THIRD       FOURTH       YEAR
                          ------- -------     -------     --------    --------
Sales.................... $66,758 $68,513     $80,540     $ 77,231    $293,042
Gross profit.............  41,509  42,251      49,917       47,929     181,606
Income (loss) from
 continuing operations...   5,047  (4,883)(b)   8,141        7,409      15,714
Net income (loss)........   4,625  (4,993)      7,807        6,804      14,243
Income (loss) per share
 from continuing
 operations
 Basic................... $  0.29 $ (0.27)    $  0.44     $   0.41    $   0.87
 Diluted.................    0.28   (0.27)       0.44         0.40        0.86
Net Income (loss) per
 share:
 Basic................... $  0.26 $ (0.27)    $  0.43     $   0.38    $   0.79
 Diluted.................    0.26   (0.27)       0.42         0.37        0.78
Market Share Price(a)--
 High.................... $ 20.50 $ 22.25     $ 17.50     $  25.50
         --Low...........   14.75   15.13       14.00        16.00

--------
(a) Dynatech common shares are traded on the New York Stock Exchange. Prior to January 28, 1997, Dynatech common shares were traded on the Nasdaq National Market. No cash dividends were paid on Dynatech common shares.
(b) Includes charge for purchased incomplete technology of $20.6 million or ($0.74) per share in 1997 on a diluted basis, $16.9 million or ($0.56) per share on a diluted basis in 1996.
(c) Includes a charge of $7.1 million or ($0.36) per share on a diluted basis relating to the writeoff of certain intangible assets.
(d) Includes gain on discontinued operations of $12 million or $0.67 per share on a diluted basis.

                              DYNATECH CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                       THREE MONTHS ENDED   NINE MONTHS ENDED
                                          DECEMBER 31          DECEMBER 31
                                       -------------------- ------------------
                                         1997       1996      1997      1996
                                       ---------  --------- --------  --------
Sales................................  $ 133,138  $ 92,007  $353,314  $258,854
Cost of sales........................     58,265    33,522   151,714    95,032
                                       ---------  --------  --------  --------
Gross profit.........................     74,873    58,485   201,600   163,822
Selling, general & administrative ex-
 pense...............................     38,512    30,084   103,549    84,031
Product development expense..........     14,484    10,163    41,563    30,065
Purchased incomplete technology......        --     20,627       --     20,627
Amortization of intangibles..........      1,445     1,558     4,327     4,683
                                       ---------  --------  --------  --------
Operating income (loss)..............     20,432    (3,947)   52,161    24,416
Interest expense.....................       (164)      (86)     (945)     (365)
Interest income......................        886       942     2,250     2,166
Other income.........................        244       130       694       552
                                       ---------  --------  --------  --------
Income (loss) before income taxes....     21,398    (2,961)   54,160    26,769
Income tax provision (benefit).......      8,663       (65)   21,933    11,976
                                       ---------  --------  --------  --------
Net income (loss)....................  $  12,735  $ (2,896) $ 32,227  $ 14,793
                                       =========  ========  ========  ========
Income (loss) per common share:
  Basic..............................  $    0.76  $  (0.16) $   1.92  $   0.86
  Diluted............................       0.73     (0.16)     1.85      0.82
                                       =========  ========  ========  ========
Weighted average number of common
 shares:
  Basic..............................     16,817    17,074    16,826    17,257
  Diluted............................     17,395    17,074    17,413    18,124
                                       =========  ========  ========  ========



           See notes to condensed consolidated financial statements.

                              DYNATECH CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                             DEC. 31   MARCH 31
                                                              1997       1997
                                                           ----------- --------
                                                           (UNAUDITED)
                          ASSETS
Current assets:
  Cash and cash equivalents...............................  $ 47,569   $ 39,782
  Accounts receivable, net................................    73,330     70,930
  Inventories:
    Raw materials.........................................    21,076     19,423
    Work in process.......................................    11,970     11,376
    Finished goods........................................    12,362      9,326
                                                            --------   --------
      Total inventory.....................................    45,408     40,125
  Other current assets....................................    11,870     11,074
                                                            --------   --------
      Total current assets................................   178,177    161,911
Property and equipment, net...............................    25,178     23,833
Intangible assets, net....................................    39,496     43,813
Other assets..............................................    20,926     20,478
                                                            --------   --------
                                                            $263,777   $250,035
                                                            ========   ========
                   LIABILITIES & EQUITY
Current Liabilities:
  Current portion of long-term debt.......................  $    171   $    201
  Accounts payable........................................    20,345     16,900
  Accrued expenses:
    Compensation and benefits.............................    21,923     23,912
    Deferred revenue......................................     9,954      8,876
    Other accrued expenses................................    14,009     22,455
  Net liabilities of discontinued operations..............     2,793      9,173
                                                            --------   --------
      Total current liabilities...........................    69,195     81,517
Long-term debt............................................       109      5,226
Deferred income taxes.....................................       989      1,025
Deferred compensation.....................................     2,112      1,581
                   SHAREHOLDERS' EQUITY
Common stock..............................................     3,721      3,721
Additional paid-in capital................................     7,169      9,887
Retained earnings.........................................   227,733    195,506
Cumulative translation adjustment.........................    (1,938)    (1,247)
Treasury stock............................................   (45,313)   (47,181)
                                                            --------   --------
      Total shareholders' equity..........................   191,372    160,686
                                                            --------   --------
                                                            $263,777   $250,035
                                                            ========   ========

           See notes to condensed consolidated financial statements.

                              DYNATECH CORPORATION

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             NINE MONTHS ENDED
                                                               DECEMBER 31,
                                                             ------------------
                                                               1997      1996
                                                             --------  --------
Operating activities:
  Net income...............................................  $ 32,227  $ 14,793
  Adjustments for noncash items included in net income:
    Depreciation...........................................     8,926     6,710
    Amortization of intangibles............................     4,327     4,683
    Purchased incomplete technology........................       --     20,627
    Increase (decrease) in deferred taxes..................       (36)      938
    Other..................................................       192       390
  Change in operating assets and liabilities...............    (8,155)  (29,451)
                                                             --------  --------
  Net cash flows provided by continuing operations.........    37,481    18,690
  Net cash flows provided by (used in) discontinued
   operations..............................................   (12,680)    3,761
                                                             --------  --------
Net cash flows provided by operating activities............    24,801    22,451
Investing activities:
  Purchases of property and equipment......................   (11,026)   (6,676)
  Proceeds from sale of businesses.........................       --     44,467
  Business acquired in purchase transaction................       --    (65,751)
  Other....................................................        85       (70)
                                                             --------  --------
  Net cash flows used in continuing operations.............   (10,941)  (28,030)
  Net cash flows provided by (used in) discontinued
   operations..............................................       507      (911)
                                                             --------  --------
Net cash flows used in investing activities................   (10,434)  (28,941)
Financing activities:
  Debt borrowings (repayments).............................    (5,000)   39,750
  Repayment of notes payable...............................       --       (390)
  Proceeds from exercise of stock options..................     4,332     1,382
  Purchases of treasury stock..............................    (5,330)  (22,334)
                                                             --------  --------
Net cash flows provided by (used in) financing activities..    (5,998)   18,408
Effect of exchange rate on cash............................      (582)   (1,231)
                                                             --------  --------
Increase in cash and cash equivalents......................     7,787    10,687
Cash and cash equivalents at beginning of year.............    39,782    46,094
                                                             --------  --------
Cash and cash equivalents at end of period.................  $ 47,569  $ 56,781
                                                             ========  ========


           See notes to condensed consolidated financial statements.

                             DYNATECH CORPORATION

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

A. CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

  In the opinion of management, the unaudited condensed consolidated balance sheet at December 31, 1997, and the unaudited consolidated statements of income and unaudited consolidated condensed statements of cash flows for the interim periods ended December 31, 1997 and 1996 include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly these financial statements.

  Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The year-end balance sheet data was derived from audited financial statements, but does not include disclosures required by generally accepted accounting principles. It is suggested that these condensed statements be read in conjunction with the Company's most recent Form 10-K and Annual Report as of March 31, 1997.

  This Proxy Statement contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, product demand and market acceptance risks, the effect of economic conditions, the impact of competitive products and pricing, product development, commercialization and technological difficulties, capacity and supply constraints or difficulties, availability of capital resources, general business and economic conditions, the effect of the Company's accounting policies, and other risks detailed in the Company's most recent Form 10-K, Annual Report as of March 31, 1997 and this Proxy Statement.

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Significant estimates in these financial statements include allowances for accounts receivable, net realizable value of inventories, and tax valuation reserves. Actual results could differ from those estimates.

B.NEW PRONOUNCEMENTS

  The Financial Accounting Standards Board issued Statement No. 130, "Reporting Comprehensive Income" which establishes standards for the reporting and display of comprehensive income in general-purpose financial statements. The Company has not assessed the impact of this Standard on its financial statements.

  The Financial Accounting Standards Board issued Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards for the reporting of operating segments in the financial statements. The Company has not assessed the impact of this Standard on its financial statements.

                             DYNATECH CORPORATION

C.PRO FORMA FINANCIAL INFORMATION

  On December 31, 1996 the Company acquired substantially all of the assets and assumed certain liabilities of Itronix Corporation ("Itronix") located in Spokane, Washington, for $65.4 million in cash. As a percentage of sales, the gross margin and selling, general and administrative expenses of Itronix are lower than the consolidated financial results of the Company prior to the acquisition. Therefore, the pro forma income statements below reflect a lower gross margin and selling, general and administrative expenses as a percent of consolidated sales. Hence, in order to demonstrate the Company's operating performance versus the previous years, the following unaudited pro forma information presents a summary of consolidated results of operations of the Company as if the acquisition had occurred at the beginning of fiscal 1997, with pro forma adjustments to give effect to amortization of goodwill and intangibles, interest expense on acquisition debt, and certain other adjustments, together with related income tax effects. (In thousands except per share data)

                                          THREE MONTHS ENDED NINE MONTHS ENDED
                                          DECEMBER 31, 1996  DECEMBER 31, 1996
                                          ------------------ -----------------
   Revenue...............................      $114,284          $322,676
   Cost of sales.........................        48,726           140,854
                                               --------          --------
   Gross profit..........................        65,558           181,822
   Selling, general and Administrative
    expense..............................        32,694            91,784
   Product development exp...............        12,150            35,313
   Amortization..........................         2,244             6,743
                                               --------          --------
   Operating income......................        18,470            47,982
   Interest expense......................          (923)           (2,821)
   Interest income.......................           942             2,166
   Other income..........................           129               551
                                               --------          --------
   Income before taxes...................        18,618            47,878
                                               --------          --------
   Net income............................      $ 11,131          $ 28,513
                                               ========          ========
   Income per share:
     Basic...............................      $   0.65          $   1.65
     Diluted.............................      $   0.61          $   1.57
   Weighted average shares:
     Basic...............................        17,074            17,257
     Diluted.............................        18,161            18,124

                             DYNATECH CORPORATION

D.INCOME (EARNINGS) PER SHARE

  The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share," which modifies the calculation of earnings per share ("EPS"). The Standard replaces the previous presentation of primary and fully diluted EPS to basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the dilution of common stock equivalents, and is computed similarly to fully diluted EPS pursuant to APB Opinion 15. All prior periods presented have been restated to reflect this adoption. (In thousands except per share data)

                                      THREE MONTHS ENDED   NINE MONTHS ENDED
                                         DECEMBER 31,        DECEMBER 31,
                                      -------------------  ------------------
                                        1997      1996       1997      1996
                                      --------- ---------  --------  --------
   Net income........................ $  12,735 $  (2,896) $ 32,227  $ 14,793
                                      ========= =========  ========  ========
   BASIC:
   Common stock outstanding, net of
    treasury stock, beginning of
    period...........................    16,757    17,062    16,803    17,594
   Weighted average treasury stock
    issued during the period.........        60        12       103       123
   Weighted average treasury stock
    repurchased......................       --        --        (80)     (460)
                                      --------- ---------  --------  --------
   Weighted average common stock
    outstanding, net of treasury
    stock, end of period.............    16,817    17,074    16,826    17,257
                                      ========= =========  ========  ========
   Income per common share........... $    0.76 $   (0.16) $   1.92  $   0.86
                                      ========= =========  ========  ========
   DILUTED:
   Common stock outstanding, net of
    treasury stock, beginning of
    period...........................    16,757    17,062    16,803    17,594
   Weighted average treasury stock
    issued during the period.........        60        12       103       123
   Weighted average common stock
    equivalents(a)...................       578       --        587       867
   Weighted average treasury stock
    repurchased......................       --        --        (80)     (460)
                                      --------- ---------  --------  --------
   Weighted average common stock
    outstanding, net of treasury
    stock, end of period.............    17,395    17,074    17,413    18,124
                                      ========= =========  ========  ========
   Income per common share........... $    0.73 $   (0.16) $   1.85  $   0.82
                                      ========= =========  ========  ========

  --------
  (a) not included if antidilutive

E. SUBSEQUENT EVENT

  On June 27, 1996, Cincinnati Microwave, Inc. ("CMI") filed an action in the United States District Court for the Southern District of Ohio against the Company and Whistler Corporation of Massachusetts ("Whistler"), alleging willful infringement of CMI's patent for a mute function in radar detectors. In 1994, the Company sold its radar detector business to Whistler. The Company and Whistler have asserted in response that they have not infringed, and that the patent is invalid and unenforceable. The Company obtained an opinion of counsel from Bromberg & Sunstein LLP in connection with the manufacture and sale of the Company's Whistler series radar detectors and will be offering the opinion, among other things, as evidence that any alleged infringement was not willful. On March 24, 1998, CMI, together with its co-plaintiff and patent assignee Escort, Inc., moved for summary judgment. Discovery is ongoing. The Company intends to defend the lawsuit vigorously and does not believe that the outcome of the litigation is likely to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                                                                 Appendix A
                                                                 Conformed Copy

     =====================================================================











                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                              DYNATECH CORPORATION

                                       and

                             CDRD MERGER CORPORATION

                                   dated as of

                                December 20, 1997










     =====================================================================

                                TABLE OF CONTENTS


ARTICLE I
         THE MERGER......................................................................................1
         Section 1.1  The Merger.........................................................................1
         Section 1.2  Effective Time.....................................................................2
         Section 1.3  Closing............................................................................2
         Section 1.4  Articles of Organization; By-Laws..................................................2
         Section 1.5  Directors and Officers of the Surviving Corporation................................3

ARTICLE II

         CONVERSION OF SHARES............................................................................3
         Section 2.1  Conversion of Capital Stock........................................................3
         Section 2.2  Exchange of Certificates...........................................................4
         Section 2.3  Options............................................................................7
         Section 2.4  Dissenting Shares..................................................................8

ARTICLE III

         REPRESENTATIONS AND WARRANTIES OF THE COMPANY...................................................8
         Section 3.1  Organization.......................................................................8
         Section 3.2  Capitalization.....................................................................9
         Section 3.3  Authorization; Validity of Agreement..............................................11
         Section 3.4  No Violations; Consents and Approvals.............................................12
         Section 3.5  SEC Reports and Financial Statements..............................................13
         Section 3.6  Absence of Certain Changes........................................................14
         Section 3.7  Absence of Undisclosed Liabilities................................................14
         Section 3.8  Information in Form S-4; Proxy Statement; Exchange Act Schedules..................14
         Section 3.9  Employee Benefit Plans; ERISA.....................................................15
         Section 3.10  Litigation; Compliance with Law..................................................17
         Section 3.11  Intellectual Property............................................................18
         Section 3.12  Contracts........................................................................19
         Section 3.13  Taxes............................................................................22
         Section 3.14  Environmental Matters............................................................23
         Section 3.15  Required Vote by Company Stockholders............................................24
         Section 3.16  Brokers..........................................................................24

         Section 3.17  Opinions of Financial Advisors...................................................24
         Section 3.18  Assets...........................................................................25
         Section 3.19  Real Property....................................................................26
         Section 3.20  Insurance........................................................................26
         Section 3.21  Labor Matters, etc...............................................................27
         Section 3.22  Disclosure.......................................................................27
         Section 3.23  Rights Agreement.................................................................27
         Section 3.24  Takeover Statutes................................................................27

ARTICLE IV

         REPRESENTATIONS AND WARRANTIES OF MERGERCO.....................................................28
         Section 4.1  Organization......................................................................28
         Section  4.2  Authorization; Validity of Agreement.............................................28
         Section 4.3  Consents and Approvals; No Violations.............................................29
         Section 4.4  Information in Form S-4; Proxy Statement; Exchange Act Schedules..................30
         Section 4.5  Financing.........................................................................31
         Section 4.6  Beneficial Ownership of Shares....................................................31
         Section 4.7  Brokers...........................................................................31
         Section 4.8  Formation of MergerCo; No Prior Activities........................................31

ARTICLE V

         COVENANTS......................................................................................32
         Section 5.1  Interim Operations of the Company.................................................32
         Section 5.2  No Solicitation by the Company....................................................35
         Section 5.3  Access to Information.............................................................37
         Section 5.4  Further Action; Reasonable Best Efforts...........................................38
         Section 5.5  Employee Benefits.................................................................39
         Section 5.6  Shareholders' Meeting; Form S-4; Proxy Statement..................................39
         Section 5.7   Notification of Certain Matters..................................................42
         Section 5.8  Directors' and Officers' Insurance and Indemnification............................42
         Section 5.9  Publicity.........................................................................43
         Section 5.10  Shareholder Litigation...........................................................43
         Section 5.11  Recapitalization.................................................................43
         Section 5.12  Conveyance Taxes.................................................................44
         Section 5.13  Delisting........................................................................44
         Section 5.14  Affiliates.......................................................................44
         Section 5.15  Letter as to Solvency............................................................45

ARTICLE VI

         CONDITIONS.....................................................................................45

         Section 6.1  Conditions to Each Party's Obligation To Effect the Merger........................45
         Section 6.2  Conditions to the Obligation of the Company to Effect the Merger..................46
         Section 6.3  Conditions to Obligations of MergerCo to Effect the Merger........................46

ARTICLE VII

         TERMINATION....................................................................................47
         Section 7.1  Termination.......................................................................47
         Section 7.2  Effect of Termination.............................................................49

ARTICLE VIII

         MISCELLANEOUS..................................................................................49
         Section 8.1  Fees and Expenses.................................................................50
         Section 8.2  Amendment; Waiver.................................................................51
         Section 8.3  Survival..........................................................................52
         Section 8.4  Notices...........................................................................52
         Section 8.5  Interpretation....................................................................54
         Section 8.6  Headings; Schedules...............................................................54
         Section 8.7  Counterparts......................................................................54
         Section 8.8  Entire Agreement; Third Party Beneficiaries.......................................54
         Section 8.9  Severability......................................................................55
         Section 8.10  Governing Law....................................................................55
         Section 8.11  Assignment.......................................................................55

SCHEDULES

Schedule 2.3                    Company Stock Options
Schedule 3.1(a)                 Active Subsidiaries
Schedule 3.1(b)                 Other Subsidiaries
Schedule 3.2 (a)                Capitalization
Schedule 3.2 (b)                Ownership
Schedule 3.4 (a)                No Violations; Consents and
                                Approvals
Schedule 3.4 (b)                Filings by the Company
Schedule 3.6                    Absence of Certain Changes
Schedule 3.7                    Absence of Undisclosed Liabilities
Schedule 3.9 (b)                Employee Benefit Plans
Schedule 3.9 (c)                Severance Benefits
Schedule 3.10 (a)               Litigation
Schedule 3.10 (b)               Compliance with Laws
Schedule 3.11                   Intellectual Property
Schedule 3.12 (a)               Contracts
Schedule 3.13                   Taxes
Schedule 3.14 (c)               Environmental Matters
Schedule 3.18                   Assets
Schedule 3.18 (b)               Certain Liens
Schedule 3.19 (a)(i)            Formerly Owned Property
Schedule 3.19 (a)(ii)           Leases
Schedule 3.20                   Insurance Policies
Schedule 4.3 (b)                Filings by the MergerCo
Schedule 5.1 (iii)              Interim Operations


EXHIBITS

Exhibit A                       Form of Articles of Organization of
                                     Surviving Corporation

Exhibit B                       Form of Affiliates' Letter

                             TABLE OF DEFINED TERMS
                             ----------------------


Term                                                                Section
----                                                                -------
Acquiring Person                                                    3.23
Active Subsidiaries                                                 3.1
Aggregate Merger Consideration Value                                2.3
Antitrust Division                                                  5.4(b)
Articles of Merger                                                  1.2
Articles of Organization                                            3.1
Assets                                                              3.18(a)
Balance Sheet                                                       3.7
Certificate of Merger                                               1.2
Certificates                                                        2.2(b)
CD&R                                                                8.1(b)
Closing                                                             1.3
Closing Date                                                        1.3
Code                                                                3.9(b)(v)
Collective Bargaining Agreement                                     3.21
Company                                                             Recitals
Company Acquisition Agreement                                       5.2(b)
Company Authorized Preferred Stock                                  3.2(a)
Company Common Stock                                                2.1
Company Intellectual Property                                       3.11
Company Real Property                                               3.19
Company Reports                                                     3.5
Company SEC Documents                                               3.5
Company Stock Options                                               2.3
Company Stock Plans                                                 2.3
Company Superior Proposal                                           5.2(b)
Company Takeover Event                                              5.2(a)
Company Takeover Proposal                                           5.2(a)
Competition Laws                                                    5.4(b)
Confidentiality Agreement                                           5.3
Consolidated Group                                                  3.13(b)
Delaware Secretary of State                                         1.2
DGCL                                                                Recitals
Disclosure Schedule                                                 3.1
Dissenting Shares                                                   2.4
Distribution Date                                                   3.23
Effective Time                                                      1.2
Employee Stock Purchase Plan                                        2.3
Environmental Law                                                   3.14(d)
ERISA Plans                                                         3.9(a)
Evaluation Material                                                 5.3
Exchange Act                                                        3.4(b)
Exchange Agent                                                      2.2(a)
Expenses                                                            8.1(b)
Fee                                                                 8.1(b)

Form S-4                                                            3.8(a)
Formerly Owned Property                                             3.19
FTC                                                                 5.4(b)
Fund                                                                Recitals
GAAP                                                                3.5
Governmental Entity                                                 3.4(b)
Hazardous Materials                                                 3.14(d)
HSR Act                                                             5.4(b
Identified Contracts                                                3.12(a)
Indemnified Parties                                                 5.8(a)
Intellectual Property                                               3.11
Laws                                                                3.4(a)
Leased Real Property                                                3.19
Leases                                                              3.19
Lien                                                                3.18
Litigation                                                          3.10(a)
Massachusetts Secretary of State                                    1.2
Material Adverse Effect                                             3.1
Material Contracts                                                  3.12(a)
MBCL                                                                Recitals
Merger                                                              1.1
MergerCo                                                            Recitals
MergerCo Common Stock                                               2.1
MergerCo Disclosure Schedule                                        4.3(b)
Merger Consideration                                                2.1(a)
New Certificates                                                    2.2(a)
NYSE                                                                2.3
Owned Real Property                                                 3.19
Permits                                                             3.10(c)
Permitted Liens                                                     3.18(b)
Person                                                              3.1
Plans                                                               3.9(a)
Proxy Statement                                                     5.6(a)
Real Property                                                       3.19
Recapitalized Common Stock                                          2.1(b)
Registration Period                                                 5.13
Representative                                                      5.3
Rights                                                              2.1
Rights Agreement                                                    3.2(a)
Schedule 13E-3                                                      5.6(c)
SEC                                                                 3.5
Securities Act                                                      3.4(b)
September 30, 1997 Balance Sheet                                    3.18
Shares                                                              2.1
Special Committee                                                   Recitals
Special Meeting                                                     5.6(a)
Stock Acquisition Date                                              3.23
Subsidiary                                                          3.1
Surviving Corporation                                               1.1

Takeover Statute                                                    3.24
Tax Returns                                                         3.13(b)
Taxes                                                               3.13(b)
Triggering Event                                                    3.23

                         AGREEMENT AND PLAN OF MERGER
                         ----------------------------


          AGREEMENT AND PLAN OF MERGER, dated as of December 20, 1997, by and between Dynatech Corporation a Massachusetts corporation (the "Company"), and CDRD Merger Corporation, a Delaware corporation ("MergerCo") formed by Clayton, Dubilier & Rice Fund V Limited Partnership ("Fund").

          WHEREAS, the Board of Directors of MergerCo has approved, and deems it advisable and in the best interests of the stockholders of MergerCo to participate in the recapitalization of the Company, upon the terms and subject to the conditions set forth herein;

          WHEREAS, the Board of Directors of the Company, based upon the unanimous recommendation of a special committee of independent directors of the Company (the "Special Committee"), has approved, and deems it advisable and in the best interests of the shareholders of the Company to consummate, the recapitalization of the Company, upon the terms and subject to the conditions set forth herein; and

          WHEREAS, in furtherance of such recapitalization, the Board of Directors of MergerCo and the Board of Directors of the Company have each approved this Agreement and the merger of MergerCo with and into the Company in accordance with the terms of this Agreement, the Business Corporation Law of The Commonwealth of Massachusetts (the "MBCL") and the Delaware General Corporation Law (the "DGCL");

          NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:


                                   ARTICLE I

                                  THE MERGER

          Section 1.1  The Merger.  (a)  Upon the terms and subject to the
                       ----------
conditions of this Agreement and in accordance with the applicable provisions of the MBCL, at the Effective Time (as defined in Section 1.2 hereof), MergerCo shall be merged (the "Merger") with and into the Company and the separate corporate existence of MergerCo shall cease. After the Merger, the Company shall continue as the surviving corporation (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the Commonwealth of Massachusetts. The Merger shall have the effect as provided in the applicable provisions of the MBCL and the DGCL. Without limiting the generality of the foregoing, upon the Merger, all the rights, privileges, immunities, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation and all restrictions, obligations, duties, debts and liabilities of the Company and MergerCo shall be the obligations, duties, debts and liabilities of the Surviving Corporation.

          Section 1.2  Effective Time.  On or as promptly as practicable
                       --------------
following the Closing (as defined in Section 1.3), MergerCo and the Company will cause the appropriate articles of merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the Commonwealth of Massachusetts (the "Massachusetts Secretary of State") in such form and executed as provided in Section 79 of the MBCL and the appropriate certificate of merger (the "Certificate of Merger") to be executed and filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") in such form and executed as provided in Section 252(c) of the DGCL. The Merger shall become effective on the date on which the Articles of Merger and the Certificate of Merger have been duly filed with the Massachusetts Secretary of State and the Delaware Secretary of State, respectively, or such time as is agreed upon by the parties and specified in the Articles of Merger and the Certificate of Merger, but not later than 30 days after such filings, and such time is hereinafter referred to as the "Effective Time."

          Section 1.3  Closing.  The closing of the Merger (the "Closing") will
                       -------
take place at 10:00 a.m., New York time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the "Closing Date"), at the offices of Debevoise & Plimpton, 875 Third Avenue, New York, New York 10022, unless another date or place is agreed to in writing by the parties hereto.

          Section 1.4  Articles of Organization; By-Laws. Pursuant to the
                       ---------------------------------
Merger, (x) the restated articles of organization, as amended, of the Company in
         -
the form attached as Exhibit A hereto, shall be the articles of organization of the Surviving Corporation until thereafter amended as provided by applicable law and such articles of organization and (y) the By-laws of the
                                                         -
Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by applicable law, the articles of organization of the Surviving Corporation and such By-laws.

          Section 1.5  Directors and Officers of the Surviving Corporation.
                       ---------------------------------------------------

          (a) The directors of MergerCo immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's articles of organization and By-laws.

          (b) The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.


                                  ARTICLE II

                             CONVERSION OF SHARES

          Section 2.1  Conversion of Capital Stock.  As of the Effective Time,
                       ---------------------------
by virtue of the Merger and without any action on the part of the holders of any shares of common stock, par value $.20 per share, of the Company (referred to herein, together with the rights (the "Rights") associated therewith pursuant to the Rights Agreement (as defined in Section 3.2(a)), the "Shares" or "Company Common Stock") or the common stock, par value $.01 per share, of MergerCo (the "MergerCo Common Stock"):

          (a) Each issued and outstanding share of Company Common Stock (other than (i) Shares to be cancelled in accordance with Section 2.1(c) and (ii)
      -                                                                --
Dissenting Shares covered by Section 2.4) shall be converted into the right to receive (A) $47.75 in cash, payable to the holder thereof, without interest and
         -
(B) 0.5 shares of Recapitalized Common Stock (as defined below) (collectively,
 -
the "Merger Consideration"), upon surrender of the certificate formerly representing such share of Company Common Stock in the manner provided in and otherwise in accordance with Section 2.2. All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in the manner provided in and in accordance with Section 2.2.

          (b) Each issued and outstanding share of MergerCo Common Stock shall be converted into and become one fully paid and nonassessable share of common stock, no par value per share, of the Surviving Corporation (the "Recapitalized Common Stock").

          (c) All shares of Company Common Stock that are held by the Company as treasury stock or that are held by MergerCo shall be cancelled and retired and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor.

          Section 2.2  Exchange of Certificates.
                       ------------------------

          (a) Prior to the Effective Time, MergerCo shall designate the Company's registrar and transfer agent, or The Chase Manhattan Bank (or any successor thereto), or such other bank or trust company as may be approved in writing by the Company (which approval shall not be unreasonably withheld), to act as exchange agent for the holders of Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 2.2 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company (the "Exchange Agent"), to receive the certificates (the "New Certificates") representing the shares of the Recapitalized Common Stock and the funds to which holders of Shares shall become entitled pursuant to Section 2.1(a). At the Effective Time, the Surviving Corporation will deposit in trust with the Exchange Agent, for the benefit of holders of Company Common Stock, (i) the funds necessary to complete the
                                  -
payments contemplated by Sections 2.1(a) and 2.2(c) on a timely basis and (ii)
                                                                           --
the New Certificates.

          (b) At the Effective Time, the Surviving Corporation will instruct the Exchange Agent to promptly, and in any event not later than three business days following the Effective Time, mail (and to make available for collection by hand) to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (the "Certificates"), whose Shares were converted pursuant to Section 2.1(a) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery
               -
shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as MergerCo and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of
                         --
the Certificates in exchange for the Merger Consideration (which shall provide that at the election of the surrendering holder, Certificates may be surrendered, and payment therefor collected, by hand delivery). Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each share of Company Common Stock formerly represented by such Certificate, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within three business days of receipt thereof, and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate (other than Certificates representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Section 2.2.

          (c) Notwithstanding the foregoing, no fractions of a share of Recapitalized Common Stock shall be issued in the Merger, but in lieu thereof each holder of Shares otherwise entitled to a fraction of a share of Recapitalized Common Stock shall, upon surrender of his or her certificate or certificates, be entitled to receive an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by an amount equal to $2.50.

          (d) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Article II, provided that the Person (as defined in Section 3.1) to whom
                 --------
the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

          (e) After the Effective Time, the stock transfer books of the Company shall be closed and there shall be no transfers on the stock transfer books of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

          (f) Any portion of the funds deposited with the Exchange Agent (and the proceeds of any interest and other income received by the Exchange Agent in respect of all such funds) and any New Certificates that remain unclaimed by the former stockholders of the Company six months after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable upon surrender of any Certificates such shareholder holds, as determined pursuant to this Agreement, without any interest thereon.

          (g) None of MergerCo, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (h) Any payment made pursuant to this Section 2.2 shall be subject to and made net of applicable withholding taxes.

          Section 2.3  Options.  The Board shall take all actions necessary or
                       -------
appropriate to cause all options to purchase Company Common Stock (individually, a "Company Stock Option" and collectively, the "Company Stock Options") granted to any current or former employee or director of the Company or any Subsidiary under any of the Company's 1982 Incentive Stock Option Plan, 1992 Stock Option Plan or 1994 Stock Option or Incentive Plan prior to the date hereof (collectively, the "Company Stock Plans") and that are outstanding immediately prior to the Effective Time to be fully vested and exercisable immediately prior to the Effective Time in accordance with the terms of the Company Stock Plans and the individual agreements evidencing such Company Stock Options. Each Company Stock Option that is not exercised prior to the Effective Time shall, subject to the consent of the holder thereof, be cancelled at the Effective Time and, in consideration thereof, each holder of such a Company Stock Option will be entitled to receive, for each share of Company Common Stock subject to such Company Stock Option, an amount in cash equal to the excess, if any, of the sum (such sum, the "Aggregate Merger Consideration Value") of (i) $47.75 and the
                                                           -
cash value of 0.5 shares of Recapitalized Common Stock, such cash value to be $1.25, representing one half of the per share price paid by the Fund for a share of common stock of MergerCo, over (ii) the per share exercise price for such
                                   --
share of Company Common Stock, without interest. Amounts contributed on or prior to March 31, 1998 for the purchase of Company Common Stock pursuant to the terms of the Employee Stock Purchase Plan that have not theretofore been applied to the purchase of such Company Common Stock in accordance with the terms of such plan shall be applied to the purchase of such Company Common Stock immediately prior to the Effective Time based on a purchase price per share equal to 85% of the lesser of (x) the closing price per share of Company Common
                               -
Stock on the New York Stock Exchange ("NYSE") on October 1, 1997 and (y) the
                                                                      -
Aggregate Merger Consideration Value, and the Employee Stock Purchase Plan shall be amended as required by the proviso contained in Section 5.1(d)(ii) and shall be terminated immediately following the consummation of the purchase of Company Common Stock contemplated hereby. Each share of Company Common Stock issued in accordance with the immediately preceding sentence shall be treated in the same manner as each other share of Company Common Stock outstanding at the Effective Time. The Company shall use its reasonable best efforts to obtain prior to the Effective Time any consent of current or former employees and/or directors required to effect the cancellation of options contemplated hereby. Notwithstanding the foregoing, the Company Stock Options of the individuals listed on Schedule 2.3 (as such Schedule 2.3 may be amended from time to time after the date hereof and prior to the Effective Time by MergerCo to include additional employees, with the consent of each such additional employee) shall, in connection with the Merger, be treated as set forth on Schedule 2.3. The amounts payable pursuant to this
Section 2.3 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes.

          Section 2.4  Dissenting Shares.  Notwithstanding anything in this
                       -----------------
Agreement to the contrary, Shares which are issued and outstanding immediately prior to the Effective Time and which are held by shareholders who have validly demanded payment of the fair value for such shareholders' shares as determined by appraisal in accordance with the MBCL (the "Dissenting Shares"), shall not be converted into or be exchangeable for the right to receive the Merger Consideration provided in Section 2.1(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to appraisal and payment under the MBCL. If such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the consideration provided for in Section 2.1 of this Agreement, without any interest thereon.


                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

          The Company represents and warrants to MergerCo as of the date hereof that:

          Section 3.1  Organization.  Each of the Company and its Active
                       ------------
Subsidiaries (as hereinafter defined) is a corporation or other entity duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, and has all requisite corporate power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries (as hereinafter defined) is qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so qualified or licensed in the aggregate would not have or result in a Material Adverse Effect. The term "Material Adverse Effect" shall mean any change, effect, event, occurrence or state of facts that is, or would reasonably be expected to be, materially adverse to the business, assets, liabilities, results of operations or financial or other condition of the Company and its Subsidiaries taken as a whole. None of the Company or any of its Subsidiaries is in breach or violation of any of its certificate of incorporation, by-laws or other organizational documents. The Company has previously delivered to MergerCo a complete and correct copy of each of its restated articles of organization, as amended (the "Articles of Organization") and By-Laws, as currently in effect. "Active Subsidiary" shall mean each of the Subsidiaries of the Company other than those Subsidiaries which conduct no business and hold no more than de minimis assets. Schedule 3.1(a) of the disclosure schedule delivered by the Company to MergerCo on or prior to the date hereof (the "Disclosure Schedule") sets forth a complete and correct list of the Active Subsidiaries of the Company and their respective jurisdictions of incorporation or organization and Schedule 3.1(b) sets forth a complete and correct list of each of the other Subsidiaries of the Company and their respective jurisdictions of incorporation. "Subsidiary" shall mean with respect to any Person, any corporation or other entity of which 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions with respect to such entity is directly or indirectly owned by such Person. "Person" shall mean any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, unincorporated entity or Governmental Entity (as defined in Section 3.4(b)).

          Section 3.2  Capitalization.
                       --------------

          (a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and

100,000 shares of preferred stock, par value $1.00, of the Company (the "Company Authorized Preferred Stock"), of which 24,000 shares have been designated as Series A Preferred Stock. At the close of business on December 18, 1997: (i) 16,852,774 shares of Company Common Stock were issued and outstanding; (ii) 1,761,524 shares of Company Common Stock were issued and held by the Company in its treasury; (iii) 24,000 shares of Series A Preferred Stock were reserved for issuance pursuant to the Shareholders' Rights Agreement, dated February 16, 1989, as amended and restated as of March 12, 1990 (the "Rights Agreement");
(iv) 3,564,537 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, of which 2,132,200 shares are subject to outstanding Company Stock Options; and (v) no shares of Company Authorized Preferred Stock have been designated (except for the 24,000 shares of Series A Preferred Stock referenced above) or issued. All out standing shares of capital stock of the Company are, and all shares thereof which may be issued will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as expressly provided in this Agreement and except for changes since December 18, 1997 resulting from the issuance of shares of Company Common Stock upon exercise of Company Stock Options granted prior to the date hereof or pursuant to the Employee Stock Purchase Plan as contemplated by Section 2.3, (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of the Company, (B) any securities of Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities of the Company, (C) any warrants, calls, options or other rights to acquire from Company or any of its Subsidiaries, and any obligation of Company or any of its Subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, and (y) there are no outstanding obligations of Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities, in each case, other than those described in the second sentence of this Section 3.2(a). Except as set forth in Schedule 3.2(a) of the Disclosure Schedule, there are no existing or outstanding (i)
                                                                         -
options, warrants, calls, preemptive rights, subscriptions or other rights, convertible securities, agreements or commitments of any character obligating the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (ii) contractual obligations--of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of the Company or any Subsidiary of the Company or (iii) voting trusts or similar agreements to which
                              ---
the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries. The Company has delivered to MergerCo prior to the execution of this Agreement a complete and correct copy of the Rights Agreement (together with the amendment thereof contemplated by Section 3.23).

          (b) Except as set forth in Schedule 3.2(b) of the Disclosure Schedule, (i) all of the outstanding shares of capital stock (or equivalent
           -
equity interests of entities other than corporations) of each of the Company's Subsidiaries are beneficially owned, directly or indirectly, by the Company and (ii) neither the Company nor any of its Subsidiaries owns any shares of
     --
capital stock or other securities of, or interest in, any other Person (other than any Subsidiaries listed on Schedule 3.1), or is obligated to make any capital contribution to or other investment in any other Person, provided that
                                                                 --------
Schedule 3.2(b) shall not be required to set forth any cash equivalents held by the Company or any of its Subsidiaries or any Person in which the Company or any of its Subsidiaries owns less than 100 shares of publicly traded securities.

          Section 3.3  Authorization; Validity of Agreement. The Company has the
                       ------------------------------------
requisite corporate power and authority to execute and deliver this Agreement and, subject to approval of its stockholders as contemplated by Section 5.6 hereof, to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly recommended by the Special Committee of the Board of Directors and duly authorized by the Board of Directors of the Company and, other than approval and adoption of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock, no other corporate proceedings on the part of the Company are necessary to authorize the execution and de livery of this Agreement by the Company and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of this Agreement by MergerCo, is a valid and binding obligation of the Company in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now
                          -
or hereafter in effect, affecting creditors' rights generally, and (ii) the
                                                                    --
effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          Section 3.4  No Violations; Consents and Approvals.
                       -------------------------------------

          (a) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) violate any provision of the Articles of Organization or By-Laws
             -
of the Company, (ii) except as set forth in Schedule 3.4(a) of the Disclosure
                 --
Schedule, conflict with, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or to the imposition of any Lien (as defined in Section 3.18(b))) under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee or other evidence of indebtedness, or any lease, license, contract, agreement, plan or other instrument or obligation, to which the Company or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any federal, state, local or foreign
          ---
order, writ, injunction, judgment, award, decree, statute, law, rule or regulation (collectively, "Laws") applicable to the Company, any of its Subsidiaries or any of their properties or assets; except in the case of clauses
(ii) or (iii) for such conflicts, violations, breaches or defaults which in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

          (b) Except as disclosed in Schedule 3.4(b) of the Disclosure Schedule, no filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, local or foreign court, legislative, executive or regulatory authority or agency (a "Governmental Entity") or any other Person is required in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except (i)
                                                                             -
applicable requirements under Competition Laws (as defined in Section 5.4(b)),

(ii) applicable requirements under the Securities Exchange Act of 1934, as
---
amended (the "Exchange Act"), (iii) applicable requirements under the Securities
                               ---
Act of 1933, as amended (the "Securities Act"), (iv) the filing of the Articles
                                                 --
of Merger with the Massachusetts Secretary of State and the filing of the Certificate of Merger with the Delaware Secretary of State, (v) applicable
                                                             -
requirements under "blue sky" laws of various states,(vi) such other consents,
                                                      --
approvals, orders, authorizations, notifications, registrations, declarations and filings the failure of which to be obtained or made in the aggregate would not have or result in a Material Adverse Effect or materially impair or delay the consummation of the transactions contemplated hereby.

          Section 3.5  SEC Reports and Financial Statements. The Company has
                       ------------------------------------
timely filed with the Securities and Exchange Commission (the "SEC"), any applicable state securities authorities and any other Governmental Entity all forms and documents required to be filed by it since January 1, 1993 (collectively, the "Company Reports") and has heretofore made available to the Merger Sub (i) its Annual Reports on Form 10-K for the fiscal years ended March
            -
31, 1993, March 31, 1994, March 31, 1995, March 31, 1996 and March 31, 1997,
respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended June
               --
30 and September 30, 1997, (iii) all proxy statements relating to meetings of
                            ---
stockholders of the Company since January 1, 1993 (in the form mailed to stockholders) and (iv) all other forms, reports and registration statements
                   --
filed by the Company with the SEC since January 1, 1993 (other than registration statements on Form S-8 or Form 8-A, filings on Form T-1 or preliminary materials and registration statements in forms not declared effective). The documents described in clauses (i)-(iv) above (whether filed before, on or after the date hereof) are referred to in this Agreement collectively as the "Company SEC Documents". As of their respective dates, the Company Reports (a) did not
                                                                -
contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable
                -
requirements of Law, including in the case of SEC filings, the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. The consolidated financial statements included in the Company SEC Documents have been prepared in accordance with United

States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as otherwise noted therein and except that the quarterly financial statements are subject to year end adjustment and do not contain all footnote disclosures required by GAAP) and fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries as at the dates thereof or for the periods presented therein.

          Section 3.6  Absence of Certain Changes.  Except as disclosed in the
                       --------------------------
Company SEC Documents filed prior to the date hereof or as disclosed in Schedule
3.6 of the Disclosure Schedule, since September 30, 1997, (i) the Company and
                                                           -
its Subsidiaries have conducted their respective operations only in the ordinary course consistent with past practice, (ii) there has not been a Material Adverse
                                       --
Effect and (iii) the Company and the Subsidiaries have not taken action that if
            ---
taken after the date hereof would constitute a violation of Section 5.1 (other than clause (a) thereof).

          Section 3.7  Absence of Undisclosed Liabilities. Except as and to the
                       ----------------------------------
extent disclosed (a) in the Company's Annual Report on Form 10-K for the period
                  -
ended March 31, 1997, including as reflected or reserved against in the balance sheet dated as of and as at March 31, 1997 constituting a portion of the financial statements included therein (the "March 31, 1997 Balance Sheet") or in the notes thereto, (b) in the Company SEC Documents filed prior to the date
                    -
hereof or (c) in Schedule 3.7 of the Disclosure Schedule, neither the Company
           -
nor any of its Subsidiaries had as of that date any liabilities or obligations (accrued, contingent or otherwise) which would be material to the Company and its Subsidiaries taken as a whole or which would be required to be set forth in an audited consolidated balance sheet of the Company and its Subsidiaries as of that date or the notes thereto prepared in accordance with GAAP.

          Section 3.8  Information in Form S-4; Proxy Statement; Exchange Act
                       ------------------------------------------------------
Schedules.
---------

          (a) The registration statement on Form S-4 (including the Proxy Statement (as defined in Section 5.6(a)) contained therein as a prospectus) to be filed with the SEC by the Company in connection with the issuance of the Recapitalized Common Stock of the Company following the Merger (the "Form S-4") at the time or times it is filed with the SEC and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, and the prospectus contained therein, as of its date, (i) will not contain any
                                               -
untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii)
                                                                          --
will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Form S-4 based on information supplied by MergerCo specifically for inclusion in the Form S-4.

          (b) The Proxy Statement (and any amendment thereof or supplement thereto) at the date mailed to Company stockholders and at the time of the Special Meeting (as defined in Section 5.6(b)), (i) will not contain any untrue
                                                 -
statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply
                                                                 --
in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in the Proxy Statement based on information supplied by MergerCo specifically for inclusion in the Proxy Statement.

          (c) Any Schedule 14A or 13E-3 and any related schedules (and any amendment or supplement to any of the foregoing) filed with the SEC at the date so filed (i) will not contain any untrue statement of a material fact or omit to
          -
state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) will comply in all material respects with the
                          --
provisions of the Exchange Act and the rules and regulations thereunder; except that no representation is made by the Company with respect to statements made in any such document based on information supplied by MergerCo specifically for inclusion therein.

          Section 3.9  Employee Benefit Plans; ERISA.
                       -----------------------------

          (a) No material liability under Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee plans (or equivalent legislation of a foreign jurisdiction) has been incurred by the Company or any of its Subsidiaries and, to the Company's best knowledge, no condition exists or event has occurred that presents a risk to the Company or any of its Subsidiaries of incurring any such material liability.

          (b) Each bonus, incentive or deferred compensation, stock option or other equity based, severance, termination, change in control, retention, employment, medical, life, disability, other welfare, profit-sharing, retirement or other material compensation or benefit plan, agreement or policy in respect of which the Company or any of its Subsidiaries has any material liability has been filed with the Company SEC Documents or is listed on Schedule 3.9(b) of the Disclosure Schedule (collectively, the "Plans"). No such Plan is subject to section 302 of ERISA or section 412 of the Code and no such Plan has incurred any "accumulated funding deficiency" (as defined in section 302 of ERISA or section 412 of the Code), whether or not waived. Each such Plan that is intended to be "qualified" within the meaning of section 401(a) of the Code has received a determination letter from the Internal Revenue Service confirming its qualified status and no condition exists or event has occurred since the date of such determination letter that would adversely affect the qualified status of any such Plan. Each Plan has been operated and administered in all respects in substantial compliance with its terms and applicable Law, including but not limited to ERISA, the Code and equivalent applicable legislation of a foreign jurisdiction. There are no pending, or to the best knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary or otherwise involving any such Plan or the assets thereof, except for claims the resolution of which would not individually or in the aggregate have or result in a material liability to the Company or a Subsidiary.

          (c)  Assuming that no amount is paid to any employee listed on
Schedule 3.9(c)(i) as a severance benefit with respect to a termination of employment, no payment, benefit or other amount paid, payable or required to be paid in respect of any employee will fail to be deductible under section 280G of the Code. Except as provided in Section 2.3 hereof or as set forth on Schedule 3.9(c)(ii) of the Disclosure Schedule, (i) no current or former employee or
                                        -
director of the Company or any Subsidiary is or will become entitled to any additional or new compensation, benefits or other compensatory payment or an increase in the amount of any compensation, benefits or other compensatory payment in connection with or as a result of the consummation of the transactions contemplated by this Agreement and (ii) neither the vesting nor the
                                                 --
timing of the payment of any such compensation, benefit or other compensatory payment in respect of any such employee or director has been or will be accelerated in connection with or as a result of the consummation of the transactions contemplated by this Agreement.

          Section 3.10  Litigation; Compliance with Law.
                        -------------------------------

          (a) Except as disclosed in the Company SEC Documents filed prior to the date hereof or in Schedule 3.10(a) of the Disclosure Schedule, (i) there is
                                                                    -
no suit, claim, action, arbitration, proceeding or investigation or other Litigation (as defined below) pending or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any of their properties or assets which, individually or in the aggregate, if determined adversely to the Company or any such Subsidiary, would have or result in a Material Adverse Effect, and (ii) neither the Company nor any of its
                              --
Subsidiaries is subject to any settlement or similar agreement with any Governmental Entity, or to any order, judgment, decree, injunction or award of any Governmental Entity or arbitrator, that individually or in the aggregate, would have or result in a Material Adverse Effect. "Litigation" means any action, cause of action, claim, demand, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any court, tribunal, arbitrator or other Governmental Entity.

          (b) Except as disclosed in the Company SEC Documents filed prior to the date hereof, the operations of the Company and its Subsidiaries have not been and are not being conducted, and no Real Property (as defined in Section 3.19) is, in violation of any law, statute or regulation, any judgment, decree, order or injunction of any Governmental Entity, any other Law, or any Permit (as defined below), except where such violations in the aggregate would not have or result in a Material Adverse Effect. Except as set forth in Schedule 3.10(b) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any notice, or has knowledge of any claim, alleging any such violation.

          (c) The Company and its Subsidiaries hold all licenses, permits, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Real Property and the conduct of their respective businesses as currently conducted ("Permits"), except where the failure to hold such Permits in the aggregate would not have or result in a Material Adverse Effect. There is no Litigation pending or, to the knowledge of the Company, threatened, that would result in the termination, modification or nonrenewal of any Permit, and neither the Company nor any of its Subsidiaries has received notice that any Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and there is no reasonable basis for any such termination, modification or nonrenewal, except for such terminations, modifications or nonrenewals as in the aggregate would not have or result in a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not violate any Permit, or result in any termination, modification or nonrenewal thereof, except for such violations terminations, modifications or nonrenewals thereof as in the aggregate would not have or result in a Material Adverse Effect.

          Section 3.11  Intellectual Property. (a) The Company and its
                        ---------------------
Subsidiaries own (beneficially and as of record), or possess valid and legally enforceable licenses or rights to use, any and all United States and foreign patents, patent applications, patent disclosures, mask works, software, trademarks, trade names, copyrights and service marks, including applications to register and registrations for any of the foregoing, as well as trade secrets, know-how and other proprietary rights and information (collectively, "Intellectual Property") necessary for the conduct of, or otherwise material to, their business and operations as currently conducted or as proposed to be conducted (the "Company Intellectual Property"), free and clear of any Liens (except for any Permitted Liens, as defined in Section 3.18(b)). Except as disclosed in Schedule 3.11 of the Disclosure Schedule, the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe or conflict with any Intellectual Property of any Person; and neither the Company nor any of its Subsidiaries has received notice or has actual knowledge of any such current infringement or conflict except where such infringements and conflicts as in the aggregate would not have or result in a Material Adverse Effect. All of the patents, patent applications and patent disclosures included in Company Intellectual Property are valid, subsisting and enforceable. To the knowledge of the

Company, no Person is infringing or allegedly infringing any Intellectual Property of the Company or its Subsidiaries except where such actual and alleged infringements as in the aggregate would not have or result in a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the loss of, or creation of any Lien on, the rights of the Company or any Subsidiary with respect to the Intellectual Property owned or used by them, except where such losses and such Liens as in the aggregate would not have or result in a Material Adverse Effect.
Schedule 3.11 of the Disclosure Schedule contains a complete and correct list of all patents, patent applications, patent disclosures, mask works, software (other than any software that is commercially available for an amount less than $50,000), trademarks, trade names, registered copyrights and service marks, including applications to register and registrations for any of the foregoing, included in Company Intellectual Property except that Schedule 3.11 need not disclose any trademarks, trade names or service marks that are not (a)
                                                                    -
registered or applied for and (b) not material to the business of the Company or
                               -
any of its Subsidiaries as currently conducted. Except as disclosed in Schedule
3.11 of the Disclosure Schedule, all software used by the Company or any of its Subsidiaries, or sold, licensed or otherwise made available to any other Person by the Company or any of its Subsidiaries, that in each case, contains or calls on a calendar function, including but not limited to any function that is indexed to a computer processing unit clock, provides specific dates or calculates spans of dates, is and will be able to record, store, process and provide true and accurate dates and calculations for dates and spans of dates including and following January 1, 2000.

          Section 3.12  Contracts.  (a)  Other than the contracts or agreements
                        ---------
of the Company listed as exhibits to the Company's Annual Report on Form 10-K for the year ended March 31, 1997 (the "Material Contracts"), Schedule 3.12(a) of the Disclosure Schedule sets forth a complete and correct list of each of the following contracts, commitments and agreements to which the Company or any of its Subsidiaries is a party or by which any of them is bound (the contracts, commitments and agreements of the types described below that are scheduled or required to be scheduled, collectively, the "Identified Contracts"), in each case, as such Identified Contract is in effect on the date hereof:

          (i) contracts, commitments and agreements governing the terms of indebtedness for borrowed money, or guarantees of indebtedness, of, or secured by assets of, the Company or any of its Subsidiaries;

          (ii) shareholder, voting trust or similar contracts and agreements relating to the voting of shares or other equity or debt interests of the Company or any of its Subsidiaries;

          (iii) contracts, commitments and agreements entered into since 1994 providing for the acquisition or disposition of assets having a value in excess of $500,000, other than sales of inventories in the ordinary course of business and sales of obsolete equipment;

          (iv) leases, subleases and licenses or real property, occupancy, use and other agreements relating to or constituting real property, each with a term of one year or more and an annual payment obligation in excess of $500,000;

          (v)   (a) joint venture agreements, partnership agreements and other
                 -
     similar contracts, commitments and agreements involving a sharing of profits and expenses; contracts, commitments and agreements providing for a "strategic alliance" or "preferred vendor" relationship; or (b) contracts,
                                                                  -
     commitments or agreements with distributors, brokers or sales agents except, in the case of (b), only to the extent that any such distributors, brokers or sales agents are responsible for revenues to the Company or any of its Subsidiaries in excess of $500,000 per year;

          (vi) contracts, commitments and agreements governing the terms of indebtedness (other than trade payables in the ordinary course of business) of third parties to the Company or by any of its Subsidiaries, or guarantees by the Company or any of its Subsidiaries of indebtedness of third parties;

          (vii) contracts, commitments and agreements prohibiting or materially restricting the ability of the Company or any of its Subsidiaries to conduct its business, to engage in any business or operate in any geographical area or to compete with any Person;

          (viii) contracts, commitments and agreements with "change of control" provisions except to the extent that if a "change of control" event occurred, it would not result in a termination or other alteration of such contract, commitment or agreement that would have or would reasonably be expected to have a material adverse effect on the business of the Company or its Subsidiary that is a party thereto;

          (ix) contracts, commitments, and agreements with any federal or state Governmental Entity;

          (x) exchange-traded or over-the-counter swap, forward, future, option, cap floor or collar financial contract, or interest rate or foreign currency protection contract, other than those listed in the financial statements contained in the Company SEC Documents;

          (xi) licenses, licensing arrangements and other contracts and agreements either (x) providing, in whole or in part, for the use of, or
                        -
     limiting the use of, any Intellectual Property or (y) relating to the
                                                        -
     development, support or maintenance of any Intellectual Property (in each case, that is material to the business of the Company or any of its Subsidiaries that is a party thereto and other than relating to software that is commercially available for less than $50,000); and

          (xii) contracts and agreements that are or will be material to the business, operations, results of operations, condition (financial or otherwise), assets or properties of the Company and its Subsidiaries involving amounts in excess of $250,000.

          (b) Each of the Identified Contracts and Material Contracts is in full force and effect, and neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any other Person, is in breach of, or default under, any such contract, commitment or agreement, and no event has occurred that with notice or passage of time or both would constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other Person, except for such failures to be in full force and effect and such conflicts, violations, breaches or defaults as in the aggregate would not have or result in a Material Adverse

Effect or materially delay the consummation of the transactions contemplated hereby.

          Section 3.13  Taxes.
                        -----

          (a)  Except as disclosed in Section 3.13 of the Disclosure Schedule:
(i) each of the Company, its Subsidiaries, and any Consolidated Group (as
 -
defined below) has timely filed all material Tax Returns (as defined below) required to be filed by it and has paid all Taxes (as defined below) shown thereon to be owing, and each of the Company and its Subsidiaries has provided reserves in accordance with GAAP in its most recent financial statements included in the Company SEC Documents for any Taxes (as defined below) that have not been paid for the periods covered by such financial statements; (ii) none of
                                                                     --
the Company or its Subsidiaries has granted any extension or waiver of the statute of limitations period applicable to any material Tax Return, which period (after giving effect to such extension or waiver) has not expired; (iii)
                                                                           ---
all Tax periods of each of the Company and its Subsidiaries, and any Consolidated Group, through and including March 31, 199_ are closed or no longer subject to audit; (iv) no audits or other administrative proceedings or court
                   --
proceedings are presently pending with regard to any Taxes or Tax Return of any of the Company, its Subsidiaries or any Consolidated Group as to which any taxing authority has asserted in writing any claim which, if adversely determined, individually or in the aggregate would have or result in a Material Adverse Effect; and (v) none of the Company or any of its Subsidiaries has
                     -
received any notice of deficiency or assessment from any taxing authority with respect to liabilities for income or any material other Taxes which has not been fully paid or finally settled.

          (b) "Consolidated Group" shall mean any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any of its Subsidiaries is a member. "Taxes" shall mean all federal, state, local and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including interest and penalties, and additions thereto. "Tax Returns" shall mean all federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms and information returns, and any amendments to any of the foregoing, relating to Taxes.

          Section 3.14  Environmental Matters.
                        ---------------------

          (a) Each of the Company and its Subsidiaries has complied and is in compliance in all respects with all applicable Environmental Laws (as defined below) pertaining to any of the properties and assets of the Company or any of its Subsidiaries (including the Real Property and the properties currently or formerly owned or leased) and the use and ownership thereof, and to their businesses and operations. No violation by the Company or any of its Subsidiaries is being alleged or has been alleged of any applicable Environmental Law relating to any of their respective properties and assets including (the Real Property and the properties currently or formerly owned or leased) or the use or ownership thereof, or to their respective businesses and operations.

          (b) Neither the Company nor any of its Subsidiaries nor any other Person (including any tenant or subtenant) has caused or taken any action that will result in, and neither the Company nor any of its Subsidiaries is subject to, any liability or obligation on the part of the Company or any of its Subsidiaries relating to (x) the environmental conditions on, under, or about
                          -
the Real Property or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor thereto at the present time or in the past, including without limitation, the air, soil and groundwater conditions at such properties or (y)
                                                                            -
the past or present use, management, handling, transport, treatment, generation, storage, disposal, discharge, leak, emission, or other manner of release of any Hazardous Materials (as defined below).

          (c) The Company has disclosed and made available to MergerCo all information, including, without limitation, all studies, analyses and test results, in the possession, custody or control of or otherwise known to the Company or any of its Subsidiaries relating to (x) the environmental conditions
                                                -
on, under or about the Real Property or other properties or assets currently or formerly owned, leased, operated or used by the Company or any of its Subsidiaries or any predecessor in interest thereto at the present time or in the past, and (y) any Hazardous Materials used, managed, handled, transported,
               -
treated, generated, stored, discharged, leaked, emitted, or otherwise released by the Company or any of its Subsidiaries or any other Person on, under, about or from any of the Real Property and the properties currently or formerly owned or leased, or otherwise in connection with the use or operation of any of the properties and assets of the Company or any of its Subsidiaries, or their respective businesses and operations. Except as disclosed in Schedule 3.14(c), none of the current or past operations of the Company or any of its Subsidiaries, or any by-product thereof, and none of the currently or formerly owned or leased property or assets of the Company or any of its Subsidiaries, including without limitation the Real Property, is related to or subject to any Litigation related to any Environmental Law.

          (d) "Environmental Law" means any foreign, federal, state or local law, regulation, rule, ordinance or case law relating to pollution or protection of human health and safety or the environment, including, but not limited to, laws relating to releases or threatened releases of Hazardous Materials into the environment and including laws pertaining to the protection of the health and safety of employees. "Hazardous Materials" means any substance or material that is classified or regulated as "hazardous" or "toxic" pursuant to any Environmental Law, including without limitation, asbestos, polychlorinated biphenyls and petroleum.

          Section 3.15  Required Vote by Company Stockholders.  The affirmative
                        -------------------------------------
vote of the holders of two-thirds of the outstanding Shares entitled to vote hereon is the only vote of any class of capital stock of the Company required by the MBCL, the Articles of Organization or the By-Laws of the Company to adopt this Agreement and approve the transactions contemplated hereby.

          Section 3.16  Brokers.  Except for Merrill Lynch & Co., Inc., a
                        -------
complete and accurate copy of the engagement letter of which has been provided to MergerCo, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries, that is or will be payable by the Company or any of its Subsidiaries.

          Section 3.17  Opinions of Financial Advisors.  The Company has
                        ------------------------------
received from Merrill Lynch & Co., Inc., and provided to MergerCo on or prior to the date hereof, an executed copy of its opinion that the Merger Consideration to be received by the holders of Shares in the Merger is fair, from a financial point of view, to such holders. The Company has been authorized by the Financial Advisor to include the Fairness Opinion in the Proxy Statement and has not been notified by the Financial Advisor that the Fairness Opinion has been withdrawn or modified.

          Section 3.18  Assets.
                        ------

          (a) The Company and its Subsidiaries own, or otherwise have sufficient and legally enforceable rights to use, all of the properties and assets (real, personal or mixed, tangible or intangible), reasonably necessary for the conduct of, or otherwise material to, their business and operations (the "Assets"). The Company and its Subsidiaries have good, valid and marketable title to, or in the case of leased property have good and valid leasehold interests in, all Assets, including but not limited to all such Assets reflected in the balance sheet dated as of September 30, 1997, constituting a portion of the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1997 (the "September 30, 1997 Balance Sheet") or acquired since the date thereof (except as may have been disposed of in the ordinary course of business consistent with past practices prior to the date hereof or in accordance herewith), in each case free and clear of any Lien (as defined below), except Permitted Liens (as defined below). All tangible Assets are reasonably adequate and suitable for the purposes for which they are presently being used. Schedule 3.18(a) of the Disclosure Schedule sets forth a complete and correct list of each of the countries in which Assets are located.

          (b) "Lien" means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions of any nature whatsoever. "Permitted Liens" means (a) Liens
                                                                       -
reserved against in the September 30, 1997 Balance Sheet, to the extent so reserved, (b) Liens for Taxes not yet due and payable or that are being
           -
contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or that are statutory Liens for Taxes not yet delinquent, (c) those Liens that are set forth in Schedule
                               -
3.18(b) of the Disclosure Schedule and (d) those Liens that, in the aggregate
                                        -
with all other Permitted Liens, do not and will not materially detract from the value of the properties and assets of any of the Company and its Subsidiaries materially interfere with the present use of any thereof or otherwise have a Material Adverse Effect.

          Section 3.19  Real Property.  There is no Owned Real Property (as
                        -------------
defined below). Schedule 3.19(a)(i) contains a complete and correct list of each parcel of Formerly Owned Property (as defined below) setting forth the street address, current owner, date of disposition to the current owner, and the legal description of each parcel of Formerly Owned Property. Schedule 3.19(a)(ii) of the Disclosure Schedule contains a complete and correct list of all Leases (as defined below) setting forth the address, tenant for each Lease and the documents of which each Lease is comprised. No material damage or destruction has occurred since March 31, 1997 with respect to any of the Company Real Property. "Company Real Property" means the Owned Real Property and the Leased Real Property. "Formerly Owned Property" means any Real Property previously owned by the Company or any of its Subsidiaries since 1990, but not owned by the Company or any of its Subsidiaries as of the date of this Agreement. "Leases" means the leases, subleases, licenses and use or occupancy agreements pursuant to which the Company or any of its Subsidiaries is the lessee, sublessee, licensee, user or occupant of Real Property. "Leased Real Property" means all interests in Real Property pursuant to the Leases. "Owned Real Property" means the real property owned by the Company and its Subsidiaries. "Real Property" means real property and structures, facilities and improvements located thereon or attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

          Section 3.20  Insurance.  Schedule 3.20 of the Disclosure Schedule
                        ---------
contains a complete and correct list and summary description of all insurance policies maintained at present or at any time during the past three calendar years by or on behalf of any of the Company and its Subsidiaries. Such policies are in full force and effect, and all premiums due thereon have been paid. The Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. The insurance coverage provided by such policies is adequate and suitable for the business and operations of the Company and its Subsidiaries, and is on such terms (including without limitation as to deductibles and self-insured retentions), covers such risks, contains such deductibles and retentions, and is in such amounts, as the insurance customarily carried by comparable companies of established reputation similarly situated and carrying on the same or similar business and operations.

          Section 3.21  Labor Matters, etc.  Neither the Company nor any of its
                        ------------------
Subsidiaries is a party to or bound by and none of their respective employees is subject to any collective bargaining agreement, memorandum of understanding or other written document relating to the terms and conditions of employment for any group of employees (any such agreement, memorandum or document, a "Collective Bargaining Agreement"), and there are no labor unions or other organizations representing or purporting or attempting to represent any employees employed by any of the Company and its Subsidiaries. The Company and its Subsidiaries have complied with all applicable Laws pertaining to the employment or termination of employment of their respective employees, including, without limitation, all such Laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities, except for any failures so to comply that individually or in the aggregate would not have or result in a Material Adverse Effect.

          Section 3.22  Disclosure.  To the actual knowledge of the Company,
                        ----------
this Agreement and each certificate or other instrument or document furnished by or on behalf of the Company to MergerCo pursuant hereto, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact required to be stated herein or therein or necessary to make the statements contained herein or therein in light of the circumstances under which they were made, not misleading.

          Section 3.23  Rights Agreement.  The Board of Directors of the Company
                        ----------------
has contemporaneously with the execution of this Agreement amended the Rights Agreement so that (i) none of CD&R, Fund or MergerCo will become an "Acquiring Person" as a result of the consummation of the transactions contemplated by this Agreement, (ii) no "Stock Acquisition Date", "Triggering Event" or "Distribution Date" (as such terms are defined in the Rights Agreement) will have occurred as a result of the consummation of the transactions contemplated by this Agreement, and (iii) all outstanding Rights issued and outstanding under the Rights Agreement and the Rights Agreement will terminate immediately prior to the Effective Time and no shares of Recapitalized Common Stock issued on or after the Effective Time will have any Rights associated with them under the Rights Agreement.

          Section 3.24  Takeover Statutes.  No "Fair price," "Moratorium,"
                        -----------------
"control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (each, a "Takeover Statute") including, without limitation, Chapters 110C, 110D and 110F of the Massachusetts General Laws, applicable to the Company or any of its Subsidiaries is applicable to the execution, delivery and performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.


                                  ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF MERGERCO

          MergerCo represents and warrants to the Company as of the date hereof and as of the Closing Date as follows:

          Section 4.1   Organization.  MergerCo is a corporation duly
                        ------------
organized, validly existing and in good standing under the laws of Delaware. MergerCo has all requisite corporate power and authority to own, lease, operate or use its properties and to carry on its business as now being conducted and is qualified or licensed to do business and is in good standing in each jurisdiction in which it owns real property or in which the nature of the business conducted by it makes such qualification or licensing necessary. MergerCo is not in breach of its certificate of incorporation or by-laws. MergerCo has previously delivered to the Company complete and correct copies of the certificate of incorporation and by-laws of MergerCo, as currently in effect.

          Section  4.2  Authorization; Validity of Agreement.
                        ------------------------------------

     (a) MergerCo has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by MergerCo of this Agreement and the consummation by MergerCo of the transactions contemplated hereby have been duly authorized by its Board of Directors and, other than the approval and adoption of this Agreement by the stockholders of MergerCo, no other corporate proceedings on the part of MergerCo are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by MergerCo and, assuming due authorization, execution and delivery of this Agreement by the Company, is a valid and binding obligation of MergerCo enforceable against it in accordance with its terms, except that such enforcement may be subject to or limited by (i) bankruptcy, insolvency or other similar laws, now or hereafter in
            -
effect, affecting creditors rights generally, and (ii) the effect of general
                                                   --
principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

          (b) MergerCo has previously delivered to the Company a letter from Fund, addressed to the Company, confirming Fund's agreement to vote to approve and adopt this Agreement, in its capacity as a stockholder of MergerCo, upon its purchase of MergerCo Common Stock.

          Section 4.3   Consents and Approvals; No Violations.
                        -------------------------------------

          (a) Neither the execution and delivery of this Agreement by MergerCo nor the consummation by MergerCo of the transactions contemplated hereby will
(i) violate any provision of the certificate of incorporation or by-laws of
 -
MergerCo, (ii) conflict with, result in a violation or breach of, or constitute
           --
(with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, license, or any material lease, contract, agreement or other instrument or obligation, to which MergerCo or any of its Subsidiaries is a party or by which any of them or any of their assets may be bound or (iii) conflict with or violate any Laws applicable to MergerCo,
                 ---
any of its Subsidiaries or any of their properties or assets; except in the case of clauses (ii) and (iii) for such conflicts, violations, breaches or defaults which in the aggregate would not have a material adverse effect on the business, assets, liabilities, results of operations or financial or other condition of MergerCo and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

          (b) Except as set forth in Schedule 4.3(b) of the disclosure schedule delivered by MergerCo to the Company on or prior to the date hereof (the "MergerCo Disclosure Schedule") and assuming that the representation and warranty of the Company set forth in Section 3.4(b) is true and correct, no filing or registration with, declaration or no-
tification to, or order, authorization, consent or approval of, any Governmental Entity is required in connection with the execution and delivery of this Agreement by MergerCo or the consummation by MergerCo of the transactions contemplated hereby, except (i) applicable requirements under Competition
                              -
Laws (as defined in Section 5.4(b)), (ii) applicable requirements under the
                                      --
Exchange Act, (iii) applicable requirements under the Securities Act, (iv) the
               ---                                                     --
filing of the Articles of Merger with the Massachusetts Secretary of State and the filing of the Certificate of Merger with the Delaware Secretary of State,
(v) applicable requirements under "blue sky" laws of various states, (vi)
 -                                                                    --
applicable requirements under Environmental Laws and (vii) such other consents,
                                                      ---
approvals, orders, authorizations, notifications, registrations, declarations and filings (x) required to be obtained or made by the Company or any of its
             -
Subsidiaries or (y) the failure of which to be obtained or made would not have a
                 -
material adverse effect on the business, assets, liabilities, results of operations or financial or other condition of MergerCo and its Subsidiaries, taken as a whole, or materially impair or delay the consummation of the transactions contemplated by this Agreement.

          Section 4.4   Information in Form S-4; Proxy Statement; Exchange Act
                        ------------------------------------------------------
Schedules.
---------

          (a) None of the information supplied in writing by MergerCo specifically for inclusion in the Form S-4 will, at the time or times the Form S-4 is filed with the SEC and at any time it is amended or supplemented and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (b) None of the information supplied in writing by MergerCo specifically for inclusion in the Proxy Statement (including any amendments or supplements thereto) will, at the date mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

          (c) None of the information supplied in writing by MergerCo specifically for inclusion in any Schedule 14A or 13E-3 (and any amendment or supplement to any of the foregoing) will, at the date such documents are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          Section 4.5  Financing.  MergerCo has received and delivered to the
                       ---------
Company (i) a commitment letter from Credit Suisse First Boston and J.P. Morgan
         -
Securities, Inc. and Morgan Guaranty Trust Company of New York, addressed to MergerCo, whereby such financial institutions have committed, upon the terms and subject to the conditions set forth therein, to provide debt financing to the Company in the amount of $370 million, and (ii) a letter from Credit Suisse
                                            --
First Boston and/or J.P. Morgan Securities, Inc., addressed to MergerCo, expressing confidence in its ability to place an additional $275 million in debt financing for the Company, in each case, as in effect on the date hereof. MergerCo has received, and delivered to the Company a letter, as in effect on the date hereof, from the Fund, whereby the Fund has committed, upon the terms and subject to the conditions set forth therein, to provide equity financing to MergerCo up to $277 million.

          Section 4.6  Beneficial Ownership of Shares. MergerCo does not
                       ------------------------------
"beneficially own" (as defined in Rule 13d-3 under the Exchange Act) more than l% of the outstanding shares of Company Common Stock or any securities convertible into or exchangeable for Company Common Stock.

          Section 4.7  Brokers.  Except as otherwise previously disclosed by
                       -------
MergerCo to the Company in writing and except for Credit Suisse First Boston and J.P. Morgan Securities Inc. and Morgan Guaranty Trust Company of New York, who will provide financing in connection with the transactions contemplated by this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of MergerCo, that is or will be payable by the Company or any of its Subsidiaries.

          Section 4.8  Formation of MergerCo; No Prior Activities.  MergerCo was
                       ------------------------------------------
formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for (i) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, (ii) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby and (iii) the contribution by certain members of the Company's management, immediately prior to the Effective Time, of certain shares of Company Common Stock owned by them in exchange for shares of MergerCo Common Stock, MergerCo has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

                                   ARTICLE V

                                   COVENANTS

          Section 5.1  Interim Operations of the Company. The Company covenants
                       ---------------------------------
and agrees that, except as (i) required by this Agreement, (ii) required by
                            -                               --
applicable law, (iii) required by any Material Contract or Identified Contract
                 ---
or by any Plan disclosed on Schedule 3.9(b), in each case to the extent such requirement is specifically described on Schedule 5.1(iii) or (iv) agreed to in
                                                               --
writing by MergerCo, after the date hereof and prior to the Effective Time:

          (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary course consistent with past practice and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its reasonable efforts to preserve its business organization and the business organization of its Subsidiaries intact and maintain existing relations with customers, suppliers, employees and creditors;

          (b)  the Company shall not amend its Articles of Organization or By-
Laws;

          (c) the Company shall not declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock (except for cash dividends on Company Common Stock in the ordinary course of business consistent with past practice); and neither the Company nor any of its Subsidiaries shall (i) issue, sell, grant, transfer, pledge, dispose
                               -
of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries (except pursuant to the exercise of stock options outstanding on the date hereof and stock issuable under the Employee Stock Purchase Plan to the extent contemplated by this Agreement); (ii) incur any long
                                                              --
term indebtedness (whether evidenced by a note or other instrument, pursuant to a financing lease, sale-leaseback transaction, or otherwise) or incur short-term indebtedness other than under lines of credit existing on the date hereof, except for borrowings under existing credit facilities or lines of credit in the ordinary course of business consistent with past practice; (iii) redeem,
                                                            ---
purchase or otherwise acquire directly or indirectly any of its capital stock or other securities; or (iv) enter into or amend in any material respect any Lease , Material Contract or Identified Contract;

          (d)  neither the Company nor any of its Subsidiaries shall (i)
                                                                      -
except for normal salary increases in the ordinary course of business consistent with past practice, grant any increase in the compensation or benefits payable or to become payable by the Company or any of its Subsidiaries to any officer or other management employee of the Company or any Subsidiary; (ii) adopt, enter
                                                             --
into or amend or increase, or accelerate the payment or vesting of the amounts, benefits or rights payable or accrued or to become payable or accrued under, any bonus, incentive or deferred compensation, severance, termination, change in control, retention, stock option or other equity based or other material employee compensation or benefit plan, agreement or policy, provided that the
                                                            --------
Employee Stock Purchase Plan shall be (A) amended simultaneously with the
                                       -
execution of this Agreement to preclude (1) any increases after the date hereof in the rate of payroll deduction contributions that may be made thereunder and
(2) any employees who are not participating under such Employee Stock Purchase Plan as of the date hereof to become participants thereunder and (B) subject to
                                                                  -
Section 2.3, terminated effective as of March 31, 1998; or (iii) enter into or
                                                            ---
amend in any material respect any employment, severance, retention or collective bargaining agreement or, except in accordance with the existing written policies of the Company or existing contracts or agreements, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries;

          (e) neither the Company nor its Subsidiaries shall change the accounting principles used by it unless required by GAAP (or, if applicable with respect to Subsidiaries, foreign generally accepted accounting principles);

          (f) neither the Company nor any of its Subsidiaries shall acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of assets in the ordinary course of business consistent with past practice);

          (g) neither the Company nor any of its Subsidiaries shall sell, lease, exchange, mortgage, pledge, trans transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its Assets, except in the ordinary course of business consistent with past practice;

          (h) neither the Company nor its Subsidiaries shall enter into any material arrangement, agreement or contract, or any material amendment, supplement, waiver or other modification in respect of any existing arrangement, agreement or contract, with any third party (other than customers in the ordinary course of business) that provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or its Subsidiaries or substantially less advantageous to the Company or its Subsidiaries than arrangements, agreements or contracts existing on the date hereof; and

          (i) neither the Company nor any of its Subsidiaries shall compromise, settle, grant any waiver or release relating to or otherwise adjust any Litigation, except in the ordinary course of business consistent with past practice, or involving a payment not in excess of $250,000, and following prior notice to and consultation with MergerCo;

          (j) neither the Company nor any of its Subsidiaries shall make any material Tax election, amend any Tax Return or settle or compromise any material federal, state, local or foreign Tax liability; and

          (k) neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

           Section 5.2  No Solicitation by the Company.
                        ------------------------------

          (a) The Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly
                                       -
encourage (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes a Company Takeover Proposal (as defined below) or (ii)
                                                                     --
participate in any discussions or negotiations regarding any Company Takeover Proposal; provided, however, that if and to the extent that, at any time prior
          --------  -------
to the time of the adoption of this Agreement by the Company's shareholders at the Special Meeting, the Board of Directors of the Company determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to any Company Takeover Proposal which was not solicited by it and which did not otherwise result from a breach of this Section 5.2(a), and subject to providing prior notice of any such proposal or any such request for non-public information and of its decision to take such action to MergerCo and compliance with Section 5.2(c), (x) furnish information with respect to the Company and its Subsidiaries to any person inquiring about or making a Company Takeover Proposal pursuant to a customary confidentiality agreement (as determined by the Company based on the advice of its outside counsel) and (y) participate in discussions or negotiations regarding such Company Takeover Proposal. For purposes of this Agreement, "Company Takeover Proposal" means any inquiry, proposal or offer from any person relating to any Company Takeover Event. For purposes of this Agreement, "Company Takeover Event" means any direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by this Agreement.

          (b) Except as expressly permitted by this Section 5.2, neither the Board of Directors of the Company, the Special Committee nor any other committee shall (i) withdraw or modify or propose publicly to withdraw or modify, in a
       -
manner adverse to MergerCo, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or
                                                              --
recommend, or propose publicly to approve or recommend any Company Takeover Proposal, or (iii) cause the Company to enter into any letter of intent,
              ---
agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Company Takeover Proposal unless prior to the adoption of this Agreement by the Company's shareholders at the Special Meeting, the Board of Directors of the Company, to the extent that it determines in good faith, following the recommendation of the Special Committee and after consultation with outside counsel, that in light of a Company Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties. For purposes of this Agreement, a "Company Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of the Company's capital stock then outstanding or all or substantially all the assets of the Company and otherwise on terms which the Board of Directors of the Company determines in its good faith judgment, is more favorable to the Company's stockholders than the Merger.

          (c) In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 5.2, the Company shall immediately advise MergerCo orally and in writing of any request for information or of any Company Takeover Proposal and the material terms and conditions of such request or Company Takeover Proposal.

          (d) Nothing contained in this Section 5.2 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's shareholders if, in the good faith judgment of the Board of Directors of the Company, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided,
                                                                 --------
however, that, neither the Company nor its Board of Directors nor any committee
-------
thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a Company Takeover Proposal except to the extent permitted by Section 5.2(b).

          Section 5.3  Access to Information.  From the date of this Agreement
                       ---------------------
until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, afford to MergerCo and its authorized representatives reasonable access during normal business hours upon reasonable prior notice to all of its books and records, including but not limited to tax, financial and accounting books and records. In addition, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to MergerCo
(a) a copy of each report, schedule, registration statement and other document
 -
filed or received by it during such period pursuant to the requirements of the Exchange Act or other applicable Law and (b) such other information concerning
                                          -
its business, properties and personnel as MergerCo may reasonably request. MergerCo and its authorized representatives will use all reasonable efforts to conduct all such inspections in a manner which will minimize any material disruptions of the business and operations of the Company and its Subsidiaries. Until the Effective Time, MergerCo will hold any such information in accordance with the provisions of the certain letter agreement, dated November 5, 1997, between CD&R and the Company (the "Confidentiality Agreement"), and will cause such information to be so held by its Representatives (as defined in the Confidentiality Agreement) of MergerCo. Upon a termination of this Agreement pursuant to Section 7.1, MergerCo and its Representatives shall return or destroy (and hold confidential) all information provided pursuant to this
Section 5.3 and all other Evaluation Material (as defined in the Confidentiality Agreement) pursuant to the procedures set forth in the Confidentiality Agreement.

           Section 5.4  Further Action; Reasonable Best Efforts.
                        ---------------------------------------

          (a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and will provide the other parties with copies of all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

          (b) MergerCo and the Company shall use their respective reasonable best efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity. Without limiting the foregoing, each of the Company and MergerCo shall, as soon as practicable, file (or cause its respective "ultimate parent entity" within the meaning of the HSR Act to file) Notification and Report Forms under the HSR Act (as defined below) with the Federal Trade Commission (the "FTC") and Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation. Each party hereto shall use its reasonable best efforts to take or cause to be taken all actions necessary, proper or advisable to obtain any consent, waiver, approval or authorization relating to any Competition Law that is required for the consummation of the transactions contemplated by this Agreement. "Competition Laws" means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade and includes the Hart-Scott-Rodino Antitrust Im-provement Act of 1976, as amended (the "HSR Act") and, to the extent applicable, equivalent laws of the European Union or the Member States thereof, and of other countries.

          (c) Except as provided in Sections 3.23 with respect to the transactions contemplated by this Agreement, the Board of Directors of the Company shall not so long as this Agreement is in effect (a) amend the Rights Agreement in a manner adverse to the interests of MergerCo, or (b) take any actions with respect to, or make any determination under, the Rights Agreement, including, but not limited to, any redemption of the Rights or any action that would have the effect of facilitating a Company Takeover Proposal or Company Takeover Event.

          Section 5.5  Employee Benefits. (a)  Continuation of Employee
                       -----------------       ------------------------
Benefits.  For the period commencing at the Effective Time and ending on
--------
December 31, 1998, the Surviving Corporation shall make available to employees of the Company and the Subsidiaries employee benefits, other than equity based benefits, that are substantially comparable in the aggregate to the aggregate employee benefits made available to such employees immediately prior to the Effective Time, provided that, nothing in this Section 5.5(a) shall be construed
                --------
to preclude the provision of a lesser level of benefits to any employee of the Company or any Subsidiary who consents to such lesser level of benefits in writing.

          (b)  Certain Existing Agreements.  From and after the Effective Time,
               ---------------------------
the Surviving Corporation shall honor, pay and perform all obligations under each employment, severance and special termination agreement with any employee of the Company or any Subsidiary in accordance with the terms thereof in effect as of the date hereof (or as the same may be amended from time to time hereafter, with the prior written approval of the Surviving Corporation).

           Section 5.6  Shareholders' Meeting; Form S-4; Proxy Statement.
                        ------------------------------------------------

          (a) As promptly as practicable after the date hereof, the Company shall prepare the Proxy Statement (as defined below), and the Company shall prepare and file with the SEC, and MergerCo shall cooperate with the Company in such preparation and filing, the Form S-4 in which the Proxy Statement, will be included. The Company will use its best efforts, after consultation with MergerCo, to respond promptly to any comments made by the SEC with respect to the

Form S-4 or the Proxy Statement and use its best efforts to have the Form S-4 declared effective under the Securities Act, as promptly as practicable following such filing. The Company will use its best efforts to cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective. The Company shall include in the Proxy Statement the recommendation of the Board and the Special Committee that shareholders of the Company approve and adopt this Agreement and the transactions contemplated hereby.

          (b) The Company shall, as soon as practicable following the date the Form S-4 is declared effective under the Securities Act, in accordance with applicable law and the Articles of Organization and the By-laws of the Company, duly call, set a record date for, give notice of, convene and hold a special meeting of its stockholders (the "Special Meeting") as promptly as practicable after the date the Form S-4 is declared effective under the Securities Act for the purpose of considering and taking action upon this Agreement and such other matters as may be appropriate at the Special Meeting. The Company shall, through its Board of Directors, recommend that its shareholders approve the Merger and shall use all reasonable efforts to solicit from shareholders of the Company proxies in favor of the approval and adoption of this Agreement and the transactions contemplated hereby.

          (c) The Company and MergerCo shall together prepare and file a Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") under the Exchange Act. Each of MergerCo and the Company shall furnish all information concerning it, its affiliates and the holders of its capital stock required to be included in the Schedule 13E-3 and, after consultation with each other, shall respond promptly to any comments made by the SEC with respect to the Schedule 13E-3.

          (d) The information supplied by the Company for inclusion in the Form S-4, the Proxy Statement or the Schedule 13E-3 shall not, at the time the Form S-4 is declared effective under the Securities Act, or at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Special Meeting, as then amended or supplemented, or at the Effective Time, omit to state any material fact necessary to correct any statement originally supplied by the Company for inclusion in the Form S-4, the Proxy Statement or the Schedule 13E-3 which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates, or its, or its affiliates', respective officers, directors or shareholders, should be discovered which should be set forth in an amendment of, or a supplement to such Form S-4, Proxy Statement or
Schedule 13E-3, the Company shall promptly so inform MergerCo and will furnish all necessary information to MergerCo relating to such event and an appropriate amendment or supplement to such Form S-4, Proxy Statement or Schedule 13E-3 will thereafter be filed with the SEC by the Company. All documents that the Company is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and/or the Securities Act, as the case may be, and the rules and regulations thereunder. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification in connection with the Merger of Recapitalized Common Stock following the Merger.

          (e) The Company will immediately notify MergerCo of (i) the effectiveness of the Form S-4, (ii) the receipt of any comments from the SEC and
(iii) any request by the SEC for any amendment to the Form S-4 or for additional information. All filings with the SEC, including the Form S-4 and any amendment thereto, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of MergerCo. No such filing or mailing shall be made without the prior consent of MergerCo.

          (f) The information supplied or to be supplied by MergerCo for inclusion in the Form S-4, the Proxy Statement or the Schedule 13E-3 shall not, at the time the Form S-4 is declared effective under the Securities Act, or at the time the Proxy Statement is mailed, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or, at the time of the Special Meeting, as then amended or supplemented, or at the Effective Time, omit to state any material fact necessary to correct any statement originally supplied by MergerCo for inclusion in the Proxy Statement or the Schedule 13E-3 which has become false or misleading. If at any time prior to the

Effective Time any event relating to MergerCo or any of its affiliates, or its affiliates' respective officers, directors or shareholders should be discovered which should be set forth in an amendment of, or a supplement to, such Form S-4, Proxy Statement or Schedule 13E-3, MergerCo shall promptly so inform the Company and will furnish all necessary information to the Company relating to such event and an appropriate amendment or supplement to such Form S-4, Proxy Statement or
Schedule 13E-3 will thereafter be filed with the SEC by the Company. All documents that MergerCo is responsible for filing with the SEC in connection with the transactions contemplated by this Agreement shall comply in all material respects, both as to form and otherwise, with the Exchange Act and the rules and regulations thereunder.

          (g) The Company shall use its reasonable best efforts to cause its independent accountants to deliver two letters, one dated as of the date on which the Form S-4 shall become effective under the Securities Act and one dated as of the Closing Date, each addressed to the Company, in form and substance reasonably satisfactory to the Company and customary in scope and substance for comfort letters delivered by independent public accounts in connection with registration statements similar to the Form S-4.

          Section 5.7   Notification of Certain Matters. The Company shall give
                        -------------------------------
prompt notice to MergerCo, and MergerCo shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-
    -
occurrence of which would cause any representation or warranty of the Company, or of MergerCo, as the case may be, contained in this Agreement to be untrue or inaccurate in any material respect at the Effective Time, (ii) any material
                                                           --
failure of the Company, or MergerCo, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any event, occurrence, fact, condition, change,
                  ---
development or effect that, individually or in the aggregate, would have or result in a Material Adverse Effect or a breach of Section 5.1.

           Section 5.8  Directors' and Officers' Insurance and Indemnification.
                        ---------------------------------- -------------------

          (a) For a period of six years after the Effective Time, the Surviving Corporation shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries in such capacities ("Indemnified Parties") against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Articles of Organization and By-Laws in effect at the date hereof (to the extent consistent with applicable law).

          (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain in effect directors' and officers' liability insurance covering the persons who are currently covered by the Company's existing directors' and officers' liability insurance with respect to claims arising from facts or events which occurred at or prior to the Effective Time, on terms and conditions no less favorable to such directors and officers than those in effect on the date hereof;

          (c) The provisions of this Section 5.8 are intended for the benefit of, and shall be enforceable by, the respective Indemnified Parties. Nothing in this Section 5.8 shall limit or restrict the right or ability of the Surviving Corporation to change its state of domicile to Delaware.

          Section 5.9   Publicity.  Neither the Company, MergerCo nor any of
                        ---------
their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consultation of the other party, except as may be required by law or by any listing agreement with a national securities exchange if all reasonable efforts have been made to consult with the other party.

          Section 5.10  Shareholder Litigation. Each of the Company and MergerCo
                        ----------------------
shall give the other the reasonable opportunity to participate in the defense of any shareholder litigation against the Company or MergerCo, as applicable, and its directors relating to the transactions contemplated by this Agreement.

          Section 5.11  Recapitalization.  Each of the Company and MergerCo
                        ----------------
shall use its best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a recapitalization and such accounting treatment to be accepted by their respective accountants and by the SEC, and each of the Company and

MergerCo agrees that it shall take no action that would cause such accounting treatment not to be obtained.

          Section 5.12  Conveyance Taxes.  MergerCo and the Company shall
                        ----------------
cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

          Section 5.13  Delisting.  Each of the parties agrees to cooperate with
                        ---------
each other in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE, provided that such delisting shall not be effective until after the Effective Time of the Merger. Notwithstanding the foregoing, the Surviving Corporation will not take any action, for at least five years after the Effective Time (the "Registration Period"), to terminate the registration of the Recapitalized Common Stock under Section 12 of the Exchange Act other than in connection with a merger in which the Surviving Corporation is not the surviving corporation unless less than 100 record holders of shares of Recapitalized Common Stock and any other shares of capital stock of the Surviving Corporation (or any successor entity by merger or otherwise, issued in respect of such shares, whether as a result of stock splits, stock dividends, reclassifications, recapitalizations or similar events) are non-affiliates of the Surviving Corporation. The Surviving Corporation will continue to file timely and accurately all reports required by Sections 13(a) and 15(d) of the Exchange Act, until the earlier to occur of (x) the expiration of the Registration Period and (y) such time as the Recapitalized Common Stock is no longer registered under Section 12 of the Exchange Act.

          Section 5.14  Affiliates.  Prior to the Closing Date, the Company
                        ----------
shall deliver to MergerCo a letter identifying all persons who are, at the time this Agreement is submitted for approval to the stockholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to MergerCo on or prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

          Section 5.15  Letter as to Solvency.  The parties hereto shall engage
                        ---------------------
an appraisal firm to deliver a letter addressed to the Board of Directors of the Company and the Company (and on which the Board of Directors shall be entitled to rely) indicating that immediately after the Effective Time, and after giving effect to the Merger and the financings contemplated by this Agreement and any other transactions contemplated in connection with the Merger, the Surviving Corporation will not (i) be insolvent or (ii) have unreasonably small capital
                      -                   --
with which to engage in its business

                                  ARTICLE VI

                                  CONDITIONS

          Section 6.1  Conditions to Each Party's Obligation To Effect the
                       ---------------------------------------------------
Merger.  The respective obligation of each party to effect the Merger shall be
------
subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

          (a) No statute, rule, order, decree or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction (whether temporary, liminary or permanent) which is in effect and has the effect of prohibiting the consummation of the Merger or making the Merger illegal;

          (b) There shall be no order or injunction of a Governmental Entity of competent jurisdiction (whether temporary, preliminary or permanent) in effect precluding, restraining, enjoining or prohibiting consummation of the Merger;

          (c) The Form S-4 (including the Proxy Statement) in form and substance consistent with the intent of the Parties set forth in Section 5.11 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and any material "blue sky" and other state securities laws applicable to the registration and qualification of the Recapitalized Common Stock following the Merger shall have been complied with.

          (d) The applicable waiting period under the HSR Act with respect to the actions contemplated by this Agreement shall have expired or been terminated; and

          (e) Other than filing the Articles of Merger in accordance with the MBCL and the Certificate of Merger in accordance with the DGCL, all authorizations, consents and approvals of all Governmental Entities required to be obtained prior to consummation of the Merger shall have been obtained, except for such authorizations, consents, and approvals the failure of which to be obtained would not have a Material Adverse Effect.

          (f) The Board of Directors of the Company and the Company shall have received the letter contemplated by Section 5.15.

          Section 6.2  Conditions to the Obligation of the Company to Effect the
                       ---------------------------------------------------------
Merger.  The obligation of the Company to effect the Merger is further subject
------
to the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of MergerCo contained in this Agreement shall be true and correct at and as of the date hereof, and true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as of such time; and

          (b) MergerCo shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof.

          Section 6.3  Conditions to Obligations of MergerCo to Effect the
                       ---------------------------------------------------
Merger.  The obligations of MergerCo to effect the Merger are further subject to
------
the satisfaction or waiver at or prior to the Effective Time of the following conditions:

          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct at and as of the date hereof, and true and correct in all respects (in the case of any representation or warranty containing any materiality qualification) or in all material respects (in the case of any representation or warranty without any materiality qualification) at and as of the Effective Time as if made at and as such time;

          (b) The Company shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Effective Time pursuant to the terms hereof;

          (c) MergerCo and the Company shall have received sufficient funds to pay the Merger Consideration, repay or redeem all of the existing indebtedness of the Company and its Subsidiaries, and otherwise enable MergerCo to consummate the transactions contemplated hereby and to meet the working capital requirements of the Surviving Corporation pursuant to financing arrangements and definitive financing agreements completed to the satisfaction of MergerCo in its reasonable judgment;

          (d) The number of Dissenting Shares shall not exceed 5% of the issued and outstanding shares of Company Common Stock;

          (e) No event, occurrence, fact, condition, change, development or effect shall exist or have occurred or come to exist or been threatened since September 30, 1997 that, individually or in the aggregate, has had or resulted in, or could reasonably be expected to become or result in, a Material Adverse Effect;

          (f) All outstanding Rights issued and outstanding under the Rights Agreement shall have been terminated and the Rights Agreement shall have terminated and be of no further force or effect, as contemplated by Section 3.23.

                                  ARTICLE VII

                                  TERMINATION

          Section 7.1  Termination.  Notwithstanding any thing herein to the
                       -----------
contrary, this Agreement may be terminated and the Merger may be abandoned at anytime prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) By the mutual consent of the Boards of Directors of MergerCo and the Company.

          (b) By either the Company, on the one hand, or MergerCo, on the other hand, if: (i) the Merger has not been
           -
consummated on or prior to June 30, 1998 or such other date, if any, as MergerCo and the Company shall agree upon (provided that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date); or (ii) any Governmental Entity shall have issued a statute, order, decree or
    --
regulation or taken any other action (which statute, order, decree, regulation or other action the parties hereto shall use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the Merger or making the Merger illegal and such statute, order, decree, regulation or other action shall have become final and non-appealable.

          (c)  By the Company, (i) if holders of two-thirds of the outstanding
                                -
Company Common Stock fail to approve and adopt this Agreement and the transactions contemplated hereby at the Special Meeting (including any postponement or adjournment thereof), or (ii) if, prior to the Effective Time,
                                          --
either of the Board of Directors of the Company or the Special Committee, shall have withdrawn, or modified or changed in a manner adverse to MergerCo its approval or recommendation of this Agreement or the Merger pursuant to Section 5.2; provided in the case of (ii) that such termination shall not be effective
     --------
until the Company has made payment to CD&R (as defined in Section 8.1(b)) of the Fee (as defined in Section 8.1(b)) and has either paid to MergerCo or deposited with a mutually acceptable escrow agent $5 million for reimbursement to MergerCo of Expenses (as defined in Section 8.1(b)), in each case in accordance with
Section 8.1.

          (d) By the Company, upon 15 days' prior written notice, in the event of a material breach of any representation, warranty, covenant or agreement on the part of MergerCo such that the condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 day period (provided that if such
                                                     --------
breach is not curable, the Company may terminate this Agreement immediately under this Section 7.1(d)); except where the Company is in material breach of any representation, warranty, covenant or agreement as provided in Section 7.1(e).

          (e) By MergerCo, upon 15 days' prior written notice, in the event of a material breach of any representation, warranty, covenant or agreement on the part of the Company such that the condition set forth in Section 6.3(a) or 6.3(b) would not be satisfied as of the Effective Time, which breach is not cured prior to the expiration of such 15 day period (provided that if such breach is not curable, MergerCo may
                    --------
terminate this Agreement immediately under this Section 7.1(e)); except where MergerCo is in material breach of any representation, warranty, covenant or agreement as provided in Section 7.1(d).

          (f)  By MergerCo, if (i) holders of at least two-thirds of the
                                -
outstanding Company Common Stock fail to approve and adopt this Agreement and the transactions contemplated hereby at the Special Meeting (including any postponement or adjournment thereof); (ii) either the Board of Directors of the
                                       --
Company or the Special Committee withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to MergerCo or shall have resolved to do any of the foregoing or the Board of Directors of the Company shall have recommended to the shareholders of the Company any Company Takeover Proposal or resolved to do so; or (iii) a tender offer or
                                                    ---
exchange offer for outstanding shares of capital stock of the Company then representing 20% or more of the combined power to vote generally for the election of directors is commenced, and the Board of Directors of the Company does not recommend that stockholders not tender their shares into such tender or exchange offer.

          Section 7.2  Effect of Termination.  In the event of the termination
                       ---------------------
of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party or parties to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of MergerCo or the Company, except as set forth in
Section 8.1 hereof and except with respect to the requirement to comply with the Confidentiality Agreement and return, destroy or hold Evaluation Material pursuant to the procedures set forth therein or set forth in Section 5.3; provided that nothing herein shall relieve any party from any liability or
--------
obligation with respect to any wilful breach of this Agreement.


                                 ARTICLE VIII

                                 MISCELLANEOUS

          Section 8.1  Fees and Expenses.  (a)  Except as contemplated by this
                       -----------------
Agreement, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses except that the Company shall bear and pay the costs and expenses incurred in connection with (i) the preparation, filing,
                                                -
printing and mailing of the Form S-4 and the Proxy Statement (including SEC filing fees) and (ii) the filing of the Schedule 13E-3.
                  --

          (b) The Company shall promptly pay Clayton, Dubilier & Rice, Inc. ("CD&R") a termination fee of $24.5 million (the "Fee") (x) in the event that
                                                         -
this Agreement is terminated pursuant to Sections 7.1(c)(i), 7.1(e) or 7.1(f)(i) or (iii), provided that (A) prior to the time this Agreement is terminated or
          --------
the time of the Special Meeting, as the case may be, a Company Takeover Proposal shall have been publicly announced or shall have become publicly known and (B) during the term of this Agreement or within twelve months after the termination of this Agreement a Company Takeover Event shall occur, (y) the Company
                                                         -
terminates this Agreement pursuant to Section 7.1(c)(ii), or (z) MergerCo
                                                              -
terminates this Agreement pursuant to Section 7.1(f)(ii). In addition, the Company shall promptly pay MergerCo an amount equal to all Expenses in the event of any termination of this Agreement other than a termination resulting from (i)
                                                                              -
the failure by MergerCo to fulfill any of their material obligations under this Agreement or (ii) the failure of the condition specified in Section 6.1(c) to be
              --
satisfied because recapitalization accounting treatment is not available for the transactions contemplated by this Agreement, including the Merger. All such payments shall be in immediately available funds. In the event that the Company shall pay MergerCo an amount in respect of Expenses as contemplated by the proviso to Section 7.1(c), and such amount shall subsequently prove to exceed the amount of Expenses actually incurred, MergerCo shall refund the excess to the Company. The term "Expenses" means all documented out-of-pocket fees, costs and other expenses, not to exceed $5 million, incurred or assumed by MergerCo or incurred on its behalf in connection with this Agreement or any of the transactions contemplated hereby, including but not limited to in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Merger and the other transactions contemplated hereby, or any commitments or agreements relating to such financing.

          (c)  The Company acknowledges that the agreements contained in this
Section 8.1 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, MergerCo would not enter into this Agreement; accordingly, if the Company fails promptly to pay the amount due pursuant to this Section 8.1, and, in order to obtain such payment, MergerCo commences a suit which results in a judgment against the Company for any of the Fees or Expenses set forth in this Section 8.1, the Company shall pay to MergerCo its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of such Fees and Expenses at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

          (d)  This Section 8.1 shall survive any termination of this Agreement.

          Section 8.2  Amendment; Waiver.
                       -----------------

          (a) This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors (and, in the case of the Company, the Special Committee), at any time before or after approval by the shareholders of the Company of the matters presented in connection with the Merger, but after any such approval no amendment shall be made without the approval of such shareholders if such amendment changes the Merger Consideration or alters or changes any of the other terms or conditions of this Agreement if such alteration or change would materially adversely affect the rights of such shareholders. Except as otherwise provided in Section 2.3 with respect to
Schedule 2.3, this Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          (b)  At any time prior to the Effective Time, the parties may (i)
                                                                         -
extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and
                           --
warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the
                                         ---
agreements or conditions of the other parties hereto contained herein. Any such extension or waiver by the Company shall require the consent of the Special Committee or the Board of Directors of the Company. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy or breach of any representation, warranty, covenant or agreement or failure to fulfill any condition shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement as to which there is no inaccuracy or breach. The representations and warranties of the Company shall not be affected or deemed waived by reason of any investigation made by or on behalf of MergerCo (including but not limited to any of its advisors, counsel, consultants or representatives) or by reason of the fact that MergerCo or any of such advisors, counsel, consultants or representatives knew or should have known that any such representation or warranty is or might be inaccurate.

          Section 8.3  Survival.  The respective representations and warranties
                       --------
of MergerCo and the Company contained herein or in any certificates or other documents delivered prior to or as of the Effective Time shall not survive beyond the Effective Time. The covenants and agreements of the parties hereto (including the Surviving Corporation after the Merger) shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

          Section 8.4  Notices.  All notices and other communications hereunder
                       -------
shall be in writing and shall be deemed given upon (a) transmitter's
                                                    -
confirmation of a receipt of a facsimile transmission, (b) confirmed delivery
                                                        -
by a standard overnight carrier or when delivered by hand or

(c) the expiration of five business days after the day when mailed in the
 -
United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a)  if to the Company, to:

               Dynatech Corporation
               Corporate Headquarters
               3 New England Executive Park
               Burlington, Massachusetts 01803
               Facsimile: (617) 229-8850
               Telephone: (781) 272-6100
               Attention:  General Counsel
                    and
               Attention: Mark V. B. Tremallo, Esq.

               with a copy to:

               Hale & Dorr LLP
               60 State Street
               Boston, Massachusetts 02109
               Facsimile: (617) 526-5000
               Telephone: (617) 526-6000
               Attention: Peter Tarr

               and with a copy to:

               Ropes & Gray
               One International Place
               Boston, MA  02110
               Facsimile: (617) 951-7050
               Telephone: (617) 951-7000
               Attention: John E. Beard, Esq.

          (b)  if to MergerCo, to:

               CDRD Merger Corporation
                 c/o the Clayton, Dubilier & Rice
                 Fund V Limited Partnership
               1043 Foulk Road, Suite 106
               Wilmington, Delaware 19803
               with a copy to

               Clayton, Dubilier & Rice, Inc.
               375 Park Avenue, 18th Floor
               New York, New York  10152
               Facsimile:  (212) 407-5252
               Telephone:  (212) 407-5200
               Attention:  Brian D. Finn

               and with a copy to:

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Telephone:  (212) 909-6000
               Facsimile:  (212) 909-6836
               Attention:  Franci J. Blassberg, Esq.

          Section 8.5  Interpretation.  When a reference is made in this
                       --------------
Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation". The phrase "made available" when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available. The words "affiliates" and "associates" when used in this Agreement shall have the respective meanings ascribed to them in Rule 12b-2 under the Exchange Act. The phrase "beneficial ownership" and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act.

          Section 8.6  Headings; Schedules.  The headings contained in this
                       -------------------
Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Disclosure of any matter pursuant to any Schedule to the Disclosure Schedule shall not be deemed to be an admission or representation as to the materiality of the item so disclosed.

          Section 8.7  Counterparts.  This Agreement may be executed in two or
                       ------------
more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

          Section 8.8  Entire Agreement; Third Party Beneficiaries.  This
                       -------------------------------------------
Agreement, together with the

Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter hereof and (b) except for the provisions of Sections 5.8, 5.13 and 8.1(b), are not intended to confer upon any person other than the parties any rights or remedies.

          Section 8.9  Severability.  If any term, provision, covenant or
                       ------------
restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          Section 8.10 Governing Law.  This Agreement shall be governed and
                       -------------
construed in accordance with the laws of the State of New York, except to the extent that it is mandatorily governed by the laws of the Commonwealth of Massachusetts.

          Section 8.11 Assignment.  Neither this Agreement nor any of the
                       ----------
rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, that MergerCo may assign this
                                      --------
Agreement to any Subsidiary of MergerCo. This Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns.

          IN WITNESS WHEREOF, MergerCo and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                              DYNATECH CORPORATION


                              By: /s/ John F. Reno
                                 --------------------------------
                                 Name:  John F. Reno
                                 Title: Chairman, President
                                        and Chief Executive
                                        Officer


[Seal]


                              By: /s/ Allan M. Kline
                                 --------------------------------
                                 Name:  Allan M. Kline
                                 Title: Corporate Vice President,
                                        Chief Financial Officer
                                        and Treasurer



                              CDRD MERGER CORPORATION


                              By: /s/ Brian D. Finn
                                 --------------------------------
                                 Name:  Brian D. Finn
                                 Title: President


[Seal]

                              By: /s/ Joseph L. Rice, III
                                 --------------------------------
                                 Name:  Joseph L. Rice, III
                                 Title: Vice President and
                                        Treasurer

                                                                      Appendix B
                  [LETTERHEAD OF MERRILL LYNCH APPEARS HERE]



                                                        December 20, 1997





Board of Directors
Dynatech Corporation
3 New England Executive Park
Burlington, Massachusetts  01803

Members of the Board of Directors:

     Dynatech Corporation (the "Company") and CDRD Merger Corporation ("MergerCo"), a corporation formed by Clayton, Dubilier & Rice Fund V Limited Partnership (the "Fund"), propose to enter into an Agreement and Plan of Merger (the "Agreement") pursuant to which MergerCo will be merged with and into the Company in a transaction (the "Merger") in which (i) the Company will be the surviving corporation (the "Surviving Corporation") and (ii) each outstanding share of the Company's common stock, par value $0.20 per share (the "Shares"), other than Shares held by the Company as treasury stock or that are held by MergerCo and other than Dissenting Shares (as defined in the Agreement), will be converted into the right to receive (A) $47.75 in cash, without interest, and
(B) 0.5 shares of Class A common stock, no par value per share, of the Surviving Corporation (the "Recapitalized Common Stock"). The Merger is expected to be considered by the shareholders of the Company at a special shareholders' meeting in early 1998 and consummated on or shortly after the date of such meeting (assuming the shareholders of the Company approve the Merger).

     You have asked us whether, in our opinion, the proposed consideration to be received in the Merger pursuant to the Agreement by the holders of the Shares (other than the Company, with respect to treasury stock, and MergerCo) is fair from a financial point of view to such holders.


     In arriving at the opinion set forth below, we have, among other things:

     (1) Reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

     (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and information relating to certain pro forma effects on the Company's capital structure after giving effect to the Merger furnished to us by the Company and the Fund;

     (3) Conducted discussions with members of senior management of the Company and of the Fund concerning the matters described in clauses 1 and 2 above;

[LOGO OF MERRILL LYNCH APPEARS HERE]

     (4) Reviewed the market prices and valuation multiples for the Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (5) Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

     (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

     (7) Participated in certain discussions and negotiations among representatives of the Company and the Fund;

     (8)   Reviewed a draft dated December 19, 1997 of the Agreement; and

     (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities, contingent or otherwise, of the Company or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information furnished to or discussed with us by the Company and the information regarding certain pro forma effects on the Company's capital structure after giving effect to the Merger, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company and, subsequent to the Merger, the Surviving Corporation, and as to such pro forma effects on the Company's capital structure, respectively. We also assumed that the Merger will be accounted for as a recapitalization under generally accepted accounting principles. We have further assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. Additionally, for the purposes of rendering this opinion, we have assumed in all respects material to our analysis that the representations and warranties of each party in the Agreement are true and correct, that each party to the Agreement will perform all of the covenants and agreements required to be performed by such party under the Agreement, and that all conditions to the consummation of the Merger will be satisfied without waiver thereof.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company. In connection with the preparation of this opinion, we have not been asked to consider, and this opinion does not in any manner address, the value of the Recapitalized Common Stock or the prices at which shares of the Recapitalized Common Stock will actually trade following consummation of the Merger.

     We are acting as financial advisor to the Board of Directors in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We are currently providing and have, in the past, provided financial advisory and financing

[LOGO OF MERRILL LYNCH APPEARS HERE]

services to the Fund and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Shares for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the proposed consideration to be received in the Merger pursuant to the Agreement by the holders of the Shares (other than the Company, with respect to treasury stock, and MergerCo) is fair from a financial point of view to such holders.


                                    Very truly yours,

                                    [SIGNATURE APPEARS HERE]

                                    MERRILL LYNCH, PIERCE, FENNER & SMITH
                                               INCORPORATED

                                                                    Appendix C

                       The Commonwealth of Massachusetts

                OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
                        MICHAEL J. CONNOLLY, Secretary
                ONE ASHBURTON PLACE BOSTON, MASSACHUSETTS 02108
                           ARTICLES OF ORGANIZATION
                             (Under G.L. Ch. 156B)

                                   ARTICLE 1

                        The name of the corporation is:

                             DYNATECH CORPORATION

                                  ARTICLE II

                 The purpose of the corporation is to engage
                     in the following business activities:

To carry on any engineering, research, consulting, development, manufacturing, mercantile, selling, management, service or other business operation or activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of the Commonwealth of Massachusetts.



















Note: If the space provided under any article or item on this form is insufficient additions shall be set forth on a Separate 8 1/2 x 11 sheet of paper leaving a left hand margin at least 1 inch. Additions to more than one article maybe continued on a single sheet so long as each article requiring each such addition is clearly indicated.

                                  ARTICLE III

The Type and issuance of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue


                           WITHOUT PAR VALUE STOCKS

                    -------------------------------------
                        TYPE          NUMBER OF SHARES
                    -------------------------------------
                     COMMON:
                                      200,000,000
                    -------------------------------------
                     PREFERRED:

                    -------------------------------------


                             WITH PAR VALUE STOCKS

               ---------------------------------------------------
                    TYPE        NUMBER OF SHARES        PAR VALUE
               ---------------------------------------------------
                COMMON:

               ---------------------------------------------------
                PREFERRED:
                                    100,000              $1
               ---------------------------------------------------

                                  ARTICLE IV

If more than one type, class or series is authorized, a description of each _____, if any, the preferences, voting powers, qualifications, special or relative rights or privileges as to each type and class thereof and any series now established.

                               See pages 2A - 2G


                                   ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:



                                     None






                                  ARTICLE VI

Other lawful provisions, if any, for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, regulating the powers of the corporation, or of its directors or stockholders or of any class of shareholders: (if there are no provisions state "None".)


                               See pages 2H - 2M


Note: The preceding (6) articles are considered to be permanent and may only be changed by filing appropriate articles of amendment.

                                  Article IV
                                  ----------

          A description of each of the different classes of stock with the preferences, voting powers, qualifications, special or relative rights or privileges as to each class thereof is as follows:

                            SERIAL PREFERENCE STOCK
                            -----------------------

          1.   Issuance.  The Serial Preference Stock may from time to time be
               --------
divided into and issued in one or more series. The different series shall be established and designated, and the variations in the relative rights and preferences as between the different series shall be fixed and determined by the Board of Directors as provided in Section 2 hereof. In all other respects all shares of Serial Preference Stock shall be identical.

          The Serial Preference Stock may be issued from time to time by authority of the Board of Directors for such consideration as from time to time may be fixed by vote of the Board of Directors providing for the issue of such stock.

          2.   Rights and Privileges.  The Board of Directors is hereby
               ---------------------
expressly authorized, subject to the provisions of these Articles of Organization, to establish one or more series of Serial Preference Stock and, with respect to such series, to fix and determine by vote providing for the issue of such series:

          (a) the number of shares to constitute such series and the distinctive designation thereof;

          (b) the dividend rate on the shares of such series and the dividend payment dates;

          (c) whether or not the shares of such series shall be redeemable, and, if redeemable, the redemption prices which the shares of such series shall be

                                      2A
     entitled to receive and the terms and manner of redemption;

          (d) the preferences, if any, and the amounts which the shares of such series shall be entitled to receive and all other special or relative rights of the shares of such series, upon the voluntary and involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

          (e) whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied for redemption of such shares and, if such retirement or sinking fund or funds be established, the annual amount thereof and the terms and provisions relative to the operation thereof;

          (f) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated in such vote;

          (g) whether or not the shares of such series shall have voting rights, and, if so, the conditions under which the shares of such series shall vote as a separate class; and

          (h) such other designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of such series to the full extent now or hereafter permitted by the laws of the Commonwealth of Massachusetts.

Notwithstanding the fixing of the number of shares constituting a particular series, the Board of Directors may at any time thereafter authorize the issuance of additional shares of the same series.

                                      2B

          3.   Dividends.  Holders of Serial Preference Stock shall be entitled
               ---------
to receive, when and as declared by the Board of Directors but only out of funds legally available for the payment of dividends, cash dividends (which may be cumulative) at the annual rates fixed by the Board of Directors for the respective series and no more, payable on such dates in each year as the Board of Directors shall fix for the respective series as provided in subsection 2(b) (hereinafter referred to as "dividend dates"). Until all accrued dividends on all series of Serial Preference Stock which bear cumulative dividends have been declared and set apart for payment through the last preceding dividend date set for all such series, no cash payment or distribution shall be made to holders of any other class of Stock of the Corporation. Dividends on shares of Serial Preference Stock of any series which bears cumulative dividends shall accumulate from and after the day on which such shares are issued, but arrearages in the payment of dividends on any shares of Serial Preference Stock shall not bear interest. No dividend shall be declared and set apart for payment on any series of Serial Preference Stock in respect of any dividend period unless there shall likewise be declared and set apart for payment on all shares of Serial Preference Stock of each series at the time outstanding such dividends as would be payable on the said shares through the last preceding dividend date if all dividends were declared and paid in full. Nothing herein contained shall be deemed to limit the right of the Corporation to purchase or otherwise acquire at any time any shares of its capital stock; provided that no shares of capital stock shall be repurchased at any time when accrued dividends on any series of Serial Preference Stock which bears cumulative dividends remain unpaid for any period to any including the last preceding dividend date.

          For purposes of these Articles of Organization, and of any vote fixing the terms of any series of Serial Preference Stock the amount of dividends "accrued" on any share of Serial Preference Stock of any series as at any dividend date which bears cumulative dividends shall be

                                      2C
deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends "accrued" on any such share of Serial Preference Stock of any series which bears cumulative dividends as at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared, plus an amount computed, on the basis of 360 days per annum, for the period after such last preceding dividend date to and including the date as of which the calculation is made at the annual dividend rate fixed for the shares of such series.

          4.   Preference Upon Dissolution.  Upon the dissolution of, or upon
               ---------------------------
any distribution of the assets of, the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for any other class of stock, the holders of Serial Preference Stock shall be entitled to payment of the amount of the preference payable upon such dissolution of, or distribution of the assets of, the Corporation fixed by the Board of Directors for the respective series as provided in subsection 2(d), and shall be entitled to no further payment. If upon any such dissolution or distribution the assets of the Corporation shall be insufficient to pay in full to the holders of the Serial Preference Stock the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among the holders of each series of Serial Preference Stock ratably in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. The voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation, the merger or consolidation of the Corporation into or with any other Corporation, or the merger of any other corporation into it, shall not be deemed to be a dissolution of, or a distribution of the assets of, the Corporation, for the purpose of this Section 4.

                                      2D

          5.   Redemption.  In the event that and during the period in which the
               ----------
Serial Preference Stock of any series shall be redeemable, then, at the option of the Board of Directors, the Corporation from time to time may redeem all or any part of the outstanding shares of such series at the redemption price and upon the terms and conditions fixed by the Board of Directors as provided in subsection 2(c) (the sum so payable upon any redemption of Serial Preference Stock being herein referred to as the "redemption price"); provided, that not less than 30 days previous to the date fixed for redemption notice of the time and place thereof shall be mailed to each holder of record of the shares so to be redeemed at his address as shown by the records of the Corporation; and provided, further, that in case of redemption of less than all of the outstanding shares of any series of Serial Preference Stock the shares to be redeemed shall be chosen by lot or in such equitable manner as may be prescribed by the Board of Directors. At any time after notice of redemption shall have been mailed as above provided but before the redemption date, the Corporation may deposit the aggregate redemption price in trust with a bank or trust company in New York, New York, Boston, Massachusetts, or any other city in which the Corporation shall at that time maintain a transfer agency with respect to any class of its stock, having capital, surplus and undivided profits of at least $5,000,000, and named in such notice. Upon the making of such deposit, or if no such deposit is made then upon such redemption date (unless the Corporation shall default in making payment of the redemption price), holders of the shares of Serial Preference Stock called for redemption shall cease to be stockholders with respect to such shares notwithstanding that any certificate for such shares shall not have been surrendered; and thereafter such shares shall no longer be transferable on the books of the Corporation and such holders shall have no interest in or claim against the Corporation with respect to said shares, except the right (a) to receive payment of the redemption price upon surrender of their
           -
certificates, or (b) to exercise on or before the date fixed for redemption the
                  -
rights, if any, not

                                      2E
theretofore expiring, to convert the shares so called for redemption into, or to exchange such shares for, shares of stock of any other class or classes of stock of the Corporation. Any funds deposited in trust as aforesaid which shall not be required for such redemption, because of the exercise of any right of conversion subsequent to the date of such deposit or otherwise, shall be returned to the Corporation forthwith. The Corporation shall be entitled to receive from any such bank or trust company the interest, if any, allowed on any moneys deposited pursuant to this Section, and the holders of any shares so redeemed shall have no claim to any such interest. Any funds so deposited by the Corporation and unclaimed at the end of five years from the date fixed for such redemption shall be repaid to the Corporation upon its request, after which repayment the holders of such shares who shall not have made claim against such moneys prior to such repayment shall be deemed to be unsecured creditors of the Corporation, but only for a period of two years from the date of such repayment (after which all rights of the holders of such shares as unsecured creditors or otherwise shall cease), for an amount equivalent to the amount deposited as above stated for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

          In order to facilitate the redemption of any shares of Serial Preference Stock, the Board of Directors is authorized to cause the transfer books of the Corporation to be closed as to the shares to be redeemed.

          6.   Retirement.  Any shares of Serial Preference Stock which shall at
               ----------
any time have been redeemed, or which shall at any time have been surrendered for conversion or exchange or for cancellation pursuant to any retirement or sinking fund provisions with respect to any series of Serial Preference Stock, shall be retired and shall thereafter have the status of authorized and unissued shares of Serial Preference Stock undesignated as to series.

                                      2F

                                  COMMON STOCK
                                  ------------

          1.   Issuance.  The Common Stock may be issued from time to time by
               --------
authority of the Board of Directors for such consideration as from time to time may be fixed by vote of the Board of Directors providing for the issue of such stock.

          2.   Dividends.  Holders of Common Stock shall be entitled to receive
               ---------
dividends when and as declared by the Board of Directors but only out of funds legally available for the payment thereof and not until all accrued dividends on all series of Serial Preference Stock which bear cumulative dividends shall have been declared and set apart for payment through the last preceding dividend date set for all such series.

          3.   Preference to Serial Preference Stock Upon Dissolution.  Upon the
               ------------------------------------------------------
dissolution of, or upon any distribution of the assets of, the corporation, the assets, or the proceeds thereof, which are available for distribution to stockholders shall be distributed ratably among the holders of Common Stock after payment to the holders of each series of Serial Preference Stock of the amount of the preference payable upon such dissolution of, or distribution of the assets of, the Corporation.

          4.   Voting Rights.  The Common Stock shall have exclusive voting
               -------------
rights except as otherwise required by law and except to the extent the Board of Directors may, at the time any series of Serial Preference Stock is established, determine that the shares of such series shall have exclusive voting rights or shall vote together as a single class with shares of Common Stock and/or with shares of one or more other series of Serial Preference Stock on all or certain matters. Each share of Common Stock shall be entitled to one vote.

                                      2G

                                   Article VI
                                   ----------

             POWERS OF THE CORPORATION, DIRECTORS AND STOCKHOLDERS
             -----------------------------------------------------

          The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation and for the purpose of creating, defining, limiting and regulating the powers of the Corporation and its Directors (as defined below) and stockholders:

          1. The number of Directors of the Corporation shall be fixed and may be altered from time to time in the manner provided in the By-Laws, and vacancies in the Board of Directors and newly created directorships resulting from any increase in the authorized number of Directors may be filled, and Directors may be removed, as provided in the By-Laws.

          2. The election of Directors may be conducted in any manner approved by the stockholders at the time when the election is held and need not be by ballot.

          3. All corporate powers and authority of the Corporation (except as at the time otherwise provided by law, by these Articles of Organization or by the By-Laws) shall be vested in and exercised by the Board of Directors.

          4. No Director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of his or her fiduciary duty as a Director, provided that nothing contained in these Articles
                              --------
of Organization shall eliminate or limit the liability of a Director (i) for any
                                                                      -
breach of the Director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional
 --
misconduct or a knowing violation of the law, (iii) under Section 61 or 62 of
                                               ---
the Business Corporation Law of the Commonwealth of Massachusetts (the

                                      2H

"MBCL"), or (iv) for any transaction from which the Director derived an improper
             --
personal benefit.

          No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

          The provisions of this Article shall not eliminate or limit the liability of a Director of the Corporation for any act or omission occurring prior to the date on which this Article became effective.

          If the MBCL is subsequently amended to eliminate or further limit the personal liability of Directors or to authorize corporate action to eliminate or further limit such liability, then the liability of the Directors of the Corporation shall be eliminated or limited to the fullest extent permitted by the MBCL as so amended.

          5. The By-Laws of this Corporation may provide that the Directors may make, amend or repeal the By-Laws in whole or in part, except with respect to any provision thereof which by law, the Articles of Organization or the By-Laws requires action by the stockholders.

                                INDEMNIFICATION
                                ---------------

          1.   Definitions.  For purposes of these Articles:
               -----------

          (a) A "Director" or "Officer" means any person serving as a director of the Corporation or in any other office filled by appointment or election by the Directors or the stockholders and also includes (i) a Director or Officer of
                                                     -
the Corporation serving at the request of the Corporation as a director, officer, employee, trustee, partner or other agent of another organization or who serves at its request in any capacity with respect to any employee benefit plan,

                                      2I
and (ii) any person who formerly served as a Director or Officer;
     --

          (b)  "Expenses" means (i) all expenses (including attorneys' fees and
                                 -
disbursements) actually and reasonably incurred in connection with a Proceeding, in being a witness in a Proceeding, or in successfully seeking indemnification under these Articles, and (ii) any judgments, awards, fines or penalties paid by
                           --
a Director or Officer in connection with a Proceeding or amounts paid in settlement of a Proceeding, including any taxes or penalties imposed on such Director or Officer with respect to any employee benefit plan under applicable law; and

          (c) A "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, and any claim which could be the subject of a Proceeding.

          2.   Rights to Indemnification.  Except as limited by law, the
               -------------------------
Corporation shall indemnify its Directors and Officers against all Expenses incurred by them in connection with any Proceeding resulting from their serving as an Officer or Director, except that no indemnification shall be provided regarding any matter as to which it shall be adjudicated that such Director or Officer did not act in good faith and in the reasonable belief that his or her action was in the best interests of the Corporation (the "Standard"); for purposes of this Section 2 in connection with service to an employee benefit plan, no Director or Officer shall be deemed to have failed to have acted in accordance with the Standard if he or she acted in good faith in the reasonable belief that his or her action was in the best interests of the participants or beneficiaries of said plan; and provided that as to any matter disposed of by a compromise payment by the Director or Officer seeking indemnification hereunder, pursuant to a consent decree or otherwise, no indemnification shall be provided unless such compromise shall be approved (i) by a majority vote of the Directors
                                          -
who were not parties to such Proceeding, or

                                      2J

(ii) by legal counsel (who may be the counsel regularly employed by the
 --
Corporation) in a written opinion to the effect that such Director's or Officer's actions were not contrary to the Standard or (iii) by vote of a
                                                        ---
majority of stockholders present in person or by proxy at a meeting at which a quorum is present.

          The Board of Directors may, by general vote pertaining to a specific employee or agent or class thereof, authorize indemnification of the Corporation's employees and agents to whatever extent it may determine, which may be in the same manner and to the same extent provided above.

          3.   Advance Payments.  Except as limited by law, expenses of a
               ----------------
Director or Officer shall be paid by the Corporation in advance of the final determination of a Proceeding, no later than 45 days after the written request therefor by said Director or Officer, unless it is determined (i) by a majority
                                                               -
vote of a quorum consisting of the Directors who were not parties to such Proceeding, or (ii) by legal counsel (who may be the counsel regularly employed
                --
by the Corporation) in a written opinion, to the effect that such Director or Officer did not act in accordance with the Standard; provided, however, that such advance shall only be made upon receipt of an undertaking by the Director or Officer to repay the advances if it is ultimately determined that he or she is not eligible to be indemnified, which undertaking may be unsecured and accepted without regard to the financial ability of such Director or Officer to make repayment.

          4.   Insurance.  The Corporation shall have the power to purchase and
               ---------
maintain insurance on behalf of any Director or Officer against any liability or cost incurred by him or her as a Director or Officer or arising out of such status, whether or not the Corporation would have the power to indemnify such Director or Officer against such liability or cost.

                                      2K

          5.   Other Rights and Remedies.  The provisions of these Articles
               -------------------------
shall not be construed to limit the power of the Corporation to indemnify its Officers or Directors to the full extent permitted by law or to enter into specific agreements, commitments or arrangements for indemnification permitted by law.

          The indemnification provided hereunder shall inure to the benefit of the heirs and personal representative of a Director or Officer.

          All rights to indemnification under these Articles shall be deemed to be in the nature of a contractual obligation of the Corporation bargained for by each Director and Officer who serves in such capacity at any time while these Articles or other relevant provisions of the MBCL and other applicable law, if any, are in effect. No repeal or modification of these Articles shall adversely affect any such rights or obligations then existing with respect to any state of facts then or theretofore existing or any Proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

          In the event that the laws of the Commonwealth of Massachusetts hereafter shall be amended, the effect of which is to modify, change, expand or contract the right or ability of a Massachusetts corporation to provide indemnification to any or all of its Officers or Directors, the Board of Directors of the Corporation shall be authorized to amend the By-Laws of the Corporation to insert therein an indemnification provision not inconsistent with the statutory law of Massachusetts then in effect and any such By-Law provision shall not be invalid or unenforceable by reason of the fact that it is inconsistent with the provisions of these Articles.

                      TRANSACTIONS WITH INTERESTED PERSONS
                      ------------------------------------

          1. In the absence of bad faith, no contract or transaction by this Corporation shall be void, voidable or

                                      2L
in any way invalid by reason of the fact that it is with an Interested Person.

          2. For this purpose, Interested Person shall mean an officer, director, stockholder or employee of the Corporation, any person in any other way interested in the Corporation, and a corporation or organization in which an officer, director, stockholder or employee of this Corporation is an officer, director, stockholder or employee or in any way interested.

          3. In the absence of bad faith, no Interested Person shall be liable because of his interest in this Corporation to the Corporation or any other Interested Person for any loss or expense incurred by reason of such contract or transaction or be accountable for any gain or profit realized from such contract or transaction.

          4. The provisions of this Article shall be operative notwithstanding the fact that the presence of an Interested Person was necessary to constitute a quorum at a meeting of Directors or stockholders of the Corporation at which such contract or transaction was authorized or that the vote of an Interested Person was necessary for the authorization of such contract or transaction.

          The Corporation reserves the right to amend or repeal any provision contained in these Articles of Organization in the manner now or hereafter prescribed by the law of the Commonwealth of Massachusetts and all rights herein conferred upon stockholders or Directors are granted subject to this reservation.

                                      2M

                                  ARTICLE VII

The effective date of organization of this corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information continued in ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

                                 ARTICLE VIII

a. The street address of the corporation IN MASSACHUSETTS is:(post office boxes are not acceptable)

       3 New England Executive Park, Burlington, Massachusetts 01803

b. The name, residence and post office address (if different) of the directors and officers of the corporation as follows:


                  NAME               RESIDENCE         POST OFFICE ADDRESS


President:

Treasurer:

Clerk:

Director:




c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of: March

d. The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:


                                  ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.

IN WITNESS WHEREOF and under the gains and penalties of perjury, I/WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws Chapter 1568 and do hereby sign these Articles of Organization as incorporator(s)
this    day of            19  .

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

-------------------------------------------------------------------------------

Note: If any already existing corporation is acting as incorporator, type in the exact name of the corporation, the state or other jurisdictions where it was incorporated, the name of the persons signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.

                       THE COMMONWEALTH OF MASSACHUSETTS



                           ARTICLES OF ORGANIZATION

                    GENERAL LAWS, CHAPTER 156B, SECTION 12

                ==============================================


     I hereby certify that, upon an examination of these articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of
$         having been paid, said articles are deemed to have been filed with me
this                 day of             19  .



Effective date


                              MICHAEL J. CONNOLLY
                              Secretary of State


FILING FEE: 1/10 of 1% of the total amount of the authorized capital stock, but not less than $200.00. For the purpose of filing, shares of stock with a par value less than one dollar or no par stock shall be deemed to have a par value of one dollar per share.


               PHOTOCOPY OF ARTICLES OF ORGANIZATION TO BE SENT


               ------------------------------------------------

               ------------------------------------------------

               ------------------------------------------------

               ------------------------------------------------

                                                                    Appendix D

                        MASSACHUSETTS APPRAISAL STATUTE

                      Chapter 156B of the General Laws of
                       the Commonwealth of Massachusetts

(S) 85.   Dissenting stockholder; right to demand payment for stock; exception

     A stockholder in any corporation organized under the laws of Massachusetts which shall have duly voted to consolidate or merge with another corporation or corporations under the provisions of sections seventy-eight or seventy-nine who objects to such consolidation or merger may demand payment for his stock from the resulting or surviving corporation and an appraisal in accordance with the provisions of sections eighty-six to ninety-eight, inclusive, and such stockholder and the resulting or surviving corporation shall have the rights and duties and follow the procedure set forth in those sections. This section shall not apply to the holders of any shares of stock of a constituent corporation surviving a merger if, as permitted by subsection (c) of section seventy-eight, the merger did not require for its approval a vote of the stockholders of the surviving corporation.

(S) 86.   Selections applicable to appraisal; prerequisites

     If a corporation proposes to take a corporate action as to which any section of this chapter provides that a stockholder who objects to such action shall have the right to demand payment for his shares and an appraisal thereof, sections eighty-seven to ninety-eight, inclusive, shall apply except as otherwise specifically provided in any section of this chapter. Except as provided in sections eighty-two and eighty-three, no stockholder shall have such right unless (1) he files with the corporation before the taking of the vote of the shareholders on such corporate action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) his shares are not voted in favor of the proposed action.

(S) 87.   Statement of rights of objecting stockholders in notice of meeting;
          form

     The notice of the meeting of stockholders at which the approval of such proposed action is to be considered shall contain a statement of the rights of objecting stockholders. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock, and the directors may authorize the inclusion in any such notice of a statement of opinion by the management as to the existence or non-existence of the right of the stockholders to demand payment for their stock on account of the proposed corporate action. The notice may be in such form as the directors or officers calling the meeting deem advisable, but the following form of notice shall be sufficient to comply with this section:

     "If the action proposed is approved by the stockholders at the meeting and effected by the corporation, any stockholder (1) who files with the corporation before the taking of the vote on the approval of such action, written objection to the proposed action stating that he intends to demand payment for his shares if the action is taken and (2) whose shares are not voted in favor of such action has or may have the right to demand in writing from the corporation (or, in the case of a consolidation or merger, the name of the resulting or surviving corporation shall be inserted), within twenty days

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after the date of mailing to him of notice in writing that the corporate action has become effective, payment for his shares and an appraisal of the value thereof. Such corporation and any such stockholder shall in such cases have the rights and duties and shall follow the procedure set forth in sections 88 to 98, inclusive, of chapter 156B of the General Laws of Massachusetts."

(S) 88.   Notice of effectiveness of action objected to

     The corporation taking such action, or in the case of a merger or consolidation the surviving or resulting corporation, shall, within ten days after the date on which such corporate action became effective, notify each stockholder who filed a written objection meeting the requirements of section eighty-six and whose shares were not voted in favor of the approval of such action, that the action approved at the meeting of the corporation of which he is a stockholder has become effective. The giving of such notice shall not be deemed to create any rights in any stockholder receiving the same to demand payment for his stock. The notice shall be sent by registered or certified mail, addressed to the stockholder at his last known address as it appears in the records of the corporation.

(S) 89.   Demand for payment; time for payment

     If within twenty days after the date of mailing of a notice under subsection (e) of section eighty-two, subsection (f) of section eighty-three, or section eighty-eight, any stockholder to whom the corporation was required to give such notice shall demand in writing from the corporation taking such action, or in the case of a consolidation or merger from the resulting or surviving corporation, payment for his stock, the corporation upon which such demand is made shall pay to him the fair value of his stock within thirty days after the expiration of the period during which such demand may be made.

(S) 90.   Demand for determination of value; bill in equity; venue

     If during the period of thirty days provided for in section eighty-nine the corporation upon which such demand is made and any such objecting stockholder fail to agree as to the value of such stock, such corporation or any such stockholder may within four months after the expiration of such thirty-day period demand a determination of the value of the stock of all such objecting stockholders by a bill in equity filed in the superior court in the county where the corporation in which such objecting stockholder held stock had or has its principal office in the commonwealth.

(S) 91.   Parties to suit to determine value; service

     If the bill is filed by the corporation, it shall name as parties respondent all stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof. If the bill if filed by a stockholder, he shall bring the bill in his own behalf and in behalf of all other stockholders who have demanded payment for their shares and with whom the corporation has not reached agreement as to the value thereof, and service of the bill shall be made upon the corporation by subpoena with a copy of the bill annexed. The corporation shall file with its answer a duly verified list of all such other stockholders, and such stockholders shall thereupon be deemed to have been added as parties to the bill. The corporation shall give notice in such form and returnable on such date as the court shall order to each stockholder party to the bill by registered or certified mail, addressed to the last known address of such stockholder as shown in the records of the corporation, and the court may order such additional notice by publication or otherwise as it deems

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

advisable. Each stockholder who makes demand as provided in section eighty-nine shall be deemed to have consented to the provisions of this section relating to notice, and the giving of notice by the corporation to any such stockholder in compliance with the order of the court shall be a sufficient service of process on him. Failure to give notice to any stockholder making demand shall not invalidate the proceedings as to other stockholders to whom notice was properly given, and the court may at any time before the entry of a final decree make supplementary orders of notice.

(S) 92.   Decree determining value and ordering payment; valuation date

     After hearing the court shall enter a decree determining the fair value of the stock of those stockholders who have become entitled to the valuation of and payment for their shares, and shall order the corporation to make payment of such value, together with interest, if any, as hereinafter provided, to the stockholders entitled thereto upon the transfer by them to the corporation of the certificates representing such stock if certificated or, if uncertificated, upon receipt of an instruction transferring such stock to the corporation. For this purpose, the value of the shares shall be determined as of the day preceding the date of the vote approving the proposed corporate action and shall be exclusive of any element of value arising from the expectation or accomplishment of the proposed corporate action.

(S) 93.   Reference to special master

     The court in its discretion may refer the bill or any question arising thereunder to a special master to hear the parties, make findings and report the same to the court, all in accordance with the usual practice in suits in equity in the superior court.

(S) 94.   Notation on stock certificates of pendency of bill

     On motion the court may order stockholder parties to the bill to submit their certificates of stock to the corporation for the notation thereon of the pendency of the bill and may order the corporation to note such pendency in its records with respect to any uncertificated shares held by such stockholder parties, and may on motion dismiss the bill as to any stockholder who fails to comply with such order.

(S) 95.   Costs; interest

     The costs of the bill, including the reasonable compensation and expenses of any master appointed by the court, but exclusive of fees of counsel or of experts retained by any party, shall be determined by the court and taxed upon the parties to the bill, or any of them, in such manner as appears to be equitable, except that all costs of giving notice to stockholders as provided in this chapter shall be paid by the corporation. Interest shall be paid upon any award from the date of the vote approving the proposed corporate action, and the court may on application of any interested party determine the amount of interest to be paid in the case of any stockholder.

(S) 96.   Dividends and voting rights after demand for payment

     Any stockholder who has demanded payment for his stock as provided in this chapter shall not thereafter be entitled to notice of any meeting of stockholders or to vote such stock for any purpose and shall not be entitled to the payment of dividends or other distribution on the stock (except dividends or

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other distributions payable to stockholders of record at a date which is prior to the date of the vote approving the proposed corporate action) unless:

     (1)  A bill shall not be filed within the time provided in section ninety;

     (2)  A bill, if filed, shall be dismissed as to such stockholder; or

     (3) Such stockholder shall with the written approval of the corporation, or in the case of a consolidation or merger, the resulting or surviving corporation, deliver to it a written withdrawal of his objections to and an acceptance of such corporate action.

     Notwithstanding the provisions of clauses (1) to (3), inclusive, said stockholder shall have only the rights of a stockholder who did not so demand payment for his stock as provided in this chapter.

(S) 97.   Status of shares paid for

     The shares of the corporation paid for by the corporation pursuant to the provisions of this chapter shall have the status of treasury stock, or in the case of a consolidation or merger the shares or the securities of the resulting or surviving corporation into which the shares of such objecting stockholder would have been converted had he not objected to such consolidation or merger shall have the status of treasury stock or securities.

(S) 98.   Exclusive remedy; exception

     The enforcement by a stockholder of his right to receive payment for his shares in the manner provided in this chapter shall be an exclusive remedy except that this chapter shall not exclude the right of such stockholder to bring or maintain an appropriate proceeding to obtain relief on the ground that such corporate action will be or is illegal or fraudulent as to him.

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